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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on June 6, 2014

Registration No. 333-194772

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to

FORM S-1
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

ServiceMaster Global Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	8741 (Primary Standard Industrial Classification Code Number)	20-8738320 (I.R.S. Employer Identification Number)

860 Ridge Lake Boulevard
Memphis, Tennessee 38120
(901) 597-1400
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

James T. Lucke, Esq.
Senior Vice President and General Counsel
ServiceMaster Global Holdings, Inc.
860 Ridge Lake Boulevard
Memphis, Tennessee 38120
(901) 597-1400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:
Peter J. Loughran, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 (212) 909-6000	John C. Ericson, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common stock, par value $0.01 per share	$100,000,000	$12,880(3)

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933.

(2)
Includes shares of common stock subject to the underwriters' option to purchase additional shares.

(3)
Previously paid.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 6, 2014

                    Shares

ServiceMaster Global Holdings, Inc.

Common Stock

        This is an initial public offering of shares of common stock of ServiceMaster Global Holdings, Inc. All of the            shares of common stock are being sold by us.

        Prior to this offering, there has been no public market for the common stock. We have applied to list our common stock on the New York Stock Exchange, or the "NYSE," under the symbol "SERV".

        After the completion of this offering, we expect to be a "controlled company" within the meaning of the corporate governance standards of the NYSE.

        We anticipate that the initial public offering price will be between $            and $            per share.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 17 of this prospectus.

	Per Share	Total

Initial public offering price	$	$

Underwriting discounts and commissions(1)	$	$

Proceeds, before expenses, to us	$	$

(1)

We have agreed to reimburse the underwriters for certain FINRA-related expenses. The underwriters have agreed to reimburse us in an amount of $                for certain expenses of the offering. See "Underwriting."

        The underwriters also may purchase up to            additional shares from us at the initial offering price less the underwriting discounts and commissions within 30 days from the date of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares to purchasers on or about            , 2014.

Joint Book-Running Managers

J.P. Morgan	Credit Suisse	Goldman, Sachs & Co.	Morgan Stanley

BofA Merrill Lynch	Jefferies	Natixis	RBC Capital Markets

Baird	Piper Jaffray	Ramirez & Co., Inc.

Prospectus dated                        , 2014

85 years

Protecting homes and businesses

ServiceMASTER Clean

TERMINIX

Operating in 30+ countries

TERMINIX

Global headquarters Memphis, Tennessee

American Home Shield

AmeriSpec® INSPECTION SERVICES

ServiceMASTER

        Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus we have prepared. Neither we nor the underwriters take responsibility for, nor can provide any assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

i

 PROSPECTUS SUMMARY

        The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus, including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes to those statements, before making an investment decision.

        Unless the context otherwise requires, the terms "we," "our," "us" and "ServiceMaster," as used in this prospectus, refer to ServiceMaster Global Holdings, Inc. and its consolidated subsidiaries. The term "SvM" refers to The ServiceMaster Company, LLC, our indirect wholly-owned subsidiary.

        All operating and statistical data in this prospectus give effect to the TruGreen Spin-off (as defined below), unless the context otherwise requires.

Our Company

        ServiceMaster is a leading provider of essential residential and commercial services, operating through an extensive service network of more than 7,000 company-owned, franchised and licensed locations. Our mission is to simplify and improve the quality of our customers' lives by delivering services that help them protect and maintain their homes or businesses, typically their most highly valued assets. We have leading market positions across the majority of the markets we serve, as measured by customer-level revenue. Our portfolio of well-recognized brands includes Terminix (termite and pest control), American Home Shield (home warranties), ServiceMaster Restore (disaster restoration), ServiceMaster Clean (janitorial), Merry Maids (residential cleaning), Furniture Medic (furniture repair) and AmeriSpec (home inspections). We serve approximately five million residential and commercial customers through an employee base of approximately 13,000 company associates and a franchise network that independently employs an estimated 33,000 additional people.

        For the year ended December 31, 2013, we had revenue, Adjusted EBITDA and income from continuing operations of $2,293 million, $450 million and $42 million, respectively. For the three months ended March 31, 2014, we had revenue, Adjusted EBITDA and loss from continuing operations of $533 million, $115 million and $18 million, respectively. Terminix, our largest segment, represented approximately 57% and 60% of our revenue in 2013 and the three months ended March 31, 2014, respectively. For a reconciliation of Adjusted EBITDA to net income, see "—Summary Historical Consolidated Financial and Other Operating Data."

        We believe that our customers understand the financial and reputational risks associated with inadequate maintenance of their homes or businesses and that our high-quality, professional services are low-cost expenditures when compared to the alternative of failing to perform essential maintenance. We strive to be the service provider of choice and believe our customers have recognized our value proposition, as evidenced by our long-standing customer relationships and the high rate at which our customers renew their contracts from year to year. In 2013, within our Terminix segment, customer retention rates for our termite and pest control businesses were 85% and 79%, respectively, and in our American Home Shield segment our retention rate was 74%.

        We have significant size and scale, which we believe give us a number of competitive advantages. Terminix is the largest termite and pest control business in the United States, as measured by customer-level revenue, and serves approximately 2.8 million residential customers across 47 states and the District of Columbia through approximately 285 company-owned and 100 franchised locations. Additionally, we estimate American Home Shield to be approximately four to five times larger than its nearest competitor, as measured by revenue. American Home Shield serves approximately 1.4 million residential customers across all 50 states and the District of Columbia through a network of approximately 10,000 pre-screened independent home service contractor firms. Our Franchise Services

Group serves both residential and commercial customers across all 50 states and the District of Columbia through approximately 4,000 franchised and 75 company-owned locations. We believe our significant size and scale provide a competitive advantage in our purchasing power, route density, and marketing and operating efficiencies compared to smaller local and regional competitors. Our scale also facilitates the standardization of processes, shared learning and talent development across our entire organization.

        We believe our businesses are strategically positioned to benefit from a number of favorable demographic and secular trends. These trends include growth in population, household formation and new and existing home sales. In addition, we believe there is increasing demand for outsourced services, fueled by a trend toward "do-it-for-me" as a result of an aging population and shifts in household structure and behaviors, such as dual-income families and consumers with "on-the-go" lifestyles.

        The outsourced market for residential and commercial termite and pest control services in the United States was approximately $7 billion in 2012, according to Specialty Products Consultants, LLC. We estimate that there are approximately 20,000 U.S. termite and pest control companies, nearly all of which have fewer than 100 employees. We believe this represents an opportunity for large, scaled players, such as Terminix, to act as consolidators in the industry. We believe our Terminix business stands to benefit from a number of positive industry drivers, including increasing government and consumer focus on health and safety in both the home and the workplace.

        We estimate that the U.S. home warranty market had total revenue of approximately $1.8 billion in 2013. The home warranty market is characterized by low household penetration, which we estimate to be approximately 3-4%. We believe there is an opportunity for a reliable, scaled service provider with a national, pre-screened contractor network, such as American Home Shield, to increase market share and household penetration. Additionally, we believe that increasingly complex household systems and appliances may further highlight the value proposition of professional repair services, and accordingly, the coverage offered by a home warranty.

        We believe that the businesses in our Franchise Services Group hold leading market positions in large and fragmented markets and that our scale and national presence create competitive advantages for us and our franchisees in these markets.

Our Reportable Segments

        Our operations are organized into three reportable segments: Terminix, American Home Shield and the Franchise Services Group (which includes ServiceMaster Restore, ServiceMaster Clean, Merry Maids, Furniture Medic and AmeriSpec). The following charts show the percentage of our consolidated revenue and Adjusted EBITDA for each of our reportable segments as well as for Other Operations and Headquarters for the year ended December 31, 2013:

Terminix Segment Overview

        Terminix is the leading provider of termite and pest control services in the United States, with a market share of 20%, as measured by customer-level revenue. In addition, Terminix is the most recognized brand in the industry with approximately 1.5x the unaided brand awareness of our next-largest competitor, based on a study by Decision Analyst, Inc. commissioned by us. Terminix specializes in protection against termite damage, rodents, insects and other pests, including cockroaches, spiders, wood-destroying ants, ticks, fleas and bed bugs. Our services include termite remediation, annual termite inspection and prevention treatments with damage claim guarantees, and periodic pest control services. Our recent new product introductions include mosquito control, crawlspace encapsulation and wildlife exclusion.

        For the year ended December 31, 2013, 56% of our Terminix revenue was generated from pest control services and 39% was generated from termite control services, with the remainder from distribution of pest control products. For the same period, approximately 80% of our Terminix revenue was generated from services provided to residential customers, with the remaining 20% from commercial customers. A significant portion of our Terminix revenue base is recurring, with 72% of 2013 revenue derived from services delivered through annual contracts. Additionally, in 2013, retention rates for termite and pest control customers with annual contracts were 85% and 79%, respectively.

        We believe that the strength of the Terminix brand, along with our history of providing a high level of consistent service, allows us to enjoy a competitive advantage in attracting, retaining and growing our customer base. We believe our investments in systems and processes, such as routing and scheduling optimization, robust reporting capabilities and mobile customer management solutions, enable us to deliver a higher level of customer service when compared to smaller regional and local competitors.

        Our focus on attracting and retaining customers begins with our associates in the field, who interact with our customers every day. Our associates bring a strong level of passion and commitment to the Terminix brand, as evidenced by the 15-year and 7-year average tenure of our branch managers and technicians, respectively. Our field organization is supported by dedicated customer service and call center personnel. Our culture of continuous improvement drives an intense focus on the quality of the services delivered, which we believe produces high levels of customer satisfaction and, ultimately, customer retention and referrals.

        The Terminix national branch structure includes approximately 285 company-owned and 100 franchised locations, which serve approximately 2.8 million residential customers in 47 states and the District of Columbia. In 2013, substantially all of Terminix revenue was generated in the United States, with less than 1% derived from international markets through subsidiaries, a joint venture and licensing arrangements. Franchise fees from Terminix franchisees represented less than 1% of Terminix revenue in 2013.

        For the year ended December 31, 2013 and the three months ended March 31, 2014, Terminix recorded revenue of $1,309 million and $320 million and Adjusted EBITDA of $266 million and $78 million, respectively.

  Terminix Competitive Strengths

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  #1 market position and #1 recognized brand in U.S. termite and pest control services

  •
  Track record of high customer retention rates

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  Passionate and committed associates focused on delivering superior customer service

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  Expansive scale and deep market presence across a national footprint

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  Effective multi-channel customer acquisition strategy

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  History of innovation leadership and introducing new products and services

American Home Shield Segment Overview

        American Home Shield founded the home warranty industry in 1971 and remains the leading provider of home warranty plans for household systems and appliances in the United States, with approximately 42% market share, as measured by revenue. We estimate American Home Shield to be approximately four to five times larger than its nearest competitor, as measured by revenue. We believe that, as the market leader, American Home Shield can drive increasing use of home warranties given the low industry household penetration of approximately 3-4%.

        American Home Shield provides home warranty plans that cover the repair or replacement of up to 21 major household systems and appliances, including electrical, plumbing, central heating and air conditioning (HVAC) systems, water heaters, refrigerators, dishwashers and ovens/cook tops. Our warranty plans are generally structured as one-year contracts with annual renewal options and, as a result, a significant portion of our revenue base in this segment is recurring. In 2013, our retention rate was 74%. Of the home warranties written by American Home Shield in 2013, 69% were derived from existing contract renewals, while 18% and 13% were derived from sales made in conjunction with existing home resale transactions and direct-to-consumer sales, respectively.

        We believe that we have one of the largest contractor networks in the United States, comprised of approximately 10,000 independent home service contractor firms. We carefully screen our contractors and closely monitor their performance based on a number of criteria, including through feedback from customer satisfaction surveys. On an annual basis, our contractors respond to nearly three million service requests from approximately 1.4 million customers across all 50 states and the District of Columbia. Additionally, American Home Shield operates and takes service calls 24 hours a day, seven days a week. Furthermore, as a result of our large contractor network and sophisticated IT systems, approximately 90% of the time we successfully assign contractors to a job within 15 minutes or less.

        For the year ended December 31, 2013 and the three months ended March 31, 2014, American Home Shield recorded revenue of $740 million and $151 million and Adjusted EBITDA of $145 million and $23 million, respectively.

American Home Shield Competitive Strengths

  •
  #1 market position in the industry with 42% market share, estimated to be four to five times the size of the next largest competitor

  •
  Track record of high customer retention rates

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  Large and pre-qualified national contractor network

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  Strong partnerships with leading national residential real estate firms

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  Core competency around direct-to-consumer marketing and lead generation

Franchise Services Group Segment Overview

        ServiceMaster's Franchise Services Group consists of the ServiceMaster Restore (disaster restoration), ServiceMaster Clean (janitorial), Merry Maids (residential cleaning), Furniture Medic (furniture repair) and AmeriSpec (home inspection) businesses. Our businesses in this segment operate principally through franchisees. Approximately half of our revenue in this segment consists of ongoing monthly royalty fees based upon a percentage of our franchisees' customer-level revenue. We believe that each business holds a leading market position in its respective category and that our scale and national presence create competitive advantages for us in attracting and retaining franchisees. We are able to invest in best-in-class systems, training and process development, provide multiple levels of marketing support and direct new business leads to our franchisees through our relationships with major insurance carriers and national account customers. The depth of our franchisee support is evidenced by the long average tenure of our franchisees, many of whom have partnered with ServiceMaster for over 25 years.

        For the year ended December 31, 2013 and the three months ended March 31, 2014, the Franchise Services Group recorded revenue of $236 million and $60 million and Adjusted EBITDA of $78 million and $18 million, respectively.

Franchise Services Group Competitive Strengths

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  Strong and trusted brands with leading market positions in their respective categories

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  Attractive value proposition to franchisees

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  Exceptional focus on customer service evidenced by strong net promoter scores, or "NPS"

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  Infrastructure and scale supporting our ability to service national accounts

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  National network and 24/7/365 service availability supports mission-critical nature of the ServiceMaster Restore business

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  Long-standing and strong relationships with the majority of the top 20 insurance carriers

Our Market Opportunity

Overview of Termite and Pest Control Industry

        The outsourced market for residential and commercial termite and pest control services in the United States was approximately $7 billion in 2012, according to Specialty Products Consultants, LLC. We estimate that there are approximately 20,000 U.S. termite and pest control companies, nearly all of which have fewer than 100 employees.

        Termites are responsible for an estimated $5 billion in home damage in the United States annually, according to the National Pest Management Association's 2012 survey. The termite control industry provides treatment and inspection services to residential and commercial property owners for the remediation and prevention of termite infestations. We believe homeowners value quality and reliability over price in choosing professional termite control services, as the cost of most professional treatments is well below the potential cost of inaction or ineffective treatment. As a result, we believe the demand for termite remediation services is relatively insulated from changes in consumer spending. In addition to remediation services, the termite control industry offers periodic termite inspections and preventative treatments to residential and commercial property owners in areas with high termite activity, typically through annual contracts. These annual contracts may carry guarantees that protect the property owner against the cost of structural damage caused by a termite infestation. Termites can cause significant damage to a structure before becoming visible to the untrained eye, highlighting the value proposition of professional preventative termite services. As a result, the termite control industry experiences high renewal rates on annual preventative inspection and treatment contracts, and revenues from such contracts are generally stable and recurring.

        Pest infestations may damage a home or business while also carrying the risk of the spread of diseases. Moreover, for many commercial facilities, pest control is essential to regular operations and regulatory compliance (e.g., hotels, restaurants and healthcare facilities). As a result of these dynamics, the pest control industry experiences high rates of renewal for its pest inspection and treatment contracts. Pest control services are often delivered on a contracted basis through regularly scheduled service visits, which include an inspection of premises and application of pest control materials. According to the National Pest Management Association's 2012 survey, approximately 30% of U.S. households currently use a professional pest exterminator.

        Both termite and pest activity are affected by weather. Termite activity peaks during the annual springtime "swarm," the timing and intensity of which varies based on weather. Similarly, pest activity tends to accelerate in the spring months when warmer temperatures arrive in many U.S. regions.

However, as a result of the high proportion of termite and pest control services which are contracted and recurring, as well as the high renewal rates for those services, the termite and pest control industry is relatively insulated from weather anomalies in any given year.

Overview of Home Warranty Industry

        We estimate that the U.S. home warranty market had total revenue of approximately $1.8 billion in 2013. The home warranty market is characterized by low household penetration, which we estimate to be approximately 3-4%. The home warranty industry offers plans that protect a homeowner against costly repairs or replacement of household systems and appliances. Typically having a one-year term, coverage varies based on a menu of plan options. The most commonly covered items include electrical, plumbing, central heating and air conditioning (HVAC) systems, water heaters, refrigerators, dishwashers and ovens/cook tops. The home warranty industry is characterized by a high level of customer interaction and service requirements. This combination of a high-touch/high-service business model and the peace of mind it delivers to the customer has led to high renewal rates in the home warranty industry.

        As consumer demand shifts towards more outsourced services, we believe that there is an opportunity for American Home Shield, a reliable, scaled service provider with a national, pre-screened contractor network, to increase market share and household penetration. Additionally, we believe that increasingly complex household systems and appliances may further highlight the value proposition of professional repair services and, accordingly, the coverage offered by a home warranty.

        One of the drivers of sales of new home warranties is the number of existing homes sold in the United States, since a home warranty is often recommended by a real estate sales professional or offered by the seller of a home in conjunction with a real estate resale transaction. According to the National Association of Realtors, existing home resales, as measured in units, increased by approximately 9% in 2013. Approximately 18% of the revenue of American Home Shield for the year ended December 31, 2013 was tied directly to existing home resale transactions.

Overview of Key Franchise Services Group Industries

        Disaster Restoration (ServiceMaster Restore).    We estimate that the U.S. disaster restoration market is approximately $39 billion, approximately two-thirds of which is related to residential customers and the remainder related to commercial customers. Most emergency response work results from emergency situations for residential and commercial customers, such as fires and flooding. Extreme weather events and natural disasters also provide demand for emergency response work. Critical factors in the selection of an emergency response firm are the firm's reputation, relationships with insurers, available resources, proper insurance and credentials, quality of service, timeliness and responsiveness. This market is highly fragmented, with two large players, including ServiceMaster Restore, and we believe there are opportunities for growth for scaled service providers.

        Janitorial (ServiceMaster Clean).    We estimate that the U.S. janitorial services market was approximately $50 billion in 2013. The market is highly fragmented with more than 800,000 companies competing in the janitorial space, a significant majority of which have five or fewer employees.

        Residential Cleaning (Merry Maids).    We estimate that the U.S. residential professional cleaning services market was approximately $3.7 billion in 2013. Competition in this market comes mainly from local, independently owned firms, and from a few national companies.

Our Competitive Strengths

        #1 Market Positions in Large, Fragmented and Growing Markets.    We are the leading provider of essential residential and commercial services in the majority of markets in which we operate. Our markets are generally large, growing and highly fragmented, and we believe we have significant advantages over smaller local and regional competitors. We have spent decades developing a reputation built on reliability and superior quality and service. As a result, we enjoy high unaided brand awareness and a reputation for high-quality customer service, which serve as key drivers of our customer acquisition efforts. Our nationwide presence also allows our brands to effectively serve both local residential customers and large national commercial accounts and to capitalize on lead generation sources that include large real estate agencies, financial institutions and insurance carriers. We believe our significant size and scale also provide a competitive advantage in our purchasing power, route density, and marketing and operating efficiencies compared to smaller local and regional competitors. Our scale also facilitates the standardization of processes, shared learning and talent development across our entire organization.

        Diverse Revenue Streams Across Customers and Geographies.    ServiceMaster is diversified in terms of customers and geographies, and our businesses served approximately five million customers in 2013. We operate in all 50 states and the District of Columbia. Our Terminix business, which accounted for 57% of our 2013 revenue, served approximately 2.8 million customers across a branch network of approximately 285 company-owned and 100 franchised locations. American Home Shield, which accounted for 32% of our 2013 revenue, responded to nearly three million service requests from approximately 1.4 million customers. Our diverse customer base and geographies help to mitigate the effect of adverse market conditions and other risks in any particular geography or customer segment we serve. We therefore believe that the size and scale of our company provide us with added protection from risk relative to our smaller local and regional competitors.

        High-Value Service Offerings Resulting in High Retention and Recurring Revenues.    We believe our high annual customer retention demonstrates the highly valued nature of the services we offer and the high level of execution and customer service that we provide. In 2013, in our Terminix termite and pest control businesses, our customer retention rates were 85% and 79%, respectively, and in our American Home Shield segment, our retention rate was 74%. Many of our technicians have built long-standing, personal relationships with their customers. We believe these personal bonds, often forged over decades, help to drive customer loyalty and retention. As a result of our strong retention rates and long-standing customer relationships, we enjoy significant visibility and stability in our business, and these factors limit the effect of adverse economic cycles on our revenue base. We experienced these advantages during the most recent downturn, when we were able to grow revenue in each year from 2008 to 2013.

        Multi-Channel Marketing Approach Supported by Sophisticated Customer Analytic Modeling Capabilities.    Our multi-channel marketing approach focuses on building the value of our brands and generating revenue by understanding the decisions customers make at each stage in the purchase of residential and commercial services. The effectiveness of our marketing efforts is demonstrated by an increase in lead generation and online sales, as well as an improvement in close rates over the last few years. For example, in our direct-to-consumer channel at American Home Shield, new home warranty lead generation, marketing yield and close rates have benefited from increased spending on marketing as well as improved digital marketing. We have also been deploying increasingly sophisticated customer analytics models that allow us to more effectively segment our prospective customers and tailor campaigns towards them. In addition, we are seeing success with newer ways of reaching and marketing to consumers via content marketing, promotions and social media channels.

        Operational and Customer Service Excellence Driven by Superior People Development.    We are constantly focused on improving customer service. The customer experience is at the foundation of our business model, and we believe that each employee is an extension of ServiceMaster's reputation. We employ rigorous hiring and training practices and continuously analyze our operating metrics to identify potential improvements in service and productivity. Technicians in our Terminix branches exhibit low levels of turnover, with an average tenure of seven years, creating continuity in customer relationships and ensuring the development of best practices based on on-the-ground experience. We also provide our field personnel with access to sophisticated data management and mobility tools which enable them to drive efficiencies, improve customer service and ultimately grow our customer base and profitability.

        Resilient Financial Model with Track Record of Consistent Performance.

  •
  Solid revenue and Adjusted EBITDA growth through business cycles.  Our consolidated revenue and Adjusted EBITDA compound annual growth rates from 2009 through 2013 were 4% and 6%, respectively. We believe that our strong performance through the recent economic and housing downturns is attributable to the essential nature of our services, our strong value proposition and our management's focus on driving results.

  •
  Solid margins with attractive operating leverage and productivity improvement initiatives.  Our business model enjoys inherent operating leverage stemming from route density and fixed investments in infrastructure and technology, among other factors. We have demonstrated our ability to expand our margins through a variety of initiatives, including metric-driven continuous improvement in our customer call centers, application of consistent process guidelines at the branch level, leveraging size and scale to improve the sourcing of labor and materials, and driving productivity in centralized services. We have also deployed mobility solutions and routing and scheduling systems across many of our businesses in order to enhance overall efficiency and reduce operating costs.

        Capital-Light Business Model with High Cash Flow Conversion.    Our business model is characterized by strong Adjusted EBITDA margins, negative working capital and limited capital expenditure requirements, which have allowed us to deliver consistent and high Pre-Tax Unlevered Free Cash Flow Conversion (as defined in "—Selected Historical Financial Data"), which averaged 84% from 2009 through 2013. We intend to utilize a meaningful portion of our future cash flow to repay debt.

        Experienced Management Team.    We have assembled a management team of highly experienced leaders with significant industry expertise. Our senior leaders have track records of producing profitable growth in a wide variety of industries and economic conditions. We also believe that we have a deep bench of talent across each of our business units, including long-tenured individuals with significant expertise and knowledge of the businesses they operate. Our management team is highly focused on execution and driving growth and profitability across our company. Our compensation structure, including incentive compensation, is tied to key performance metrics and is designed to incentivize senior management to seek the long-term success of our business.

Our Strategy

        Grow Our Customer Base.    We are focused on the growth of our businesses through the introduction and delivery of high-value services to new and existing customers. We drive growth in recurring and new sales via three primary channels:

  •
  Direct-to-consumer through our company-owned branches;

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  Indirectly through partnerships with high-quality contractors in our home warranty business; and

  •
  Through trusted service providers who are franchisees.

        To accelerate new customer growth, we make strategic investments in sales, marketing and advertising to drive new business leads, brand awareness and market penetration. In addition, we are executing multiple initiatives to improve customer satisfaction and service delivery, which we believe will lead to improved retention and growth in our customer base across our business segments.

        Introduce New Service Offerings.    We intend to continue to leverage our existing sales channels and local coverage to deliver additional value-added services to our customers. Our product development teams draw upon the experience of our technicians in the field, combined with in-house scientific expertise, to create innovative customer solutions for both our existing customer base and identified service/category adjacencies. We have a strong history of new product introductions, such as Terminix's crawlspace encapsulation, mosquito control and wildlife exclusion services, that we believe will appeal to new potential customers as well as our existing customer base. As another example, in the second quarter of 2014, our ServiceMaster Restore and AmeriSpec teams intend to introduce InstaScope, a new, proprietary technology for instant mold detection and water categorization.

        Expand Our Geographic Markets.    Through detailed assessments of local economic conditions and demographics, we have identified target markets for expansion, both in existing markets, where we have capacity to increase our local market position, and in new markets, where we see opportunities. In addition to geographic expansion opportunities within the United States, we intend to grow our international presence through strategic franchise expansions and additional licensing agreements.

        Grow Our Commercial Business.    Our revenue from commercial customers comprised approximately 13% of our 2013 revenue. We believe we are well positioned to leverage our national coverage, brand strength and broad service offerings to target large multi-regional accounts. We believe these capabilities provide us with a meaningful competitive advantage, especially compared to smaller local and regional competitors. We recognize that many of these large accounts seek to outsource or reduce the number of vendors used for certain services, and, accordingly, we have reenergized our marketing approach in this channel. At Terminix, for example, we have hired a dedicated sales team to focus on the development of commercial sales. Our commercial expansion strategy targets industries with a demonstrated need for our services, including healthcare, manufacturing, warehouses, hotels and commercial real estate.

        Enhance Our Profitability.    We have and will continue to invest in initiatives designed to improve our margins and drive profitable growth. We have been able to increase productivity across our segments through actions such as continuous process improvement, targeted systems investments, sales force initiatives and technician mobility tools. We are also focusing on strategically leveraging the $1.4 billion that we have spent annually with our vendors to capitalize on purchasing power and achieve more favorable pricing and terms. In addition, we have rolled out tools and processes to centralize and systematize pricing decisions. These tools and processes enable us to optimize pricing at the geographic market and product level while creating a flexible and scalable pricing architecture that can grow with the business. We intend to leverage these investments as well as identify further opportunities to enhance profitability across our businesses.

        Pursue Selective Acquisitions.    Since 2008, we have completed nearly 200 acquisitions. We anticipate that the highly fragmented nature of our markets will continue to create opportunities for further consolidation. As we have in the past, we will continue to take advantage of tuck-in as well as strategic acquisition opportunities, particularly in underserved markets where we can enhance and expand our service capabilities. We seek to use acquisitions to cost-effectively grow our customer count and enter high-growth geographies. We may also pursue acquisitions as vehicles for strategic international expansion.

TruGreen Spin-Off

        On January 14, 2014, we completed a separation transaction, or the "TruGreen Spin-off," resulting in the spin-off of the assets and certain liabilities of the business that comprises the lawn, tree and shrub care services previously conducted by ServiceMaster primarily under the TruGreen brand name, or collectively, the "TruGreen Business," through a tax-free, pro rata dividend to our stockholders. As a result of the completion of the TruGreen Spin-off, TruGreen Holding Corporation, or "New

TruGreen," operates the TruGreen Business as a private independent company. The TruGreen Business experienced a significant downturn in recent years. Since 2011, the TruGreen Business lost 400,000 customers, or 19 percent of its customer base. The TruGreen Business's operating margins also eroded during this time frame due to production inefficiencies, higher chemical costs and inflationary pressures, compounded by lower fixed cost leverage as falling customer counts drove revenue down. The TruGreen Business experienced revenue and Adjusted EBITDA declines of 18.6 percent and 87.6 percent, respectively, from 2011 to 2013. In light of these developments, we made the decision to effect the TruGreen Spin-off, which we expect will enable our management to increase its focus on the Terminix, American Home Shield and Franchise Services Group segments, while providing New TruGreen, as an independently operated, private company, the time and focus required to execute a turnaround. In addition, the TruGreen Spin-off was effected to enhance our ability to complete an initial public offering of our common stock and use the net proceeds primarily to reduce our indebtedness. The historical results of the TruGreen Business, including its results of operations, cash flows and related assets and liabilities, are reported in discontinued operations for all periods presented in this prospectus.

        We have historically incurred the cost of certain corporate-level activities which we performed on behalf of the TruGreen Business, including communications, public relations, finance and accounting, tax, treasury, internal audit, human resources operations and benefits, risk management and insurance, supply management, real estate management, marketing, facilities, information technology and other support services. Beginning with the TruGreen Spin-off, where it was practicable, employees who historically provided such services to the TruGreen Business were separated from us and transferred to New TruGreen as of the date of the TruGreen Spin-off. For certain support services for which it was not practicable to separate employees and transfer them to New TruGreen beginning with the TruGreen Spin-off, a transition services agreement was entered into pursuant to which SvM and its subsidiaries provide specified services to New TruGreen while an orderly transition of employees and other support arrangements from SvM to New TruGreen is executed. The charges for the transition services are designed to allow us to fully recover the direct costs of providing the services, plus specified margins and any out-of-pocket costs and expenses. The services provided under the transition services agreement will terminate at various specified times, and in no event later than January 14, 2016 (except for certain information technology services, which New TruGreen expects SvM to provide to New TruGreen beyond the two-year period).

        As a result of the transfer of employees to New TruGreen, in combination with the fees we expect to receive under the transition services agreement, we expect an approximate $25 million reduction in annual costs.

Equity Sponsors and Organizational Structure

        In July 2007, SvM was acquired pursuant to a merger transaction, or the "2007 Merger," and, immediately following the completion of the 2007 Merger, all of our outstanding common stock was owned by investment funds managed by, or affiliated with, Clayton, Dubilier & Rice, LLC ("CD&R"), or the "CD&R Funds," Citigroup Private Equity LP, or "Citigroup," BAS Capital Funding Corporation, or "BAS," and JPMorgan Chase Funding Inc., or "JPMorgan." On September 30, 2010, Citigroup transferred the management responsibility for certain investment funds that owned shares of our common stock to StepStone Group LP, or "StepStone," and the investment funds managed by StepStone Group, the "StepStone Funds." As of December 22, 2011, we purchased from BAS 7.5 million shares of our common stock. On March 30, 2012, an affiliate of BAS sold 7.5 million shares of our common stock to Ridgemont Partners Secondary Fund I, L.P, or "Ridgemont." On July 24, 2012, BACSVM-A L.P., an affiliate of BAS, distributed 2.5 million shares of our common stock to Charlotte Investor IV, L.P., its sole limited partner, (together with the CD&R Funds, the StepStone Funds, JPMorgan, Citigroup Capital Partners II Employee Master Fund, L.P., an affiliate of Citigroup, and

BACSVM-A, L.P., an affiliate of BAS, the "Equity Sponsors"). After giving effect to this offering, the CD&R Funds, the StepStone Funds and JPMorgan will beneficially own        %,         % and        %, respectively, of the shares of our outstanding common stock, and each of the other Equity Sponsors will beneficially own less than 5% of our outstanding common stock.

        CD&R is a private equity firm composed of a combination of financial and operating executives pursuing an investment strategy predicated on building stronger, more profitable businesses. Since its founding in 1978, CD&R has managed the investment of more than $19 billion in 59 businesses with an aggregate transaction value of more than $90 billion. CD&R has a disciplined and clearly defined investment strategy with a special focus on multi-location services and distribution businesses.

        StepStone Group LP is a global private markets firm overseeing more than $60 billion of private capital allocations, including approximately $11 billion of assets under management. StepStone creates customized portfolios for investors using a highly disciplined research-focused approach that integrates fund, secondary, mezzanine and co-investments.

        The following chart illustrates our ownership and organizational structure, after giving effect to this offering:

(1)
Guarantor of SvM's senior secured revolving credit facility, or the "Revolving Credit Facility," and SvM's senior secured term loan facilities, or the "Term Facilities," and together with the Revolving Credit Facility, the "Credit Facilities." See "Description of Certain Indebtedness."

(2)
Borrower under the Credit Facilities and issuer of the 8% senior notes maturing in 2020, or the "8% 2020 Notes," and the 7% senior notes maturing in 2020, or the "7% 2020 Notes," and collectively with the 8% 2020 Notes, the "2020 Notes," and the Continuing Notes, as defined in "Description of Certain Indebtedness." See "Description of Certain Indebtedness."

(3)
SvM's subsidiary The Terminix International Company Limited Partnership is a co-borrower under the Revolving Credit Facility. Certain direct and indirect domestic subsidiaries of SvM guarantee the Credit Facilities and the 2020 Notes.

Market and Industry Data

        This prospectus includes estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms and our own estimates based on our management's knowledge of, and experience in, the residential and commercial services industry and market segments in which we compete. Third-party industry publications and forecasts generally state that the information contained therein has been obtained from sources generally believed to be reliable. Our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the captions "Risk Factors," "Forward-Looking Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Service Marks, Trademarks and Trade Names

        We hold various service marks, trademarks and trade names, such as ServiceMaster, Terminix, American Home Shield, ServiceMaster Restore, ServiceMaster Clean, Merry Maids, Furniture Medic and AmeriSpec, that we deem particularly important to the advertising activities conducted by each of our businesses. As of March 31, 2014, we had marks that were protected by registration (either by direct registration or by treaty) in the United States and approximately 90 other countries.

* * * * *

        Our corporate headquarters are located at 860 Ridge Lake Boulevard, Memphis, Tennessee, 38120. Our telephone number is (901) 597-1400.

 THE OFFERING

Common stock offered by us	shares
Option to purchase additional shares of common stock	The underwriters have a 30-day option to purchase up to an additional shares of common stock from us at the initial public offering price, less underwriting discounts and commissions.
Common stock to be outstanding after this offering	shares (or shares if the underwriters exercise in full their option to purchase additional shares)
Use of proceeds

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $          (or approximately $          if the underwriters exercise in full their option to purchase additional shares).

We intend to use the net proceeds of this offering to redeem up to 35% of each series of our outstanding 2020 Notes and to pay aggregate fees of $          million to certain of the Equity Sponsors in connection with the termination of our consulting agreements with each of them. See "Use of Proceeds."

Dividend policy	We do not currently anticipate paying dividends on our common stock for the foreseeable future. See "Dividend Policy."
Proposed NYSE trading symbol	"SERV"
Risk factors	See "Risk Factors" for a discussion of factors that you should consider carefully before deciding to invest in shares of our common stock.

        The number of shares of our common stock to be outstanding immediately following this offering is based on the number of our shares of common stock outstanding as of April 1, 2014, and excludes:

  •
  9,095,282 shares of common stock issuable upon exercise of options to purchase shares outstanding as of April 1, 2014 at a weighted average exercise price of $8.02 per share;

  •
  913,895 shares of common stock issuable pursuant to restricted stock units and performance based restricted stock units as of April 1, 2014; and

  •
            shares of common stock reserved for future issuance following this offering under our equity plans.

        Unless otherwise indicated, all information in this prospectus:

  •
  gives effect to the issuance of          shares of common stock in this offering;

  •
  assumes no exercise by the underwriters of their option to purchase additional shares;

  •
  assumes that the initial public offering price of our common stock will be $          per share (which is the midpoint of the price range set forth on the cover page of this prospectus); and

  •
  gives effect to amendments to our amended and restated certificate of incorporation and amended and restated by-laws to be adopted prior to the completion of this offering.

 SUMMARY HISTORICAL
CONSOLIDATED FINANCIAL AND OTHER OPERATING DATA

        The following tables set forth summary historical consolidated financial and other operating data as of the dates and for the periods indicated. The summary historical consolidated financial and other operating data as of March 31, 2014 and for the three months ended March 31, 2014 and March 31, 2013 have been derived from our unaudited condensed consolidated financial statements included in this prospectus. The summary historical consolidated financial and other operating data as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 have been derived from our audited consolidated financial statements and related notes included in this prospectus. The summary historical consolidated balance sheet data as of December 31, 2011 has been derived from our audited consolidated financial statements and related notes not included in this prospectus. The summary historical financial and other operating data are qualified in their entirety by, and should be read in conjunction with, our audited consolidated financial statements and related notes and our unaudited condensed consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Selected Historical Financial Data" included in this prospectus.

	Three Months Ended March 31,		Year Ended December 31,
(In millions, except per share data)	2014	2013	2013	2012	2011
Operating Results:
Revenue	$533	$514	$2,293	$2,214	$2,105
Cost of services rendered and products sold	288	270	1,220	1,196	1,125
Selling and administrative expenses	151	158	691	678	648
Amortization expense	13	13	51	58	83
Impairment of software and other related costs(1)	48	—	—	—	—
Restructuring charges(2)	5	3	6	15	7
Interest expense	61	60	247	245	266
Interest and net investment income	(6)	(2)	(8)	(7)	(11)
Loss on extinguishment of debt(3)	—	—	—	55	—

(Loss) Income from Continuing Operations before Income Taxes(1)(2)(3)	(27)	12	86	(26)	(13)
(Benefit) provision for income taxes	(9)	6	43	(8)	(6)
Equity in losses of joint venture	—	—	(1)	—	—

(Loss) Income from Continuing Operations(1)(2)(3)	(18)	6	42	(18)	(7)
Loss from discontinued operations, net of income taxes(4)	(95)	(29)	(549)	(696)	53

Net (Loss) Income(1)(2)(3)(4)	$(113)	$(23)	$(507)	$(714)	$46

Weighted average shares outstanding:
Basic	138	138	137	138	138
Diluted	138	140	138	138	138
Basic and Diluted (Loss) Earnings Per Share—Continuing Operations	$(0.13)	$0.05	$0.31	$(0.13)	$(0.05)
Financial Position (as of period end):
Total assets	$5,197		$5,905	$6,415	$7,156
Cash and cash equivalents	432		484	418	330
Total long-term debt	3,904		3,906	3,924	3,859
Total shareholders' (deficit) equity(1)(2)(3)(4)	(369)		23	535	1,234
Other Financial Data:
Capital expenditures	$14	$9	$39	$44	$52
Adjusted EBITDA(5)	115	103	450	413	397
Ratio of total debt to annual Adjusted EBITDA(5)			8.68	9.50	9.72
Ratio of annual Adjusted EBITDA to interest expense(5)			1.82	1.68	1.49

(1)
We recorded an impairment charge of $48 million ($29 million, net of tax) in the first quarter of 2014 relating to our decision to abandon our efforts to deploy a new operating system at American Home Shield. See Note 1 to our unaudited condensed consolidated financial statements included in this prospectus for further details.

(2)
See Note 8 to our audited consolidated financial statements and Note 3 to our unaudited condensed consolidated financial statements included in this prospectus for further details.

(3)
The 2012 results include a $55 million ($35 million, net of tax) loss on extinguishment of debt related to the redemption of the remaining $996 million aggregate principal amount of SvM's 10.75% senior notes maturing in 2015, or the "2015 Notes," and repayment of $276 million of outstanding borrowings under the Term Facilities.

(4)
On January 14, 2014, we completed the TruGreen Spin-off, resulting in the spin-off of the assets and certain liabilities of the TruGreen Business through a tax-free, pro rata dividend to our stockholders. As a result of the TruGreen Spin-off, we were required to perform an interim impairment analysis as of January 14, 2014 on the TruGreen trade name. This interim impairment analysis resulted in a pre-tax non-cash trade name impairment charge of $139 million ($84 million, net of tax) to reduce the carrying value of the TruGreen trade name to its estimated fair value.

In 2013, 2012 and 2011, we recorded pre-tax non-cash impairment charges of $673 million ($521 million, net of tax), $909 million ($764 million, net of tax) and $37 million ($22 million, net of tax), respectively, associated with the goodwill and trade name at the TruGreen Business in (loss) income from discontinued operations, net of income taxes. See Note 7 to our audited consolidated financial statements for further details.

In 2011, in conjunction with the decision to dispose of our commercial landscaping business, we recorded a pre-tax non-cash impairment charge of $34 million to reduce the carrying value of the commercial landscaping business's assets to their estimated fair value less cost to sell in accordance with applicable accounting standards. Upon completion of such sale in 2011 we recorded a pre-tax loss on sale of $6 million.

(5)
We use Adjusted EBITDA to facilitate operating performance comparisons from period to period. Adjusted EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States of America, or "GAAP." Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measures of our cash flow or liquidity. "Adjusted EBITDA" means net income (loss) before: income (loss) from discontinued operations, net of income taxes; provision (benefit) for income taxes; gain (loss) on extinguishment of debt; interest expense; depreciation and amortization expense; non-cash goodwill and trade name impairment; residual value guarantee charge; non-cash impairment of software and other related costs; non-cash impairment of property and equipment; non-cash stock-based compensation expense; restructuring charges; management and consulting fees; non-cash effects attributable to the application of purchase accounting and other non-operating expenses.

We believe Adjusted EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest income and expense), taxation and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. In addition, we exclude residual value guarantee charges that do not result in additional cash payments to exit the facility at the end of the lease term.

Adjusted EBITDA is not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the methods of calculation.

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

  •
  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

  •
  Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

  •
  Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;

  •
  Adjusted EBITDA does not reflect historical capital expenditures or future requirements for capital expenditures or contractual commitments;

  •
  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

  •
  Other companies in our industries may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.

The following table sets forth Adjusted EBITDA for each of our reportable segments and Other Operations and Headquarters and reconciles the total Adjusted EBITDA to Net (Loss) Income for the periods presented, which we consider to be the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Three Months Ended March 31,		Year Ended December 31,
(In millions)	2014	2013	2013	2012	2011
Adjusted EBITDA:
Terminix	$78	$75	$266	$266	$249
American Home Shield	23	21	145	117	107
Franchise Services Group	18	17	78	70	75
Other Operations and Headquarters	(4)	(10)	(39)	(40)	(34)

Total Adjusted EBITDA	$115	$103	$450	$413	$397

Depreciation and amortization expense	(25)	(25)	$(99)	$(100)	$(121)
Non-cash impairment of software and other related costs(a)	(48)	—	—	—	—
Non-cash impairment of property and equipment(b)	—	—	—	(9)	—
Non-cash stock-based compensation expense(c)	(1)	(1)	(4)	(7)	(8)
Restructuring charges(d)	(5)	(3)	(6)	(15)	(7)
Management and consulting fees(e)	(2)	(2)	(7)	(7)	(8)
Loss from discontinued operations, net of income taxes(f)	(95)	(29)	(549)	(696)	53
Benefit (provision) for income taxes	9	(6)	(43)	8	6
Loss on extinguishment of debt(g)	—	—	—	(55)	—
Interest expense	(61)	(60)	(247)	(245)	(266)
Other(h)	—	—	(2)	(1)	—

Net (Loss) Income	$(113)	$(23)	$(507)	$(714)	$46

(a)
Represents the impairment of software and other related costs described in footnote (1) above. We exclude non-cash impairments from Adjusted EBITDA because we believe doing so is useful to investors in aiding period-to-period comparability.

(b)
For the year ended December 31, 2012, primarily represents a $3 million impairment of licensed intellectual property and a $1 million impairment of abandoned real estate at Terminix, and a $4 million impairment of certain internally developed software at Merry Maids recorded in 2012 for which there were no similar impairments recorded in 2013. We exclude non-cash impairments of property and equipment from Adjusted EBITDA because we believe doing so is useful to investors in aiding period-to-period comparability.

(c)
Represents the non-cash expense of our equity-based compensation. We exclude this expense from Adjusted EBITDA primarily because it is a non-cash expense and because it is not used by management to assess ongoing operational performance. We believe excluding this expense from Adjusted EBITDA is useful to investors in aiding period-to-period comparability.

(d)
Represents the restructuring charges described in footnote (2) above, which include restructuring charges related primarily to the impact of a branch optimization project at Terminix and an initiative to enhance capabilities and reduce costs in our centers of excellence at Other Operations and Headquarters. Our centers of excellence are functions at our headquarters that provide company-wide administrative services for our operations. We exclude these restructuring charges from Adjusted EBITDA because we believe they do not reflect our ongoing operations and because we believe doing so is useful to investors in aiding period-to-period comparability.

(e)
Represents the amounts paid to certain of our Equity Sponsors under the consulting agreements described in "Certain Relationships and Related Party Transactions—Consulting Agreements." We exclude these amounts from Adjusted EBITDA primarily because they are not reflective of ongoing operating results and because they are not used by management to assess ongoing operational performance. In addition, we have excluded these amounts from Adjusted EBITDA because the consulting agreements will terminate in connection with the completion of this offering.

(f)
Represents our loss in connection with the spin-off of the TruGreen Business in 2014 and the disposition of our commercial landscaping business in 2011, including the non-cash impairment charges and the loss on sale described in footnote (4) above. We exclude these amounts from Adjusted EBITDA because these charges are not part of our ongoing operations and we believe doing so is useful to investors in aiding period-to-period comparability.

(g)
Represents the loss on extinguishment of debt described in footnote (3) above. We believe excluding this expense from Adjusted EBITDA is useful to investors in aiding period-to-period comparability.

(h)
Represents administrative expenses of ServiceMaster and interest expense of ServiceMaster related to a note payable due to SvM. Although we expect to incur similar expenses in the future, we exclude these expenses from the calculation of Adjusted EBITDA in order to present Adjusted EBITDA on a basis consistent with Adjusted EBITDA as previously reported by SvM, which is familiar to holders of SvM's indebtedness.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, as well as other information included in this prospectus, including our audited consolidated financial statements and related notes appearing at the end of this prospectus, before making an investment decision. The risks described below are not the only ones facing us. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial position, results of operations or cash flows. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment. This prospectus also contains forward-looking statements and estimates that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described below.

Risks Related to Our Business and Our Industry

Weakening in general economic conditions, especially as they may affect home sales, unemployment or consumer confidence or spending levels, may adversely impact our business, financial position, results of operations and cash flows.

        A substantial portion of our results of operations is dependent upon spending by consumers. Deterioration in general economic conditions and consumer confidence, particularly in California, Texas and Florida, which collectively represented approximately one-third of our 2013 revenue in our Terminix and American Home Shield segments, could affect the demand for our services. Consumer spending and confidence tend to decline during times of declining economic conditions. A worsening of macroeconomic indicators, including weak home sales, higher home foreclosures, declining consumer confidence or rising unemployment rates, could adversely affect consumer spending levels, reduce the demand for our services and adversely impact our business, financial position, results of operations and cash flows. These factors could also negatively impact the timing or the ultimate collection of accounts receivable, which would adversely impact our business, financial position, results of operations and cash flows.

We may not successfully implement our business strategies, including achieving our growth objectives.

        We may not be able to fully implement our business strategies or realize, in whole or in part within the expected time frames, the anticipated benefits of our various growth or other initiatives. Our various business strategies and initiatives, including growth of our customer base, introduction of new service offerings, geographic expansion, growth of our commercial business and enhancement of profitability, are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control.

        In addition, we may incur certain costs to achieve efficiency improvements and growth in our business and we may not meet anticipated implementation timetables or stay within budgeted costs. As these efficiency improvement and growth initiatives are undertaken, we may not fully achieve our expected cost savings and efficiency improvements or growth rates, or these initiatives could adversely impact our customer retention or our operations. Also, our business strategies may change from time to time in light of our ability to implement our new business initiatives, competitive pressures, economic uncertainties or developments, or other factors.

We may be required to recognize additional impairment charges.

        We have significant amounts of goodwill and intangible assets, such as trade names, and have incurred impairment charges in 2013 and earlier periods with respect to goodwill and intangible assets. In the first quarter of 2014, we incurred impairment charges with respect to fixed assets, and we have also incurred impairment charges in the past in connection with our disposition activities. In accordance with applicable accounting standards, goodwill and intangible assets that are not amortized are subject to assessment for impairment by applying a fair-value based test annually, or more frequently if there are indicators of impairment, including:

  •
  significant adverse changes in the business climate, including economic or financial conditions;

  •
  significant adverse changes in expected operating results;

  •
  adverse actions or assessments by regulators;

  •
  unanticipated competition;

  •
  loss of key personnel; and

  •
  a current expectation that it is more likely than not that a reporting unit or intangible asset will be sold or otherwise disposed of.

        In each of the past three years based on lower projected revenue and operating results for TruGreen, we recorded pre-tax non-cash impairment charges to reduce the carrying value of TruGreen's goodwill and the TruGreen trade name, respectively, as a result of our interim or annual impairment testing of indefinite-lived intangible assets. These charges were $417 million and $256 million, respectively in 2013, and $790 million and $119 million, respectively, in 2012.

        As a result of the TruGreen Spin-off, we performed an interim impairment analysis as of January 14, 2014 on the TruGreen trade name. The assumptions were based on the TruGreen Business as a standalone company, and resulted in an impairment charge of $139 million during the first quarter of 2014.

        In February 2014, American Home Shield ceased efforts to deploy a new operating system that had been intended to improve customer relationship management capabilities and enhance its operations. We recorded an impairment charge of $48 million in the first quarter of 2014 relating to this decision.

        Based upon future economic and financial market conditions, the operating performance of our reporting units and other factors, including those listed above, future impairment charges could be incurred. It is possible that such impairment, if required, could be material. Any future impairment charges that we are required to record could have a material adverse impact on our results of operations.

Adverse credit and financial market events and conditions could, among other things, impede access to or increase the cost of financing or cause our commercial and governmental customers to incur liquidity issues that could lead to some of our services not being purchased or being cancelled, or result in reduced revenue and lower Adjusted EBITDA, any of which could have an adverse impact on our business, financial position, results of operations and cash flows.

        Disruptions in credit or financial markets could, among other things, lead to impairment charges, make it more difficult for us to obtain, or increase our cost of obtaining, financing for our operations or investments or to refinance our indebtedness, cause our lenders to depart from prior credit industry practice and not give technical or other waivers under the Credit Facilities, to the extent we may seek them in the future, thereby causing SvM to be in default under one or more of the Credit Facilities. These disruptions also could cause our commercial customers to encounter liquidity issues that could lead to some of our services being cancelled or reduced, or that could result in an increase in the time it takes our customers to pay us, or that could lead to a decrease in pricing for our services and products, any of which could adversely affect our accounts receivable, among other things, and, in turn, increase our working capital needs. Volatile swings in the commercial real estate segment could also impact the demand for our services as landlords cut back on services provided to their tenants. In addition, adverse developments at federal, state and local levels associated with budget deficits resulting from economic conditions could result in federal, state and local governments decreasing their purchasing of our products or services and/or increasing taxes or other fees on businesses, including us, to generate more tax revenues, which could negatively impact spending by commercial customers and municipalities on our services.

Our market segments are highly competitive. Competition could reduce our share of the market segments served by us and adversely impact our reputation, business, financial position, results of operations and cash flows.

        We operate in highly competitive market segments. Changes in the source and intensity of competition in the market segments served by us impact the demand for our services and may also result in additional pricing pressures. The relatively low capital cost of entry into certain of our business categories has led to strong competitive market segments, including competition from smaller regional and local owner-operated companies. Regional and local competitors operating in a limited geographic area may have lower labor, benefits and overhead costs. The principal methods of competition in our businesses include name recognition, quality and speed of service, customer satisfaction, reputation and pricing. We may be unable to compete successfully against current or future competitors, and the competitive pressures that we face may result in reduced market segment share, reduced pricing or adversely impact our reputation, business, financial position, results of operations and cash flows.

Weather conditions and seasonality affect the demand for our services and our results of operations and cash flows.

        The demand for our services and our results of operations are affected by weather conditions, including, without limitation, potential impacts, if any, from climate change, known and unknown, and by the seasonal nature of our termite and pest control services, home inspection services, home warranties and disaster restoration services. Adverse weather conditions (e.g., cooler temperatures or droughts), whether created by climate change factors or otherwise, can impede the development of the termite swarm and lead to lower demand for our termite remediation services. Severe winter storms can also impact our home cleaning business if personnel cannot travel to service locations due to hazardous road conditions. In addition, extreme temperatures can lead to an increase in service requests related to household systems and appliances in our American Home Shield business, resulting in higher claim frequency and costs and lower profitability, thereby adversely impacting our business, financial position, results of operations and cash flows.

Increases in raw material prices, fuel prices and other operating costs could adversely impact our business, financial position, results of operations and cash flows.

        Our financial performance is affected by the level of our operating expenses, such as fuel, chemicals, refrigerants, appliances and equipment, parts, raw materials, wages and salaries, employee benefits, health care, vehicle maintenance, self-insurance costs and other insurance premiums as well as various regulatory compliance costs, all of which may be subject to inflationary pressures. In particular, our financial performance is adversely affected by increases in these operating costs. In recent years, fuel prices have fluctuated widely, and previous increases in fuel prices increased our costs of operating vehicles and equipment. We cannot predict what effect recent global events or any future Middle East or other crisis could have on fuel prices, but it is possible that such events could lead to higher fuel prices. With respect to fuel, our Terminix fleet, which consumes approximately 11 million gallons annually, has been negatively impacted by significant increases in fuel prices in the past and could be negatively impacted in the future. Although we hedge a significant portion of our fuel costs, we do not hedge all of those costs. In 2014, we expect to use approximately 11 million gallons of fuel. A ten percent change in fuel prices would result in a change of approximately $4 million in our 2014 fuel cost before considering the impact of fuel swap contracts. Although based upon Department of Energy fuel price forecasts, as well as the hedges we have executed to date for 2014, we have projected that fuel prices will not significantly increase our per gallon fuel costs for 2014 compared to 2013, those forecasts and projections may not prove correct. Fuel price increases can also result in increases in the cost of chemicals and other materials used in our business. We cannot predict the extent to which we may experience future increases in costs of fuel, chemicals, refrigerants, appliances and equipment, parts, raw materials, wages and salaries, employee benefits, health care, vehicle, self-insurance costs and other insurance premiums as well as various regulatory compliance costs and other operating costs. To the extent such costs increase, we may be prevented, in whole or in part, from passing these cost increases through to our existing and prospective customers, and the rates we pay to our subcontractors and suppliers may increase, any of which could have a material adverse impact on our business, financial position, results of operations and cash flows.

We may not be able to attract and retain qualified key executives or transition smoothly to new leadership, which could adversely impact us and our businesses and inhibit our ability to operate and grow successfully.

        The execution of our business strategy and our financial performance will continue to depend in significant part on our executive management team and other key management personnel and the smooth transition of new senior leadership. We have recently enhanced our senior management team, including through the hiring of Robert J. Gillette as Chief Executive Officer, or "CEO," and Alan J. M. Haughie as Chief Financial Officer, or "CFO." Any inability to attract in a timely manner other qualified key executives, retain our leadership team and recruit other important personnel could have a material adverse impact on our business, financial position, results of operations and cash flows.

Our franchisees and third-party distributors and vendors could take actions that could harm our business.

        For the three months ended March 31, 2014 and the year ended December 31, 2013, $33 million and $137 million, respectively, of our consolidated revenue was received in the form of franchise revenues. Accordingly, our financial results are dependent in part upon the operational and financial success of our franchisees. Our franchisees, third-party distributors and vendors are contractually obligated to operate their businesses in accordance with the standards set forth in our agreements with them. Each franchising brand also provides training and support to franchisees. However, franchisees, third-party distributors and vendors are independent third parties that we do not control, and who own, operate and oversee the daily operations of their businesses. As a result, the ultimate success of any franchise operation rests with the franchisee. If franchisees do not successfully operate their businesses in a manner consistent with required standards, royalty payments to us will be adversely affected and our brands' image and reputation could be harmed, which in turn could adversely impact our business, financial position, results of operations and cash flows. Similarly, if third-party distributors and vendors do not successfully operate their businesses in a manner consistent with required laws, standards and regulations, we could be subject to claims from regulators or legal claims for the actions or omissions of such third-party distributors and vendors. In addition, our relationship with our franchisees, third-party distributors and vendors could become strained (including resulting in litigation) as we impose new standards or assert more rigorous enforcement practices of the existing required standards. These strains in our relationships or claims could have a material adverse impact on our reputation, business, financial position, results of operations and cash flows.

        From time to time, we receive communications from our franchisees regarding complaints, disputes or questions about our practices and standards in relation to our franchised operations. Recently, we have received communications from franchisees or groups representing franchisees expressing concerns regarding the expansion of our franchised operations in certain territories and certain economic terms of our franchise arrangements, among other things. If franchisees or groups representing franchisees were to bring legal proceedings against us, we would vigorously defend against the claims in any such proceeding, but our reputation, business, financial position, results of operations and cash flows could be materially adversely impacted and the price of our common stock could decline.

Disruptions or failures in our information technology systems could create liability for us or limit our ability to effectively monitor, operate and control our operations and adversely impact our reputation, business, financial position, results of operations and cash flows.

        Our information technology systems facilitate our ability to monitor, operate and control our operations. Changes or modifications to our information technology systems could cause disruption to our operations or cause challenges with respect to our compliance with laws, regulations or other applicable standards. As the development and implementation of our information technology systems (including our operating systems) evolve, we may elect to modify, replace or abandon certain technology initiatives, which could result in write-downs. For example, in February 2014, American Home Shield ceased efforts to deploy a new operating system that had been intended to improve customer relationship management capabilities and enhance its operations. We recorded an impairment charge of $48 million in the first quarter of 2014 relating to this decision.

        Any disruption in, capacity limitations, instability or failure to operate as expected of, our information technology systems, could, depending on the magnitude of the problem, adversely impact our business, financial position, results of operations and cash flows, including by limiting our capacity to monitor, operate and control our operations effectively. Failures of our information technology systems could also lead to violations of privacy laws, regulations, trade guidelines or practices related to our customers and associates. If our disaster recovery plans do not work as anticipated, or if the third-party vendors to which we have outsourced certain information technology, contact center or other services fail to fulfill their obligations to us, our operations may be adversely impacted, and any of these circumstances could adversely impact our reputation, business, financial position, results of operations and cash flows.

Changes in the services we deliver or the products we use could impact our reputation, business, financial position, results of operations and cash flows and our future plans.

        Our financial performance is affected by changes in the services and products we offer our customers. For example, Terminix has been developing new products relating to mosquito control and wildlife exclusion. In addition, in the second quarter of 2014, our ServiceMaster Restore and AmeriSpec teams intend to introduce InstaScope, a new, proprietary technology for instant mold detection and water categorization. There can be no assurance that our new strategies or product offerings will succeed in increasing revenue and growing profitability. An unsuccessful execution of new strategies, including the rollout or adjustment of our new services or products or sales and marketing plans, could cause us to re-evaluate or change our business strategies and could have a material adverse impact on our reputation, business, financial position, results of operations and cash flows and our future plans.

If we fail to protect the security of personal information about our customers, we could be subject to interruption of our business operations, private litigation, reputational damage and costly penalties.

        We rely on, among other things, commercially available systems, software, tools and monitoring to provide security for processing, transmission and storage of confidential customer information, such as payment card and personal information. The systems currently used for transmission and approval of payment card transactions, and the technology utilized in payment cards themselves, all of which can put payment card data at risk, are central to meeting standards set by the payment card industry, or "PCI." We continue to evaluate and modify our systems and protocols for PCI compliance purposes, and such PCI standards may change from time to time. Activities by third parties, advances in computer and software capabilities and encryption technology, new tools and discoveries and other events or developments may facilitate or result in a compromise or breach of our systems. Any compromises, breaches or errors in applications related to our systems or failures to comply with standards set by the PCI could cause damage to our reputation and interruptions in our operations, including our customers' ability to pay for our services and products by credit card or their willingness to purchase our services and products and could result in a violation of applicable laws, regulations, orders, industry standards or agreements and subject us to costs, penalties and liabilities which could have a material adverse impact on our reputation, business, financial position, results of operations and cash flows.

We may not be able to adequately protect our intellectual property and other proprietary rights that are material to our business.

        Our ability to compete effectively depends in part on our rights to service marks, trademarks, trade names and other intellectual property rights we own or license, particularly our registered brand names, ServiceMaster, Terminix, American Home Shield, ServiceMaster Restore, ServiceMaster Clean, Merry Maids, Furniture Medic and AmeriSpec. We have not sought to register or protect every one of our marks either in the United States or in every country in which they are or may be used. Furthermore, because of the differences in foreign trademark, patent and other intellectual property or proprietary rights laws, we may not receive the same protection in other countries as we would in the United States. If we are unable to protect our proprietary information and brand names, we could suffer a material adverse impact on our reputation, business, financial position, results of operations and cash flows. Litigation may be necessary to enforce our intellectual property rights and protect our proprietary information, or to defend against claims by third parties that our products, services or activities infringe their intellectual property rights.

Future acquisitions or other strategic transactions could impact our reputation, business, financial position, results of operations and cash flows.

        We may pursue strategic transactions in the future, which could involve acquisitions or dispositions of businesses or assets. Any future strategic transaction could involve integration or implementation challenges, business disruption or other risks, or change our business profile significantly. Any inability on our part to consolidate and manage growth from acquired businesses or successfully implement other strategic transactions could have an adverse impact on our reputation, business, financial position, results of operations and cash flows. Any acquisition that we make may not provide us with the benefits that were anticipated when entering into such acquisition. The process of integrating an acquired business may create unforeseen difficulties and expenses, including the diversion of resources needed to integrate new businesses, technologies, products, personnel or systems; the inability to retain associates, customers and suppliers; the assumption of actual or contingent liabilities (including those relating to the environment); failure to effectively and timely adopt and adhere to our internal control processes and other policies; write-offs or impairment charges relating to goodwill and other intangible assets; unanticipated liabilities relating to acquired businesses; and potential expense associated with litigation with sellers of such businesses. Any future disposition transactions could also impact our business and may subject us to various risks, including failure to obtain appropriate value for the disposed businesses, post-closing claims being levied against us and disruption to our other businesses during the sale process or thereafter.

Laws and government regulations applicable to our businesses and lawsuits, enforcement actions and other claims by third parties or governmental authorities could increase our legal and regulatory expenses, and impact our business, financial position, results of operations and cash flows.

        Our businesses are subject to significant international, federal, state, provincial and local laws and regulations. These laws and regulations include laws relating to consumer protection, wage and hour requirements, franchising, the employment of immigrants, labor relations, permitting and licensing, building code requirements, workers' safety, the environment, insurance and home warranties, employee benefits, marketing (including, without limitation, telemarketing) and advertising, the application and use of pesticides and other chemicals. In particular, we anticipate that various international, federal, state, provincial and local governing bodies may propose additional legislation and regulation that may be detrimental to our business or may substantially increase our operating costs, including proposed legislation, such as the Employee Free Choice Act, the Paycheck Fairness Act and the Arbitration Fairness Act; environmental regulations related to chemical use, climate change, equipment efficiency standards, refrigerant production and use and other environmental matters; other consumer protection laws or regulations; health care coverage; or "do-not-knock," "do-not-mail," "do-not-leave" or other marketing regulations. It is difficult to predict the future impact of the broad and expanding legislative and regulatory requirements affecting our businesses and changes to such requirements may adversely affect our business, financial position, results of operations and cash flows. In addition, if we were to fail to comply with any applicable law or regulation, we could be subject to substantial fines or damages, be involved in lawsuits, enforcement actions and other claims by third parties or governmental authorities, suffer losses to our reputation, suffer the loss of licenses or incur penalties that may affect how our business is operated, which, in turn, could have a material adverse impact on our business, financial position, results of operations and cash flows.

        In April 2014, the Bureau of Consumer Financial Protection, or the "CFPB," issued a Civil Investigative Demand, or the "CID," to American Home Shield seeking documents and information to determine whether home warranty providers or other unnamed persons have engaged or are engaging in unlawful acts and practices in connection with referral arrangements and relationships in violation of the Real Estate Settlement Procedures Act and its implementing regulation, or "RESPA," and other laws enforceable by the CFPB. American Home Shield intends to comply with its obligations to respond to the CID and believes that it has complied with RESPA and other laws applicable to American Home Shield's home warranty business. If the CFPB determines to bring an enforcement action, it could include demands for money penalties, changes to certain of American Home Shield's business practices and customer restitution or disgorgement.

Public perceptions that the products we use and the services we deliver are not environmentally friendly or safe may adversely impact the demand for our services.

        In providing our services, we use, among other things, pesticides and other chemicals. Public perception that the products we use and the services we deliver are not environmentally friendly or safe or are harmful to humans or animals, whether justified or not, or our improper application of these chemicals, could reduce demand for our services, increase regulation or government restrictions or actions, result in fines or penalties, impair our reputation, involve us in litigation, damage our brand names and otherwise have a material adverse impact on our business, financial position, results of operations and cash flows.

Compliance with, or violation of, environmental, health and safety laws and regulations, including laws pertaining to the use of pesticides could result in significant costs that adversely impact our reputation, business, financial position, results of operations and cash flows.

        International, federal, state, provincial and local laws and regulations relating to environmental, health and safety matters affect us in several ways. In the United States, products containing pesticides generally must be registered with the U.S. Environmental Protection Agency, or the "EPA," and similar state agencies before they can be sold or applied. The failure to obtain or the cancellation of any such registration, or the withdrawal from the market place of such pesticides, could have an adverse effect on our business, the severity of which would depend on the products involved, whether other products could be substituted and whether our competitors were similarly affected. The pesticides we use are manufactured by independent third parties and are evaluated by the EPA as part of its ongoing exposure risk assessment. The EPA may decide that a pesticide we use will be limited or will not be re-registered for use in the United States. We cannot predict the outcome or the severity of the effect of the EPA's continuing evaluations.

        In addition, the use of certain pesticide products is regulated by various international, federal, state, provincial and local environmental and public health agencies. Although we strive to comply with such regulations and have processes in place designed to achieve compliance, given our dispersed locations, distributed operations and numerous associates, we may be unable to prevent violations of these or other regulations from occurring. Even if we are able to comply with all such regulations and obtain all necessary registrations and licenses, the pesticides or other products we apply or use, or the manner in which we apply or use them, could be alleged to cause injury to the environment, to people or to animals, or such products could be banned in certain circumstances. The regulations may also apply to third-party vendors who are hired to repair or remediate property and who may fail to comply with environmental laws, health and safety regulations and subject us to risk of legal exposure. The costs of compliance, non-compliance, remediation, combating unfavorable public perceptions or defending products liability lawsuits could have a material adverse impact on our reputation, business, financial position, results of operations and cash flows.

        International, federal, state, provincial and local agencies regulate the disposal, handling and storage of waste, discharges from our facilities and the investigation and clean-up of contaminated sites. We could incur significant costs, including investigation and clean-up costs, fines, penalties and civil or criminal sanctions and claims by third parties for property damage and personal injury, as a result of violations of, or liabilities under, these laws and regulations. In addition, potentially significant expenditures could be required to comply with environmental, health and safety laws and regulations, including requirements that may be adopted or imposed in the future.

We are subject to various restrictive covenants that could adversely impact our business, financial position, results of operations and cash flows.

        From time to time, we enter into noncompetition agreements or other restrictive covenants (e.g., exclusivity, take or pay and non-solicitation), including in connection with business dispositions or strategic contracts, that restrict us from entering into lines of business or operating in certain geographic areas into which we may desire to expand our business. We also are subject to various non-solicitation and no-hire covenants that may restrict our ability to solicit potential customers or associates. If we do not comply with such restrictive covenants, or if a dispute arises regarding the scope and interpretation thereof, litigation could ensue, which could have an adverse impact on our business, financial position, results of operations and cash flows. Further, to the extent that such restrictive covenants prevent us from taking advantage of business opportunities, our business, financial position, results of operations and cash flows may be adversely impacted.

Our business process outsourcing initiatives have increased our reliance on third-party contractors and may expose our business to harm upon the termination or disruption of our third-party contractor relationships.

        Our strategy to increase profitability, in part, by reducing our costs of operations includes the implementation of certain business process outsourcing initiatives. Any disruption, termination or substandard performance of these outsourced services, including possible breaches by third-party vendors of their agreements with us, could adversely affect our brands, reputation, customer relationships, financial position, results of operations and cash flows. Also, to the extent a third-party outsourcing provider relationship is terminated, there is a risk that we may not be able to enter into a similar agreement with an alternate provider in a timely manner or on terms that we consider favorable, and even if we find an alternate provider, or choose to insource such services, there are significant risks associated with any transitioning activities. In addition, to the extent we decide to terminate outsourcing services and insource such services, there is a risk that we may not have the capabilities to perform these services internally, resulting in a disruption to our business, which could adversely impact our reputation, business, financial position, results of operations and cash flows. We could incur costs, including personnel and equipment costs, to insource previously outsourced services like these, and these costs could adversely affect our results of operations and cash flows.

        In addition, when a third-party provider relationship is terminated, there is a risk of disputes or litigation and that we may not be able to enter into a similar agreement with an alternate provider in a timely manner or on terms that we consider favorable, and even if we find an alternate provider, there are significant risks associated with any transitioning activities.

Our future success depends on our ability to attract, retain and maintain positive relations with trained workers and third-party contractors.

        Our future success and financial performance depend substantially on our ability to attract, train and retain workers, attract and retain third-party contractors and ensure third-party contractor compliance with our policies and standards. Our ability to conduct our operations is in part impacted by our ability to increase our labor force, including on a seasonal basis, which may be adversely impacted by a number of factors. In the event of a labor shortage, we could experience difficulty in delivering our services in a high-quality or timely manner and could be forced to increase wages in order to attract and retain associates, which would result in higher operating costs and reduced profitability. New election rules by the National Labor Relations Board, including "expedited elections" and restrictions on appeals, could lead to increased organizing activities at our subsidiaries or franchisees. If these labor organizing activities were successful, it could further increase labor costs, decrease operating efficiency and productivity in the future, or otherwise disrupt or negatively impact our operations. In addition, potential competition from key associates who leave ServiceMaster could impact our ability to maintain our market segment share in certain geographic areas.

Risks Related to Our Substantial Indebtedness

We have substantial indebtedness and may incur substantial additional indebtedness, which could adversely affect our financial health and our ability to obtain financing in the future, react to changes in our business and satisfy our obligations.

        As of March 31, 2014, on an as adjusted basis to give effect to this offering and the use of the net proceeds therefrom, we would have had $             million of total long-term consolidated indebtedness outstanding. In anticipation of the TruGreen Spin-off, on November 27, 2013, SvM entered into Amendment No. 3, or the "2013 Revolver Amendment," to the credit agreement governing SvM's Revolving Credit Facility, or the "Revolving Credit Agreement." Pursuant to the 2013 Revolver Amendment, SvM has, effective on January 14, 2014 upon completion of the TruGreen Spin-off, $242 million of available borrowing capacity under the Revolving Credit Agreement through July 23, 2014 and $183 million from July 24, 2014 through January 31, 2017. As of March 31, 2014, there were no outstanding borrowings under SvM's Revolving Credit Facility. In addition, we are able to incur additional indebtedness in the future, subject to the limitations contained in the agreements governing our indebtedness. Our substantial indebtedness could have important consequences to you. Because of our substantial indebtedness:

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  our ability to engage in acquisitions without raising additional equity or obtaining additional debt financing is limited;

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  our ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or general corporate purposes and our ability to satisfy our obligations with respect to our indebtedness may be impaired in the future;

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  a large portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes;

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  we are exposed to the risk of increased interest rates because a portion of our borrowings, including under the Credit Facilities, and certain floating rate operating and capital leases are at variable rates of interest;

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  it may be more difficult for us to satisfy our obligations to our creditors, resulting in possible defaults on, and acceleration of, such indebtedness;

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  we may be more vulnerable to general adverse economic and industry conditions;

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  we may be at a competitive disadvantage compared to our competitors with proportionately less indebtedness or with comparable indebtedness on more favorable terms and, as a result, they may be better positioned to withstand economic downturns;

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  our ability to refinance indebtedness may be limited or the associated costs may increase;

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  our flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited; and

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  we may be prevented from carrying out capital spending and restructurings that are necessary or important to our growth strategy and efforts to improve operating margins of our businesses.

Increases in interest rates would increase the cost of servicing our indebtedness and could reduce our profitability.

        A significant portion of our outstanding indebtedness, including indebtedness under the Credit Facilities, bears interest at variable rates. As a result, increases in interest rates would increase the cost of servicing our indebtedness and could materially reduce our profitability and cash flows. As of March 31, 2014, each one percentage point change in interest rates would result in an approximately $22 million change in the annual interest expense on our Term Loan Facility. Assuming all revolving loans were fully drawn as of March 31, 2014, each one percentage point change in interest rates would result in an approximately $2 million change in annual interest expense on our Revolving Credit Facility. The impact of increases in interest rates could be more significant for us than it would be for some other companies because of our substantial indebtedness.

A lowering or withdrawal of the ratings, outlook or watch assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

        Our indebtedness currently has a non-investment grade rating, and any rating, outlook or watch assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency's judgment, current or future circumstances relating to the basis of the rating, outlook, or watch such as adverse changes to our business, so warrant. Any future lowering of our ratings, outlook or watch likely would make it more difficult or more expensive for us to obtain additional debt financing.

The agreements and instruments governing our indebtedness contain restrictions and limitations that could significantly impact our ability to operate our business.

        The Credit Facilities and the indenture governing our 2020 Notes contain covenants that, among other things, restrict the ability of SvM and its subsidiaries to:

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  incur additional indebtedness (including guarantees of other indebtedness);

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  pay dividends to ServiceMaster, redeem stock, or make other restricted payments, including investments and, in the case of the Revolving Credit Facility, make acquisitions;

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  prepay, repurchase or amend the terms of certain outstanding indebtedness;

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  enter into certain types of transactions with affiliates;

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  transfer or sell assets;

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  create liens;

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  merge, consolidate or sell all or substantially all of our assets; and

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  enter into agreements restricting dividends or other distributions by subsidiaries to SvM.

        The restrictions in the indenture governing the 2020 Notes, the Credit Facilities and the instruments governing SvM's other indebtedness may prevent us from taking actions that we believe would be in the best interest of our business and may make it difficult for us to execute our business strategy successfully or effectively compete with companies that are not similarly restricted. We may also incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility. We may be unable to refinance our indebtedness, at maturity or otherwise, on terms acceptable to us, or at all.

        The ability of SvM to comply with the covenants and restrictions contained in the Credit Facilities, the indenture governing the 2020 Notes, and the instruments governing our other indebtedness may be affected by economic, financial and industry conditions beyond our control including credit or capital market disruptions. The breach of any of these covenants or restrictions could result in a default that would permit the applicable lenders or noteholders, as the case may be, to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest. If we are unable to repay indebtedness, lenders having secured obligations, such as the lenders under the Credit Facilities, could proceed against the collateral securing the indebtedness. In any such case, we may be unable to borrow under the Credit Facilities and may not be able to repay the amounts due under the Credit Facilities or our other outstanding indebtedness. This could have serious consequences to our financial position and results of operations and could cause us to become bankrupt or insolvent.

Our ability to generate the significant amount of cash needed to pay interest and principal on our indebtedness and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

        ServiceMaster and SvM are each holding companies, and as such they have no independent operations or material assets other than ownership of equity interests in their respective subsidiaries. ServiceMaster and SvM each depend on their respective subsidiaries to distribute funds to them so that they may pay obligations and expenses, including satisfying obligations with respect to indebtedness. Our ability to make scheduled payments on, or to refinance our obligations under, our indebtedness depends on the financial and operating performance of our subsidiaries, and their ability to make distributions and dividends to us, which, in turn, depends on their results of operations, cash flows, cash requirements, financial position and general business conditions and any legal and regulatory restrictions on the payment of dividends to which they may be subject, many of which may be beyond our control.

        There are third-party restrictions on the ability of certain of our subsidiaries to transfer funds to us. If we cannot receive sufficient distributions from our subsidiaries, we may not be able to meet our obligations to fund general corporate expenses or service our debt obligations. These restrictions are related to regulatory requirements at American Home Shield and to a subsidiary borrowing arrangement at The ServiceMaster Acceptance Company Limited Partnership, or "SMAC." The payment of ordinary and extraordinary dividends by our home warranty and similar subsidiaries (through which we conduct our American Home Shield business) are subject to significant regulatory restrictions under the laws and regulations of the states in which they operate. Among other things, such laws and regulations require certain such subsidiaries to maintain minimum capital and net worth requirements and may limit the amount of ordinary and extraordinary dividends and other payments that these subsidiaries can pay to us. As of March 31, 2014, the total net assets subject to these third-party restrictions was $184 million. Such limitations will be in effect through the end of 2014, and similar limitations are expected to be in effect in 2015.

        We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal and interest on our indebtedness. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or restructure our indebtedness. In the future, our cash flow and capital resources may not be sufficient for payments of interest on and principal of our indebtedness, and such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

        The $2,184 million of outstanding borrowings under the Term Facilities, after including the unamortized portion of the original issue discount paid, have a maturity date of January 31, 2017. The Revolving Credit Facility is also scheduled to mature on January 31, 2017. The 8% 2020 Notes will mature on February 15, 2020, and the 7% 2020 Notes will mature on August 15, 2020. We may be unable to refinance any of our indebtedness or obtain additional financing, particularly because of our high levels of indebtedness. Market disruptions, such as those experienced in 2008 and 2009, as well as our significant indebtedness levels, may increase our cost of borrowing or adversely affect our ability to refinance our obligations as they become due. If we are unable to refinance our indebtedness or access additional credit, or if short-term or long-term borrowing costs dramatically increase, our ability to finance current operations and meet our short-term and long-term obligations could be adversely affected.

        If our subsidiary, SvM, cannot make scheduled payments on its indebtedness, it will be in default, holders of the 2020 Notes could declare all outstanding principal and interest to be due and payable, the lenders under the Credit Facilities could terminate their commitments to loan money, the secured lenders could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation.

Risks Related to Our Common Stock and This Offering

ServiceMaster is a holding company with no operations of its own, and it depends on its subsidiaries for cash to fund all of its operations and expenses, including to make future dividend payments, if any.

        ServiceMaster's operations are conducted entirely through our subsidiaries, and our ability to generate cash to fund our operations and expenses, to pay dividends or to meet debt service obligations is highly dependent on the earnings and the receipt of funds from our subsidiaries through dividends or intercompany loans. Deterioration in the financial condition, earnings or cash flow of SvM and its subsidiaries for any reason could limit or impair their ability to pay such distributions. Additionally, to the extent that ServiceMaster needs funds, and its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of our financing arrangements, or are otherwise unable to provide such funds, it could materially adversely affect our business, financial condition, results of operations or prospects.

        For example, there are third-party restrictions on the ability of certain of our subsidiaries to transfer funds to us. If we cannot receive sufficient distributions from our subsidiaries, we may not be able to meet our obligations to fund general corporate expenses or service our debt obligations. These restrictions are related to regulatory requirements at American Home Shield and to a subsidiary borrowing arrangement at SMAC. The payment of ordinary and extraordinary dividends by our home warranty and similar subsidiaries (through which we conduct our American Home Shield business) are subject to significant regulatory restrictions under the laws and regulations of the states in which they operate. Among other things, such laws and regulations require certain such subsidiaries to maintain minimum capital and net worth requirements and may limit the amount of ordinary and extraordinary dividends and other payments that these subsidiaries can pay to us. As of March 31, 2014, the total net assets subject to these third-party restrictions was $184 million. Such limitations will be in effect through the end of 2014, and similar limitations are expected to be in effect in 2015.

        Further, the terms of the indenture governing the 2020 Notes and the agreements governing the Credit Facilities significantly restrict the ability of our subsidiaries to pay dividends, make loans or otherwise transfer assets to ServiceMaster. Furthermore, our subsidiaries are permitted under the terms of the Credit Facilities and other indebtedness to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. In addition, Delaware law may impose requirements that may restrict our ability to pay dividends to holders of our common stock.

        We do not currently expect to declare or pay dividends on our common stock for the foreseeable future. Payments of dividends, if any, will be at the sole discretion of our board of directors after taking into account various factors, including general and economic conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications of the payment of dividends by us to our stockholders or by our subsidiaries (including SvM) to us, and such other factors as our board of directors may deem relevant. In addition, Delaware law may impose requirements that may restrict our ability to pay dividends to holders of our common stock. To the extent that we determine in the future to pay dividends on our common stock, none of our subsidiaries will be obligated to make funds available to us for the payment of dividends.

Our common stock has no prior public market and the market price of our common stock may be volatile and could decline after this offering.

        Prior to this offering, there has been no public market for our common stock, and an active market for our common stock may not develop or be sustained after this offering. We will negotiate the initial public offering price per share with the representatives of the underwriters and, therefore, that price may not be indicative of the market price of our common stock after this offering. In the absence of an active public trading market, you may not be able to liquidate your investment in our common stock. In addition, the market price of our common stock may fluctuate significantly. Among the factors that could affect our stock price are:

  •
  industry or general market conditions;

  •
  domestic and international economic factors unrelated to our performance;

  •
  changes in our customers' preferences;

  •
  new regulatory pronouncements and changes in regulatory guidelines;

  •
  lawsuits, enforcement actions and other claims by third parties or governmental authorities;

  •
  actual or anticipated fluctuations in our quarterly operating results;

  •
  changes in securities analysts' estimates of our financial performance or lack of research coverage and reports by industry analysts;

  •
  action by institutional stockholders or other large stockholders (including the Equity Sponsors), including future sales of our common stock;

  •
  failure to meet any guidance given by us or any change in any guidance given by us, or changes by us in our guidance practices;

  •
  announcements by us of significant impairment charges;

  •
  speculation in the press or investment community;

  •
  investor perception of us and our industry;

  •
  changes in market valuations or earnings of similar companies;

  •
  announcements by us or our competitors of significant contracts, acquisitions, dispositions or strategic partnerships;

  •
  war, terrorist acts and epidemic disease;

  •
  any future sales of our common stock or other securities; and

  •
  additions or departures of key personnel.

        In particular, we cannot assure you that you will be able to resell your shares at or above the initial public offering price. The stock markets have experienced extreme volatility in recent years that has been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. In the past, following periods of volatility in the market price of a company's securities, class action litigation has often been instituted against the affected company. Any litigation of this type brought against us could result in substantial costs and a diversion of our management's attention and resources, which would harm our business, operating results and financial condition.

Future sales of shares by existing stockholders could cause our stock price to decline.

        Sales of substantial amounts of our common stock in the public market following this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

        Based on shares outstanding as of March 31, 2014, upon completion of this offering, we will have                outstanding shares of common stock (or                outstanding shares of common stock, assuming exercise in full of the underwriters' option to purchase additional shares). All of the shares sold pursuant to this offering will be immediately tradeable without restriction under the Securities Act of 1933, as amended, or the "Securities Act," except for any shares held by "affiliates," as that term is defined in Rule 144 under the Securities Act, or "Rule 144."

        The remaining            shares of common stock as of March 31, 2014 will be restricted securities within the meaning of Rule 144 under the Securities Act, but will be eligible for resale subject to applicable volume, means of sale, holding period and other limitations of Rule 144 under the Securities Act or pursuant to an exception from registration under Rule 701 under the Securities Act, subject to the lock-up agreements entered into by us, our executive officers and directors, and stockholders currently representing substantially all of the outstanding shares of our common stock.

        Upon completion of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of common stock to be issued under our equity compensation plans and, as a result, all shares of common stock acquired upon exercise of stock options granted under our plans will also be freely tradable under the Securities Act, subject to the terms of the lock-up agreements, unless purchased by our affiliates. As of March 31, 2014, there were stock options outstanding to purchase a total of 9,095,282 shares of our common stock and there were 898,895 shares of our common stock subject to restricted stock units. In addition,                          shares of our common stock are reserved for future issuances under our 2014 omnibus incentive plan.

        In connection with this offering, we, our executive officers and directors, and stockholders currently representing substantially all of the outstanding shares of our common stock will sign lock-up agreements under which, subject to certain exceptions, we and they will agree not to offer or sell, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 180 days after the date of this prospectus, subject to possible extension under certain circumstances, except with the prior written consent of J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC. See "Underwriting."

Following the expiration of this 180-day lock-up period,                         shares of our common stock will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144 under the Securities Act or pursuant to an exception from registration under Rule 701 under the Securities Act. See "Shares Available for Future Sale" for a discussion of the shares of common stock that may be sold into the public market in the future. In addition, our significant stockholders may distribute shares that they hold to their investors who themselves may then sell into the public market following the expiration of the lock-up period. Such sales may not be subject to the volume, manner of sale, holding period and other limitations of Rule 144 under the Securities Act. As resale restrictions end, the market price of our common stock could decline if the holders of those shares sell them or are perceived by the market as intending to sell them. Furthermore, stockholders currently representing substantially all of the outstanding shares of our common stock will have the right to require us to register shares of common stock for resale in some circumstances.

        In the future, we may issue additional shares of common stock or other equity or debt securities convertible into or exercisable or exchangeable for shares of our common stock in connection with a financing, acquisition, litigation settlement or employee arrangement or otherwise. Any of these issuances could result in substantial dilution to our existing stockholders and could cause the trading price of our common stock to decline.

If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.

        The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage for our common stock. If there is no research coverage of our common stock, the trading price for our common stock may be negatively impacted. In the event we obtain research coverage for our common stock, if one or more of the analysts downgrades our stock or publishes misleading or unfavorable research about our business, our stock price would likely decline. If one or more of the analysts ceases coverage of our common stock or fails to publish reports on us regularly, demand for our common stock could decrease, which could cause our common stock price or trading volume to decline.

A few significant stockholders will have significant influence over us and may not always exercise their influence in a way that benefits our public stockholders.

        Following the completion of this offering, the CD&R Funds and the StepStone Funds will own approximately        % and         %, respectively, of the outstanding shares of our common stock assuming that the underwriters do not exercise their option to purchase additional shares. Prior to the completion of this offering, we and the Equity Sponsors will enter into an amendment and restatement to our existing stockholders agreement, or the "amended stockholders agreement," pursuant to which the CD&R Funds and the StepStone Funds will agree to vote in favor of one another's designees to our board of directors, among other matters. As a result, the CD&R Funds and the StepStone Funds will exercise significant influence over all matters requiring stockholder approval for the foreseeable future, including approval of significant corporate transactions, which may reduce the market price of our common stock.

        As long as the CD&R Funds and the StepStone Funds continue to own at least 50% of our outstanding common stock, the CD&R Funds and the StepStone Funds generally will be able to determine the outcome of corporate actions requiring stockholder approval, including the election of the members of our board of directors, the approval of significant corporate transactions such as mergers and the sale of substantially all of our assets. Even after the CD&R Funds and the StepStone Funds reduce their beneficial ownership below 50% of our outstanding common stock, they will likely still be able to assert significant influence over our board of directors and certain corporate actions.

Following the consummation of this offering, the CD&R Funds and the StepStone Funds will have the right to designate for nomination for election a majority of our directors.

        Because the CD&R Funds' and the StepStone Funds' interests may differ from your interests, actions the CD&R Funds and the StepStone Funds take as our controlling stockholders or as significant stockholders may not be favorable to you. For example, the concentration of ownership held by the CD&R Funds and the StepStone Funds could delay, defer or prevent a change of control of us or impede a merger, takeover or other business combination which another stockholder may otherwise view favorably. Other potential conflicts could arise, for example, over matters such as employee retention or recruiting, or our dividend policy.

Under our amended and restated certificate of incorporation, the CD&R Funds and the StepStone Funds and their respective affiliates and, in some circumstances, any of our directors and officers who is also a director, officer, employee, member or partner of the CD&R Funds and the StepStone Funds and their respective affiliates, have no obligation to offer us corporate opportunities.

        The policies relating to corporate opportunities and transactions with the CD&R Funds and the StepStone Funds to be set forth in our second amended and restated certificate of incorporation, or "amended and restated certificate of incorporation," address potential conflicts of interest between ServiceMaster, on the one hand, and the CD&R Funds and the StepStone Funds and their respective officers, directors, employees, members or partners who are directors or officers of our company, on the other hand. In accordance with those policies, the CD&R Funds and the StepStone Funds may pursue corporate opportunities, including acquisition opportunities that may be complementary to our business, without offering those opportunities to us. By becoming a stockholder in ServiceMaster, you will be deemed to have notice of and have consented to these provisions of our amended and restated certificate of incorporation. Although these provisions are designed to resolve conflicts between us and the CD&R Funds and the StepStone Funds and their respective affiliates fairly, conflicts may not be so resolved.

Future offerings of debt or equity securities which would rank senior to our common stock may adversely affect the market price of our common stock.

        If, in the future, we decide to issue debt or equity securities that rank senior to our common stock, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their stock holdings in us.

Fulfilling our obligations incident to being a public company, including with respect to the requirements of and related rules under the Sarbanes-Oxley Act of 2002, will be expensive and time-consuming, and any delays or difficulties in satisfying these obligations could have a material adverse effect on our future results of operations and our stock price.

        Following this offering, we will be subject to the reporting and corporate governance requirements, under the listing standards of the NYSE and the Sarbanes-Oxley Act of 2002, that apply to issuers of listed equity, which will impose certain new compliance costs and obligations upon us. The changes necessitated by publicly listing our equity will require a significant commitment of additional resources and management oversight which will increase our operating costs. Other expenses associated with being a public company include increases in auditing, accounting and legal fees and expenses, investor relations expenses, increased directors' fees and director and officer liability insurance costs, registrar and transfer agent fees and listing fees, as well as other expenses. As a public company, we will be required, among other things, to define and expand the roles and the duties of our board of directors and its committees and institute more comprehensive compliance and investor relations functions. Failure to comply with the Sarbanes-Oxley Act of 2002 could potentially subject us to sanctions or investigations by the Securities and Exchange Commission, or "SEC," the NYSE or other regulatory authorities.

Anti-takeover provisions in our amended and restated certificate of incorporation and amended and restated by-laws could discourage, delay or prevent a change of control of our company and may affect the trading price of our common stock.

        Our amended and restated certificate of incorporation and amended and restated by-laws include a number of provisions that may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. For example, prior to the completion of this offering, our amended and restated certificate of incorporation and amended and restated by-laws will collectively:

  •
  authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to thwart a takeover attempt;

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  establish a classified board of directors, as a result of which our board of directors will be divided into three classes, with members of each class serving staggered three-year terms, which prevents stockholders from electing an entirely new board of directors at an annual meeting;

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  limit the ability of stockholders to remove directors if the CD&R Funds and the StepStone Funds cease to own at least 40% of the outstanding shares of our common stock;

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  provide that vacancies on our board of directors, including vacancies resulting from an enlargement of our board of directors, may be filled only by a majority vote of directors then in office;

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  prohibit stockholders from calling special meetings of stockholders if the CD&R Funds and the StepStone Funds cease to own at least 40% of the outstanding shares of our common stock;

  •
  prohibit stockholder action by written consent, thereby requiring all actions to be taken at a meeting of the stockholders, if the CD&R Funds and the StepStone Funds cease to own at least 40% of the outstanding shares of our common stock;

  •
  establish advance notice requirements for nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders; and

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  require the approval of holders of at least 66 2/3% of the outstanding shares of our common stock to amend our amended and restated by-laws and certain provisions of our amended and restated certificate of incorporation if the CD&R Funds and the StepStone Funds cease to own at least 40% of the outstanding shares of our common stock.

        These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if the provisions are viewed as discouraging takeover attempts in the future.

        Our amended and restated certificate of incorporation and amended and restated by-laws may also make it difficult for stockholders to replace or remove our management. Furthermore, the existence of the foregoing provisions, as well as the significant amount of common stock that the CD&R Funds and the StepStone Funds will own following this offering, could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions may facilitate management entrenchment that may delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of our stockholders.

We do not intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

        We do not intend to declare and pay dividends on our common stock for the foreseeable future. We currently intend to use our future earnings, if any, to repay debt, to fund our growth, to develop our business, for working capital needs and general corporate purposes. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future and the success of an investment in shares of our common stock will depend upon any future appreciation in their value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares. In addition, ServiceMaster's operations are conducted almost entirely through our subsidiaries. As such, to the extent that we determine in the future to pay dividends on our common stock, none of our subsidiaries will be obligated to make funds available to ServiceMaster for the payment of dividends. Further, the indenture governing the 2020 Notes and the agreements governing the Credit Facilities significantly restrict the ability of our subsidiaries to pay dividends or otherwise transfer assets to us. In addition, the payment of ordinary and extraordinary dividends by our subsidiaries that are regulated as insurance, home service, or similar companies is subject to applicable state law limitations, and Delaware law may impose additional requirements that may restrict our ability to pay dividends to holders of our common stock.

We expect to be a "controlled company" within the meaning of the NYSE rules and, as a result, we will qualify for, and currently intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

        After completion of this offering, the CD&R Funds and the StepStone Funds will control a majority of the voting power of our outstanding common stock. Accordingly, we expect to qualify as a "controlled company" within the meaning of the NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain NYSE corporate governance standards, including:

  •
  the requirement that a majority of the board of directors consist of independent directors;

  •
  the requirement that our nominating and corporate governance committee be composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities;

  •
  the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

  •
  the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

        Following this offering, we intend to utilize these exemptions. As a result, we will not have a majority of independent directors, our nominating and corporate governance committee and compensation committee will not consist entirely of independent directors and such committees may not be subject to annual performance evaluations. Consequently, you will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance rules and requirements. Our status as a controlled company could make our common stock less attractive to some investors or otherwise harm our stock price.

Our amended and restated certificate of incorporation will designate the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us.

        Our amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers, employees or agents, (iii) any action asserting a claim against us arising under the General Corporation Law of the State of Delaware, or the "DGCL," or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to choice of forum. The choice of forum provision in our amended and restated certificate of incorporation may limit our stockholders' ability to obtain a favorable judicial forum for disputes with us.

Investors purchasing common stock in this offering will experience immediate and substantial dilution as a result of this offering and future equity issuances.

        The initial public offering price per share will significantly exceed the net tangible book value per share of our common stock outstanding. As a result, investors purchasing common stock in this offering will experience immediate substantial dilution of $      a share, based on an initial public offering price of $      . This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares. Investors purchasing shares of common stock in this offering will contribute approximately      % of the total amount of equity invested in our company, but will own only approximately      % of our total common stock immediately following the completion of this offering. In addition, we have issued options to acquire common stock at prices significantly below the initial public offering price. To the extent outstanding options are ultimately exercised, there will be further dilution to investors in this offering. In addition, if the underwriters exercise their option to purchase additional shares, or if we issue additional equity securities in the future, investors purchasing common stock in this offering will experience additional dilution.

Risks Related to the TruGreen Spin-off

If the TruGreen Spin-off were ultimately determined to be a taxable transaction for U.S. federal income tax purposes, then we could be subject to significant tax liability.

        In connection with the TruGreen Spin-off we received an opinion of tax counsel with respect to the tax-free nature of the TruGreen Spin-off to ServiceMaster, TruGreen and ServiceMaster's stockholders under Section 355 and related provisions of the Internal Revenue Code of 1986, as amended, or the "Code." The opinion relied on an Internal Revenue Service, or "IRS," private letter ruling as to matters covered by the ruling. The tax opinion was based on, among other things, certain assumptions and representations as to factual matters made by us, which, if incorrect or inaccurate in any material respect, would jeopardize the conclusions reached by tax counsel in its opinion. The opinion is not binding on the IRS or the courts, and the IRS or the courts may not agree with the opinion. If the TruGreen Spin-off were ultimately determined not to be tax-free, we could be liable for the U.S. federal income taxes imposed as a result of the transaction. Furthermore, events subsequent to the TruGreen Spin-off could cause us to recognize a taxable gain in connection therewith. In addition, as is customary with tax-free spin-off transactions, we and the Equity Sponsors are limited in our ability to pursue certain strategic transactions with respect to SvM.

Federal and state fraudulent transfer laws and Delaware corporate law may permit a court to void the TruGreen Spin-off, which would adversely affect our financial condition and our results of operations.

        In connection with the TruGreen Spin-off, we undertook several corporate restructuring transactions which, along with the contributions and distributions to be made as part of the spin-off, may be subject to challenge under federal and state fraudulent conveyance and transfer laws as well as under Delaware corporate law.

        Under applicable laws, any transaction, contribution or distribution completed as part of the spin-off could be voided as a fraudulent transfer or conveyance if, among other things, the transferor received less than reasonably equivalent value or fair consideration in return and was insolvent or rendered insolvent by reason of the transfer.

        We cannot be certain as to the standards a court would use to determine whether or not any entity involved in the spin-off was insolvent at the relevant time. In general, however, a court would look at various facts and circumstances related to the entity in question, including evaluation of whether or not:

  •
  the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they became due.

        If a court were to find that any transaction, contribution or distribution involved in the spin-off was a fraudulent transfer or conveyance, the court could void the transaction, contribution or distribution. In addition, the spin-off could also be voided if a court were to find that the spin-off was not a legal dividend under Delaware corporate law. The resulting complications, costs and expenses of either finding could materially adversely affect our business, financial condition and results of operations.

Our directors and officers may have actual or potential conflicts of interest because of their equity ownership in New TruGreen.

        Our directors and officers may own shares of New TruGreen's common stock or be affiliated with certain equity owners of New TruGreen. This ownership may create, or may create the appearance of, conflicts of interest when these directors and officers are faced with decisions that could have different implications for us and New TruGreen. In connection with the TruGreen Spin-off, we entered into a transition services agreement with New TruGreen under which we will provide a range of support services to New TruGreen for a limited period of time. Potential conflicts of interest could arise in connection with the resolution of any dispute that may arise between us and New TruGreen regarding the terms of the transition services agreement or other agreements governing the TruGreen Spin-off and the relationship thereafter between the companies.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements and cautionary statements. Some of the forward-looking statements can be identified by the use of forward-looking terms such as "believes," "expects," "may," "will," "shall," "should," "would," "could," "seeks," "aims," "projects," "is optimistic," "intends," "plans," "estimates," "anticipates" or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. They appear in a number of places throughout this prospectus and include, without limitation, statements regarding our intentions, beliefs, assumptions or current expectations concerning, among other things, financial position; results of operations; cash flows; prospects; commodities trends; growth strategies or expectations; customer retention; the continuation of acquisitions, including the integration of any acquired company and risks relating to any such acquired company; fuel prices; estimates of future amortization expense for intangible assets; attraction and retention of key personnel; the impact of fuel swaps; the valuation of marketable securities; estimates of accruals for self-insured claims related to workers' compensation, auto and general liability risks; estimates of accruals for home warranty claims; estimates of future payments under operating and capital leases; the outcome (by judgment or settlement) and costs of legal or administrative proceedings, including, without limitation, collective, representative or class action litigation; and the impact of prevailing economic conditions.

        Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and cash flows, and the development of the market segments in which we operate, are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors, including, without limitation, the risks and uncertainties discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus, could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation:

  •
  weakening general economic conditions, especially as they may affect home sales, unemployment and consumer confidence or spending levels;

  •
  our ability to successfully implement our business strategies;

  •
  our recognition of future impairment charges;

  •
  adverse credit and financial markets impeding access, increasing financing costs or causing our customers to incur liquidity issues leading to some of our services not being purchased or cancelled;

  •
  increases in prices for fuel and raw materials;

  •
  changes in the source and intensity of competition in our market segments;

  •
  adverse weather conditions;

  •
  our ability to attract and retain key personnel, including our ability to attract, retain and maintain positive relations with trained workers and third-party contractors;

  •
  our franchisees and third-party distributors and vendors taking actions that harm our business;

  •
  disruptions or failures in our information technology systems and our failure to protect the security of personal information about our customers;

  •
  changes in our services or products;

  •
  our ability to protect our intellectual property and other material proprietary rights;

  •
  negative reputational and financial impacts resulting from future acquisitions or strategic transactions;

  •
  laws and governmental regulations increasing our legal and regulatory expenses;

  •
  lawsuits, enforcement actions and other claims by third parties or governmental authorities;

  •
  compliance with, or violation of, environmental, health and safety laws and regulations;

  •
  increases in interest rates increasing the cost of servicing our substantial indebtedness;

  •
  increased borrowing costs due to lowering or withdrawal of the ratings, outlook or watch assigned to our debt securities;

  •
  restrictions contained in our debt agreements;

  •
  our ability to refinance all or a portion of our indebtedness or obtain additional financing; and

  •
  other factors described in this prospectus and from time to time in documents that we file with the SEC.

        You should read this prospectus completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this prospectus are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this prospectus, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, and changes in future operating results over time or otherwise.

        Comparisons of results for current and any prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

 USE OF PROCEEDS

        Based upon an assumed initial public offering price of $        per share, we estimate that we will receive net proceeds from this offering of approximately $         million (or approximately $ million if the underwriters exercise in full their option to purchase additional shares), after deducting estimated underwriting discounts and commissions in connection with this offering and estimated offering expenses payable by us of $         million.

        We intend to use the net proceeds of this offering to redeem $         million in principal amount of the 8% 2020 Notes at 108% of the principal amount thereof, plus accrued and unpaid interest (estimated to be approximately $         million); redeem $         million in principal amount of the 7% 2020 Notes at 107% of the principal amount thereof, plus accrued and unpaid interest (estimated to be approximately $         million); and pay certain of the Equity Sponsors aggregate fees of $         million in connection with the termination of our consulting agreements with each of them upon the consummation of this offering. See "Certain Relationships and Related Party Transactions—Consulting Agreements." The 8% 2020 Notes mature on February 15, 2020 and bear annual interest at a rate of 8.00%. The 7% 2020 Notes mature on August 15, 2020 and bear annual interest at a rate of 7.00%.

        A $1.00 increase or decrease in the assumed initial public offering price of $        per share would increase or decrease the net proceeds to us from this offering by $        assuming the number of shares offered by us remains the same and after deducting estimated underwriting discounts and commission and estimated offering expenses payable by us. An increase or decrease of                        shares in the number of shares offered by us would increase or decrease the net proceeds to us by $         million, assuming no change in the assumed initial public offering price of $        per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing.

DIVIDEND POLICY

        We do not intend to declare or pay dividends on our common stock for the foreseeable future. We currently intend to use our future earnings, if any, to repay debt, to fund our growth, to develop our business, for working capital needs and general corporate purposes. Our ability to pay dividends to holders of our common stock is significantly limited as a practical matter by the Credit Facilities and the indenture governing the 2020 Notes, insofar as we may seek to pay dividends out of funds made available to us by SvM or its subsidiaries, because SvM's debt instruments directly or indirectly restrict SvM's ability to pay dividends or make loans to us. Any future determination to pay dividends on our common stock is subject to the discretion of our board of directors and will depend upon various factors, including our results of operations, financial condition, liquidity requirements, capital requirements, level of indebtedness, contractual restrictions with respect to payment of dividends, restrictions imposed by applicable law, general business conditions and other factors that our board of directors may deem relevant. See "Description of Certain Indebtedness" for a description of restrictions on our ability to pay dividends under our debt instruments.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our consolidated capitalization as of March 31, 2014 on:

  •
  an actual basis; and

  •
  an as adjusted basis, after giving effect to our sale of          shares of common stock in this offering at an assumed initial public offering price of $          per share, and the application of the net proceeds therefrom as described in "Use of Proceeds."

        You should read the following table in conjunction with the sections entitled "Use of Proceeds," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and related notes appearing in this prospectus.

	As of March 31, 2014
(In millions)	Actual	As Adjusted(1)
Cash and cash equivalents(2)	$432	$

Long-term debt:
Term Loan Facilities(3)	$2,184	$
Revolving Credit Facility(4)	—
8% 2020 Notes(5)	602
7% 2020 Notes	750
Continuing Notes(6)	294
Vehicle capital leases(7)	32
Other long-term debt(8)	42
Less current portion	(41)

Total long-term debt	$3,863	$
Total shareholders' equity	(369)

Total capitalization	$3,494	$

(1)
Each $1.00 increase or decrease in the assumed initial public offering price of $          per share would increase or decrease, as applicable, our long-term debt, additional paid-in capital and stockholders' equity by $           million, assuming that the number of shares offered by us as set forth on the cover page of this prospectus remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses.

  The foregoing table does not (a) reflect stock options or restricted stock units outstanding under our stock incentive plans or stock options or restricted stock units to be granted after this offering; or (b) give effect to the issuance on April 1, 2014 of 15,000 restricted shares. As of April 1, 2014, there were 9,095,282 stock options outstanding with an average exercise price of $8.02 per share and 898,895 restricted stock units outstanding.

(2)
Our cash and cash equivalents and short- and long-term marketable securities totaled $545 million as of March 31, 2014. As of March 31, 2014, the total net assets subject to third-party restrictions was $184 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Limitations on Distributions and Dividends by Subsidiaries" for our discussion of restricted net assets.

(3)
Includes $988 million of Tranche B loans and $1,196 million of Tranche C loans. Presented net of $9 million in unamortized original issue discount paid as part of the 2013 Term Loan Facility Amendment, as defined below.

(4)
As of March 31, 2014, we had available borrowing capacity under the Revolving Credit Facility of $242 million.

(5)
Includes $2 million in unamortized premium received on the sale of $100 million aggregate principal amount of such notes.

(6)
Amount shown is net of discounts related to the application of purchase accounting in the 2007 Merger. The Continuing Notes, as defined in "Description of Certain Indebtedness," have an aggregate principal amount outstanding of $357 million.

(7)
SvM has entered into a fleet management services agreement, or the "Fleet Agreement," which, among other things, allows SvM to obtain fleet vehicles through a leasing program. All leases under the Fleet Agreement are capital leases for accounting purposes. The lease rental payments include an interest component calculated using a variable rate based on one-month LIBOR plus other contractual adjustments and a borrowing margin totaling 2.45%.

(8)
Our other long-term debt includes (i) capital leases and (ii) certain other indebtedness.

 DILUTION

        If you invest in our common stock in this offering, your ownership interest in us will be immediately diluted to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of our common stock immediately after this offering. Dilution results from the fact that the per share offering price of the common stock exceeds the book value per share attributable to the shares of common stock held by existing stockholders.

        Our net tangible book value as of March 31, 2014 was a deficit of $4,153 million. Net tangible book value per share before the offering has been determined by dividing net tangible book value (total book value of tangible assets less total liabilities) by the number of shares of common stock outstanding as of            , 2014.

        After giving effect to the sale of shares of our common stock sold by us in this offering at an assumed initial public offering price of $            per share (the mid-point of the price range set forth on the cover page of this prospectus) and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our adjusted net tangible book value as of March 31, 2014 would have been $             million, or $            per share. This represents an immediate increase in net tangible book value per share of $            to the existing stockholders and an immediate and substantial dilution in net tangible book value per share of $            to new investors who purchase shares in this offering. The following table illustrates this per share dilution to new investors:

Per Share
Assumed initial public offering price per share	$
Net tangible book value per share as of March 31, 2014	$(30.14)
Increase in net tangible book value per share attributable to new investors in this offering	$

Adjusted net tangible book value per share after this offering	$

Dilution of net tangible book value per share to new investors	$

        If the underwriters exercise in full their option to purchase additional shares, the adjusted tangible book value per share after giving effect to the offering would be $             per share. This represents an immediate increase in adjusted net tangible book value of $    per share to the existing stockholders and an immediate and substantial dilution in adjusted net tangible book value of $            per share to new investors.

        A $1.00 increase or decrease in the assumed initial public offering price of $            per share (the mid-point of the price range set forth on the cover page of this prospectus) would increase or decrease total consideration paid by new investors and total consideration paid by all stockholders by $             million, assuming that the number of shares offered by us set forth on the front cover of this prospectus remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. An increase or decrease of             shares in the number of shares offered by us would increase or decrease the total consideration paid to us by new investors and total consideration paid to us by all stockholders by $             million, assuming an initial public offering price of $            per share (the mid-point of the price range set forth on the cover page of this prospectus) remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

        The following table summarizes, as of March 31, 2014, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by the existing stockholders and by new investors purchasing shares in this offering (amounts in millions, except percentages and per share data):

	Shares Purchased			Total Consideration
	Number	Percent		(in millions) Amount		Percent		Average Price Per Share
Existing stockholders	137,776,269		%		$1,377		%		$10.00
New investors

Total		100%		$		100%		$

        The foregoing table does not reflect stock options or restricted stock units outstanding under our stock incentive plans or stock options or restricted stock units to be granted after this offering. As of April 1, 2014, there were 9,095,282 stock options outstanding with an average exercise price of $8.02 per share and 913,895 restricted shares and restricted stock units outstanding.

        To the extent that any of these stock options are exercised or any of these restricted stock units are settled into shares of common stock, there may be further dilution to new investors. See "Executive Compensation" and Note 17 to our audited consolidated financial statements included in this prospectus.

        In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could result in further dilution to our stockholders.

SELECTED HISTORICAL FINANCIAL DATA

        The following tables set forth selected historical financial data as of the dates and for the periods indicated. The selected historical consolidated financial data as of March 31, 2014 and for the three months ended March 31, 2014 and March 31, 2013 have been derived from our unaudited condensed consolidated financial statements included in this prospectus. The selected historical financial data as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 have been derived from our audited consolidated financial statements and related notes included in this prospectus. Except as described in footnote 3 below, the selected historical financial data as of December 31, 2011, 2010 and 2009 and for the years ended December 31, 2010 and 2009 have been derived from our audited consolidated financial statements and related notes not included in this prospectus. The selected historical financial data are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and related notes included in this prospectus.

	Three Months Ended March 31,		Year Ended Dec. 31,
(In millions, except per share data)	2014	2013	2013	2012	2011	2010	2009
Operating Results:
Revenue	$533	$514	$2,293	$2,214	$2,105	$2,031	$1,929
Cost of services rendered and products sold	288	270	1,220	1,196	1,125	1,095	1,032
Selling and administrative expenses	151	158	691	678	648	643	599
Goodwill and trade name impairment(1)	—	—	—	—	—	—	5
Impairment of software and other related costs(2)	48	—	—	—	—	—	—
Interest expense	61	60	247	245	266	280	293
(Loss) Income from Continuing Operations(1)(2)(3)	(18)	6	42	(18)	(7)	(47)	(26)
Cash dividends per share	$—	$—	$—	$—	$—	$—	$—
Weighted average shares outstanding:(4)
Basic	138	138	137	138	138	138	138
Diluted	138	140	138	138	138	138	138
Basic and Diluted (Loss) Earnings Per Share—Continuing Operations(4)	$(0.13)	$0.05	$0.31	$(0.13)	$(0.05)	$(0.34)	$(0.19)
Financial Position (as of period end):
Total assets	$5,197		$5,905	$6,415	$7,156	$7,106	$7,151
Total long-term debt	3,904		3,906	3,924	3,859	3,877	3,893
Total shareholders' (deficit) equity(1)(2)(3)	(369)		23	535	1,234	1,246	1,240

	Three Months Ended March 31,		Year Ended Dec. 31,
(In millions, except per share data)	2014	2013	2013	2012	2011	2010	2009
Cash Flow Data:
Net cash provided from operating activities from continuing operations	$21	$20	$208	$104	$74	$38	$2
Net cash used for investing activities from continuing operations	(17)	(16)	(70)	(85)	(80)	(73)	(38)
Net cash used for financing activities from continuing operations	(43)	(29)	(78)	(14)	(110)	(45)	(256)
Other Financial Data:
Adjusted EBITDA(5)	$115	$103	$450	$413	$397	$354	$351
Adjusted EBITDA Margin(6)	21.5%	20.0%	19.6%	18.7%	18.9%	17.4%	18.2%
Pre-Tax Unlevered Free Cash Flow Conversion(7)			95%	88%	74%	78%	84%

(1)
In 2009, we recorded a pre-tax non-cash impairment charge of $5 million to reduce the carrying value of trade names as a result of our annual impairment testing of goodwill and indefinite-lived intangible assets. There were no similar impairment charges included in continuing operations in 2010 through 2013.

(2)
Represents the impairment of software and other related costs described in Note 1 to our unaudited condensed consolidated financial statements included in this prospectus.

(3)
The three months ended March 31, 2014 and 2013 results include restructuring charges of $5 million and $3 million, respectively, as described in Note 3 to our unaudited condensed consolidated financial statements included in this prospectus. The 2013, 2012 and 2011 results include restructuring charges of $6 million, $15 million and $7 million, respectively, as described in Note 8 to our audited consolidated financial statements included in this prospectus.

The 2010 and 2009 results include restructuring charges of $5 million and $18 million, respectively. For 2010 and 2009, these charges included lease termination and severance costs related to a branch optimization project at Terminix; reserve adjustments, severance, employee retention, consulting and other costs associated with previous restructuring initiatives; severance, employee retention, legal fees and other costs associated with the 2007 Merger; and, for 2009, transition fees, employee retention and severance costs and consulting and other costs related to the information technology outsourcing initiative.

The 2012 results include a $55 million ($35 million, net of tax) loss on extinguishment of debt related to the redemption of the remaining $996 million aggregate principal amount of the 2015 Notes and repayment of $276 million of outstanding borrowings under the Term Facilities.

The 2009 results include a $52 million ($34 million, net of tax) gain on extinguishment of debt related to the completion of open market purchases of $100 million in face value of the 2015 Notes.

(4)
The number of weighted average shares outstanding and earnings per share calculations for the years ended December 31, 2010 and 2009 are unaudited.

(5)
For our definition of Adjusted EBITDA, see "Prospectus Summary—Summary Historical Consolidated Financial and Other Operating Data."

The following table reconciles Adjusted EBITDA to Net (Loss) Income for the periods presented, which we consider to be the most directly comparable GAAP financial measure to Adjusted

  EBITDA. For information on certain of the adjustments set forth in the table, see "Prospectus Summary—Summary Historical Consolidated Financial and Other Operating Data."

	Three Months Ended March 31,		Year Ended December 31,
(In millions)	2014	2013	2013	2012	2011	2010	2009
Adjusted EBITDA.	$115	$103	$450	$413	$397	$354	$351
Depreciation and amortization expense	(25)	(25)	(99)	(100)	(121)	(130)	(127)
Non-cash goodwill and trade name impairment	—	—	—	—	—	—	(5)
Non-cash impairment of software and other related costs	(48)	—	—	—	—	—	—
Residual value guarantee charge	—	—	—	—	—	(1)	(1)
Non-cash impairment of property and equipment	—	—	—	(9)	—	—	—
Non-cash stock-based compensation expense	(1)	(1)	(4)	(7)	(8)	(9)	(8)
Restructuring charges	(5)	(3)	(6)	(15)	(7)	(5)	(18)
Management and consulting fees	(2)	(2)	(7)	(7)	(8)	(8)	(8)
Loss (income) from discontinued operations, net of income taxes	(95)	(29)	(549)	(696)	53	37	47
Benefit (provision) for income taxes	9	(6)	(43)	8	6	32	30
Loss on extinguishment of debt	—	—	—	(55)	—	—	52
Interest expense	(61)	(60)	(247)	(245)	(266)	(280)	(293)
Other	—	—	(2)	(1)	—	—	2

Net (Loss) Income	$(113)	$(23)	$(507)	$(714)	$46	$(10)	$22

(6)
Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of revenue.

(7)
Pre-Tax Unlevered Free Cash Flow is not a measurement of our financial performance or liquidity under GAAP and does not purport to be an alternative to net cash provided from operating activities from continuing operations or any other performance or liquidity measures derived in accordance with GAAP. Management believes Pre-Tax Unlevered Free Cash Flow is useful as a supplemental measure of our liquidity. "Pre-Tax Unlevered Free Cash Flow" means (i) net cash provided from operating activities from continuing operations before: cash paid for interest expense; call premium paid on retirement of debt; premium received on issuance of debt; cash paid for income taxes, net of refunds; cash paid for restructuring charges; and cash paid for management and consulting fees, (ii) less property additions. "Pre-Tax Unlevered Free Cash Flow Conversion" is defined as Pre-Tax Unlevered Free Cash Flow as a percentage of Adjusted EBITDA for the applicable period.

  Pre-Tax Unlevered Free Cash Flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

  •
  Pre-Tax Unlevered Free Cash Flow does not reflect cash payments to service interest, make principal payments on our debt or make payments for other financing activities;

  •
  Pre-Tax Unlevered Free Cash Flow does not reflect cash payments for taxes;

  •
  Pre-Tax Unlevered Free Cash Flow does not reflect cash payments for restructuring charges or management and consulting fees; and

  •
  Other companies in our industries may calculate Pre-Tax Unlevered Free Cash Flow differently, limiting is usefulness as a comparative measure.

  The following table reconciles net cash provided from operating activities from continuing operations, which we consider to be the most directly comparable GAAP measure, to Pre-Tax Unlevered Free Cash Flow using data derived from our audited consolidated financial statements for the periods indicated:

	Year Ended December 31,
(In millions)	2013	2012	2011	2010	2009
Net Cash Provided from Operating Activities from Continuing Operations	$208	$104	$74	$38	$2
Cash paid for interest expense	232	233	244	261	294
Call premium paid on retirement of debt	—	43	—	—	—
Premium received on issuance of debt	—	(3)	—	—	—
Cash paid for income taxes, net of refunds	9	9	12	13	1
Cash paid for restructuring charges	9	15	6	3	16
Cash paid for management and consulting fees(a)	7	7	8	8	8
Property additions	(39)	(44)	(52)	(48)	(27)

Pre-Tax Unlevered Free Cash Flow	$426	$364	$292	$275	$294

Pre-Tax Unlevered Free Cash Flow Conversion	95%	88%	74%	78%	84%

(a)
Represents the amounts paid to certain of our Equity Sponsors under the consulting agreements described in "Certain Relationships and Related Party Transactions—Consulting Agreements."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following information should be read in conjunction with "Selected Historical Financial Data," "Summary Historical Consolidated Financial and Other Operating Data," our audited consolidated financial statements and related notes and our unaudited condensed consolidated financial statements and related notes included in this prospectus. The following discussion may contain forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those factors discussed below and elsewhere in this prospectus, particularly in "Risk Factors" and "Forward-Looking Statements."

Overview

        Our core services include termite and pest control, home warranties, disaster restoration, janitorial, residential cleaning, furniture repair and home inspection under the following leading brands: Terminix, American Home Shield, ServiceMaster Restore, ServiceMaster Clean, Merry Maids, Furniture Medic and AmeriSpec. Our operations for the historical periods presented in this prospectus are organized into three reportable segments:    Terminix, American Home Shield and Franchise Services Group.

Key Business Metrics

        We focus on a variety of indicators and key operating and financial metrics to monitor the financial condition and performance of the continuing operations of our businesses. These metrics include:

  •
  customer retention rates,

  •
  customer counts growth,

  •
  revenue,

  •
  operating expenses,

  •
  Adjusted EBITDA,

  •
  net (loss) income, and

  •
  earnings per share.

        To the extent applicable, these measures are evaluated with and without impairment, restructuring and other charges that management believes are not indicative of the earnings capabilities of our businesses. We also focus on measures designed to optimize cash flow, including the management of working capital and capital expenditures.

        Customer Retention Rates and Customer Counts Growth.    We report our customer retention rates and growth in customer counts for our two largest revenue generating businesses in order to track the performance of those businesses. Customer counts represent our recurring customer base and include customers with active contracts for recurring services. At Terminix, these services are primarily delivered on an annual, quarterly or monthly frequency. Retention rates are calculated as the ratio of ending customer counts to the sum of beginning customer counts, new sales and acquired accounts for the applicable period. These measures are presented on a rolling, twelve-month basis in order to avoid seasonal anomalies. See "—Segment Review."

        Revenue.    Our revenue results are primarily a function of the volume and pricing of the services and products provided to our customers by our businesses as well as the mix of services and products provided across our businesses. The volume of our revenue in Terminix and American Home Shield, and in our company-owned branches in the Franchise Services Group, is impacted by new unit sales, the retention of our existing customers and tuck-in acquisitions. We expect to continue our tuck-in acquisition program at Terminix in 2014 at levels consistent with prior periods. Revenue results in the remainder of our Franchise Services Group are driven principally by royalty fees earned from our franchisees. We serve both residential and commercial customers, principally in the United States. In 2013, approximately 98% of our revenue was generated by sales in the United States.

        Operating Expenses.    In addition to the impact of changes in our revenue results, our operating results are affected by, among other things, the level of our operating expenses. A number of our operating expenses are subject to inflationary pressures, such as fuel, chemicals, raw materials, wages and salaries, employee benefits and health care, vehicles, self-insurance costs and other insurance premiums, as well as various regulatory compliance costs.

        We have historically hedged a significant portion of our annual fuel consumption of approximately 11 million gallons. Fuel costs, after the impact of the hedges and after adjusting for the impact of year over year changes in the number of gallons used, were comparable to 2012. Based upon current Department of Energy fuel price forecasts, as well as the hedges we have executed to date for 2014, we project that fuel prices will not significantly increase our fuel costs for 2014 compared to 2013.

        After adjusting for the impact of year over year changes in the number of covered employees, health care and related costs for 2013 were comparable to 2012. We expect to incur incremental aggregate health care costs in 2014 as compared to 2013 as a result of continued inflation in the cost of health care services and due to certain provisions of the Patient Protection and Affordable Care Act.

        Adjusted EBITDA.    We evaluate performance and allocate resources based primarily on Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) before: income (loss) from discontinued operations, net of income taxes; provision (benefit) for income taxes; gain (loss) on extinguishment of debt; interest expense; depreciation and amortization expense; non-cash goodwill and trade name impairment; non-cash impairment of software and other related costs; non-cash impairment of property and equipment; non-cash stock-based compensation expense; restructuring charges; management and consulting fees; non-cash effects attributable to the application of purchase accounting; and other non-operating expenses. We believe Adjusted EBITDA is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives, consulting agreements and equity-based, long-term incentive plans.

        Net (Loss) Income and Earnings Per Share.    Basic (loss) earnings per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding. Diluted (loss) earnings per share is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period, increased to include the number of shares of common stock that would have been outstanding had potential dilutive shares of common stock been issued. The dilutive effect of stock options and restricted stock units are reflected in diluted net income (loss) per share by applying the treasury stock method. The presentation of net (loss) income and earnings per share provides GAAP measures of performance which are useful for investors, analysts and other interested parties in company-to-company operating performance comparisons.

Seasonality

        We have seasonality in our business, which drives fluctuations in revenue and Adjusted EBITDA for interim periods. In 2013, approximately 22 percent, 28 percent, 27 percent and 23 percent of our revenue and approximately 23 percent, 29 percent, 28 percent and 20 percent of our Adjusted EBITDA was recognized in the first, second, third and fourth quarters, respectively.

Effect of Weather Conditions

        The demand for our services and our results of operations are also affected by weather conditions, including the seasonal nature of our termite and pest control services, home inspection services and disaster restoration services. Weather conditions which have a potentially unfavorable impact to our business include cooler temperatures or droughts which can impede the development of termite swarms and lead to lower demand for our termite control services; severe winter storms which can impact our home cleaning business if we cannot travel to service locations due to hazardous road conditions; and extreme temperatures which can lead to an increase in service requests related to household systems and appliances, resulting in higher claim frequency and costs. Weather conditions which have a potentially favorable impact to our business include mild winters which can lead to higher demand for termite and pest control services; mild winters or summers which can lead to lower household systems and appliance claim frequency; and severe storms which can lead to an increase in demand for disaster restoration services.

        Contract claims expense in our American Home Shield segment decreased $27 million in the year ended December 31, 2013 as compared to the year ended December 31, 2012 (including a favorable adjustment to reserves for prior year contract claims of $4 million recorded in 2013). This favorable outcome was driven, in part, by an increase in the service fee charged to our customers for service visits and, to a lesser extent, by cooler summer temperatures in 2013 as compared to 2012. Warmer summer temperatures in 2014 as compared to 2013 could lead to an unfavorable impact on our contract claims expense in 2014.

TruGreen Spin-off

        On January 14, 2014, we completed the TruGreen Spin-off. As a result of the completion of the TruGreen Spin-off, New TruGreen operates the TruGreen Business as a private independent company. In connection with the TruGreen Spin-off, SvM and TruGreen Limited Partnership, an indirect wholly-owned subsidiary of New TruGreen, or "TGLP," entered into a transition services agreement pursuant to which SvM and its subsidiaries provide TGLP with specified communications, public relations, finance and accounting, tax, treasury, internal audit, human resources operations and benefits, risk management and insurance, supply management, real estate management, marketing, facilities, information technology and other support services. The charges for the transition services allow us to fully recover the allocated direct costs of providing the services, plus specified margins and any out-of-pocket costs and expenses. The services provided under the transition services agreement will terminate at various specified times, and in no event later than January 14, 2016 (except for certain information technology services, which New TruGreen expects SvM to provide to TGLP beyond the two-year period). TGLP may terminate the transition services agreement (or certain services under the transition services agreement) for convenience upon 90-days written notice, in which case TGLP will be required to reimburse SvM for early termination costs.

        Beginning with the TruGreen Spin-off, where it was practicable, employees who historically provided such services to the TruGreen Business were separated from us and transferred to New TruGreen as of the date of the TruGreen Spin-off. For certain support services for which it was not practicable to separate employees and transfer them to New TruGreen beginning with the TruGreen Spin-off, a transition services agreement was entered into pursuant to which SvM and its subsidiaries provide specified services to New TruGreen while an orderly transition of employees and other support arrangements from SvM to New TruGreen is executed. As a result of the transfer of employees to New TruGreen, in combination with the fees we expect to receive under the transition services agreement, we expect an approximate $25 million reduction in annual costs.

        In addition, we, SvM, New TruGreen and TGLP entered into (1) a separation and distribution agreement containing key provisions relating to the separation of the TruGreen Business and the distribution of New TruGreen common stock to our stockholders (including relating to specified TruGreen legal matters with respect to which we have agreed to retain liability, as well as insurance coverage, non-competition, indemnification and other matters), (2) an employee matters agreement allocating liabilities and responsibilities relating to employee benefit plans and programs and other related matters and (3) a tax matters agreement governing the respective rights, responsibilities and obligations of the parties thereto with respect to taxes, including allocating liabilities for income taxes attributable to New TruGreen and its subsidiaries generally to SvM for tax periods (or portions thereof) ending on or before January 14, 2014 and generally to New TruGreen for tax periods (or portions thereof) beginning after that date.

        Under this transition services agreement, in the three months ended March 31, 2014, SvM recorded $10 million of fees due from TGLP, which is included, net of costs incurred, in Selling and administrative expenses in our unaudited condensed consolidated statement of operations and comprehensive loss. As of March 31, 2014, all amounts owed by TGLP under this agreement have been paid.

        During the three months ended March 31, 2014, SvM processed certain of TGLP's accounts payable transactions. Through this process, in the three months ended March 31, 2014, $44 million was paid on TGLP's behalf, of which $41 million was repaid by TGLP. As of March 31, 2014, SvM recorded a $3 million receivable due from TGLP, which is included in Receivables on the unaudited condensed consolidated statement of financial position.

Results of Operations

Three Months Ended March 31, 2014 and 2013

	Three months ended March 31,		Increase (Decrease)	% of Revenue
(In millions)	2014	2013	2014 vs. 2013	2014	2013
Revenue	$533	$514	3.7%	100.0%	100.0%
Cost of services rendered and products sold	288	270	6.6	54.0	52.5
Selling and administrative expenses	151	158	(4.4)	28.4	30.8
Amortization expense	13	13	0.8	2.4	2.5
Impairment of software and other related costs	48	—	*	9.0	—
Restructuring charges	5	3	55.6	0.9	0.6
Interest expense	61	60	1.9	11.5	11.7
Interest and net investment income	(6)	(2)	138.6	(1.0)	(0.4)

(Loss) Income from Continuing Operations before Income Taxes	(27)	12	*	(5.1)	2.4
(Benefit) Provision for income taxes	(9)	6	*	(1.7)	1.2

(Loss) Income from Continuing Operations	(18)	6	*	(3.4)	1.3
Loss from discontinued operations, net of income taxes	(95)	(29)	*	(17.8)	(5.7)

Net Loss	$(113)	$(23)	*	(21.2)%	(4.5)%

*
not meaningful

  Revenue

        We reported revenue of $533 million for the first quarter of 2014, a $19 million or 3.7 percent increase compared to the first quarter of 2013. A summary of changes in revenue for each of our reportable segments and Other Operations and Headquarters is included in the table below. See "—Segment Review" for a discussion of the drivers of the year over year changes.

(In millions)	Terminix	American Home Shield	Franchise Services Group	Other Operations and Headquarters	Total
Three months ended March 31, 2013	$313	$143	$56	$2	$514
Pest Control	3	—	—	—	3
Termite	4	—	—	—	4
Home Warranties(1)	—	8	—	—	8
Franchise-Related Revenue	—	—	4	—	4

Three months ended March 31, 2014	$320	$151	$60	$2	$533

(1)
Includes approximately $5 million as a result of the acquisition of Home Security of America, Inc., or "HSA," on February 28, 2014.

  Cost of Services Rendered and Products Sold

        We reported cost of services rendered and products sold of $288 million and $270 million for the first quarter of 2014 and 2013, respectively. The following table provides a summary of changes in cost of services rendered and products sold for the first quarter of 2014 compared with the first quarter of 2013 for each of our reportable segments and Other Operations and Headquarters:

(In millions)	Terminix	American Home Shield	Franchise Services Group	Other Operations and Headquarters	Total
Three months ended March 31, 2013	$171	$71	$24	$4	$270
Change in revenue	3	4	3	—	10
Contract claims	—	4	—	—	4
Insurance program	—	—	—	2	2
Labor efficiency	1	—	—	—	1
Other	1	(1)	2	(1)	1

Three months ended March 31, 2014	$176	$78	$29	$5	$288

        Favorable adjustments to reserves for prior year contract claims of $1 million and $5 million were recorded at American Home Shield in the first quarter of 2014 and 2013, respectively. The increase in expenses in our automobile, general liability and workers' compensation insurance program was driven by adverse claims trends. The decrease in labor efficiency at Terminix was primarily driven by increased staffing in customer care centers.

  Selling and Administrative Expenses

        Selling and administrative expenses decreased $7 million to $151 million for the first quarter of 2014 compared to $158 million for the first quarter of 2013. A $3 million reduction in tax-related reserves was recorded in the first quarter of 2013 for which there was no similar adjustment recorded in the first quarter of 2014. The remaining decrease of $10 million primarily reflected a decrease in costs in our centers of excellence driven by the transition of certain costs to New TruGreen and other cost reductions realized through recent initiatives discussed further under "—Restructuring Charges" below; and a decrease in technology costs at American Home Shield driven by the decision to abandon its efforts to deploy a new operating system. We expect an approximate $25 million reduction in annual costs associated with the transition of costs to New TruGreen.

  Amortization Expense

        Our portfolio of intangible assets has remained relatively stable, and, as a result, amortization expense was $13 million in the first quarter of 2014 and 2013.

  Impairment of Software and Other Related Costs

        We recorded an impairment charge of $48 million in the first quarter of 2014 relating to American Home Shield's decision to abandon its efforts to deploy a new operating system. This decision will allow us to more effectively focus our energy and resources on driving growth and serving our customers. Included in this charge are the impairment of the capitalized software of $45 million and the recognition of the remaining liabilities associated with the termination of lease, maintenance and hosting agreements totaling $3 million.

  Restructuring Charges

        We incurred restructuring charges of $5 million and $3 million for the first quarter of 2014 and 2013, respectively. Restructuring charges were comprised of the following:

	Three months ended March 31,
(In millions)	2014	2013
Terminix branch optimization(1)	$1	$1
Centers of excellence initiative(2)	4	2

Total restructuring charges	$5	$3

(1)
For the three months ended March 31, 2014, these charges included severance costs. For the three months ended March 31, 2013, these charges included lease termination costs.

(2)
Represents restructuring charges related to an initiative to enhance capabilities and reduce costs in our headquarters functions that provide company-wide administrative services for our operations that we refer to as centers of excellence. For the three months ended March 31, 2014, these charges included professional fees of $1 million and severance and other costs of $3 million. For the three months ended March 31, 2013, these charges included professional fees of $1 million and severance and other costs of $1 million. During the remainder of 2014, we will continue to assess the mix and cost of our company-wide administrative services in light of the TruGreen Spin-off. We do not expect additional charges related to this initiative to be significant.

  Interest Expense

        Interest expense totaled $61 million and $60 million for the first quarter of 2014 and 2013, respectively. Our average long-term debt balance and average interest rate for the first quarter of 2014 were comparable to the first quarter of 2013.

        We have historically entered into various interest rate swap agreements, although we have no interest rate swap agreements outstanding as of March 31, 2014. As of March 31, 2014, each one percentage point change in interest rates would result in an approximate $22 million change in the annual interest expense on our Term Facilities.

  Interest and Net Investment Income

        Interest and net investment income totaled $6 million and $2 million for the first quarter of 2014 and 2013, respectively, and was comprised of the following:

	Three months ended March 31,
(In millions)	2014	2013
Realized gains(1)	$5	$1
Deferred compensation trust(2)	—	1
Other(3)	1	—

Total interest and net investment income	$6	$2

(1)
Represents the net investment gains and the interest and dividend income realized on the American Home Shield investment portfolio.

(2)
Represents investment income resulting from a change in the market value of investments within an employee deferred compensation trust (for which there is a corresponding and offsetting change in compensation expense within income from continuing operations before income taxes).

(3)
Includes interest income on other cash balances.

  (Loss) Income from Continuing Operations before Income Taxes

        Loss from continuing operations before income taxes was $27 million for the first quarter of 2014 compared to income from continuing operations before income taxes of $12 million for the first quarter of 2013. The decrease in income from continuing operations before income taxes for the first quarter of 2014 compared to the first quarter of 2013 of $39 million primarily reflects the net effect of year over year changes in the following items:

(In millions)	2014 Compared to 2013
Segment results(1)	$12
Impairment of software and other related costs(2)	(48)
Restructuring charges(3)	(2)
Interest expense(4)	(1)

$(39)

(1)
Represents the net change in Adjusted EBITDA as described in "—Segment Review."

(2)
Represents a $48 million impairment of software and other related costs at American Home Shield recorded in the first quarter of 2014 as described in "—Impairment of Software and Other Related Costs."

(3)
Represents the net change in restructuring charges related primarily to the impact of a branch optimization project at Terminix and an initiative to enhance capabilities and reduce costs in our centers of excellence. Our centers of excellence are functions at our headquarters that provide company-wide administrative services for our operations. See "—Restructuring Charges" for further details.

(4)
Represents the net change in interest expense as described in "—Interest Expense."

  (Benefit) Provision for Income Taxes

        The effective tax rate on (loss) income from continuing operations was a benefit of 33.3 percent for the first quarter of 2014 compared to a provision of 48.3 percent for the first quarter of 2013. The effective tax rate for the first quarter of 2014 was impacted by various discrete events, including an adjustment to deferred state taxes resulting from a change in our state apportionment factors primarily attributable to the TruGreen Spin-off. The effective tax rate for the first quarter of 2013 was impacted by the reclassification of the TruGreen Business to discontinued operations and the resulting impact on the allocation of the full year effective tax rate on income from continuing operations to interim periods.

  Net Loss

        Net loss for the first quarter of 2014 was $113 million compared to $23 million for the first quarter of 2013. The $90 million increase was primarily driven by a $39 million decrease in income from continuing operations before income taxes and a $66 million increase in loss from discontinued operations, net of tax, offset, in part, by a $15 million increase in benefit for income taxes.

Years Ended December 31, 2013, 2012 and 2011

				Increase (Decrease)
	Year ended December 31,
				2013 vs. 2012	2012 vs. 2011
(in millions)	2013	2012	2011
Revenue	$2,293	$2,214	$2,105	3.6%	5.2%
Cost of services rendered and products sold	1,220	1,196	1,125	2.0	6.3
Selling and administrative expenses	691	678	648	2.0	4.6
Amortization expense	51	58	83	(13.0)	(29.9)
Restructuring charges	6	15	7	(59.3)	111.9
Interest expense	247	245	266	0.8	(7.8)
Interest and net investment income	(8)	(7)	(11)	9.3	(32.2)
Loss on extinguishment of debt	—	55	—	*	*

Income (Loss) from Continuing Operations before Income Taxes	86	(26)	(13)	*	*
Provision (benefit) for income taxes	43	(8)	(6)	*	*
Equity in losses of joint venture	(1)	—	—	*	*

Income (Loss) from Continuing Operations	42	(18)	(7)	*	*
(Loss) income from discontinued operations, net of income taxes	(549)	(696)	53	*	*

Net (Loss) Income	$(507)	$(714)	$46	*	*

*
not meaningful

	% of Revenue
	Year ended December 31,
(in millions)	2013	2012	2011
Revenue	100.0%	100.0%	100.0%
Cost of services rendered and products sold	53.2	54.0	53.4
Selling and administrative expenses	30.2	30.6	30.8
Amortization expense	2.2	2.6	4.0
Restructuring charges	0.3	0.7	0.3
Interest expense	10.8	11.1	12.6
Interest and net investment income	(0.4)	(0.3)	(0.5)
Loss on extinguishment of debt	—	2.5	—

Income (Loss) from Continuing Operations before Income Taxes	3.7	(1.2)	(0.6)
Provision (benefit) for income taxes	1.9	(0.4)	(0.3)
Equity in losses of joint venture	*	*	*

Income (Loss) from Continuing Operations	1.8	(0.8)	(0.3)
(Loss) income from discontinued operations, net of income taxes	(24.0)	(31.4)	2.5

Net (Loss) Income	(22.1)%	(32.2)%	2.2%

*
not meaningful

  Revenue

        We reported revenue of $2,293 million for the year ended December 31, 2013, $2,214 million for the year ended December 31, 2012 and $2,105 million for the year ended December 31, 2011. A summary of changes in revenue for each of our reportable segments and Other Operations and Headquarters is included in the table below. See "—Segment Review" for a discussion of the drivers of the year over year changes.

(In millions)	Terminix	American Home Shield	Franchise Services Group	Other Operations and Headquarters	Total
Year ended December 31, 2011	$1,193	$687	$220	$5	$2,105
Pest Control	44	—	—	—	44
Termite	17	—	—	—	17
Home Warranties	—	34	—	—	34
Franchise-Related Revenue	—	—	1	—	1
Other	11	—	—	2	13

Year ended December 31, 2012	$1,265	$721	$221	$7	$2,214

Pest Control	31	—	—	—	31
Termite	9	—	—	—	9
Home Warranties	—	19	—	—	19
Franchise-Related Revenue	—	—	15	—	15
Other	4	—	—	1	5

Year ended December 31, 2013	$1,309	$740	$236	$8	$2,293

  Cost of Services Rendered and Products Sold

        We reported cost of services rendered and products sold of $1,220 million for the year ended December 31, 2013, $1,196 million for the year ended December 31, 2012, and $1,125 million for the year ended December 31, 2011. The following table provides a summary of changes in cost of services rendered and products sold for each of our reportable segments and Other Operations and Headquarters: See "—Segment Review" for a discussion of the drivers of the year over year changes.

(In millions)	Terminix	American Home Shield	Franchise Services Group	Other Operations and Headquarters	Total
Year ended December 31, 2011	$657	$377	$98	$(7)	$1,125
Change in revenue	39	21	3	—	63
Contract claims	—	(15)	—	—	(15)
Insurance program	—	—	—	10	10
Impairment of property and equipment(1)	5	—	4	—	9
Other	3	—	—	1	4

Year ended December 31, 2012	$704	$383	$105	$4	$1,196

Change in revenue	30	10	7	—	47
Bad debt	3	—	—	—	3
Legal	7	—	—	—	7
Contract claims	—	(27)	—	—	(27)
Insurance program	—	—	—	4	4
Impairment of property and equipment(1)	(5)	—	(4)	—	(9)
Other	4	1	(7)	1	(1)

Year ended December 31, 2013	$743	$367	$101	$9	$1,220

(1)
Represents a $3 million impairment of licensed intellectual property and a $1 million impairment of abandoned real estate at Terminix and a $4 million impairment of certain internally developed software at Merry Maids recorded in 2012 for which there were no similar impairments recorded in 2013. We exclude non-cash impairments of property and equipment from Adjusted EBITDA because we believe doing so is useful to investors in aiding period-to-period comparability.

  Selling and Administrative Expenses

        Selling and administrative expenses increased $13 million to $691 million for the year ended December 31, 2013 compared to $678 million for the year ended December 31, 2012. At American Home Shield, a $3 million reduction in tax-related reserves was recorded in 2013, and a $5 million increase in tax-related reserves was recorded in 2012. Additionally, key executive transition charges of $9 million and $3 million were recorded in 2013 and 2012, respectively. The remaining increase of $15 million primarily reflected increased investments in sales and marketing at Terminix; and increased sales and marketing and higher technology costs at American Home Shield; offset, in part, by lower incentive compensation expense at Terminix; lower provisions for certain legal matters at American Home Shield; and cost reductions in our centers of excellence realized through recent initiatives discussed further under "—Restructuring Charges" below.

        Selling and administrative expenses increased $30 million to $678 million for the year ended December 31, 2012 compared to $648 million for the year ended December 31, 2011. At American Home Shield, a $5 million increase in tax-related reserves was recorded in 2012. In the Franchise Services Group, a $1 million gain resulting from the sale of ten company-owned branches to existing and new franchisees was recorded in 2011. Additionally, key executive transition charges of $3 million and $6 million were recorded in 2012 and 2011, respectively. The remaining increase of $29 million primarily reflected increased investments in sales and marketing and higher incentive compensation expense at Terminix; and higher provisions for certain legal matters and increased investments to drive improvements in service delivery at American Home Shield; offset, in part, by a reduction in sales and marketing costs at American Home Shield.

  Amortization Expense

        Amortization expense was $51 million, $58 million and $83 million for the years ended December 31, 2013, 2012 and 2011, respectively. The decreases are a result of certain finite lived intangible assets recorded in connection with the 2007 Merger being fully amortized.

  Restructuring Charges

        We incurred restructuring charges of $6 million, $15 million and $7 million for the years ended December 31, 2013, 2012 and 2011, respectively. Restructuring charges were comprised of the following:

	Year ended December 31,
(In millions)	2013	2012	2011
Terminix branch optimization(1)	$2	$4	$4
American Home Shield reorganization(2)	—	1	—
Franchise Services Group reorganization(2)	—	1	—
Centers of excellence initiative(3)	4	9	3

Total restructuring charges	$6	$15	$7

(1)
For the years ended December 31, 2013 and 2012, these charges included severance costs of $1 million, and for the years ended December 31, 2013, 2012 and 2011, these charges included lease termination costs of $1 million, $3 million and $4 million, respectively.

(2)
These charges included severance costs.

(3)
Represents restructuring charges related to an initiative to enhance capabilities and reduce costs in our headquarters functions that provide company-wide administrative services for our operations that we refer to as centers of excellence. For the years ended December 31, 2013, 2012 and 2011, these charges included severance and other costs of $1 million, $4 million and $2 million, respectively, and professional fees of $3 million, $5 million and $1 million, respectively. During 2014, we will continue to assess the mix and cost of our company-wide administrative services in light of the TruGreen Spin-off. We do not expect charges related to this initiative to be significant.

  Interest Expense

        Interest expense totaled $247 million, $245 million and $266 million for the years ended December 31, 2013, 2012 and 2011, respectively. The increase in 2013 compared to 2012 is primarily due to an increase in our average long-term debt balance. The decrease in 2012 compared to 2011 is primarily due to decreases in our weighted average interest rate and average long-term debt balance.

  Interest and Net Investment Income

        Interest and net investment income totaled $8 million, $7 million and $11 million for the years ended December 31, 2013, 2012 and 2011, respectively, and was comprised of the following:

	Year ended December 31,
(In millions)	2013	2012	2011
Realized gains(1)	$5	$6	$10
Deferred compensation trust(2)	2	1	—
Other(3)	1	—	1

Interest and net investment income	$8	$7	$11

(1)
Represents the net investment gains and the interest and dividend income realized on the American Home Shield investment portfolio.

(2)
Represents investment income (loss) resulting from a change in the market value of investments within an employee deferred compensation trust (for which there is a corresponding and offsetting change in compensation expense within income from continuing operations before income taxes).

(3)
Includes interest income on other cash balances and, in 2012, a $3 million charge for the impairment of a loan related to a prior business disposition.

  Loss on Extinguishment of Debt

        The loss on extinguishment of debt of $55 million for the year ended December 31, 2012 is due to the redemption of $996 million aggregate principal amount of the 2015 Notes and repayment of $276 million of outstanding borrowings under the Term Facilities. There were no debt extinguishments by us in 2013 or 2011.

  Income (Loss) from Continuing Operations

        Income from continuing operations before income taxes was $86 million for the year ended December 31, 2013. Loss from continuing operations before income taxes was $26 million for the year ended December 31, 2012 and $13 million for the year ended December 31, 2011.

        The improvement in income from continuing operations before income taxes for 2013 compared to 2012 of $112 million and increase in loss from continuing operations before income taxes for 2012 compared to 2011 of $13 million primarily reflect the net effect of year over year changes in the following items:

(In millions)	2013 Compared to 2012	2012 Compared to 2011
Loss on extinguishment of debt(1)	55	(55)
Segment results(2)	37	16
Restructuring charges(3)	9	(8)
Non-cash impairment of property and equipment(4)	9	(9)
Interest expense(5)	(2)	21
Depreciation and amortization expense(6)	1	21
Other	3	1

	$112	$(13)

(1)
Represents the loss on extinguishment of debt recorded in 2012 related to the redemption of $996 million aggregate principal amount of the 2015 Notes and repayment of $276 million of outstanding borrowings under the Term Facilities. There were no debt extinguishments in 2013 or 2011.

(2)
Represents the net change in Adjusted EBITDA as described in "—Segment Review." Includes key executive transition charges of $9 million, $3 million and $6 million recorded in 2013, 2012 and 2011, respectively, as described in "—Segment Review." Additionally, at American Home Shield, a $3 million reduction in tax-related reserves was recorded in 2013, and a $5 million increase in tax-related reserves was recorded in 2012.

(3)
Represents the net change in restructuring charges related primarily to the impact of a branch optimization project at Terminix, a reorganization of leadership at American Home Shield and our Franchise Services Group and an initiative to enhance capabilities and reduce costs in our centers of excellence. Our centers of excellence are functions at our headquarters that provide company-wide administrative services for our operations. See Note 8 to our audited consolidated financial statements included in this prospectus for further details.

(4)
Primarily represents a $3 million impairment of licensed intellectual property and a $1 million impairment of abandoned real estate at Terminix, and a $4 million impairment of certain internally developed software at our Franchise Services Group recorded in 2012 for which there were no similar impairments recorded in 2013 or 2011.

(5)
The increase in 2013 compared to 2012 is primarily due to an increase in our average long-term debt balance. The decrease in 2012 compared to 2011 is primarily due to decreases in our weighted average interest rate and average long-term debt balance.

(6)
The decrease is primarily driven by decreased amortization of intangible assets as a result of certain finite lived intangible assets recorded in connection with the 2007 Merger being fully amortized, offset, in part, by increased depreciation of property and equipment as a result of property additions.

  Provision (Benefit) for Income Taxes

        The effective tax rate on income (loss) from continuing operations was a provision of 50.1 percent for the year ended December 31, 2013, and a benefit of 30.5 percent and 43.8 percent for the years ended December 31, 2012 and 2011, respectively. For a reconciliation of our effective tax rates to the statutory rate see Note 5 to our audited consolidated financial statements included in this prospectus.

  Net (Loss) Income

        Net loss for the year ended December 31, 2013 was $507 million compared to a net loss of $714 million for the year ended December 31, 2012 and net income of $46 million for the year ended December 31, 2011. The $207 million improvement for 2013 compared to 2012 was primarily driven by a $112 million improvement in income (loss) from continuing operations before income taxes and a $147 million reduction in loss from discontinued operations, net of tax, offset, in part, by a $51 million increase in provision (benefit) for income taxes. The $760 million decrease for 2012 compared to 2011 was primarily driven by a $13 million reduction in income (loss) from continuing operations before income taxes and a $749 million increase in loss from discontinued operations, net of tax, offset, in part, by a $2 million reduction in provision (benefit) for income taxes.

Segment Review

        The following business segment reviews should be read in conjunction with the required footnote disclosures presented in the notes to our audited consolidated financial statements and our unaudited condensed consolidated financial statements included in this prospectus.

        Revenue and Adjusted EBITDA by reportable segment and for Others Operations and Headquarters are as follows:

			Increase (Decrease)
	Three months ended March 31,						Increase (Decrease)
				Year ended December 31,
			2014 vs. 2013				2013 vs. 2012	2012 vs. 2011
(In millions)	2014	2013		2013	2012	2011
Revenue:
Terminix	$320	$313	2.2%	$1,309	$1,265	$1,193	3.5%	6.1%
American Home Shield	151	143	5.5%	740	721	687	2.7%	5.0%
Franchise Services Group	60	56	8.1%	236	221	220	6.3%	0.8%
Other Operations and Headquarters	2	2	(5.7)%	8	7	5	22.1%	14.1%

Total Revenue:	$533	$514	3.7%	$2,293	$2,214	$2,105	3.6%	5.2%

Adjusted EBITDA(1):
Terminix	$78	$75	3.6%	$266	$266	$249	0.3%	6.6%
American Home Shield	23	21	9.0%	145	117	107	24.4%	9.4%
Franchise Services Group	18	17	1.5%	78	70	75	11.7%	(6.2)%
Other Operations and Headquarters	(4)	(10)	66.2%	(39)	(40)	(34)	1.4%	(17.3)%

Total Adjusted EBITDA	$115	$103	11.6%	$450	$413	$397	8.9%	4.1%

(1)
For our definition of Adjusted EBITDA and a reconciliation thereof to net (loss) income, see "Prospectus Summary—Summary Historical Consolidated Financial and Other Operating Data."

        The table below presents selected operating metrics related to customer counts and customer retention for our Terminix and American Home Shield segments.

	As of March 31,		As of December 31,
	2014	2013	2013	2012	2011
Terminix—
(Reduction) Growth in Pest Control Customers	(1.8)%	(0.5)%	(1.6)%	0.8%	6.4%
Pest Control Customer Retention Rate	79.1%	78.8%	79.3%	79.3%	80.6%
Reduction in Termite Customers	(2.6)%	(1.9)%	(2.3)%	(1.4)%	(1.0)%
Termite Customer Retention Rate	84.9%	85.4%	85.1%	85.6%	86.1%
American Home Shield—
Growth (Reduction) in Home Warranties(1)	10.3%	(2.4)%	0.3%	(3.0)%	1.6%
Customer Retention Rate(1)	75.9%	73.5%	74.3%	73.3%	75.1%

(1)
As of March 31, 2014, excluding the impact of the HSA acquisition, the growth in home warranties and the customer retention rate for our American Home Shield segment was 0.8 percent and 74.5 percent, respectively.

Terminix Segment

Three Months Ended March 31, 2014 Compared to Three Months Ended March 31, 2013

        The Terminix segment, which provides termite and pest control services to residential and commercial customers and distributes pest control products, reported a 2.2 percent increase in revenue and a 3.6 percent increase in Adjusted EBITDA for the first quarter of 2014 compared to the first quarter of 2013.

  Revenue

        Revenue by service line is as follows:

	Three months ended March 31,		% of Revenue
(In millions)	2014	2013	2014
Pest Control	$176	$173	54.9%
Termite	132	128	41.2%
Other	12	12	3.9%

Total revenue	$320	$313	100.0%

        Pest control revenue increased 1.6 percent compared to the first quarter of 2013, reflecting improved price realization, offset, in part, by a 1.8 percent decrease in pest control customer counts. The decrease in pest control customer counts as of March 31, 2014 compared to March 31, 2013 was driven by a decrease in new unit sales and acquisitions, offset, in part, by a 30 basis points, or "bps," increase in the customer retention rate.

        Termite revenue, including the wildlife exclusion, crawl space encapsulation and attic insulation products which are managed as a component of our termite line of business, increased 3.4 percent compared to the first quarter of 2013. Termite renewal revenue comprised 60 percent of total termite revenue, while the remainder consisted of termite new unit revenue. The increase in termite revenue reflects introductions of new products (wildlife exclusion and crawlspace encapsulation), increased sales of attic insulation and improved price realization, offset, in part, by a decrease in traditional termite sales driven by colder weather conditions. Termite customer counts decreased 2.6 percent compared to March 31, 2013, driven by a decrease in traditional new unit sales and acquisitions and a 50 bps decrease in the customer retention rate, offset, in part, by the introduction of new products.

        As of March 31, 2014, wildlife exclusion was being offered in approximately 75 percent of our domestic locations, up from 4 percent at the beginning of the year. We expect to offer this service in 90 percent of our domestic locations in the third quarter of 2014. Crawlspace encapsulation, a service that we began offering in 2013, was offered in 20 percent of our domestic locations in the fourth quarter of 2013. We are now offering crawlspace encapsulation in approximately 25 percent of our domestic locations with no significant expansion beyond that planned. We will continue to explore opportunities to increase our market share through the introduction of adjacent products and services in the future.

  Adjusted EBITDA

        The following table provides a summary of changes in the segment's Adjusted EBITDA for the first quarter of 2014 compared with the first quarter of 2013:

(In millions)
Three months ended March 31, 2013	$75
Change in revenue	4
Labor efficiency	(1)
Selling and administrative expenses	1
Other	(1)

Three months ended March 31, 2014	$78

        The decrease in labor efficiency was primarily driven by increased staffing in customer care centers. The decrease in selling and administrative expenses was driven by cost reductions achieved in the quarter.

Year ended December 31, 2013 Compared to Year Ended December 31, 2012

        The Terminix segment reported a 3.5 percent increase in revenue and a 0.3 percent increase in Adjusted EBITDA for the year ended December 31, 2013 compared to 2012.

  Revenue

        Revenue by service line is as follows:

	Year ended December 31,		% of Revenue
(In millions)	2013	2012	2013
Pest Control	$731	$700	55.9%
Termite	508	499	38.8%
Other	70	66	5.3%

Total revenue	$1,309	$1,265	100.0%

        Pest control revenue increased 4.4 percent compared to 2012, reflecting improved price realization, offset, in part, by a 0.4 percent decrease in average pest control customer counts. Absolute pest control customer counts decreased 1.6 percent compared to 2012, driven by a decrease in new unit sales and acquisitions. The pest control customer retention rate was comparable to 2012.

        Termite revenue increased 1.8 percent compared to 2012. Termite renewal revenue comprised 52 percent of total termite revenue, while the remainder consisted of termite new unit revenue. The increase in termite revenue reflected an increase in non-renewable sales, the introduction of a new product (crawlspace encapsulation), increased sales of attic insulation and improved price realization, offset, in part, by a 2.1 percent decrease in average customer counts. Absolute termite customer counts declined 2.3 percent compared to 2012, driven by a decrease in traditional new unit sales and a 50 bps decrease in the customer retention rate. Traditional termite new unit sales were adversely impacted by continued softness in demand for termite control services in 2013. Termite activity is unpredictable in its nature. Factors that can impact termite activity include conducive weather conditions and consumer awareness of termite swarms.

        Product distribution revenue, which has lower margins than pest or termite revenue, increased $4 million compared to 2012.

        We will continue to make investments to transform our customers' experiences through a combination of new technology and improved processes to, among other things, maintain or improve our high retention rates in our pest control and termite service lines.

  Adjusted EBITDA

        The following table provides a summary of changes in the segment's Adjusted EBITDA for the year ended December 31, 2013 compared with the year ended December 31, 2012:

(In millions)
Year ended December 31, 2012	$266
Change in revenue	14
Bad debt	(3)
Legal	(7)
Selling and administrative expenses	(3)
Key executive transition charges	(1)

Year ended December 31, 2013	$266

        The increase in bad debt expense was driven by aging of commercial accounts and the increase in legal expense was driven by increased provisions for certain legal matters. The increase in selling and administrative expenses was primarily driven by increased investments in sales and marketing, offset, in part, by lower incentive compensation expense. Key executive transition charges of $1 million were recorded in 2013, which included recruiting costs and a signing bonus related to the hiring of the new President of Terminix.

Year ended December 31, 2012 Compared to Year Ended December 31, 2011

        The Terminix segment reported a 6.1 percent increase in revenue and a 6.6 percent increase in Adjusted EBITDA for the year ended December 31, 2012 compared to 2011.

  Revenue

        Revenue by service line is as follows:

	Year ended December 31,		% of Revenue
(In millions)	2012	2011	2012
Pest Control	$700	$656	55.4%
Termite	499	482	39.5%
Other	66	55	5.1%

Total revenue	$1,265	$1,193	100.0%

        Pest control revenue increased 6.8 percent compared to 2011, reflecting a 4.2 percent increase in average customer counts, a $12 million increase in other pest revenue, primarily bed bug services, and improved price realization. Absolute pest control customer counts increased 0.8 percent compared to 2011, driven by new unit sales and acquisitions, offset, in part, by a 130 bps decrease in the customer retention rate.

        Termite revenue increased 3.5 percent compared to 2011. Termite renewal revenue comprised 55 percent of total termite revenue, while the remainder consisted of termite new unit revenue. The increase in termite revenue reflected improved price realization and an increase in non-renewable sales, offset, in part, by a 1.1 percent decrease in average customer counts. Absolute termite customer counts declined 1.4 percent compared to 2011, driven by a 50 bps decrease in the customer retention rate.

        Product distribution revenue, which has lower margins than pest or termite revenue, increased $10 million compared to 2011.

  Adjusted EBITDA

        The following table provides a summary of changes in the segment's Adjusted EBITDA for the year ended December 31, 2012 compared with the year ended December 31, 2011:

(In millions)
Year ended December 31, 2011	$249
Change in revenue	33
Selling and administrative expenses	(19)
Other	3

Year ended December 31, 2012	$266

        The increase in selling and administrative expenses was primarily driven by increased investments in sales and marketing and higher incentive compensation expense.

American Home Shield Segment

Three Months Ended March 31, 2014 Compared to Three Months Ended March 31, 2013

        The American Home Shield segment, which provides home warranties for household systems and appliances, reported a 5.5 percent increase in revenue and a 9.0 percent increase in Adjusted EBITDA for the first quarter of 2014 compared to the first quarter of 2013. On February 28, 2014, we acquired HSA, a company with 2013 revenue of approximately $62 million.

  Revenue

        As of March 31, 2014 compared to March 31, 2013, customer counts increased 10.3 percent, and the customer retention rate increased 240 bps. Excluding HSA, for the same period, customer counts increased 0.8 percent, and the customer retention rate increased 100 bps. The revenue results reflect the 0.8 percent increase in customer counts and improved price realization, primarily driven by a favorable product mix. Sales in our real estate channel were adversely impacted by a soft home resale market in the quarter. Additionally, the HSA acquisition contributed approximately $5 million in revenue in the first quarter of 2014.

  Impairment of Software and Other Related Costs

        In February 2014, American Home Shield made the decision to abandon its efforts to deploy a new operating system. This decision will allow us to more effectively focus our energy and resources on driving growth and serving our customers. Important factors that led to this decision include:

  •
  the ongoing operational costs of the new operating system would have been high;

  •
  enhancements to our existing operating system enabled it to support our needs;

  •
  certain planned benefits of the new operating system can be achieved through other means; and

  •
  reallocating resources to areas that will allow us to focus on growing our business.

        We recorded an impairment charge of $48 million in the first quarter of 2014 relating to this decision.

  Adjusted EBITDA

        The following table provides a summary of changes in the segment's Adjusted EBITDA for the first quarter of 2014 compared with the first quarter of 2013:

(In millions)
Three months ended March 31, 2013	$21
Change in revenue	4
Interest and net investment income	4
Contract claims	(4)
Tax-related reserves	(3)
Selling and administrative expenses	1

Three months ended March 31, 2014	$23

        In the first quarter of 2014 and 2013, the segment's Adjusted EBITDA included interest and net investment income from the American Home Shield investment portfolio of $5 million and $1 million, respectively, and favorable adjustments to reserves for prior year contract claims of $1 million and $5 million, respectively. Additionally, a $3 million reduction in tax-related reserves was recorded in the first quarter of 2013 for which there was no similar adjustment recorded in the first quarter of 2014.

The decrease in selling and administrative expenses primarily included lower technology costs driven by the decision to abandon efforts to deploy a new operating system, offset, in part, by the addition of administrative costs as a result of the acquisition of HSA.

Year ended December 31, 2013 Compared to Year Ended December 31, 2012

        The American Home Shield segment reported a 2.7 percent increase in revenue and a 24.4 percent increase in Adjusted EBITDA for the year ended December 31, 2013 compared to 2012.

  Revenue

        The revenue results reflect improved price realization, offset, in part, by a 1.5 percent decrease in average customer counts. Absolute customer counts increased 0.3 percent compared to 2012, driven by an increase in new unit sales and a 100 bps increase in the customer retention rate.

  Adjusted EBITDA

        The following table provides a summary of changes in the segment's Adjusted EBITDA for the year ended December 31, 2013 compared with the year ended December 31, 2012:

(In millions)
Year ended December 31, 2012	$117
Change in revenue	9
Contract claims	27
Tax-related reserves	8
Selling and administrative expenses	(14)
Key executive transition charges	1
Interest and net investment income	(1)
Other	(2)

Year ended December 31, 2013	$145

        Contract claims expense decreased $27 million in the year ended December 31, 2013 as compared to the year ended December 31, 2012 (including a favorable adjustment to reserves for prior year contract claims of $4 million recorded in 2013). This favorable outcome was driven, in part, by an increase in the service fee charged to our customers for service visits and, to a lesser extent, by cooler summer temperatures in 2013 as compared to 2012. Warmer summer temperatures in 2014 as compared to 2013 could lead to an unfavorable impact on our contract claims expense in 2014.

        A $3 million reduction in tax-related reserves was recorded in 2013, and a $5 million increase in tax-related reserves was recorded in 2012. The increase in selling and administrative expenses primarily included increased investments in sales and marketing to drive future growth, principally in our direct-to-consumer channel, and higher technology costs, offset, in part, by lower provisions for certain legal matters.

        Key executive transition charges of $1 million were recorded in 2012, which included recruiting costs and a signing bonus related to the hiring of the new President of American Home Shield and separation charges related to the retirement of the former President of American Home Shield. Interest and net investment income from the American Home Shield investment portfolio of $5 million and $6 million was recorded in 2013 and 2012, respectively.

Year ended December 31, 2012 Compared to Year Ended December 31, 2011

        The American Home Shield segment reported a 5.0 percent increase in revenue and a 9.4 percent increase in Adjusted EBITDA for the year ended December 31, 2012 compared to 2011.

  Revenue

        The revenue results reflected improved price realization, offset, in part, by a 0.9 percent decrease in average customer counts. Absolute customer counts decreased 3.0 percent compared to 2011, driven by a decrease in new unit sales and a 180 bps decrease in the customer retention rate.

  Adjusted EBITDA

        The following table provides a summary of changes in the segment's Adjusted EBITDA for the year ended December 31, 2012 compared with the year ended December 31, 2011:

(In millions)
Year ended December 31, 2011	$107
Change in revenue	13
Contract claims	15
Tax-related reserves	(5)
Selling and administrative expenses	(9)
Key executive transition charges	(1)
Interest and net investment income	(4)
Other	1

Year ended December 31, 2012	$117

        A $5 million increase in tax-related reserves was recorded in 2012. The increase in selling and administrative expenses primarily included higher provisions for certain legal matters and increased investments to drive improvements in service delivery, offset, in part, by a reduction in sales and marketing costs.

        Key executive transition charges of $1 million were recorded in 2012, which included recruiting costs and a signing bonus related to the hiring of the new President of American Home Shield and separation charges related to the retirement of the former President of American Home Shield. Interest and net investment income from the American Home Shield investment portfolio of $6 million and $10 million was recorded in 2012 and 2011, respectively.

Franchise Services Group Segment

Three Months Ended March 31, 2014 Compared to Three Months Ended March 31, 2013

        The Franchise Services Group segment, which consists of the ServiceMaster Restore (disaster restoration), ServiceMaster Clean (janitorial), Merry Maids (residential cleaning), Furniture Medic (furniture repair) and AmeriSpec (home inspection) businesses, reported an 8.1 percent increase in revenue and a 1.5 percent increase in Adjusted EBITDA for the first quarter of 2014 compared to the first quarter of 2013.

  Revenue

        Revenue by service line is as follows:

	Three months ended March 31,		% of Revenue
(In millions)	2014	2013	2014
Royalty Fees	$29	$28	47.3%
Company-Owned Merry Maids Branches	15	15	24.5%
Janitorial National Accounts	7	5	11.9%
Sales of Products	7	5	10.9%
Other	2	3	5.4%

Total revenue	$60	$56	100.0%

        Royalty fees increased 3.1 percent compared to the first quarter of 2013, primarily driven by increases in disaster restoration services. Revenue from company-owned Merry Maids branches was comparable to the first quarter of 2013 with customer counts as of March 31, 2014 comparable to March 31, 2013. Revenue from janitorial national accounts increased 44.0 percent compared to the first quarter of 2013, driven by strong sales activity. Sales of products to franchisees increased 40.4 percent compared to the first quarter of 2013, driven by high franchisee demand for equipment.

  Adjusted EBITDA

        The following table provides a summary of changes in the segment's Adjusted EBITDA for the first quarter of 2014 compared with the first quarter of 2013:

(In millions)
Three months ended March 31, 2013	$17
Change in revenue	1

Three months ended March 31, 2014	$18

        The impact of the increase in revenue was driven by the increase in royalty fees and increases in relatively low margin revenue from janitorial national accounts and sales of products to franchisees.

Year ended December 31, 2013 Compared to Year Ended December 31, 2012

        The Franchise Services Group segment reported a 6.3 percent increase in revenue and an 11.7 percent increase in Adjusted EBITDA for the year ended December 31, 2013 compared to 2012.

  Revenue

        Revenue by service line is as follows:

	Year ended December 31,		% of Revenue
(In millions)	2013	2012	2013
Royalty Fees	$118	$114	49.9%
Company-Owned Merry Maids Branches	63	60	26.8%
Janitorial National Accounts	23	17	9.6%
Sales of Products	21	21	9.1%
Other	11	9	4.6%

Total revenue	$236	$221	100.0%

        Royalty fees increased 3.3 percent compared to 2012, primarily driven by increases in disaster restoration services. Revenue from company-owned Merry Maids branches increased 4.3 percent compared to 2012, reflecting a 5.3 percent increase in average customer counts and improved price realization, offset, in part, by a decline in non-recurring services. Revenue from janitorial national accounts increased 35.1 percent compared to 2012, driven by strong sales activity. We intend to continue our focus on expanding our market share in janitorial national accounts in 2014.

  Adjusted EBITDA

        The following table provides a summary of changes in the segment's Adjusted EBITDA for the year ended December 31, 2013 compared with the year ended December 31, 2012:

(In millions)
Year ended December 31, 2012	$70
Impact of change in revenue	7
Key executive transition charges	1

Year ended December 31, 2013	$78

        The impact of the increase in revenue was driven by the increase in royalty fees and relatively low margin revenue from janitorial national accounts.

        Key executive transition charges of $1 million were recorded in 2012, which included relocation costs related to the hiring of the new President of the Franchise Services Group and separation charges related to the retirement of the former President of the Franchise Services Group.

Year ended December 31, 2012 Compared to Year Ended December 31, 2011

        The Franchise Services Group segment reported a 0.8 percent increase in revenue and a 6.2 percent decrease in Adjusted EBITDA for the year ended December 31, 2012 compared to 2011.

  Revenue

        Revenue by service line is as follows:

	Year ended December 31,		% of Revenue
(In millions)	2012	2011	2012
Royalty Fees	$114	$114	51.4%
Company-Owned Merry Maids Branches	60	61	27.4%
Janitorial National Accounts	17	13	7.6%
Sales of Products	21	24	9.7%
Other	9	8	3.9%

Total revenue	$221	$220	100.0%

        Revenue from company-owned Merry Maids branches decreased 0.8 percent compared to 2011, reflecting a $5 million reduction in revenue driven by the sale of ten company-owned branches to existing and new franchisees in the fourth quarter of 2011, offset, in part, by improved price realization and, as adjusted for branch dispositions in 2011, a 7.3 percent increase in average customer counts. Revenue from janitorial national accounts increased 32.7 percent compared to 2011, driven by strong sales activity. Sales of products to franchisees decreased 8.3 percent compared to 2011, driven by lower franchisee demand for equipment.

  Adjusted EBITDA

        The following table provides a summary of changes in the segment's Adjusted EBITDA for the year ended December 31, 2012 compared with the year ended December 31, 2011:

(In millions)
Year ended December 31, 2011	$75
Impact of change in revenue	(2)
Gain on sale	(1)
Other	(2)

Year ended December 31, 2012	$70

        The impact of the increase in revenue was driven by decreases in royalty fees and sales of products to franchisees, offset, in part, by the increase in relatively low margin revenue from janitorial national accounts.

        Key executive transition charges of $1 million were recorded in each of the years ended December 31, 2012 and 2011 which included recruiting, relocation costs and a signing bonus related to the hiring of the new President of our Franchise Services Group and separation charges related to the retirement of the former President of our Franchise Services Group in 2012 and the resignation of the former President of Merry Maids in 2011. Additionally, a $1 million gain resulting from the sale of ten company-owned branches to existing and new franchisees was recorded in 2011.

Other Operations and Headquarters Segment

Three Months Ended March 31, 2014 Compared to Three Months Ended March 31, 2013

        This segment includes SMAC and our headquarters functions. The segment reported a 66.2 percent increase in Adjusted EBITDA for the first quarter of 2014 compared to the first quarter of 2013.

  Adjusted EBITDA

        The following table provides a summary of changes in the segment's Adjusted EBITDA for the first quarter of 2014 compared with the first quarter of 2013:

(In millions)
Three months ended March 31, 2013	$(10)
Insurance program	(2)
Selling and administrative expenses	8

Three months ended March 31, 2014	$(4)

        The increased expenses in our automobile, general liability and workers' compensation insurance program was driven by adverse claims trends. The decrease in selling and administrative expenses primarily included decreased costs in our centers of excellence driven by the transfer of employees to New TruGreen in combination with fees received under the transition services agreement with New TruGreen.

Year ended December 31, 2013 Compared to Year Ended December 31, 2012

        The segment reported a 1.4 percent decrease in Adjusted EBITDA for the year ended December 31, 2013 compared to 2012.

  Adjusted EBITDA

        The following table provides a summary of changes in the segment's Adjusted EBITDA for the year ended December 31, 2013 compared with the year ended December 31, 2012:

(In millions)
Year ended December 31, 2012	$(40)
Insurance program	(4)
Selling and administrative expenses	9
Key executive transition charges	(7)
Interest and net investment income	2
Other	1

Year ended December 31, 2013	$(39)

        The increased expenses in our automobile, general liability and workers' compensation insurance program were driven by adverse claims trends. The decrease in selling and administrative expenses primarily included decreased costs in our centers of excellence driven by cost reductions realized through recent initiatives.

        Key executive transition charges of $8 million and $1 million were recorded in 2013 and 2012, respectively, which included recruiting costs and signing bonuses for Robert J. Gillette, our new CEO, Alan J. M. Haughie, our new CFO, and other key executives and separation charges related to the resignation of our former CEO and other key executives. Additionally, interest and net investment income of $3 million and $1 million was recorded in 2013 and 2012, respectively.

Year ended December 31, 2012 Compared to Year Ended December 31, 2011

        The segment reported a 17.3 percent decrease in Adjusted EBITDA for the year ended December 31, 2012 compared to 2011.

  Adjusted EBITDA

        The following table provides a summary of changes in the segment's Adjusted EBITDA for the year ended December 31, 2013 compared with the year ended December 31, 2012:

(In millions)
Year ended December 31, 2011	$(34)
Insurance program	(10)
Key executive transition charges	4

Year ended December 31, 2012	$(40)

        The increased expenses in our automobile, general liability and workers' compensation insurance program were driven by the reversal, in 2011, of claims reserves driven by favorable claims experience. Key executive transition charges of $1 million and $5 million were recorded in 2012 and 2011, respectively, and interest and net investment income of $1 million was recorded in 2012 and 2011.

Discontinued Operations

TruGreen Spin-off

        On January 14, 2014, we completed the TruGreen Spin-off resulting in the spin-off of the TruGreen Business through a tax-free, pro rata dividend to our stockholders. As a result of the completion of the TruGreen Spin-off, New TruGreen operates the TruGreen Business as a private independent company. The TruGreen Business experienced a significant downturn in recent years. Since 2011, the TruGreen Business lost 400,000 customers, or 19 percent of its customer base. The TruGreen Business's operating margins also eroded during this time frame due to production inefficiencies, higher chemical costs and inflationary pressures, compounded by lower fixed cost leverage as falling customer counts drove revenue down. The TruGreen Business experienced revenue and Adjusted EBITDA declines of 18.6 percent and 87.6 percent, respectively, from 2011 to 2013. In light of these developments, we made the decision to effect the TruGreen Spin-off, which we expect will enable our management to increase its focus on the Terminix, American Home Shield and Franchise Services Group segments, while providing New TruGreen, as an independently operated, private company, the time and focus required to execute a turnaround. In addition, the TruGreen Spin-off was effected to enhance our ability to complete an initial public offering of our common stock and use the net proceeds primarily to reduce our indebtedness.

        As a result of the TruGreen Spin-off, we were required to perform an interim impairment analysis as of January 14, 2014 on the TruGreen trade name. The assumptions were developed with the view of the TruGreen Business as a stand-alone company, resulting in an increase in the assumed discount rate of 350 bps as compared to the discount rate used in the October 1, 2013 impairment test for the TruGreen trade name. This interim impairment analysis resulted in a pre-tax non-cash trade name impairment charge of $139 million ($84 million, net of tax) to reduce the carrying value of the TruGreen trade name to its estimated fair value. This impairment charge was recorded in Loss from discontinued operations, net of income taxes, in the first quarter of 2014.

Other Dispositions

        In the first quarter of 2011, we concluded that TruGreen LandCare did not fit within our long-term strategic plans and committed to a plan to sell the business. On April 21, 2011, we entered into a purchase agreement to sell the TruGreen LandCare business, and the disposition was effective as of April 30, 2011.

Financial Information for Discontinued Operations

        Loss from discontinued operations, net of income taxes, for all periods presented includes the operating results of the TruGreen Business and the previously sold businesses.

        The operating results of discontinued operations are as follows:

	Three months ended March 31,		Year ended December 31,
(In millions)	2014	2013	2013	2012	2011
Revenue	6	94	$896	$979	$1,177
(Loss) income before income taxes(1)(2)	(155)	(50)	(716)	(803)	92
(Benefit) provision for income taxes(1)(2)	(60)	(21)	(167)	(107)	37

(Loss) income, net of income taxes(1)(2)	(95)	(29)	(549)	(696)	55
Gain (loss) on sale, net of income taxes	—	—	—	—	(2)

(Loss) income from discontinued operations, net of income taxes(1)(2)	$(95)	$(29)	$(549)	$(696)	$53

(1)
During the first quarter of 2014, 2013, 2012 and 2011, we recorded pre-tax non-cash impairment charges of $139 million ($84 million, net of tax) $673 million ($521 million, net of tax), $909 million ($764 million, net of tax) and $37 million ($22 million, net of tax), respectively, associated with the goodwill and trade name at the TruGreen Business in (loss) income from discontinued operations, net of income taxes.

(2)
As a result of the decision to sell TruGreen LandCare, a $34 million impairment charge ($21 million, net of tax) was recorded in loss from discontinued operations, net of income taxes, in the first quarter of 2011 to reduce the carrying value of TruGreen LandCare's assets to their estimated fair value less cost to sell in accordance with applicable accounting standards. Upon completion of the sale in 2011, a $6 million loss on sale ($2 million, net of tax) was recorded.

  Year ended December 31, 2013 Compared to Year Ended December 31, 2012

        The TruGreen Business reported revenue of $896 million in 2013, an 8.5 percent decrease compared to 2012. Revenue from residential lawn service customers, which was 82 percent of the TruGreen Business's revenue in 2013, decreased 8.8 percent compared to 2012, reflecting an 8.9 percent decline in average residential full program customer counts and inefficiencies in service delivery caused, in part, by integration issues with newly implemented technology, offset, in part, by improved price realization. Absolute customer counts declined 7.9 percent compared to 2012, driven by a 250 bps decrease in the residential full program customer retention rate, offset, in part, by new unit sales. The TruGreen Business's revenue also reflected a $14 million decrease in revenue from commercial customers compared to 2012.

        Loss before incomes taxes for the TruGreen Business was $714 million in 2013 compared to $802 million in 2012. Non-cash impairment charges of $673 million and $909 million were recorded in

2013 and 2012, respectively. Key executive transition charges of $1 million were recorded in each of the years 2013 and 2012, which included recruiting costs and a signing bonus related to the hiring of David Alexander, the President of TruGreen, and separation charges related to the resignation in 2012 of Thomas Brackett, a former President of TruGreen. Additionally, restructuring charges of $15 million and $3 million were recorded in 2013 and 2012, respectively, which, in 2013, primarily represented expenses we incurred directly related to the TruGreen Spin-off. The remaining decline in income before income taxes of $136 million primarily reflected the impact of lower revenue; labor, chemical and vehicle inefficiency driven, in part, by integration issues with newly implemented technology; higher bad debt expense; higher sales staffing levels; higher costs related to telephone and information technology systems; and increased investments in sales tools.

  Year ended December 31, 2012 Compared to Year Ended December 31, 2011

        The TruGreen Business reported revenue of $979 million in 2012, an 11.1 percent decrease compared to 2011. Revenue from residential lawn service customers decreased 13.0 percent compared to 2011, reflecting an 11.3 percent decline in average residential full program customer counts and a steep decline in less than full program sales, offset, in part, by improved price realization. Absolute customer counts declined 12.2 percent compared to 2011, driven by a decrease in new unit sales and acquisitions, offset, in part, by a 120 bps increase in the residential full program customer retention rate. The decrease in new unit sales was significantly impacted by changes in the TruGreen Business's product offerings and the rebalancing of its sales channel mix. The TruGreen Business's revenue also reflected a $14 million increase in revenue from commercial customers compared to 2011, offset, in part, by a $14 million decrease in third-party revenue, primarily sales of ice melt products, compared to 2011.

        Loss before income taxes for the TruGreen Business was $802 million in 2012 compared to income before income taxes of $132 million in 2012. Non-cash impairment charges of $909 million and $37 million were recorded in 2012 and 2011, respectively. Key executive transition charges of $1 million were recorded in each of the years 2012 and 2011, which included recruiting costs related to the hiring of David Alexander, the President of TruGreen, and separation charges related to the resignation in 2012 of Thomas Brackett, a former President of TruGreen, and the resignation in 2011 of Stephen Donly, also a former President of TruGreen. Additionally, restructuring charges of $3 million and $1 million were recorded in 2013 and 2012, respectively. The remaining decline in income before income taxes of $60 million primarily reflected the impact of lower revenue, a reduction in labor productivity, higher fertilizer prices and usage rates, higher technology costs related to a new operating system, higher fuel prices and increased investments in productivity and standardization initiatives, offset, in part, by lower sales staffing, driven by TruGreen's decision to reduce its focus on the neighborhood sales channel, and a reduction in ice melt sales, which has lower margins than core lawn services.

Liquidity and Capital Resources

Liquidity

        We are highly leveraged, and a substantial portion of our liquidity needs is due to service requirements on our significant indebtedness. The agreements governing the Term Facilities, the 2020 Notes and the Revolving Credit Facility contain covenants that limit or restrict the ability of SvM and certain of its subsidiaries to incur additional indebtedness, repurchase debt, incur liens, sell assets, make certain payments (including dividends) and enter into transactions with affiliates. As of March 31, 2014, SvM was in compliance with the covenants under these agreements that were in effect on such date.

        Our ongoing liquidity needs are expected to be funded by cash on hand, net cash provided by operating activities and, as required, borrowings under the Revolving Credit Facility. We expect that cash provided from operations and available capacity under the Revolving Credit Facility will provide sufficient funds to operate our business, make expected capital expenditures and meet our liquidity requirements for the following 12 months, including payment of interest and principal on our debt. As of March 31, 2014, SvM had $242 million of remaining capacity available under the Revolving Credit Facility. SvM will continue to have $242 million of available borrowing capacity through July 23, 2014 and will have $183 million of available borrowing capacity from July 24, 2014 through January 31, 2017. For a description of the Revolving Credit Facility, see "Description of Certain Indebtedness—Revolving Credit Facility."

        Cash and short- and long-term marketable securities totaled $545 million as of March 31, 2014, compared with $633 million as of December 31, 2013. Cash and short- and long-term marketable securities include balances associated with regulatory requirements at American Home Shield. See "—Limitations on Distributions and Dividends by Subsidiaries." American Home Shield's investment portfolio has been invested in a combination of high-quality, short-duration fixed-income securities and equities. We closely monitor the performance of the investments. From time to time, we review the statutory reserve requirements to which our regulated entities are subject and any changes to such requirements. These reviews may result in identifying current reserve levels above or below minimum statutory reserve requirements, in which case we may adjust our reserves. The reviews may also identify opportunities to satisfy certain regulatory reserve requirements through alternate financial vehicles.

        Under the terms of our fuel swap contracts, we are required to post collateral in the event that the fair value of the contracts exceeds a certain agreed upon liability level and in other circumstances when required by the counterparty. As of March 31, 2014, the estimated fair value of our fuel swap contracts was a net asset of $1 million, and we had posted $1 million in letters of credit as collateral under our fuel hedging program, none of which were issued under SvM's Revolving Credit Facility. The continued use of letters of credit for this purpose could limit SvM's ability to post letters of credit for other purposes and could limit SvM's borrowing availability under the Revolving Credit Facility. However, we do not expect the fair value of the outstanding fuel swap contracts to materially impact our financial position or liquidity.

        We may from time to time repurchase or otherwise retire or extend our debt and/or take other steps to reduce our debt or otherwise improve our financial position. These actions may include open market debt repurchases, negotiated repurchases, other retirements of outstanding debt and/or opportunistic refinancing of debt. The amount of debt that may be repurchased or otherwise retired or refinanced, if any, will depend on market conditions, trading levels of our debt, our cash position, compliance with debt covenants and other considerations. Our affiliates may also purchase our debt from time to time, through open market purchases or other transactions. In such cases, our debt may not be retired, in which case we would continue to pay interest in accordance with the terms of the debt, and we would continue to reflect the debt as outstanding in our audited consolidated financial statements.

Term Facilities

        In August 2012, SvM entered into an amendment, or the "2012 Term Loan Facility Amendment," to the credit agreement governing the Term Loan Facility, or the "Credit Agreement," primarily to extend the maturity date of a portion of the borrowings under the Term Loan Facility. Pursuant to the 2012 Term Loan Facility Amendment, the Tranche B loans have a maturity date of January 31, 2017. The interest rates applicable to the Tranche B loans under the Term Loan Facility are based on a fluctuating rate of interest measured by reference to either, at SvM's option, (i) an adjusted London inter-bank offered rate (adjusted for maximum reserves), plus a borrowing margin or (ii) an alternate base rate, plus a borrowing margin. As of March 31, 2014, the borrowing margin for the outstanding

Tranche B loans was 4.25 percent. The 2012 Term Loan Facility Amendment also includes mechanics for future extension amendments, permits borrower buy-backs of term loans, increases the size of certain baskets and makes certain other changes to the Credit Agreement, including the reduction of the availability under the synthetic letter of credit facility from $150 million to $138 million.

        On February 22, 2013, SvM entered into Amendment No. 2 to its Term Loan Facility, or the "2013 Term Loan Facility Amendment," to amend the Credit Agreement primarily to extend the maturity date of a portion of the borrowings under the Term Loan Facility. Pursuant to the 2013 Term Loan Facility Amendment, the maturity of the outstanding Tranche A loans was extended, and such loans were converted into a new tranche of term loans in an aggregate principal amount, along with new loans extended by certain new lenders, of $1,220 million, or the "Tranche C loans." The maturity date for the Tranche C loans is January 31, 2017. The interest rates applicable to the Tranche C loans under the Term Loan Facility are based on a fluctuating rate of interest measured by reference to either, at the SvM's option, (i) an adjusted London inter-bank offered rate (adjusted for maximum reserves) plus 3.25 percent, with a minimum adjusted London inter-bank offered rate of 1.00 percent or (ii) an alternate base rate plus 2.25 percent, with a minimum alternate base rate of 2.00 percent. As part of the 2013 Term Loan Facility Amendment, SvM paid an original issue discount equal to 1.00 percent of the outstanding borrowings, or $12 million. Voluntary prepayments of borrowings under the Tranche C Loans are permitted at any time, in minimum principal amounts, without premium or penalty.

        As a result of the 2012 Term Loan Facility Amendment and the 2013 Term Loan Facility Amendment, SvM has, as of March 31, 2014, approximately $2,184 million of outstanding borrowings maturing January 31, 2017, after including the unamortized portion of the original issue discount paid. Additionally, following the 2012 Term Loan Facility Amendment and the 2013 Term Loan Facility Amendment, the availability under the synthetic letter of credit facility will be reduced from the current availability of $138 million to $78 million as of July 24, 2014. The remaining $78 million of availability under the synthetic letter of credit facility will mature January 31, 2017.

Senior Notes

        The 8% 2020 Notes will mature on February 15, 2020. The proceeds from the 8% 2020 Notes together with available cash, were used to redeem $600 million in aggregate principal amount of SvM's outstanding 2015 Notes in the first quarter of 2012. The 7% 2020 Notes will mature on August 15, 2020. SvM used a majority of the proceeds from the 7% 2020 Notes to redeem the remaining $396 million aggregate principal amount of its 2015 Notes and to repay $276 million of outstanding borrowings under its Term Facilities during the third quarter of 2012. We recorded a loss on extinguishment of debt of $55 million in our consolidated statements of operations and comprehensive (loss) income for the year ended December 31, 2012 related to these transactions and the redemption of the 2015 Notes in the first quarter of 2012 discussed above. The 2020 Notes are jointly and severally guaranteed on a senior unsecured basis by SvM's domestic subsidiaries that guarantee its indebtedness under the Credit Facilities. The 2020 Notes are not guaranteed by any of SvM's non-U.S. subsidiaries, any subsidiaries subject to regulation as an insurance, home warranty or similar company, or certain other subsidiaries.

        We intend to use a portion of the net proceeds of this offering to redeem 2020 Notes. See "Use of Proceeds."

Fleet and Equipment Financing Arrangements

        SvM has entered into the Fleet Agreement which, among other things, allows us to obtain fleet vehicles through a leasing program. We have fulfilled substantially all of our vehicle fleet needs in 2012 and 2013 through the leasing program under the Fleet Agreement. During the first quarter of 2014, we acquired $2 million of vehicles under the Fleet Agreement leasing program. All leases under the Fleet

Agreement are capital leases for accounting purposes. The lease rental payments include an interest component calculated using a variable rate based on one-month LIBOR plus other contractual adjustments and a borrowing margin totaling 2.45 percent. We have no minimum commitment for the number of vehicles to be obtained under the Fleet Agreement. We anticipate that new lease financings under the Fleet Agreement for the full year 2014 will range from approximately $15 million to $25 million.

Limitations on Distributions and Dividends by Subsidiaries

        ServiceMaster and SvM are each holding companies, and as such they have no independent operations or material assets other than ownership of equity interests in their respective subsidiaries. ServiceMaster and SvM each depend on their respective subsidiaries to distribute funds to them so that they may pay obligations and expenses, including satisfying obligations with respect to indebtedness. The ability of our subsidiaries to make distributions and dividends to us depends on their operating results, cash requirements and financial condition and general business conditions, as well as restrictions under the laws of our subsidiaries' jurisdictions.

        The terms of the indenture governing the 2020 Notes and the agreements governing the Credit Facilities significantly restrict the ability of our subsidiaries, including SvM, to pay dividends, make loans or otherwise transfer assets to us. Further, SvM's subsidiaries are permitted under the terms of the Credit Facilities and other indebtedness to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to SvM and, in turn, to us.

        Furthermore, there are third-party restrictions on the ability of certain of our subsidiaries to transfer funds to us. These restrictions are related to regulatory requirements at American Home Shield and to a subsidiary borrowing arrangement at SMAC. The payment of ordinary and extraordinary dividends by our home warranty and similar subsidiaries (through which we conduct our American Home Shield business) are subject to significant regulatory restrictions under the laws and regulations of the states in which they operate. Among other things, such laws and regulations require certain such subsidiaries to maintain minimum capital and net worth requirements and may limit the amount of ordinary and extraordinary dividends and other payments that these subsidiaries can pay to us. As of March 31, 2014, the total net assets subject to these third-party restrictions was $184 million. We expect that such limitations will be in effect in 2014. None of our subsidiaries are obligated to make funds available to SvM or to us through the payment of dividends.

        We consider undistributed earnings of our foreign subsidiaries as of March 31, 2014 to be indefinitely reinvested and, accordingly, no U.S. income taxes have been provided thereon. The amount of cash associated with indefinitely reinvested foreign earnings was approximately $29 million and $15 million as of March 31, 2014 and December 31, 2013, respectively. We have not repatriated, nor do we anticipate the need to repatriate, funds to the United States to satisfy domestic liquidity needs arising in the ordinary course of business, including liquidity needs associated with our domestic debt service requirements.

Cash Flows from Operating Activities from Continuing Operations

        Net cash provided from operating activities from continuing operations increased $1 million to $21 million for the first quarter of 2014 compared to $20 million for the first quarter of 2013.

        Net cash provided from operating activities for the first quarter of 2014 was comprised of $57 million in earnings adjusted for non-cash charges offset, in part, by a $33 million increase in cash required for working capital and by $3 million in cash payments related to restructuring charges. Working capital requirements for the first quarter of 2014 were adversely impacted by the timing of interest payments on the 2020 Notes, incentive compensation payments related to 2013 performance and seasonal activity.

        Net cash provided from operating activities for the first quarter of 2013 was comprised of $45 million in earnings adjusted for non-cash charges offset, in part, by a $21 million increase in cash required for working capital and by $4 million in cash payments related to restructuring charges. Working capital requirements for the first quarter of 2013 were adversely impacted by the timing of interest payments on the 2020 Notes, incentive compensation payments related to 2012 performance and seasonal activity.

        Net cash provided from operating activities from continuing operations increased $104 million to $208 million for the year ended December 31, 2013 compared to $104 million for the year ended December 31, 2012 and $74 million for the year ended December 31, 2011.

        Net cash provided from operating activities in 2013 was comprised of $195 million in earnings adjusted for non-cash charges and a $22 million decrease in cash required for working capital, offset, in part, by $9 million in cash payments related to restructuring charges. For the year ended December 31, 2013, working capital requirements were favorably impacted by a change in the timing of customer prepayments.

        Net cash provided from operating activities in 2012 was comprised of $157 million in earnings adjusted for non-cash charges, $3 million in premiums received on the issuance of the 2020 Notes and a $2 million decrease in cash required for working capital, offset, in part, by $43 million in cash payments for the call premium paid on the redemption of $996 million aggregate principal amount of the 2015 Notes and $15 million in cash payments related to restructuring charges. For the year ended December 31, 2012, working capital requirements were adversely impacted by the timing of interest payments on the 2020 Notes and the Continuing Notes, as defined in "Description of Certain Indebtedness," and decreased accruals for incentive compensation.

        Net cash provided from operating activities in 2011 was comprised of $135 million in earnings adjusted for non-cash charges, offset, in part, by $6 million in cash payments related to restructuring charges and a $55 million increase in cash required for working capital. For the year ended December 31, 2011, working capital requirements were adversely impacted by a reduction in reserve levels under certain self-insurance programs and unrecognized tax benefits.

Cash Flows from Investing Activities from Continuing Operations

        Net cash used for investing activities from continuing operations was $17 million for the first quarter of 2014 compared to $16 million for the first quarter of 2013.

        Capital expenditures increased to $14 million for the first quarter of 2014 from $9 million in the first quarter of 2013 and included recurring capital needs and information technology projects. We anticipate that capital expenditures for the full year 2014 will range from approximately $55 million to $65 million, reflecting recurring needs and the continuation of investments in information systems and productivity enhancing technology. We expect to fulfill our ongoing vehicle fleet needs through vehicle capital leases. We have no additional material capital commitments at this time.

        Cash payments for acquisitions for the first quarter of 2014 totaled $41 million, compared with $3 million for the first quarter of 2013. On February 28, 2014, we acquired HSA, based in Madison, Wisconsin, for cash consideration of $32 million. Consideration paid for tuck-in acquisitions consisted of cash payments and debt payable to sellers. We expect to continue our tuck-in acquisition program at levels consistent with prior periods.

        Cash flows provided from notes receivable, financial investments and securities, net, for the first quarter of 2014 were $38 million and were primarily driven by the sale of marketable securities at American Home Shield. Cash flows used for notes receivable, financial investments and securities, net, for the first quarter of 2013 were $4 million and were primarily driven by increased investments in marketable securities at American Home Shield, offset, in part, by collections of amounts financed by SMAC.

        Net cash used for investing activities from continuing operations was $70 million for the year ended December 31, 2013 compared to $85 million for the year ended December 31, 2012 and $80 million for the year ended December 31, 2011.

        Capital expenditures decreased to $39 million in 2013 from $44 million in 2012 and $52 million in 2011 and included recurring capital needs, including vehicle fleet purchases in 2011, and information technology projects, including technology costs at American Home Shield.

        Cash payments for acquisitions in 2013 totaled $32 million, compared with $40 million in 2012 and $32 million in 2011. Consideration paid for tuck-in acquisitions consisted of cash payments and debt payable to sellers.

Cash Flows from Financing Activities from Continuing Operations

        Net cash used for financing activities from continuing operations was $43 million for the first quarter of 2014 compared to $29 million for the first quarter of 2013.

        During the first quarter of 2014, we made scheduled principal payments on long-term debt of $11 million. Additionally, we contributed $35 million to New TruGreen, paid $3 million for the purchase of common stock and restricted stock units or "RSUs" and received payments of $6 million from the issuance of common stock during the first quarter of 2014.

        During the first quarter of 2013, we made scheduled principal payments on long-term debt of $9 million and made payments on other long-term financing obligations of $2 million. Additionally, we borrowed an incremental $1 million, paid $2 million for the purchase of common stock and RSUs, paid $12 million in original issue discount and paid debt issuance costs of $5 million during the first quarter of 2013.

        Net cash used for financing activities from continuing operations was $78 million for the year ended December 31, 2013 compared to $14 million for the year ended December 31, 2012 and $110 million for the year ended December 31, 2011.

        During 2013, SvM made scheduled principal payments on long-term debt of $49 million, including the payment of the amounts outstanding under its former accounts receivable securitization facility, and made payments on other long-term financing obligations of $4 million. During 2013, SvM borrowed an incremental $1 million, paid $12 million in original issue discount and paid debt issuance costs of $6 million as part of the 2013 Term Loan Facility Amendment. Additionally, during 2013, we paid $16 million for the repurchase of common stock and RSUs and received payments totaling $8 million from the issuance of common stock.

        During 2012, SvM sold $1,350 million aggregate principal amount of the 2020 Notes and used a majority of the proceeds to redeem $996 million aggregate principal amount of the 2015 Notes and to repay $276 million of outstanding borrowings under the Term Facilities. During 2012, SvM made scheduled principal payments on long-term debt of $47 million, made payments on other long-term financing obligations of $7 million and paid debt issuance costs of $33 million related to the sale of the 2020 Notes. Additionally, during 2012, we paid $11 million for the repurchase of common stock and RSUs and received payments totaling $6 million from the issuance of common stock.

        During 2011, SvM borrowed $4 million under other financing arrangements and made scheduled principal payments on long-term debt of $36 million. Additionally, during 2011, we paid $88 million for the repurchase of common stock and RSUs and received payments totaling $10 million from the issuance of common stock.

Contractual Obligations

        The following table presents our contractual obligations and commitments as of December 31, 2013.

(In millions)	Total	Less than 1 Yr	1 - 3 Yrs	3 - 5 Yrs	More than 5 Yrs
Principal repayments*	$3,949	$33	$73	$2,216	$1,628
Capital leases	78	19	33	24	2
Estimated interest payments(1)	1,351	225	443	259	425
Non-cancelable operating leases(2)	125	39	52	27	7
Purchase obligations:
Supply agreements and other(3)	72	38	24	10	—
Outsourcing agreements(4)	58	15	21	22	—
Other long-term liabilities:*
Insurance claims	223	80	51	19	72
Discontinued operations	1	1	—	—	—
Other, including deferred compensation trust(2)	15	1	2	2	10

Total Amount	$5,872	$451	$699	$2,579	$2,144

*
These items are reported in our consolidated statements of financial position included in this prospectus.

(1)
These amounts represent future interest payments related to our existing debt obligations based on fixed and variable interest rates and principal maturities specified in the associated debt agreements. Payments related to variable debt are based on applicable rates at December 31, 2013 plus the specified margin in the associated debt agreements for each period presented as of December 31, 2013. The estimated debt balance (including capital leases) as of each fiscal year end from 2014 through 2018 is $3,976 million, $3,913 million, $3,869 million, $1,721 million and $1,630 million, respectively. The weighted average interest rate on the estimated debt balances at each fiscal year end from 2014 through 2018 is expected to be 5.6 percent, 5.7 percent, 5.7 percent, 7.4 percent and 7.4 percent, respectively. See Note 12 of our audited consolidated financial statements included in this prospectus for the terms and maturities of existing debt obligations.

(2)
A portion of our vehicle fleet and some equipment are leased through operating leases. For further discussion see "Liquidity and Capital Resources—Fleet and Equipment Financing Arrangements." The amounts in non-cancelable operating leases exclude all prospective cancelable payments under these agreements. The liability for the estimated fair value of the residual value guarantees related to the leased assets has been included in other long-term liabilities above.

(3)
These obligations include commitments for various products and services including, among other things, inventory purchases, telecommunications services, marketing and advertising services and other professional services. Arrangements are considered purchase obligations if a contract specifies all significant terms, including fixed or minimum quantities to be purchased, a pricing structure and approximate timing of the transactions. Most arrangements are cancelable without a significant penalty and with short notice (usually 30-120 days) and amounts reflected above include our minimum contractual obligation (inclusive of applicable cancellation penalties). For obligations with significant penalties associated with termination, the minimum required expenditures over the term of the agreement have been included in the table above.

(4)
Outsourcing agreements include commitments for the purchase of certain outsourced services from third-party vendors. Because the services provided through these agreements are integral to our operations, we have concluded that it is appropriate to include the total anticipated costs for services under these agreements in the table above.

          Due to the uncertainty with respect to the timing of future cash flows associated with unrecognized tax benefits at December 31, 2013, we are unable to reasonably estimate the period of cash settlement with the respective taxing authority. Accordingly, $8 million of unrecognized tax benefits have been excluded from the contractual obligations table above. See the discussion of income taxes in Note 5 of our audited consolidated financial statements included in this prospectus.

          The contractual obligations table includes disclosure of our contractual obligations and commitments as of December 31, 2013. We continue to make the contractually required payments, and, therefore, the 2014 obligations and commitments as listed in the contractual obligations table have been reduced by the required payments. Additionally, the TruGreen Spin-off has reduced our contractual obligations and commitments as reported as of December 31, 2013. While contractual obligations relating to principal repayments, estimated interest payments, non-cancelable operating leases and other long-term liabilities of the TruGreen Business are separately identifiable and were transferred to New TruGreen pursuant to the separation and distribution agreement, purchase obligations generally relate to company-wide spending and commitments of multiple business segments and, therefore, the obligations which were transferred to New TruGreen are more difficult to separately identify and are included in costs under the transition services agreement. We are in the process of negotiating the transfers of these contractual obligations to New TruGreen. The impact of the TruGreen Spin-off was the only material change in our previously disclosed contractual obligations and commitments during the three months ended March 31, 2014.

  Financial Position—Continuing Operations

          The following discussion describes changes in our financial position from December 31, 2012 to December 31, 2013.

          Property and equipment increased from prior year levels, primarily reflecting purchases for recurring capital needs and information technology projects and the acquisition of vehicles under the Fleet Agreement.

          Intangible assets, primarily trade names, service marks and trademarks, net, decreased from prior year levels due to amortization expense. See Note 4 to our audited consolidated financial statements included in this prospectus for further information.

          Other assets increased from prior year levels, primarily reflecting the inclusion, in 2013, of the non-current portion of insurance recoverables related to insured claims, which has historically been netted with loss reserves within Other long-term obligations, primarily self-insured claims.

          Deferred revenue increased from prior year levels, primarily reflecting higher customer prepayments at Terminix and American Home Shield.

          Other long-term obligations, primarily self-insured claims, increased from prior year levels, primarily reflecting the exclusion, in 2013, of the non-current portion of insurance recoverables related to insured claims, which is now reported within Other assets.

          Total shareholders' equity was $23 million as of December 31, 2013 compared to $535 million as of December 31, 2012.

  Financial Position—Discontinued Operations

          The assets and liabilities related to discontinued operations have been classified in a separate caption on our consolidated statements of financial position included in this prospectus.

  Off-Balance Sheet Arrangements

          We have off-balance sheet arrangements in the form of guarantees as discussed in Note 9 of our audited consolidated financial statements and Note 4 of our unaudited condensed consolidated financial statements included in this prospectus.

          We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Accordingly, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

  Critical Accounting Policies and Estimates

          The preparation of our audited consolidated financial statements requires management to make certain estimates and assumptions required under GAAP which may differ from actual results. The more significant areas requiring the use of management estimates relate to revenue recognition; the allowance for uncollectible receivables; accruals for self-insured retention limits related to medical, workers' compensation, auto and general liability insurance claims; accruals for home warranties and termite damage claims; the possible outcome of outstanding litigation; accruals for income tax liabilities as well as deferred tax accounts; the deferral and amortization of customer acquisition costs; useful lives for depreciation and amortization expense; the valuation of marketable securities; and the valuation of tangible and intangible assets. In 2013 and the first quarter of 2014, there were no changes in the significant areas that require estimates or in the underlying methodologies used in determining the amounts of these associated estimates.

          See Note 1 of our audited consolidated financial statements and Note 1 of our unaudited condensed consolidated financial statements included in this prospectus for a summary of significant accounting policies.

          The allowance for receivables is developed based on several factors including overall customer credit quality, historical write-off experience and specific account analyses that project the ultimate collectability of the outstanding balances. As such, these factors may change over time causing the reserve level to vary.

          We carry insurance policies on insurable risks at levels which we believe to be appropriate, including workers' compensation, auto and general liability risks. We purchase insurance from third-party insurance carriers. These policies typically incorporate significant deductibles or self-insured retentions. We are responsible for all claims that fall within the retention limits. In determining our accrual for self-insured claims, we uses historical claims experience to establish both the current year accrual and the underlying provision for future losses. This actuarially determined provision and related accrual include both known claims, as well as incurred but not reported claims. We adjust our estimate of accrued self-insured claims when required to reflect changes based on factors such as changes in health care costs, accident frequency and claim severity.

          Accruals for home warranty claims in the American Home Shield business are made based on our claims experience and actuarial projections. Termite damage claim accruals in the Terminix business are recorded based on both the historical rates of claims incurred within a contract year and the cost per claim. Current activity could differ causing a change in estimates. We have certain liabilities with respect to existing or potential claims, lawsuits, and other proceedings. We accrue for these liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated. Any resulting adjustments, which could be material, are recorded in the period identified.

          We record deferred income tax balances based on the net tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and income tax purposes. We record our deferred tax items based on the estimated value of the tax basis. We adjust tax estimates when required to reflect changes based on factors such as changes in tax laws, relevant court decisions, results of tax authority reviews and statutes of limitations. We record a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. We recognize potential interest and penalties related to our uncertain tax positions in income tax expense.

  Revenue

          Revenues from pest control services, as well as liquid and fumigation termite applications, are recognized as the services are provided. We eradicate termites through the use of non-baiting methods (e.g., fumigation or liquid treatments) and baiting systems. Termite services using baiting systems and termite inspection and protection contracts are frequently sold through annual contracts. Service costs for these contracts are expensed as incurred. We recognize revenue over the life of these contracts in proportion to the expected direct costs. Those costs bear a direct relationship to the fulfillment of our obligations under the contracts and are representative of the relative value provided to the customer (proportional performance method). We regularly review our estimates of direct costs for our termite bait contracts and termite inspection and protection contracts and adjust the estimates when appropriate.

          Home warranty contracts are typically one year in duration. Home warranty claims costs are expensed as incurred. We recognize revenue over the life of these contracts in proportion to the expected direct costs. Those costs bear a direct relationship to the fulfillment of our obligations under the contracts and are representative of the relative value provided to the customer (proportional performance method). We regularly review our estimates of claims costs and adjust the estimates when appropriate.

          We have franchise agreements in our Terminix, ServiceMaster Restore, ServiceMaster Clean, Merry Maids, Furniture Medic and AmeriSpec businesses. Franchise revenue (which in the aggregate represents approximately six percent of 2013 consolidated revenue from continuing operations) consists principally of continuing monthly fees based upon the franchisee's customer-level revenue. Monthly fee revenue is recognized when the related customer-level revenue generating activity is performed by the franchisee and collectability is reasonably assured. Franchise revenue also includes initial fees resulting from the sale of a franchise or a license. These initial franchise or license fees are pre-established fixed amounts and are recognized as revenue when collectability is reasonably assured and all material services or conditions relating to the sale have been substantially performed.

  Deferred Customer Acquisition Costs

          Customer acquisition costs, which are incremental and direct costs of obtaining a customer, are deferred and amortized over the life of the related contract in proportion to revenue recognized. These costs include sales commissions and direct selling costs which can be shown to have resulted in a successful sale.

  Property and Equipment, Intangible Assets and Goodwill

          Fixed assets and intangible assets with finite lives are depreciated and amortized on a straight-line basis over their estimated useful lives. These lives are based on our previous experience for similar assets, potential market obsolescence and other industry and business data. As required by accounting standards for the impairment or disposal of long-lived assets, our long-lived assets, including fixed assets and intangible assets (other than goodwill), are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the carrying value is no longer recoverable based upon the undiscounted future cash flows of the asset, an impairment loss would be recognized equal to the difference between the carrying amount and the fair value of the asset. Changes in the estimated useful lives or in the asset values could cause us to adjust our book value or future expense accordingly.

          In February 2014, American Home Shield ceased efforts to deploy a new operating system that had been intended to improve customer relationship management capabilities and enhance its operations. We recorded an impairment charge of $48 million in the first quarter of 2014 relating to this decision.

          As required under accounting standards for goodwill and other intangibles, goodwill is not subject to amortization, and intangible assets with indefinite useful lives are not amortized until their useful lives are determined to no longer be indefinite. Goodwill and intangible assets that are not subject to amortization are subject to assessment for impairment by applying a fair-value based test on an annual basis or more frequently if circumstances indicate a potential impairment. We adopted the provisions of ASU 2011 08, "Testing Goodwill for Impairment," in the fourth quarter of 2011. This Accounting Standards Update, or "ASU," gives entities the option of performing a qualitative assessment before calculating the fair value of a reporting unit in Step 1 of the goodwill impairment test. If entities determine, on the basis of qualitative factors, that the fair value of a reporting unit is more likely than not greater than its carrying amount, the two-step impairment test would not be required. For the 2013 and 2012 annual goodwill impairment review performed as of October 1, 2013 and October 1, 2012, respectively, we did not perform qualitative assessments on any reporting unit, but instead completed Step 1 of the goodwill impairment test for all reporting units. For the 2011 annual goodwill impairment review performed as of October 1, 2011, we performed qualitative assessments on the Terminix, American Home Shield and ServiceMaster Clean reporting units. Based on these assessments, we determined that, more likely than not, the fair values of Terminix, American Home Shield and ServiceMaster Clean were greater than their respective carrying amounts. As a result, the two-step goodwill impairment test was not performed for Terminix, American Home Shield and ServiceMaster Clean in 2011.

          Goodwill impairment is determined using a two-step process. The first step involves a comparison of the estimated fair value of a reporting unit to its carrying amount, including goodwill. In performing the first step, we determine the fair value of a reporting unit using a combination of a discounted cash flow, or "DCF," analysis, a market-based comparable approach and a market-based transaction approach. Determining fair value requires the exercise of significant judgment, including judgment about appropriate discount rates, terminal growth rates, the amount and timing of expected future cash flows, as well as relevant comparable company earnings multiples for the market-based comparable approach and relevant transaction multiples for the market-based transaction approach. The cash flows employed in the DCF analyses are based on our most recent budget and, for years beyond the budget, our estimates, which are based on estimated growth rates. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the future cash flows of the respective reporting units. In addition, the market-based comparable and transaction approaches utilize comparable company public trading values, comparable company historical results, research analyst estimates and, where available, values observed in private market transactions. If the estimated fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not necessary. If the carrying amount of a reporting unit exceeds its estimated fair value, then the second step of the goodwill impairment test must be performed. The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with its goodwill carrying amount to measure the amount of impairment, if any. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. In other words, the estimated fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment is recognized in an amount equal to that excess.

          The impairment test for other intangible assets not subject to amortization involves a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of intangible assets not subject to amortization are determined using a DCF valuation analysis. The DCF methodology used to value trade names is known as the relief from royalty method and entails identifying the hypothetical cash flows generated by an assumed royalty rate that a third-party would pay to license the trade names and discounting them back to the valuation date. Significant judgments inherent in this analysis include the selection of appropriate discount rates and hypothetical royalty rates, estimating the amount and timing of estimated future cash flows attributable to the hypothetical royalty rates and identification of appropriate terminal growth rate assumptions. The discount rates used in the DCF analyses are intended to reflect the risk inherent in the projected future cash flows generated by the respective intangible assets.

          Goodwill and indefinite-lived intangible assets, primarily our trade names, are assessed annually for impairment during the fourth quarter or earlier upon the occurrence of certain events or substantive changes in circumstances. Our 2013, 2012, and 2011 annual impairment analyses, which were performed as of October 1 of each year, did not result in any goodwill impairments.

          We do not hold or issue derivative financial instruments for trading or speculative purposes. We have entered into specific financial arrangements in the normal course of business to manage certain market risks, with a policy of matching positions and limiting the terms of contracts to relatively short durations.

          We have historically hedged a significant portion of our annual fuel consumption of approximately 11 million gallons. We have also historically hedged the interest payments on a portion of our variable rate debt through the use of interest rate swap agreements, although we have no interest rate swap agreements outstanding as of March 31, 2014. All of our fuel swap contracts and interest rate swap contracts are classified as cash flow hedges, and, as such, the hedging instruments are recorded on our consolidated statements of financial position included in this prospectus as either an asset or liability at fair value, with the effective portion of changes in the fair value attributable to the hedged risks recorded in accumulated other comprehensive income (loss).

  Stock-Based Compensation

          Our board of directors and stockholders have adopted the Amended and Restated ServiceMaster Global Holdings, Inc. Stock Incentive Plan, or the "MSIP." The MSIP provides for the sale of shares and deferred share units, or "DSUs," of our stock to our executives, officers and other employees and to our directors as well as the grant of restricted stock units, or "RSUs," performance-based RSUs and options to purchase our shares to those individuals. DSUs represent a right to receive a share of common stock in the future. Our board of directors, or a committee thereof, selects our executives officers and employees and directors eligible to participate in the MSIP and determines the specific number of shares to be offered or options to be granted to an individual. A maximum of 15,595,000 shares of our stock is authorized for issuance under the MSIP. We currently intend to satisfy any need for our shares of common stock associated with the settlement of DSUs, vesting of RSUs or exercise of options issued under the MSIP through new shares available for issuance or any shares repurchased, forfeited or surrendered from participants in the MSIP.

          All option grants under the MSIP have been, and will be, non-qualified options with a per-share exercise price no less than the fair market value of one share of our stock on the grant date. Any stock options granted will generally have a term of ten years and vesting will be subject to an employee's continued employment. Our board of directors, or a committee designated by it, may accelerate the vesting of an option at any time. In addition, vesting of options will be accelerated if we experience a change in control (as defined in the MSIP) unless options with substantially equivalent terms and economic value are substituted for existing options in place of accelerated vesting. Vesting of options will also be accelerated in the event of an employee's death or disability (as defined in the MSIP). Upon termination for cause (as defined in the MSIP), all options held by an employee are immediately cancelled. Following a termination without cause, vested options will generally remain exercisable through the earlier of the expiration of their term or three months following termination of employment (one year in the case of death, disability or retirement at normal retirement age). Unless sooner terminated by our board of directors, the MSIP will remain in effect until November 20, 2017.

          Our stock-based compensation expense is estimated at the grant date based on an award's fair value as calculated by the Black-Scholes option-pricing model and is recognized as expense over the requisite service period. The Black-Scholes model requires various highly judgmental assumptions including expected volatility and option life. If any of the assumptions used in the Black-Scholes model changes significantly, stock-based compensation expense may differ materially in the future from that recorded in the current period. In addition, we estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. We estimate the forfeiture rate based on historical experience. To the extent our actual forfeiture rate is different from our estimate, stock-based compensation expense is adjusted accordingly. See Note 17 to our audited consolidated financial statements and Note 6 to our unaudited condensed consolidated financial statements included in this prospectus.

  Common Stock Valuation

        In the absence of any publicly traded quotes for our company, our board of directors, with input from management, determined a reasonable estimate of the fair value of our common stock for purposes of determining fair value of our common stock on date of sale and stock options and RSUs on the date of grant. We determined the fair value of our common stock utilizing methodologies and assumptions consistent with the American Institute of Certified Public Accountants Practice Aid "Valuation of Privately-Held-Company Equity Securities Issued as Compensation." In determining the equity value of our company, we considered the following two valuation approaches: the income approach and the market approach. In addition we exercised judgment in evaluating and assessing the foregoing based on several factors including:

  •
  the nature and history of our business;

  •
  our current and historical operating performance;

  •
  our expected future operating performance;

  •
  financial condition at the grant date;

  •
  the lack of marketability of our common stock;

  •
  publicly available information of companies we consider peers based on a number of factors, including, but not limited to, similarity to us with respect to industry, business model, geographic diversification and other factors;

  •
  likelihood of achieving a liquidity event, such as an initial public offering or a merger or acquisition of our company given prevailing market conditions;

  •
  industry information such as market size and growth; and

  •
  macroeconomic conditions.

  Income approach

        The income approach estimates the value of our company based on the DCF method. The cash flows utilized in the DCF method are based on our most recent long-range forecast. The discount rate is intended to reflect the risks inherent in our future cash flows. Because the cash flows are only projected over a limited number of years, it is also necessary under the income approach to compute a terminal value as of the last period for which discrete cash flows are projected. The terminal value is calculated using the modified Gordon Growth Model, which is determined by taking the projected cash flow for the terminal year of the projection period and applying a capitalization factor (discount rate less the long-term growth rate). This amount is then discounted to its present value using a discount rate to arrive at the present value of the terminal value. The discounted projected cash flows and terminal value are totaled to arrive at an indicated aggregate enterprise value under the income approach. In applying the income approach, we derived the discount rate from an analysis of the cost of capital of our comparable industry peer companies as of each valuation date and adjusted it to reflect the risks inherent in our business cash flows. A 10.0% discount rate was used in our fiscal 2013 valuations.

  Market approach

        The market approach incorporates various methodologies to estimate the enterprise value of a company and includes the guideline public company, or the "GPC," method which utilizes market multiples of comparable companies that are publicly traded and the guidelines merged and acquired company, or "GMAC," method which utilizes multiples achieved in comparable industry mergers and acquisition transactions. Given that there was limited meaningful information on mergers and acquisitions within industries comparable to ours the GMAC market approach was not considered.

        When considering which companies to include in our comparable industry peer companies, we mainly focused on U.S.-based publicly traded companies in the industry in which we operate and selected comparable industry peer companies and transactions on the basis of operational and economic similarity to our business at the time of the valuation. The selection of our comparable industry peer companies requires us to make judgments as to the comparability of these companies to us. We considered a number of factors including the business in which the peer company is engaged, business size, market share, revenue model, development stage and historical operating results. We then analyzed the business and financial profiles of the peer companies for relative similarities to us and, based on this assessment, we selected our comparable industry peer companies. The selection of our comparable industry peer companies has changed over time as we continue evaluation whether the selected companies remain comparable to us and considering recent initial public offerings and sale transactions. Based on these considerations, we believe the comparable peer companies are a representative group for purposes of selecting sales and EBITDA multiples in the performance of contemporaneous valuations.

        For each valuation in fiscal 2013, we equally weighted the income and market approaches. We believe an equal weighting of the two methods is appropriate as it utilizes both management's expectations of future results and an estimate of the market's valuation of companies similar to ServiceMaster. Determining fair value requires the exercise of significant judgment, including judgment about appropriate discount rates, the amount and timing of expected future cash flows, as well as the relevant comparable company sales and earnings multiples for the market approach.

        Once we determined our enterprise value, we then allocated this value between our outstanding debt and common stock. The amount allocated to our outstanding debt is based on the public trading activity of such debt. The residual enterprise value, after allocation of value to outstanding debt, is further reduced by the value of outstanding stock options. The remaining value is then prescribed to our outstanding common stock in order to estimate a per share value.

  TruGreen Spin-off

        In connection with the TruGreen Spin-off, on January 14, 2014, we distributed all of New TruGreen's common stock to our existing stockholders. Following the distribution, our employees held equity incentive awards covering shares of New TruGreen common stock as well as equity incentive awards covering shares of our common stock, and employees who transferred to New TruGreen held equity incentive awards covering shares of our common stock as well as equity incentive awards covering shares of New TruGreen common stock.

        To align the interests of our continuing employees and the interests of New TruGreen's employees with their respective employers, on February 14, 2014, we and New TruGreen extended offers to each other's employees to allow them to tender their equity awards covering shares of their non-employing entity to the respective issuer and subsequently to apply the proceeds of any such tendered equity awards to subscribe for equity awards in their respective employers at the then-current fair market value ($8.00, in the case of our common stock, and $2.50, in the case of New TruGreen common stock). As a result of this program, on March 18, 2014, we accepted tenders of 298,626 shares of our common stock and DSUs from New TruGreen employees and issued 356,669 shares of our common stock and DSUs to our continuing employees. There was also a small number of RSUs exchanged.

        In connection with the TruGreen Spin-off, we adjusted the exercise price of options held by our employees to reflect the fair market value of our common stock after giving effect to the TruGreen Spin-off by multiplying the exercise price of such options immediately prior to the TruGreen Spin-off by a fraction, the numerator of which was the fair market value of a share of our common stock immediately following the TruGreen Spin-off ($8.00 per share) and the denominator of which was the fair market value of a share of our common stock immediately prior to the TruGreen Spin-off ($10.50 per share), or the "Option Conversion Ratio." For example, the exercise prices of the options shown in the table below were adjusted as follows. For options that had an exercise price of $10.50 per share immediately prior to the TruGreen Spin-off, the exercise price was adjusted to $8.00 per share immediately following the TruGreen Spin-off. For options that had an exercise price of $10.00 per share immediately prior to the TruGreen Spin-off, the exercise price was adjusted to $7.62 per share immediately following the TruGreen Spin-off.

        To allow our employees to retain the intrinsic value of their stock options prior to the TruGreen Spin-off, we also adjusted the number of shares underlying the options of such employees. The adjusted number of shares underlying the options was calculated by dividing the number of shares underlying the options held by each employee by the Option Conversion Ratio. We refer to these adjustments collectively as the "Option Conversion."

  Recent Equity Transactions

        The following table provides, by sale or grant date, as applicable, the number of shares of common stock sold, and stock options and RSUs awarded, during the year ended December 31, 2013 and during

2014, the sale price for shares sold or the exercise price for each set of stock option grants, the associated estimated fair value of our common stock and the fair value of such options or RSUs:

Grant or Sale Date	Shares Sold	Options/RSUs/ Restricted Stock Granted(3)	Sale/Exercise Price(4)	Fair Value of Common Stock/RSUs/ Restricted Stock(5)	Fair Value of Option
February 25, 2013(1)		451,506		$13.00
May 21, 2013(1)		22,727		$11.00
August 28, 2013		190,000	$10.00	$10.00	$4.94
August 28, 2013(1)		52,965		$10.00
September 13, 2013	367,750	1,455,000	$10.00	$10.00	$4.96
September 13, 2013(1)		300,000		$10.00
September 16, 2013(1)		75,000		$10.00
November 11, 2013(1)		100,000		$10.50
November 14, 2013		20,000	$10.50	$10.50	$5.17
December 2, 2013(1)		35,000		$10.50
December 11, 2013	288,702	749,973	$10.50	$10.50	$5.20
December 26, 2013(2)	80,000		$10.00	$10.50
January 14, 2014(6)		2,003,838		$8.00
February 25, 2014(1)		15,000		$8.00
March 18, 2014	369,000	1,695,250	$8.00	$8.00	$3.96
March 18, 2014(7)	356,669		$8.00	$8.00
April 1, 2014(1)		15,000		$8.00

(1)
Represents RSUs issued to employees and restricted stock issued to non-employee directors. Value of RSUs and restricted stock is based on the fair value of our stock on the date of grant.

(2)
Represents shares of common stock issued pursuant to the exercise of stock options.

(3)
Represents number of options or RSUs granted on each grant date.

(4)
Represents exercise price of options granted and sale price of options exercised.

(5)
Represents fair market value of underlying common stock as of grant date.

(6)
Represents the adjustment to the number of shares underlying the options held by ServiceMaster employees as a result of the Option Conversion. The change in the number of shares underlying options and the adjustment of the exercise price pursuant to the Option Conversion represent modifications to our share based compensation awards. As a result of the Option Conversion we compared the fair value of the awards following the TruGreen Spin-off with the fair value of the original awards. The comparison did not yield incremental value. Accordingly, we did not record any incremental compensation expense as a result of the Option Conversion.

(7)
Represents shares of our common stock issued to our employees who participated in the tender offer program subsequent to the TruGreen Spin-off.

        Our board of directors and management intended all shares issued to be sold, and all options and RSUs granted to be exercisable, at a price per share not less than the per share fair value of our common stock on the date of grant. We sell shares or grant options and RSUs to participants with a sale or exercise price equal to the then current fair value of the common stock.

        The decrease in the fair value of our common stock from February 25, 2013 to May 21, 2013 and from May 21, 2013 to August 28, 2013 reflects our underperformance relative to our forecast during the period, principally in the TruGreen Business.

        The increase in the fair value of our common stock from September 13, 2013 to November 14, 2013 reflects a modest improvement in our then-current outlook for the TruGreen Business based on results late in 2013.

        The decline in the fair value of our common stock from December 26, 2013 to January 14, 2014 was a result of the TruGreen Spin-off, whereby each of our stockholders received a dividend consisting of one share of common stock in New TruGreen for each share of our common stock owned as of January 14, 2014. In connection with the TruGreen Spin-off on January 14, 2014, the fair market value for ServiceMaster stock was determined by our board of directors to be $8.00 per share (and the value of TruGreen stock was determined by New TruGreen's board of directors to be $2.50 per share).

        We intend to adopt the 2014 Omnibus Incentive Plan, or the "Omnibus Incentive Plan," in connection with this offering. Upon adoption of the Omnibus Incentive Plan, we will make no further grants under the MSIP.

        See Note 1 of our audited consolidated financial statements and Note 1 of our unaudited condensed consolidated financial statements included in this prospectus for a summary of newly issued accounting statements and positions applicable to us.

Quantitative and Qualitative Disclosures about Market Risk

        The economy and its impact on discretionary consumer spending, labor wages, fuel prices and other material costs, home resales, unemployment rates, insurance costs and medical costs could have a material adverse impact on future results of operations.

        We do not hold or issue derivative financial instruments for trading or speculative purposes. We have entered into specific financial arrangements, primarily fuel swap agreements, and in the past interest rate swap agreements, in the normal course of business to manage certain market risks, with a policy of matching positions and limiting the terms of contracts to relatively short durations. The effect of derivative financial instrument transactions could have a material impact on our financial statements.

Interest Rate Risk

        We have historically entered into various interest rate swap agreements, although we have no interest rate swap agreements outstanding as of March 31, 2014.

        We believe our exposure to interest rate fluctuations, when viewed on both a gross and net basis, is material to our overall results of operations. A significant portion of our outstanding debt, including debt under the Credit Facilities, bears interest at variable rates. As a result, increases in interest rates would increase the cost of servicing our debt and could materially reduce our profitability and cash flows. As of March 31, 2014, each one percentage point change in interest rates would result in an approximate $22 million change in the annual interest expense on our Term Facilities. Assuming all revolving loans were fully drawn as of March 31, 2014, each one percentage point change in interest rates would result in an approximate $2 million change in annual interest expense on our Revolving Credit Facility. Our exposure to interest rate fluctuations has not changed significantly since December 31, 2013. The impact of increases in interest rates could be more significant for us than it would be for some other companies because of our substantial debt and floating rate leases.

        The following table summarizes information about our debt as of December 31, 2013, including the principal cash payments and related weighted-average interest rates by expected maturity dates based on applicable rates at December 31, 2013.

	Expected Year of Maturity
As of December 31, 2013 ($ in millions)	2014	2015	2016	2017	2018	Thereafter	Total	Fair Value
Debt:
Fixed rate	$9	$8	$5	$3	$80	$1,627	$1,732	$1,682
Average interest rate	8.0%	7.8%	7.3%	6.7%	7.1%	7.4%	7.4%
Variable rate	$30	$44	$30	$2,138	$3	$—	$2,245	$2,224
Average interest rate	3.8%	3.4%	3.8%	4.3%	2.5%	2.5%	4.3%

        In our opinion, the market risk associated with debt obligations and other significant instruments as of March 31, 2014 has not materially changed from December 31, 2013.

Fuel Price Risk

        We are exposed to market risk for changes in fuel prices through the consumption of fuel by our vehicle fleet in the delivery of services to our customers. We have historically used approximately 11 million gallons of fuel on an annual basis. As of March 31, 2014, a ten percent change in fuel prices would result in a change of approximately $4 million in our 2014 fuel cost before considering the impact of fuel swap contracts. Our exposure to changes in fuel prices has not changed significantly since December 31, 2013.

        We use fuel swap contracts to mitigate the financial impact of fluctuations in fuel prices. As of March 31, 2014, we had fuel swap contracts to pay fixed prices for fuel with an aggregate notional amount of $21 million, maturing through 2014. The estimated fair value of these contracts as of March 31, 2014 was a net asset of $1 million. These fuel swap contracts provide a fixed price for approximately 68 percent of our estimated fuel usage for 2014.

 BUSINESS

Overview

        ServiceMaster is a leading provider of essential residential and commercial services, operating through an extensive service network of more than 7,000 company-owned, franchised and licensed locations. Our mission is to simplify and improve the quality of our customers' lives by delivering services that help them protect and maintain their homes or businesses, typically their most highly valued assets. We have leading market positions across the majority of the markets we serve, as measured by customer-level revenue. Our portfolio of well-recognized brands includes Terminix (termite and pest control), American Home Shield (home warranties), ServiceMaster Restore (disaster restoration), ServiceMaster Clean (janitorial), Merry Maids (residential cleaning), Furniture Medic (furniture repair) and AmeriSpec (home inspections). We serve approximately five million residential and commercial customers through an employee base of approximately 13,000 company associates and a franchise network that independently employs an estimated 33,000 additional people.

        We believe that our customers understand the financial and reputational risks associated with inadequate maintenance of their homes or businesses and that our high-quality, professional services are low-cost expenditures when compared to the alternative of failing to perform essential maintenance. We strive to be the service provider of choice and believe our customers have recognized our value proposition, as evidenced by our long-standing customer relationships and the high rate at which our customers renew their contracts from year to year. In 2013, within our Terminix segment, customer retention rates for our termite and pest control businesses were 85% and 79%, respectively, and in our American Home Shield segment our retention rate was 74%.

        We have significant size and scale, which we believe give us a number of competitive advantages. Terminix is the largest termite and pest control business in the United States, as measured by customer-level revenue, and serves approximately 2.8 million residential customers across 47 states and the District of Columbia through approximately 285 company-owned and 100 franchised locations. Additionally, we estimate American Home Shield to be approximately four to five times larger than its nearest competitor, as measured by revenue. American Home Shield serves approximately 1.4 million residential customers across all 50 states and the District of Columbia through a network of approximately 10,000 pre-screened independent home service contractor firms. Our Franchise Services Group serves both residential and commercial customers across all 50 states and the District of Columbia through approximately 4,000 franchised and 75 company-owned locations. We believe our significant size and scale provide a competitive advantage in our purchasing power, route density, and marketing and operating efficiencies compared to smaller local and regional competitors. Our scale also facilitates the standardization of processes, shared learning and talent development, across our entire organization.

        We believe our businesses are strategically positioned to benefit from a number of favorable demographic and secular trends. These trends include growth in population, household formation and new and existing home sales. In addition, we believe there is increasing demand for outsourced services, fueled by a trend toward "do-it-for-me" as a result of an aging population and shifts in household structure and behaviors, such as dual-income families and consumers with "on-the-go" lifestyles.

Our Market Opportunity

Termite and Pest Control Industry

        The outsourced market for residential and commercial termite and pest control services in the United States was approximately $7 billion in 2012, according to Specialty Products Consultants, LLC. We estimate that there are approximately 20,000 U.S. termite and pest control companies, nearly all of which have fewer than 100 employees.

        Termites are responsible for an estimated $5 billion in home damage in the United States annually, according to the National Pest Management Association's 2012 survey. The termite control industry provides treatment and inspection services to residential and commercial property owners for the remediation and prevention of termite infestations. We believe homeowners value quality and reliability over price in choosing professional termite control services, as the cost of most professional treatments is well below the potential cost of inaction or ineffective treatment. As a result, we believe the demand for termite remediation services is relatively insulated from changes in consumer spending. In addition to remediation services, the termite control industry offers periodic termite inspections and preventative treatments to residential and commercial property owners in areas with high termite activity, typically through annual contracts. These annual contracts may carry guarantees that protect the property owner against the cost of structural damage caused by a termite infestation. Termites can cause significant damage to a structure before becoming visible to the untrained eye, highlighting the value proposition of professional preventative termite services. As a result, the termite control industry experiences high renewal rates on annual preventative inspection and treatment contracts, and revenues from such contracts are generally stable and recurring.

        Pest infestations may damage a home or business while also carrying the risk of the spread of diseases. Moreover, for many commercial facilities, pest control is essential to regular operations and regulatory compliance (e.g., hotels, restaurants and healthcare facilities). As a result of these dynamics, the pest control industry experiences high rates of renewal for its pest inspection and treatment contracts. Pest control services are often delivered on a contracted basis through regularly scheduled service visits, which include an inspection of premises and application of pest control materials. According to the National Pest Management Association's 2012 survey, approximately 30% of U.S. households currently use a professional pest exterminator.

        Both termite and pest activity are affected by weather. Termite activity peaks during the annual springtime "swarm," the timing and intensity of which varies based on weather. Similarly, pest activity tends to accelerate in the spring months when warmer temperatures arrive in many U.S. regions. However, as a result of the high proportion of termite and pest control services which are contracted and recurring, as well as the high renewal rates for those services, the termite and pest control industry is relatively insulated from weather anomalies in any given year.

Home Warranty Industry

        We estimate that the U.S. home warranty market had total revenue of approximately $1.8 billion in 2013. The home warranty market is characterized by low household penetration, which we estimate to be approximately 3-4%. The home warranty industry offers plans that protect a homeowner against costly repairs or replacement of household systems and appliances. Typically having a one-year term, coverage varies based on a menu of plan options. The most commonly covered items include electrical, plumbing, central heating and air conditioning (HVAC) systems, water heaters, refrigerators, dishwashers and ovens/cook tops. The home warranty industry is characterized by a high level of customer interaction and service requirements. This combination of a high-touch/high-service business model and the peace of mind it delivers to the customer has led to high renewal rates in the home warranty industry.

        As consumer demand shifts towards more outsourced services, we believe that there is an opportunity for American Home Shield, a reliably scaled service provider with a national, pre-screened contractor network, to increase market share and household penetration. Additionally, we believe that increasingly complex household systems and appliances may further highlight the value proposition of professional repair services and, accordingly, the coverage offered by a home warranty.

        One of the drivers of sales of new home warranties is the number of existing homes sold in the United States, since a home warranty is often recommended by a real estate sales professional or offered by the seller of a home in conjunction with a real estate resale transaction. According to the National Association of Realtors, existing home resales, as measured in units, increased by approximately 9% in 2013. Approximately 19% of the revenue of American Home Shield for the year ended December 31, 2013 was tied directly to existing home resale transactions.

Key Franchise Services Group Industries

        Disaster Restoration (ServiceMaster Restore).    We estimate that the U.S. disaster restoration market is approximately $39 billion, approximately two-thirds of which is related to residential customers and the remainder related to commercial customers. Most emergency response work results from emergency situations for residential and commercial customers, such as fires and flooding. Extreme weather events and natural disasters also provide demand for emergency response work. Critical factors in the selection of an emergency response firm are the firm's reputation, relationships with insurers, available resources, proper insurance and credentials, quality of service, timeliness and responsiveness. This market is highly fragmented, with two large players, including ServiceMaster Restore, and we believe there are opportunities for growth for scaled service providers.

        Janitorial (ServiceMaster Clean).    We estimate that the U.S. janitorial services market was approximately $50 billion in 2013. The market is highly fragmented with more than 800,000 companies competing in the janitorial space, a significant majority of which have five or fewer employees.

        Residential Cleaning (Merry Maids).    We estimate that the U.S. residential professional cleaning services market was approximately $3.7 billion in 2013. Competition in this market comes mainly from local, independently owned firms, and from a few national companies.

Our Competitive Strengths

        #1 Market Positions in Large, Fragmented and Growing Markets.    We are the leading provider of essential residential and commercial services in the majority of markets in which we operate. Our markets are generally large, growing and highly fragmented, and we believe we have significant advantages over smaller local and regional competitors. We have spent decades developing a reputation built on reliability and superior quality and service. As a result, we enjoy high unaided brand awareness and a reputation for high-quality customer service, which serve as key drivers of our customer acquisition efforts. Our nationwide presence also allows our brands to effectively serve both local residential customers and large national commercial accounts and to capitalize on lead generation sources that include large real estate agencies, financial institutions and insurance carriers. We believe our significant size and scale also provide a competitive advantage in our purchasing power, route density, and marketing and operating efficiencies compared to smaller local and regional competitors. Our scale also facilitates the standardization of processes, shared learning and talent development across our entire organization.

        Diverse Revenue Streams Across Customers and Geographies.    ServiceMaster is diversified in terms of customers and geographies, and our businesses served approximately five million customers in 2013. We operate in all 50 states and the District of Columbia. Our Terminix business, which accounted for 57% and 60% of our revenue in 2013 and the three months ended March 31, 2014, respectively, served approximately 2.8 million customers across a branch network of approximately 285 company-owned and 100 franchised locations. American Home Shield, which accounted for 32% and 28% of our revenue in 2013 and the first quarter of 2014, respectively, responded to nearly three million service requests from approximately 1.4 million customers. Our diverse customer base and geographies help to mitigate the effect of adverse market conditions and other risks in any particular geography or customer segment we serve. We therefore believe that the size and scale of our company provide us with added protection from risk relative to our smaller local and regional competitors.

        High-Value Service Offerings Resulting in High Retention and Recurring Revenues.    We believe our high annual customer retention demonstrates the highly valued nature of the services we offer and the high level of execution and customer service that we provide. In 2013, in our Terminix termite and pest control businesses, our customer retention rates were 85% and 79%, respectively, and in our American Home Shield segment, our retention rate was 74%. Many of our technicians have built long-standing, personal relationships with their customers. We believe these personal bonds, often forged over decades, help to drive customer loyalty and retention. As a result of our strong retention rates and long-standing customer relationships, we enjoy significant visibility and stability in our business, and these factors limit the effect of adverse economic cycles on our revenue base. We experienced these advantages during the most recent downturn, when we were able to grow revenue in each year from 2008 to 2013.

        Multi-Channel Marketing Approach Supported by Sophisticated Customer Analytic Modeling Capabilities.    Our multi-channel marketing approach focuses on building the value of our brands and generating revenue by understanding the decisions customers make at each stage in the purchase of residential and commercial services. The effectiveness of our marketing efforts is demonstrated by an increase in lead generation and online sales, as well as an improvement in close rates over the last few years. For example, in our direct-to-consumer channel at American Home Shield, new home warranty lead generation, marketing yield and close rates have benefited from increased spending on marketing as well as improved digital marketing. We have also been deploying increasingly sophisticated customer analytics models that allow us to more effectively segment our prospective customers and tailor campaigns towards them. In addition, we are seeing success with newer ways of reaching and marketing to consumers via content marketing, promotions and social media channels.

        Operational and Customer Service Excellence Driven by Superior People Development.    We are constantly focused on improving customer service. The customer experience is at the foundation of our business model, and we believe that each employee is an extension of ServiceMaster's reputation. We employ rigorous hiring and training practices and continuously analyze our operating metrics to identify potential improvements in service and productivity. Technicians in our Terminix branches exhibit low levels of turnover, with an average tenure of seven years, creating continuity in customer relationships and ensuring the development of best practices based on on-the-ground experience. We also provide our field personnel with access to sophisticated data management and mobility tools which enable them to drive efficiencies, improve customer service and ultimately grow our customer base and profitability.

        Resilient Financial Model with Track Record of Consistent Performance.

  •
  Solid revenue and Adjusted EBITDA growth through business cycles.  Our consolidated revenue and Adjusted EBITDA compound annual growth rates from 2009 through 2013 were 4% and 6%, respectively. We believe that our strong performance through the recent economic and housing downturns is attributable to the essential nature of our services, our strong value proposition and our management's focus on driving results.

  •
  Solid margins with attractive operating leverage and productivity improvement initiatives.  Our business model enjoys inherent operating leverage stemming from route density and fixed investments in infrastructure and technology, among other factors. We have demonstrated our ability to expand our margins through a variety of initiatives, including metric-driven continuous improvement in our customer call centers, application of consistent process guidelines at the branch level, leveraging size and scale to improve the sourcing of labor and materials, and driving productivity in centralized services. We have also deployed mobility solutions and routing and scheduling systems across many of our businesses in order to enhance overall efficiency and reduce operating costs.

        Capital-Light Business Model with High Cash Flow Conversion.    Our business model is characterized by strong Adjusted EBITDA margins, negative working capital and limited capital expenditure requirements, which have allowed us to deliver consistent and high Pre-Tax Unlevered Free Cash Flow Conversion (as defined in "—Selected Historical Financial Data"), which averaged 84% from 2009 through 2013. We intend to utilize a meaningful portion of our future cash flow to repay debt.

        Experienced Management Team.    We have assembled a management team of highly experienced leaders with significant industry expertise. Our senior leaders have track records of producing profitable growth in a wide variety of industries and economic conditions. We also believe that we have a deep bench of talent across each of our business units, including long-tenured individuals with significant expertise and knowledge of the businesses they operate. Our management team is highly focused on execution and driving growth and profitability across our company. Our compensation structure, including incentive compensation, is tied to key performance metrics and is designed to incentivize senior management to seek the long-term success of our business.

Our Strategy

        Grow Our Customer Base.    We are focused on the growth of our businesses through the introduction and delivery of high-value services to new and existing customers. We drive growth in recurring and new sales via three primary channels:

  •
  Direct-to-consumer through our company-owned branches;

  •
  Indirectly through partnerships with high-quality contractors in our home warranty business; and

  •
  Through trusted service providers who are franchisees.

        To accelerate new customer growth, we make strategic investments in sales, marketing and advertising to drive new business leads, brand awareness and market penetration. In addition, we are executing multiple initiatives to improve customer satisfaction and service delivery, which we believe will lead to improved retention and growth in our customer base across our business segments.

        Introduce New Service Offerings.    We intend to continue to leverage our existing sales channels and local coverage to deliver additional value-added services to our customers. Our product development teams draw upon the experience of our technicians in the field, combined with in-house scientific expertise, to create innovative customer solutions for both our existing customer base and identified service/category adjacencies. We have a strong history of new product introductions, such as Terminix's crawlspace encapsulation, mosquito control and wildlife exclusion services, that we believe will appeal to new potential customers as well as our existing customer base. As another example, in the second quarter of 2014, our ServiceMaster Restore and AmeriSpec teams intend to introduce InstaScope, a new, proprietary technology for instant mold detection and water categorization.

        Expand Our Geographic Markets.    Through detailed assessments of local economic conditions and demographics, we have identified target markets for expansion, both in existing markets, where we have capacity to increase our local market position, and in new markets, where we see opportunities. In addition to geographic expansion opportunities within the United States, we intend to grow our international presence through strategic franchise expansions and additional licensing agreements.

        Grow Our Commercial Business.    Our revenue from commercial customers comprised approximately 13% of our 2013 revenue. We believe we are well positioned to leverage our national coverage, brand strength and broad service offerings to target large multi-regional accounts. We believe these capabilities provide us with a meaningful competitive advantage, especially compared to smaller local and regional competitors. We recognize that many of these large accounts seek to outsource and/or reduce the number of vendors used for certain services, and, accordingly, we have reenergized our marketing approach in this channel. At Terminix, for example, we have hired a dedicated sales team to focus on the development of commercial sales. Our commercial expansion strategy targets industries with a demonstrated need for our services, including healthcare, manufacturing, warehouses, hotels and commercial real estate.

        Enhance Our Profitability.    We have and will continue to invest in initiatives designed to improve our margins and drive profitable growth. We have been able to increase productivity across our segments through actions such as continuous process improvement, targeted systems investments, sales force initiatives and technician mobility tools. We are also focusing on strategically leveraging the $1.4 billion that we have spent annually with our vendors to capitalize on purchasing power and achieve more favorable pricing and terms. In addition, we have rolled out tools and processes to centralize and systematize pricing decisions. These tools and processes enable us to optimize pricing at the geographic market and product level while creating a flexible and scalable pricing architecture that can grow with the business. We intend to leverage these investments as well as identify further opportunities to enhance profitability across our businesses.

        Pursue Selective Acquisitions.    Since 2008, we have completed nearly 200 acquisitions. We anticipate that the highly fragmented nature of our markets will continue to create opportunities for further consolidation. As we have in the past, we will continue to take advantage of tuck-in as well as strategic acquisition opportunities, particularly in underserved markets where we can enhance and expand our service capabilities. We seek to use acquisitions, cost-effectively grow our customer count and enter high-growth geographies. We may also pursue acquisitions as vehicles for strategic international expansion.

Our Reportable Segments

        Our operations are organized into three reportable segments: Terminix, American Home Shield and the Franchise Services Group (which includes ServiceMaster Restore, ServiceMaster Clean, Merry Maids, Furniture Medic and AmeriSpec).

Terminix

        Terminix is the leading provider of termite and pest control services in the United States, with a market share of 20%, as measured by customer-level revenue. In addition, Terminix is the most recognized brand in the industry with approximately 1.5x the unaided brand awareness of our next-largest competitor, based on a study by Decision Analyst, Inc. commissioned by us. Terminix specializes in protection against termite damage, rodents, insects and other pests, including cockroaches, spiders, wood-destroying ants, ticks, fleas and bed bugs. Our services include termite remediation, annual termite inspection and prevention treatments with damage claim guarantees, and periodic pest control services. Our recent new product introductions include mosquito control, crawlspace encapsulation and wildlife exclusion.

        For the year ended December 31, 2013, 56% of our Terminix revenue was generated from pest control services and 39% was generated from termite control services, with the remainder from distribution of pest control products. For the same period, approximately 80% of our Terminix revenue was generated from services provided to residential customers, with the remaining 20% from commercial customers. A significant portion of our Terminix revenue base is recurring, with 72% of 2013 revenue derived from services delivered through annual contracts. Additionally, in 2013, retention rates for termite and pest control customers with annual contracts were 85% and 79%, respectively.

        We believe that the strength of the Terminix brand, along with our history of providing a high level of consistent service, allows us to enjoy a competitive advantage in attracting, retaining and growing our customer base. We believe our investments in systems and processes, such as routing and scheduling optimization, robust reporting capabilities and mobile customer management solutions, enable us to deliver a higher level of customer service when compared to smaller regional and local competitors.

        Our focus on attracting and retaining customers begins with our associates in the field, who interact with our customers every day. Our associates bring a strong level of passion and commitment to the Terminix brand, as evidenced by the 15-year and 7-year average tenure of our branch managers and technicians, respectively. Our field organization is supported by dedicated customer service and call center personnel. Our culture of continuous improvement drives an intense focus on the quality of the services delivered, which we believe produces high levels of customer satisfaction and, ultimately, customer retention and referrals.

        The Terminix national branch structure includes approximately 285 company-owned and 100 franchised locations, which serve approximately 2.8 million residential customers in 47 states and the District of Columbia. Terminix also provides termite and pest control services through subsidiaries in Canada, Mexico, the Caribbean and Central America, as well as a joint venture in India. In addition, licensees of Terminix provide these services in Japan, China, South Korea, Southeast Asia, Central America, the Caribbean and the Middle East. In 2013, substantially all of Terminix revenue was generated in the United States, with less than 1% derived from international markets through subsidiaries, a joint venture and licensing arrangements. Franchise fees from Terminix franchisees represented less than 1% of Terminix revenue in 2013.

  Terminix Competitive Strengths

  •
  #1 market position and #1 recognized brand in U.S. termite and pest control services

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  Track record of high customer retention rates

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  Passionate and committed associates focused on delivering superior customer service

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  Expansive scale and deep market presence across a national footprint

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  Effective multi-channel customer acquisition strategy

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  History of innovation leadership and introducing new products and services

American Home Shield

        American Home Shield founded the home warranty industry in 1971 and remains the leading provider of home warranty plans for household systems and appliances in the United States, with approximately 42% market share, as measured by revenue. We estimate American Home Shield to be approximately four to five times larger than its nearest competitor, as measured by revenue. We believe that, as the market leader, American Home Shield can drive increasing use of home warranties given the low industry household penetration of approximately 3-4%.

        American Home Shield provides home warranty plans that cover the repair or replacement of up to 21 major household systems and appliances, including electrical, plumbing, central heating and air conditioning (HVAC) systems, water heaters, refrigerators, dishwashers and ovens/cook tops. Our warranty plans are generally structured as one-year contracts with annual renewal options and, as a result, a significant portion of our revenue base in this segment is recurring. In 2013, our retention rate was 74%. Of the home warranties written by American Home Shield in 2013, 69% were derived from existing contract renewals, while 18% and 13% were derived from sales made in conjunction with existing home resale transactions and direct-to-consumer sales, respectively.

        We believe that we have one of the largest contractor networks in the United States, comprised of approximately 10,000 independent home service contractor firms. We carefully screen our contractors and closely monitor their performance based on a number of criteria, including through feedback from customer satisfaction surveys. On an annual basis, our contractors respond to nearly three million service requests from approximately 1.4 million customers across all 50 states and the District of Columbia. Additionally, American Home Shield operates and takes service calls 24 hours a day, seven days a week. Furthermore, as a result of our large contractor network and sophisticated IT systems, approximately 90% of the time we successfully assign contractors to a job within 15 minutes or less.

American Home Shield Competitive Strengths

  •
  #1 market position in the industry with 42% market share, estimated to be four to five times the size of the next largest competitor

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  Track record of high customer retention rates

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  Large and pre-qualified national contractor network

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  Strong partnerships with leading national residential real estate firms

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  Core competency around direct-to-consumer marketing and lead generation

Franchise Services Group

        Through December 31, 2013, we reported the Merry Maids business in our Other Operations and Headquarters segment and the ServiceMaster Restore, ServiceMaster Clean, Furniture Medic and AmeriSpec businesses in the ServiceMaster Clean segment. Beginning with the reporting period for the three months ended March 31, 2014, we have combined the Merry Maids business with our ServiceMaster Clean segment in a new reportable segment titled Franchise Services Group.

        ServiceMaster's Franchise Services Group consists of the ServiceMaster Restore (disaster restoration), ServiceMaster Clean (janitorial), Merry Maids (residential cleaning), Furniture Medic (furniture repair) and AmeriSpec (home inspection) businesses. Our businesses in this segment operate principally through franchisees. Approximately half of our revenue in this segment consists of ongoing monthly royalty fees based upon a percentage of our franchisees' customer-level revenue. We believe that each business holds a leading market position in its respective category and that our scale and national presence create competitive advantages for us in attracting and retaining franchisees. We are able to invest in best-in-class systems, training and process development, provide multiple levels of marketing support and direct new business leads to our franchisees through our relationships with major insurance carriers and national account customers. The depth of our franchisee support is evidenced by the long average tenure of our franchisees, many of whom have partnered with ServiceMaster for over 25 years.

Franchise Services Group Competitive Strengths

  •
  Strong and trusted brands with leading market positions in their respective categories

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  Attractive value proposition to franchisees

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  Exceptional focus on customer service evidenced by strong net promoter scores, or "NPS"

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  Infrastructure and scale supporting our ability to service national accounts

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  National network and 24/7/365 service availability supports mission-critical nature of the ServiceMaster Restore business

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  Long-standing and strong relationships with the majority of the top 20 insurance carriers

TruGreen

        On January 14, 2014, we completed the TruGreen Spin-off, resulting in the spin-off of the TruGreen Business through a tax-free, pro rata dividend to our stockholders. As a result of the completion of the TruGreen Spin-off, New TruGreen operates the TruGreen Business as a private independent company. The TruGreen Business provided lawn, tree and shrub care services primarily under the TruGreen brand name. Beginning with the reporting period for the three months ended March 31, 2014, the TruGreen Business has been reported in discontinued operations.

        We have historically incurred the cost of certain corporate-level activities which we performed on behalf of the TruGreen Business, including communications, public relations, finance and accounting, tax, treasury, internal audit, human resources operations and benefits, risk management and insurance, supply management, real estate management, marketing, facilities, information technology and other support services. Beginning with the TruGreen Spin-off, where it was practicable, employees who historically provided such services to the TruGreen Business were separated from us and transferred to New TruGreen as of the date of the TruGreen Spin-off. For certain support services for which it was not practicable to separate employees and transfer them to New TruGreen beginning with the TruGreen Spin-off, a transition services agreement was entered into pursuant to which SvM and its subsidiaries provide specified services to New TruGreen while an orderly transition of employees and other support arrangements from SvM to New TruGreen is executed. The charges for the transition services are designed to allow us to fully recover the direct costs of providing the services, plus specified margins and any out-of-pocket costs and expenses. The services provided under the transition services agreement will terminate at various specified times, and in no event later than January 14, 2016 (except for certain information technology services, which New TruGreen expects SvM to provide to New TruGreen beyond the two-year period).

        As a result of the transfer of employees to New TruGreen, in combination with the fees we expect to receive under the transition services agreement, we expect an approximate $25 million reduction in annual costs.

Sales and Marketing

Terminix

        Terminix markets its services to both homeowners and businesses through a national sales team and sales professionals in our branches and call centers. We generate leads for these sales professionals through advertising campaigns on television, online, in direct mail and in the yellow pages.

American Home Shield

        In our American Home Shield segment, we market our services primarily through the internet, direct mail, television and radio advertising, print advertisements, marketing partnerships, telemarketing and various social media channels. Additionally, we market our services through a national sales team and various participants in the residential real estate marketplace, such as real estate brokerages, as well as some financial institutions and insurance carriers.

Franchise Services Group

        In our Franchise Services Group segment, we market our services primarily through our franchise network, branch operations and a national sales team to a combination of business-to-business and business-to-consumer audiences. These services are advertised on a national and local level and include such media as television, radio, internet, direct mail, print advertisements, sales collateral materials and yellow page advertisements.

Service Marks, Trademarks and Trade Names

        We hold various service marks, trademarks and trade names, such as ServiceMaster, Terminix, American Home Shield, ServiceMaster Restore, ServiceMaster Clean, Merry Maids, Furniture Medic and AmeriSpec, that we deem particularly important to the advertising activities conducted by each of our reportable segments as well as the franchising activities conducted by certain reportable segments.

As of March 31, 2014, we had marks that were protected by registration (either by direct registration or by treaty) in the United States and approximately 90 other countries. In connection with the TruGreen Spin-off, on January 14, 2014, all of the service marks, trademarks and trade names related to the TruGreen Business were transferred to New TruGreen and its subsidiaries.

Franchises

        Franchises are important to the Terminix, ServiceMaster Restore, ServiceMaster Clean, Merry Maids, Furniture Medic and AmeriSpec businesses. For the years ended December 31, 2013, 2012 and 2011 and for the three months ended March 31, 2014, total franchise fees (monthly royalty fees as well as initial fees from sales of franchises and licenses) were $137 million, $126 million, $125 million and $33 million, respectively, related franchise operating expenses were $59 million, $55 million, $53 million and $16 million, respectively, and total profits from our franchised operations were $78 million, $71 million, $72 million and $17 million, respectively. Franchise fees from our Terminix franchisees represented less than 1% of Terminix revenue for each of those years. We evaluate the performance of our franchise businesses based primarily on operating profit before corporate general and administrative expenses, interest expense and amortization of intangible assets. Franchise agreements entered into in the course of these businesses are generally for a term of five to ten years. The majority of these franchise agreements are renewed prior to expiration. Internationally, we have license agreements, whereby licensees provide services under our brand names that would ordinarily be provided by franchisees in the United States. The majority of international licenses are for ten-year terms.

Customers and Geographies

        We have no single customer that accounts for more than two percent of our consolidated revenue. Additionally, no reportable segment has a single customer that accounts for more than three percent of its revenue. None of our reportable segments is dependent on a single customer or a few customers, the loss of which would have a material adverse effect on the segment.

        A significant percentage of our revenues is concentrated in the southern and western regions of the United States. California, Texas and Florida collectively accounted for approximately one-third of the 2013 revenue of our Terminix segment. In our American Home Shield segment, Texas and California collectively accounted for approximately one-third of our 2013 revenue.

Competition

        We compete in residential and commercial services industries, focusing on termite and pest control, home warranties, disaster restoration, janitorial, residential cleaning, wood furniture repair and home inspection. We compete with many other companies in the sale of our services, franchises and products. The principal methods of competition in our businesses include quality and speed of service, name recognition and reputation, customer satisfaction, brand awareness, pricing and promotions, professional sales forces and referrals. While we compete with a broad range of competitors in each discrete segment, we do not believe that any of our competitors provides all of the services we provide in all of the market segments we serve. All of the primary segments in which we operate are highly fragmented.

Termite and Pest Control

        Competition in the segment for professional termite and pest control services in the United States comes primarily from smaller regional and local, independently operated firms, as well as from Orkin, Inc., a subsidiary of Rollins, Inc., and Ecolab, Inc., both of which compete nationally. We estimate that there are approximately 20,000 termite and pest control companies in the United States, nearly all of which have fewer than 100 employees.

Home Warranties

        Competition for home warranties that cover household systems and appliances comes mainly from regional providers. Our largest national competitor is First American Financial Corporation. We estimate American Home Shield to be four to five times larger than this company, as measured by revenue.

Disaster Restoration, Emergency Response and Related Services

        Competition in the markets for disaster restoration, emergency response and related services comes mainly from local, independently owned firms and a few national professional cleaning companies, such as Servpro Industries, Inc., Belfor, a subsidiary of Belfor Europe GmbH, BMS CAT, Inc., Stanley Steemer International, Inc., and Sears Holdings Corporation.

Janitorial

        Competition in the market for janitorial services comes mainly from local, independently-owned firms and a few national professional janitorial firms such as ABM Industries Incorporated and Jani-King International, Inc. The market for janitorial services is highly fragmented with more than 800,000 companies.

Residential Cleaning

        Competition in the market segment for residential cleaning services comes mainly from local, independently owned firms, and from a few national companies such as The Maids International, Inc., Molly Maid, Inc. and The Cleaning Authority, LLC.

Insurance

        We maintain insurance coverage that we believe is appropriate for our business, including workers' compensation, auto liability, general liability, umbrella and property insurance. In addition, we provide various insurance coverages, including deductible reimbursement policies, to our business units through our wholly-owned captive insurance company, which is domiciled in Vermont.

Information Technology

        We have invested in information systems and software packages designed to allow us to grow efficiently, deliver and implement nationally, while retaining local and regional flexibility. We believe this provides us with a competitive advantage in our operations. Our sophisticated IT systems enable us to provide a high level of convenience and service to our customers. Terminix is able to provide a two-hour service window to customers. Similarly, American Home Shield's call centers, which operate and take service calls 24 hours a day, seven days a week, successfully assign contractors to a job within 15 minutes or less approximately 90% of the time.

Employees

        The average number of persons employed by our continuing operations during 2013 was approximately 13,000. None of our employees in the United States are represented by collective bargaining agreements.

Properties

        The headquarters for Terminix, along with our corporate headquarters, are located in leased premises at 860 Ridge Lake Boulevard, Memphis, Tennessee. The headquarters for American Home Shield are located in leased premises at 889 Ridge Lake Boulevard, Memphis, Tennessee. The headquarters for ServiceMaster Restore, ServiceMaster Clean, Merry Maids, Furniture Medic and AmeriSpec, and a training facility are located in owned premises at 3839 Forest Hill Irene Road, Memphis, Tennessee. In addition, we lease space for a call center located at 6399 Shelby View Drive, Memphis, Tennessee; offices located at 850 and 855 Ridge Lake Boulevard, Memphis, Tennessee; a training facility located at 1650 Shelby Oaks Drive North, Memphis, Tennessee; and a warehouse located at 1575 Two Place, Memphis, Tennessee.

        We and our operating companies own and lease a variety of facilities, principally in the United States, for branch and service center operations and for office, storage, call center and data processing space. Our branches are strategically located to optimize route efficiency, market coverage and branch overhead. The following chart identifies the number of owned and leased facilities, other than the headquarter properties listed above, used by each of our reportable segments as of March 31, 2014. We believe that these facilities, when considered with the corporate headquarters, call center facility, offices, training facilities and warehouse described above, are suitable and adequate to support the current needs of our business.

Reportable Segment	Owned Facilities	Leased Facilities
Terminix	21	398
American Home Shield	1	4
Franchise Services Group	—	84

Regulatory Compliance

        Our businesses are subject to various international, federal, state, provincial and local laws and regulations, compliance with which increases our operating costs, limits or restricts the services provided by our reportable segments or the methods by which our businesses offer, sell and fulfill those services or conduct their respective businesses, or subjects us and our reportable segments to the possibility of regulatory actions or proceedings. Noncompliance with these laws and regulations can subject us to fines or various forms of civil or criminal prosecution, any of which could have a material adverse effect on our reputation, business, financial position, results of operations and cash flows.

        These international, federal, state, provincial and local laws and regulations include laws relating to consumer protection, wage and hour, deceptive trade practices, permitting and licensing, state contractor laws, real estate settlements, workers' safety, tax, healthcare reforms, franchise related issues, collective bargaining and other labor matters, environmental and employee benefits. The Terminix business must also meet certain Department of Transportation and Federal Motor Carrier Safety Administration requirements with respect to certain vehicles in its fleet. Terminix is regulated by federal, state and local laws, ordinances and regulations which are enforced by Pest Control Boards, Departments of Environmental Conservation and similar government entities. American Home Shield is regulated in certain states by the applicable state insurance regulatory authority and by the Real Estate Commission in Texas. ServiceMaster Clean and Merry Maids use products containing ingredients regulated by the EPA and ServiceMaster Clean is subject to licensing and certification requirements for applying disinfectants, sanitizers and other EPA registered products in certain states. AmeriSpec is regulated by various state and local home inspection laws and regulations.

  Environmental, Health and Safety Matters

        Our businesses are subject to various international, federal, state and local laws and regulations regarding environmental, health and safety matters. Among other things, these laws regulate the emission or discharge of materials into the environment, govern the use, storage, treatment, disposal and management of hazardous substances and wastes and protect the health and safety of our employees. These laws also impose liability for the costs of investigating and remediating, and damages resulting from, present and past releases of hazardous substances, including releases by prior owners or operators of sites we currently own or operate.

        Compliance with environmental, health and safety laws increases our operating costs, limits or restricts the services provided by our reportable segments or the methods by which they offer, sell and fulfill those services or conduct their respective businesses, or subjects us and our reportable segments to the possibility of regulatory or private actions or proceedings.

        Terminix is regulated under many federal and state environmental laws, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or "CERCLA" or "Superfund," the Superfund Amendments and Reauthorization Act of 1986, the Federal Environmental Pesticide Control Act of 1972, the Federal Insecticide, Fungicide and Rodenticide Act of 1947, the Resource Conservation and Recovery Act of 1976, the Clean Air Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Oil Pollution Act of 1990 and the Clean Water Act of 1977, each as amended.

        We cannot predict the effect of possible future environmental laws on our operations. Changes in, or new interpretations of, existing laws, regulations or enforcement policies, the discovery of previously unknown contamination, or the imposition of other environmental liabilities or obligations in the future, may lead to additional compliance or other costs. During 2013 and the first quarter of 2014 there were no material capital expenditures for environmental control facilities, and there are no material expenditures anticipated for the remainder of 2014 or 2015 related to such facilities.

  Consumer Protection and Solicitation Matters

        We are subject to international, federal, state, provincial and local laws and regulations designed to protect consumers, including laws governing consumer privacy and fraud, the collection and use of consumer data, telemarketing and other forms of solicitation.

        The telemarketing rules adopted by the Federal Communications Commission pursuant to the Federal Telephone Consumer Protection Act and the Federal Telemarketing Sales Rule issued by the Federal Trade Commission govern our telephone sales practices. In addition, some states and local governing bodies have adopted laws and regulations targeted at direct telephone sales and "do-not-knock," "do-not-mail" and "do-not-leave" activities. The implementation of these marketing regulations requires us to rely more extensively on other marketing methods and channels. In addition, if we were to fail to comply with any applicable law or regulation, we could be subject to substantial fines or damages, be involved in lawsuits, enforcement actions and other claims by third parties or governmental authorities, suffer losses to our reputation and our business or suffer the loss of licenses or penalties that may affect how the business is operated, which, in turn, could have a material adverse effect on our financial position, results of operations and cash flows.

        In April 2014, the CFPB issued a CID to American Home Shield seeking documents and information to determine whether home warranty providers or other unnamed persons have engaged or are engaging in unlawful acts and practices in connection with referral arrangements and relationships in violation of RESPA and other laws enforceable by the CFPB. American Home Shield intends to comply with its obligations to respond to the CID and believes that it has complied with RESPA and other laws applicable to American Home Shield's home warranty business. If the CFPB determines to bring an enforcement action, it could include demands for money penalties, changes to certain of American Home Shield's business practices and customer restitution or disgorgement.

  Franchise Matters

        Terminix, ServiceMaster Restore, ServiceMaster Clean, Merry Maids, Furniture Medic and AmeriSpec are subject to various international, federal, state, provincial and local laws and regulations governing franchise sales, marketing and licensing and franchise trade practices generally, including applicable rules and regulations of the Federal Trade Commission. These laws and regulations generally require disclosure of business information in connection with the sale and licensing of franchises. Certain state regulations also affect the ability of the franchisor to revoke or refuse to renew a franchise. We seek to comply with regulatory requirements and deal with franchisees and licensees in good faith. From time to time, we and one or more franchisees may become involved in a dispute regarding the franchise relationship, including payment of royalties or fees, location of branches, advertising, purchase of products by franchisees, non-competition covenants, compliance with our standards and franchise renewal criteria. There can be no assurance that compliance problems will not be encountered from time to time or that significant disputes with one or more franchisees will not arise.

        From time to time, we receive communications from our franchisees regarding complaints, disputes or questions about our practices and standards in relation to our franchised operations. Recently, we have received communications from franchisees or groups representing franchisees expressing concerns regarding the expansion of our franchised operations in certain territories and certain economic terms of our franchise arrangements, among other things. If franchisees or groups representing franchisees were to bring legal proceedings against us, we would vigorously defend against the claims in any such proceeding, but our reputation, business, financial position, results of operations and cash flows could be materially adversely impacted and the price of our common stock could decline.

Legal Proceedings

        In the ordinary course of conducting business activities, we and our subsidiaries become involved in judicial, administrative and regulatory proceedings involving both private parties and governmental authorities. These proceedings include insured and uninsured matters that are brought on an individual, collective, representative and class action basis, or other proceedings involving regulatory, employment, general and commercial liability, automobile liability, wage and hour, environmental and other matters. We have entered into settlement agreements in certain cases, including with respect to putative collective and class actions, which are subject to court approval. If one or more of our settlements are not finally approved, we could have additional or different exposure, which could be material. In addition, in connection with the TruGreen Spin-off, we entered into a separation and distribution agreement with New TruGreen and TGLP pursuant to which we agreed to retain liability for specified legal proceedings relating to the TruGreen Business.

        At this time, we do not expect any of these proceedings to have a material effect on our reputation, business, financial position, results of operations or cash flows; however, we can give no assurance that the results of any such proceedings will not materially affect our reputation, business, financial position, results of operations and cash flows. See Note 9 to our audited consolidated financial statements and Note 4 to our unaudited condensed consolidated financial statements included in this prospectus.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth information about our directors and executive officers as of June 5, 2014.

Name	Age	Present Positions	First Became an Officer / Director
John Krenicki, Jr	52	Chairman	2013
Robert J. Gillette	54	Chief Executive Officer & Director	2013
Alan J. M. Haughie	50	Senior Vice President & Chief Financial Officer	2013
Mark J. Barry	52	President & Chief Operating Officer, American Home Shield	2012
Thomas J. Coba	58	President, Franchise Services Group	2011
William J. Derwin	45	President, Terminix	2013
Timothy M. Haynes	48	Senior Vice President & Chief Information Officer	2013
Susan Hunsberger	52	Senior Vice President, Human Resources	2014
James T. Lucke	53	Senior Vice President, General Counsel & Secretary	2013
Mary Kay Runyan	46	Senior Vice President, Supply Management	2013
Richard P. Fox	66	Director	2014
Darren M. Friedman	45	Director	2007
Sarah Kim	38	Director	2013
Stephen J. Sedita	62	Director	2013
David H. Wasserman	47	Director	2007

        John Krenicki, Jr. has served as Chairman of the board of directors since January 2013. He joined CD&R as an operating partner in January 2013, after 29 years with General Electric Company, or "GE." Mr. Krenicki currently serves as Chairman of the board of directors of Wilsonart International Holdings LLC and as a director of Hess Corporation and lead director of Brand Energy & Infrastructure Services, Inc. Mr. Krenicki plans to resign from the Hess Corporation board of directors as of May 1, 2014. From 2005 until 2008, Mr. Krenicki served as the President and Chief Executive Officer of GE Energy and in 2008 he became a Vice Chairman of GE, serving in such capacity until his resignation from GE in 2012. His responsibilities at GE included (among other roles) oversight of GE's Oil & Gas, Power and Water, and Energy Management businesses. While with GE, Mr. Krenicki also served as a member of GE's Corporate Executive Council and the GE Capital board of directors. Mr. Krenicki's extensive management experience and his background as a director of other service businesses give him beneficial insight into our capital and liquidity needs, in addition to our challenges, opportunities and operations and qualify him to serve on our of directors.

        Robert J. Gillette has served as ServiceMaster's Chief Executive Officer and as one of our directors since June 2013. From October 2011 until May 2013, Mr. Gillette served as the president and owner of Gillette Properties, LLC, a company which acquired and developed residential real estate properties. From October 2009 until October 2011, he served as the chief executive officer of First Solar, Inc., a manufacturer of thin film photovoltaic solar modules and solar power plants. From January 2005 to September 2009, Mr. Gillette served as the president and chief executive officer of Honeywell International, Inc.'s aerospace division, a provider of aerospace electronic systems, integrated avionics, engines and services for the aerospace industry. Mr. Gillette's extensive business and management background and his prior experience as a public company executive qualify him to serve as a director on our board of directors.

        Alan J. M. Haughie has served as ServiceMaster's Senior Vice President and Chief Financial Officer since September 2013. From July 2010 until September 2013, Mr. Haughie served as senior vice president and chief financial officer of Federal-Mogul Corporation, a global supplier of aftermarket products for automotive, light commercial, heavy-duty and off-highway vehicles, as well as power generation, aerospace, marine, rail and industrial equipment. From 2005 until June 2010, he served as vice president, controller and chief accounting officer of Federal-Mogul Corporation, having joined Federal-Mogul in 1994 while serving in various roles until 2005.

        Mark J. Barry has served as President and Chief Operating Officer of American Home Shield since August 2012. From April 2011 until February 2012, Mr. Barry served as president, Automation and Controls Solutions and from March 2010 until April 2011, served as president, Global Security Products, UTC Fire & Safety, both business units within United Technologies Corporation. From February 2008 until March 2010, Mr. Barry served as president of GE Security-Americas, a division of General Electric Company, before it was acquired by United Technologies Corporation in 2010.

        Thomas J. Coba has served as President of our Franchise Services Group since November 2011. From 2004 until November 2011, Mr. Coba was chief operations officer of Subway Restaurants, a global restaurant brand and the operating company of Franchise World Headquarters, LLC.

        William J. Derwin has served as President of Terminix since November 2013. From 2002 until October 2013, Mr. Derwin worked at Otis Elevator, serving most recently as its vice president global field operations. During his tenure at Otis Elevator he served in various other executive roles including group director UK and Ireland, vice president North and South America field operations, and vice president greater New York region. Otis Elevator is a division of United Technologies Corporation, a company which provides a broad range of high technology products and support services to the aerospace and building systems industries.

        Timothy M. Haynes has served as Senior Vice President and Chief Information Officer since December 2013. Mr. Haynes joined ServiceMaster in January 2012 and has served as Vice President of Information Technology for the American Home Shield, ServiceMaster Clean and Merry Maids business units. From February 2006 until January 2012, Mr. Haynes served in a variety of Information Technology executive leadership roles for Nissan Motor Limited and Nissan Americas.

        Susan Hunsberger has served as Senior Vice President, Human Resources since January 2014. From February 2010 until December 2013 she served as senior vice president, human resources, for the global business solutions (GBS) group of Connecticut-based Nielsen Holdings N.V., a $5.4 billion global information and measurement company with leading market positions in marketing and consumer information, television and other media measurement, online intelligence and mobile measurement. While at Nielsen, she also led the human resources team for the GBS organization, which employs more than 35,000 employees worldwide. From November 1997 until February 2010, Ms. Hunsberger served in a variety of human resources leadership positions at GE Aviation, a division of General Electric Company.

        James T. Lucke has served as Senior Vice President, General Counsel and Secretary since September 2013. From May 2007 until May 2013, Mr. Lucke served as vice president, general counsel and secretary of Mohawk Industries, Inc., a leading producer of floor covering products for residential and commercial applications.

        Mary Kay Runyan has served as Senior Vice President, Supply Management since July 2013. Ms. Runyan joined ServiceMaster in April 2010 and served as Vice President, Fleet until July 2013. From March 2009 until April 2010, Ms. Runyan served as the executive in charge of North American fleet operations for Coca-Cola Enterprises, where she was responsible for policy, process and operational performance across the United States and Canada.

        Richard P. Fox has served as one of our directors since March 2014. Since 2001, Mr. Fox has been an independent consultant. From 2000 to 2001, he was president and chief operating officer of CyberSafe Corporation, a global security software provider. Mr. Fox spent 28 years at Ernst & Young LLP, a global accounting firm, last serving as managing partner at the firm's Seattle office. He currently serves on the board of directors of Acxiom Corporation, a marketing technology and services company; Pinnacle West Corporation, a vertically integrated electrical utility serving the State of Arizona; Pendrell Corporation, an intellectual property investment and advisory firm; and Univar Inc., an international chemical distributor. Previously, he served on the boards of Flow International Corporation, a machine tool manufacturer until 2014; Orbitz Worldwide, Inc. until 2011; and PopCap Games until it was acquired by Electronic Arts Inc. in 2011. He is a certified public accountant in the State of Washington. As a result of his extensive accounting and financial management experience, Mr. Fox has a deep understanding of financial reporting processes, internal accounting and financial controls, independent auditor engagements, and other audit committee and board functions. Mr. Fox's financial, accounting and management expertise, along with his experience on other boards, qualify him to serve as a director on our board of directors.

        Darren M. Friedman has served as one of our directors since July 2007. Mr. Friedman is a Partner of StepStone Group LP, a global private markets firm that oversees approximately $60 billion of private capital allocations. Prior to joining StepStone in 2010, Mr. Friedman was a Managing Partner of Citi Private Equity, where he worked from 2001 to 2010, managing over $10 billion of capital across various private equity investing activities. Mr. Friedman sits or has sat on the boards or advisory boards of several portfolio companies, funds and a number of Investment Committees. Mr. Friedman currently serves on the boards of C&J Energy Services, Inc., Educate Inc., Laureate Education, Inc. and Padi Holding Company, LLC. Prior to joining Citi Private Equity, Mr. Friedman worked in the Investment Banking division at Salomon Smith Barney. Mr. Friedman's extensive business, financial and banking expertise to our board of directors from his background in investment banking and private equity fund management and extensive prior board service experience, qualify him to serve as a director on our board of directors.

        Sarah Kim has served as one of our directors since December 2013. Ms. Kim is a principal of CD&R. Prior to joining CD&R in 2008, Ms. Kim held positions at Metalmark Capital and McCown De Leeuw, both private equity firms. She also worked in the investment banking division of Goldman, Sachs & Co. Ms. Kim's extensive knowledge of the capital markets gives her beneficial insight into our capital and liquidity needs, in addition to our challenges, opportunities and operations and qualify her to serve on our board of directors.

        Stephen J. Sedita has served as one of our directors since December 2013. From 2008 until he retired in 2011, Mr. Sedita served as the Chief Financial Officer and Vice President of GE Home & Business Solutions, a business of General Electric Company; from 2007 until 2008, Mr. Sedita served as Chief Financial Officer and Vice President of GE Aviation. Mr. Sedita has served as a director of Controladora Mabe, S.A. de C.V., Camco Inc. and Momentive Performance Materials Holdings Inc. Mr. Sedita's extensive business and financial background and his prior board service experience, qualify him to serve as a director on our board of directors.

        David H. Wasserman has served as one of our directors since July 2007. Mr. Wasserman is a partner of CD&R. Prior to joining CD&R in 1998, Mr. Wasserman worked in the principal investment area at Goldman, Sachs & Co. and as a management consultant at Monitor Company. Mr. Wasserman currently serves on the board of directors of Univar Inc. and John Deere Landscapes LLC and formerly served on the boards of directors of Hertz Global Holdings, Inc., Covansys Corporation, Culligan Ltd., Kinko's, Inc. and ICO Global Communications (Holdings) Limited, currently known as Pendrell Corporation. Mr. Wasserman's extensive knowledge of the capital markets, experience as a management consultant and experience as a director of other consumer-oriented service businesses with nationwide locations that are similar to our business structure give him beneficial insight into our capital and liquidity needs, in addition to our challenges, opportunities and operations and qualify him to serve on our board of directors.

Board Composition and Director Independence

        Our board of directors is currently composed of seven directors. Our amended and restated certificate of incorporation will provide for a classified board of directors, with members of each class serving staggered three-year terms. We will have three directors in Class I (                ), two directors in Class II (                ) and two directors in Class III (                ). Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. See "Description of Capital Stock—Anti-Takeover Effects of our Certificate of Incorporation and By-Laws—Classified Board of Directors."

        Under the amended stockholders agreement, the CD&R Funds and the StepStone Funds will have the right to designate nominees for our board of directors, whom we refer to as the CD&R Designees and the StepStone Designees, respectively, subject to the maintenance of specified ownership requirements. See "Certain Relationships and Related Party Transactions—Stockholders Agreement."

        Our board of directors is led by our non-executive Chairman, Mr. Krenicki, a CD&R Designee. The amended stockholders agreement will provide that a CD&R Designee will serve as our Chairman of the board of directors as long as the CD&R Affiliates own at least 25% of the outstanding shares of our common stock.

        The number of members on our board of directors may be fixed by resolution adopted from time to time by the board of directors. Subject to our amended stockholders agreement, any vacancies or newly created directorships may be filled only by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director. Each director shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

        With respect to any vacancy of a CD&R Designee or StepStone Designee, the CD&R Funds and the StepStone Funds, respectively, will have the right to designate a new director for election by a majority of the remaining directors then in office.

        Our board of directors has determined that Messrs. Fox and Sedita are "independent" as defined under NYSE and Exchange Act rules and regulations.

Controlled Company

        After the completion of this offering, we anticipate that the CD&R Funds and the StepStone Funds will control a majority of the voting power of our outstanding common stock. The CD&R Funds and the StepStone Funds will collectively own approximately        % of our common stock after the completion of this offering (or approximately        % if the underwriters exercise in full their option to purchase additional shares). Accordingly, we expect to qualify as a "controlled company" within the meaning of the NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain NYSE corporate governance standards, including:

  •
  the requirement that a majority of the board of directors consist of independent directors;

  •
  the requirement that our nominating and corporate governance committee be composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities;

  •
  the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

  •
  the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

        Following this offering, we intend to utilize these exemptions. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the NYSE corporate governance rules and requirements. The "controlled company" exception does not modify audit committee independence requirements of Rule 10A-3 under the Exchange Act and the NYSE rules.

Board Committees

        Our board of directors maintains an Audit Committee and a Compensation Committee. Upon the completion of this offering, our board of directors will also maintain a Nominating and Corporate Governance Committee. Under the NYSE rules, we will be required to have one independent director on our Audit Committee during the 90-day period beginning on the date of effectiveness of the registration statement filed with the SEC in connection with this offering. After such 90-day period and until one year from the date of effectiveness of the registration statement, we are required to have a majority of independent directors on our Audit Committee. Thereafter, our Audit Committee is required to be composed entirely of independent directors. As a NYSE controlled company, we are not required to have independent Compensation or Nominating and Corporate Governance Committees. The following is a brief description of our committees.

Audit Committee

        Our Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal control over financial reporting and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical and regulatory requirements. Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The charter of our Audit Committee will be available without charge on the investor relations portion of our website upon completion of this offering.

        The members of our Audit Committee are Messrs. Fox (Chair), Sedita and Ms. Kim. Our board of directors has designated Messrs. Fox and Sedita and Ms. Kim as "audit committee financial experts," and each of the three members has been determined to be "financially literate" under the NYSE rules. Our board of directors has also determined that Messrs. Fox and Sedita are "independent" as defined under NYSE and Exchange Act rules and regulations.

Compensation Committee

        Our Compensation Committee is responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to, and employment agreements with, the executive officers and directors of our company and its subsidiaries (including the Chief Executive Officer), establishing the general compensation policies of our company and its subsidiaries and reviewing, approving and overseeing the administration of the employee benefits plans of our company and its subsidiaries. Our Compensation Committee also periodically reviews management development and succession plans. The charter of our Compensation Committee will be available without charge on the investor relations portion of our website upon completion of this offering.

        The members of our Compensation Committee are Messrs. Krenicki (Chair), Sedita and Wasserman. In light of our status as a "controlled company" within the meaning of the corporate governance standards of the NYSE following this offering, we are exempt from the requirement that our Compensation Committee be composed entirely of independent directors under listing standards applicable to membership on the Compensation Committee, with a written charter addressing the committee's purpose and responsibilities and the requirement that there be an annual performance evaluation of the Compensation Committee. We intend to establish a sub-committee of our Compensation Committee consisting of Messrs. Sedita and Wasserman for purposes of approving any compensation that may otherwise be subject to Section 162(m) of the Code.

Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee will be responsible, among its other duties and responsibilities, for identifying and recommending candidates to the board of directors for election to our board of directors, reviewing the composition of the board of directors and its committees, developing and recommending to the board of directors corporate governance guidelines that are applicable to us, and overseeing board of directors evaluations. The charter of our Nominating and Corporate Governance Committee will be available without charge on the investor relations portion of our website upon completion of this offering.

        Upon completion of this offering, we expect the members of our Nominating and Corporate Governance Committee to be      (Chair),      and      . In light of our status as a "controlled company" within the meaning of the corporate governance standards of the NYSE following this offering, we are exempt from the requirement that our Nominating Committee be composed entirely of independent directors, with a written charter addressing the committee's purpose and responsibilities and the requirement that there be an annual performance evaluation of the Nominating Committee.

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee currently are Messrs. Krenicki, Wasserman and Sedita. For a part of 2013, Ms. Kim served on our Compensation Committee. Messrs. Krenicki and Wasserman and Ms. Kim are principals of CD&R. Mr. Krenicki assumed the role of Interim CEO from April 12, 2013 through June 16, 2013 following the resignation of our former CEO and prior to the hiring of Mr. Gillette. No other member of the Compensation Committee was at any time during 2013 an officer or employee of ServiceMaster or any of our subsidiaries nor is any such person a former officer of ServiceMaster or any one of our subsidiaries. See "Certain Relationships and Related Party Transactions" for a discussion of agreements between ServiceMaster, CD&R and the CD&R Funds.

Code of Conduct and Financial Code of Ethics

        We have a Financial Code of Ethics that applies to the CEO, CFO and Controller, or persons performing similar functions, and other designated officers and associates, including the primary financial officer of each of our business units and the Treasurer. We also have a Code of Conduct that applies to all of our directors, officers and associates. The Financial Code of Ethics and Code of Conduct each address matters such as conflicts of interest, confidentiality, fair dealing and compliance with laws and regulations. The Financial Code of Ethics and the Code of Conduct will be available without charge on the investor relations portion of our website upon completion of this offering.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This section describes the material elements of our 2013 executive compensation program and the principles underlying our executive compensation policies and decisions. In addition, in this section we provide information regarding the compensation paid to each individual who served in the capacity as principal executive officer (CEO) or principal financial officer (CFO) during 2013 and the three most highly compensated executive officers (other than the CEO and CFO) who were serving as such as of the end of our most recent fiscal year, collectively referred to as our Named Executive Officers, or "NEOs."

        In connection with the TruGreen Spin-off, we adjusted the exercise price of options held by our employees to reflect the fair market value of our common stock after giving effect to the TruGreen Spin-off by multiplying the exercise price of such options immediately prior to the TruGreen Spin-off by a fraction, the numerator of which was the fair market value of a share of our common stock immediately following the TruGreen Spin-off ($8.00 per share) and the denominator of which was the fair market value of a share of our common stock immediately prior to the TruGreen Spin-off ($10.50 per share), or the "Option Conversion Ratio." To allow our employees to retain the intrinsic values of their stock options prior to the TruGreen Spin-off, we also adjusted the number of shares underlying the options of such employees. The number of shares underlying the options was adjusted by dividing the number of shares underlying the options held by each employee by the Option Conversion Ratio. We refer to these adjustments collectively as the "Option Conversion."

        The Option Conversion-related adjustments are not reflected herein as they occurred after December 31, 2013. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation—TruGreen Spin-off."

Highlights

  •
  Our leadership continued to undergo significant change during 2013, with the resignations of Harry J. Mullany III (former CEO), Charles M. Fallon (former President, Terminix), Greerson G. McMullen (former Senior Vice President and General Counsel), Jed L. Norden (former Senior Vice President, Human Resources) and Linda A. Goodspeed (former Senior Vice President and Chief Information Officer) and the hiring of Robert Gillette (CEO), Alan Haughie (Senior Vice President and CFO), James Lucke (Senior Vice President and General Counsel) and William Derwin (President, Terminix). Additionally, Mr. Krenicki, our Chairman, assumed the role of Interim CEO following the resignation of Mr. Mullany and prior to the hiring of Mr. Gillette. During the majority of 2013 (January 1 through September 15), Mr. Martin served as the Interim CFO, relinquishing that position upon the hiring of Mr. Haughie. We announced in November that we intended to spin-off the TruGreen Business. This transaction was closed on January 14, 2014. New TruGreen is operating as a private independent company.

  •
  Base salaries of the NEOs who were with us prior to November 2012 were increased by percentages ranging from 4 to 23 percent in 2013 to recognize individual performance and to better align base salary levels with competitive pay levels for similar positions in the marketplace. Mr. Krenicki did not receive any compensation for his service as Interim CEO. Mr. Mullany received no increase during 2013 prior to his resignation. Mr. Alexander did not receive a salary increase during 2013 as he was hired in the fourth quarter of 2012. Messrs. Haughie and Derwin were hired during 2013 and received no increase subsequent to their hire. Mr. Martin received a 23 percent increase in his salary in preparation for his assignment to the role of chief financial officer of TruGreen upon the TruGreen Spin-off. The salaries for NEOs hired after November 1, 2012 and during 2013 were set at competitive levels needed to attract these executives to ServiceMaster.

  •
  Our financial performance did not meet expectations for 2013, primarily due to the performance of TruGreen. However, as we prepared for the TruGreen Spin-off, the board of directors of SvM, or the "SvM Board," separated the financial performance of TruGreen from the remainder of ServiceMaster and based the corporate consolidated performance goal under the Annual Bonus Plan, or "ABP," on the performance of ServiceMaster, less TruGreen. The SvM Board established separate financial goals for TruGreen focusing on the turnaround of that business.

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  As part of our strategy to align interests between our NEOs and stockholders, and in recognition of their hire into the senior management team, Messrs. Gillette, Haughie, Alexander, and Derwin purchased shares of our common stock and simultaneously were granted options under the MSIP to acquire additional shares in the future. Mr. Krenicki purchased shares of our common stock, but did not receive any stock options. Messrs. Gillette, Haughie, Alexander, Derwin, and Barry were also awarded RSUs to provide additional value and alignment with our stockholders.

  •
  The Board approved a grant of Performance-Based RSUs, or "P-RSUs," in February 2013 to enhance our ability to retain key talent. These P-RSUs were awarded to Messrs. Mullany, Martin and Barry. Mr. Mullany's P-RSUs were cancelled upon his resignation. These P-RSUs would be earned based on our attainment of a specified profit goal. This goal was adjusted in May 2013 to reflect the planned spin-off of the TruGreen Business, with the awards for those NEOs in the TruGreen Business at that time based on a TruGreen profit goal and the awards for NEOs in the remainder of ServiceMaster based on a ServiceMaster, less TruGreen, profit goal. Neither the ServiceMaster nor TruGreen profit goals were achieved for 2013 and the P-RSUs did not vest and were forfeited.

  •
  Mr. Martin received a retention award comprised of RSUs and cash to enhance our ability to retain Mr. Martin as we were in the process of separating the TruGreen Business and Mr. Martin was offered the position of chief financial officer of New TruGreen.

Objectives of Our Compensation Program

        Our compensation plans for executive officers (including the NEOs) are designed to:

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  Attract, motivate and retain highly qualified executives;

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  Reward successful performance by the executives and us by linking a significant portion of compensation to financial and business results;

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  Align our executives' long-term interests with those of our stockholders through meaningful share ownership; and

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  Appropriately balance long- and short-term incentive compensation so that short-term performance is not emphasized at the expense of long-term value creation.

Elements of Executive Compensation, including for NEOs

        To meet these objectives, our executive compensation program consists of the following:

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  Base salary, which is intended to attract and retain highly qualified executives and to recognize individual performance by the executive;

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  Annual cash incentive, which is intended to motivate each executive to achieve short-term company (and, where applicable, business unit) performance goals and special bonus awards from time to time;

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  Stock, RSUs (including P-RSUs) and stock options to motivate executives to achieve long-term performance goals and to provide equity ownership of our common stock to our executives to ensure goal alignment with our stockholders; and

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  Employee benefits, including retirement benefits, perquisites, new hire bonus, relocation benefits and commuting benefits, which are intended to attract and retain qualified executives by ensuring that our benefit programs are competitive.

        Each of these elements, discussed in more detail below, plays an integral role in our balancing of executive rewards over short and long-term periods and our ability to attract and retain key executives. We believe the design of our executive compensation program creates alignment between performance achieved and compensation awarded, and motivates achievement of both annual goals and sustainable long-term performance.

Determination of Executive Compensation

Pay Decision Process

        Prior to the initial public offering, the compensation committee of the Board, or the "Compensation Committee," and the SvM Board, acting jointly, established the compensation of our CEO. Historically, in determining the CEO's compensation, the Compensation Committee and the SvM Board considered the following factors: (1) our operating and financial performance, (2) the competitive market data provided by Semler Brossy Consulting Group, our external compensation consultant at the time of the competitive review, as presented to the Compensation Committee and the SvM Board by our Senior Vice President, Human Resources, (3) the assessment by the Compensation Committee and the SvM Board of the CEO's individual performance, and (4) prevailing economic conditions. The CEO historically recommended to the Compensation Committee and the SvM Board compensation for the other executive officers based on his assessment of each executive officer's area of responsibility, individual and business unit performance, overall contribution, the competitive market data provided by Semler Brossy and prevailing economic conditions. Prior to the initial public offering, the Compensation Committee and the SvM Board then approved the compensation arrangements for each executive officer. Following the initial public offering, it is expected that many of the functions described in this Compensation Discussion and Analysis will be performed by our Compensation Committee as provided in its charter.

        We believe that our executive compensation program must be attractive to compete in the market for executive talent and must support our growth strategy. As a result of this focus, we rely on competitive pay practices and individual and business performance in determining the compensation of our executives. In making these determinations, we also consider historical individual compensation levels, historical company payout levels for annual cash incentives and our current privately held ownership structure. The executive compensation program and underlying philosophy are reviewed at least annually to determine what, if any, modifications should be considered.

        As part of our review of competitive pay practices, SvM engaged Semler Brossy Consulting Group in 2013 to conduct a total market review to determine whether executive officer total compensation opportunities were competitive. The Compensation Committee and the SvM Board reaffirmed the group of 21 peer companies, or the "Peer Group," that are generally 0.3 to 3.0 times our revenue size, based on 2012 revenue figures. These peer companies are generally from the service and retail industries where they have a distributed business model. The Compensation Committee and the SvM Board also considered the growth rates of the companies when selecting this group of companies. SvM has continually reviewed the Peer Group and may from time to time adjust the companies comprising the group to better reflect competitors in our industry, companies with similar business models and companies that compete in our labor markets for talent. For 2013, the Peer Group consisted of the following companies:

Peer Group

ABM Industries Incorporated	O'Reilly Automotive, Inc.
AutoZone, Inc.	Republic Services, Inc.
Chemed Corporation	Rollins, Inc.
Chico's FAS Inc.	Service Corporation International
Chipotle Mexican Grill, Inc.	Spectrum Brands Holdings, Inc.
Cintas Corporation	Starbucks Corporation
Darden Restaurants, Inc.	The Scotts Miracle Gro Company
DSW Inc.	The Wendy's Company
Ecolab Inc.	Urban Outfitters, Inc.
Harris Teeter Supermarkets, Inc.	Waste Connections, Inc.
L Brands, Inc.

        In determining 2013 executive compensation, the Compensation Committee and the SvM Board relied on the Peer Group data for positions reported in the peer companies' respective proxy statements provided by Semler Brossy. A general survey of competitive market data for positions which were not reported in Peer Group proxy statements was provided by Aon Hewitt and was adjusted to mirror general market merit increases, as identified in market salary increase surveys sponsored by compensation consulting organizations. The survey data reflects companies in general industries with revenue sizes between $1 and $5 billion. The Compensation Committee and the SvM Board then evaluated base pay and annual bonuses for our executives as discussed below. Differences in total compensation generally reflect the relevant experience, expertise, tenure and performance of the individual executive officer within his or her role.

Base Salary

        Base salaries for executive officers are reviewed annually during our merit review process at the beginning of each year. To determine base salaries for executive officers, we first review market data and target base salaries at the market median of the Peer Group or Aon Hewitt survey data for each respective position. The base salary for each NEO is then determined by adjusting the amount based on the assessment of Compensation Committee and the SvM Board of the NEO's experience relative to industry peers, time in his or her position, individual performance, future potential and leadership qualities. In 2013, when a detailed review was performed prior to salary increases, the base salary of Mr. Mullany was at the median of the Peer Group, and the base salary for Mr. Martin as our Controller was within competitive ranges of the median of the Aon Hewitt surveys. The base salary for Mr. Barry was within competitive ranges for the median of peer company business unit leaders. Base salaries were increased for each NEO who was an employee in April 2013 (other than Mr. Alexander) based on the assessment of the Compensation Committee and the SvM Board of the individual's contribution to our sustained success. Base salaries for Messrs. Gillette, Haughie, Alexander and Derwin were set at their respective hire dates of June 17, 2013, September 16, 2013, December 11, 2012 and November 11, 2013 as part of their hiring. The salary increases for the NEOs who were with us for the majority of 2012 ranged from 4.0 percent to 23.0 percent. In determining Mr. Martin's salary increase in 2013, which was larger than the normal merit increase, the Compensation Committee and the SvM Board considered that he was preparing to take on the position as the chief financial officer of New TruGreen, which was separated from ServiceMaster on January 14, 2014. Base salaries for the NEOs hired after November 1, 2012 (Messrs. Gillette, Haughie, Alexander and Derwin) were set at levels that were deemed to be competitive with market segment salaries to recognize the skills and experience of each officer. The following table sets forth information regarding the 2013 base salaries for our NEOs.

2013 Salary Table

Named Executive Officer	Base Salary as of January 1, 2013	Base Salary as of December 31, 2013	Aggregate Increase %
Robert J. Gillette(1)	N/A	$1,100,000	N/A
John Krenicki(2)	N/A	N/A	N/A
Harry J. Mullany	$1,100,000	N/A	N/A
Alan J. M. Haughie(1)	N/A	$550,000	N/A
David W. Martin(3)	$312,000	$385,000	23%
R. David Alexander(4)	$550,000	$550,000	0%
Mark J. Barry	$425,000	$440,000	4%
William J. Derwin(1)	N/A	$475,000	N/A

(1)
Messrs. Gillette, Haughie and Derwin were hired during 2013. The base salaries shown above were provided for in their offers of employment.

(2)
Mr. Krenicki received no compensation for his service as Interim CEO.

(3)
The amount in the table reflects Mr. Martin's base salary in his capacity as our Senior Vice President, Controller and Chief Accounting Officer. During his tenure as Interim CFO, Mr. Martin also received $10,000 per month in incremental base salary prorated for any partial month of service. During 2013, this incremental base salary totaled $95,000. His salary as of December 31, 2013 reflects the rate approved for his role as the chief financial officer for New TruGreen, which was separated from ServiceMaster on January 14, 2014.

(4)
Mr. Alexander was hired after November 1, 2012 and was not eligible for a salary increase as part of the 2013 annual review of base salaries.

Annual Bonus Plan

        The ABP, our annual cash incentive program, is designed to reward the achievement of specific pre-set financial results measured over one or more fiscal years or a portion of a fiscal year. For 2013, the ABP was measured over the 2013 calendar year results. Each participant is assigned an annual incentive target expressed as a percentage of base salary. For the NEOs (other than Mr. Krenicki), these targets ranged from 50 percent of base salary to 100 percent of base salary. For 2013, Mr. Martin was assigned an annual target bonus of 50 percent of his base salary during the period he served as our Senior Vice President, Controller and Chief Accounting Officer, and he was assigned a target bonus of 65 percent of base salary during the period he served as Interim CFO. As further compensation for his services as Interim CFO, Mr. Martin was also guaranteed a minimum incremental bonus under the ABP of $50,000 above his calculated bonus if he had served as Senior Vice President, Controller and Chief Accounting Officer for the entire year. Mr. Martin served as the Interim CFO until the hire of Mr. Haughie in September 2013. Consequently, his annual bonus for the period January 1, 2013 through September 15, 2013 was calculated at a target of 65 percent of his base salary. We subsequently approved a 65 percent target bonus for Mr. Martin for the remainder of 2013 as he accepted the role as chief financial officer of New TruGreen. We calculate the actual awards based on year end salary, except in the case of Mr. Martin, whose 2013 ABP award was calculated at 65 percent of his base salary as Senior Vice President, Controller and Chief Accounting Officer and at 65 percent of his base salary as Interim CFO, prorated for the time served in each capacity.

        To encourage our executive officers to focus on short term company (and, where applicable, business unit) goals and financial performance, incentives under the ABP are based on our performance with respect to the following measures at both a corporate consolidated and, where applicable, a business unit level:

  •
  Adjusted Operating Performance, or "AOP," which is calculated by making the following adjustments to Adjusted EBITDA: (1) deducting interest and investment income; (2) adding back compensation expense resulting from a change in market value of investments within an employee deferred compensation trust (for which there is a corresponding and offsetting charge in interest and investment income); (3) adding back key executive transition charges; (4) adding back charges associated with the TruGreen Spin-off; (5) deducting depreciation and amortization; and (6) adding back TruGreen AOP;

  •
  Revenue; and

  •
  Cash Flow, which is calculated by making the following adjustments to AOP: (1) adding back depreciation and amortization; (2) subtracting capital expenditures; and (3) adjusting for the change in net working capital.

        These performance measures were selected as the most appropriate measures upon which to determine annual bonuses because they are the primary metrics that management and the Equity Sponsors use to measure our performance for purposes unrelated to compensation. Additionally, these measures were selected to incentivize profitable growth and cash flow generation to meet debt obligations and fund investments for future growth. All of the opportunity for payment under the ABP to our NEOs is based on these performance measures.

        The Compensation Committee and the SvM Board amended the performance goals for 2013 under the ABP in May 2013 in consideration of the strategic decision to spin off the TruGreen Business. Consequently, the targets for the performance measures were adjusted, providing for separate thresholds and targets for ServiceMaster, less TruGreen, and for TruGreen on a standalone basis. The goals for ServiceMaster, less TruGreen, were the same targets as determined at the beginning of the year, but eliminated any effect that TruGreen's performance would have on the rest of ServiceMaster. TruGreen's goals were revised to provide an opportunity to earn some payout if the modified TruGreen AOP goals were achieved. Payments under the ABP were also subject to the achievement of a minimum level of performance on the AOP financial measure, or the "AOP Threshold." In order to earn any payment under the ABP, the AOP Threshold had to be achieved at the corporate consolidated or, where applicable, business unit levels. The corporate consolidated AOP Threshold and business unit AOP Thresholds applicable to the NEOs (other than Messrs. Krenicki and Mullany) are set forth in the table below.

Participating NEO	Performance Measure	AOP Threshold ($ in 000s)	AOP Actual ($ in 000s)
Robert J. Gillette	ServiceMaster AOP	$370,726	$396,425
Alan J. M. Haughie	ServiceMaster AOP	$370,726	$396,425
David W. Martin	ServiceMaster AOP	$370,726	$396,425
R. David Alexander	ServiceMaster AOP	$370,726	$396,425
	TruGreen AOP	$30,000	$(22,474)
Mark J. Barry	ServiceMaster AOP	$370,726	$396,425
	American Home Shield AOP	$137,917	$159,413

        Performance targets are established by the Compensation Committee and the SvM Board toward the beginning of each year and are based on expected performance in accordance with ServiceMaster's and, where applicable, the business unit's approved business plan for the year. In the event we and, where applicable, the business unit achieve the performance targets, payout under the ABP would be 100 percent of a specified percentage of the executive's base salary. In the event we and, where applicable, the business unit do not achieve the performance targets, a lesser bonus may be earned if we and, where applicable, the business unit meet or exceed the threshold amounts for the performance targets, which are generally equal to the previous year's results achieved for the applicable performance measure. In the event we exceed the performance targets, the amount of the bonus will increase accordingly. There is no maximum payout under the ABP on the theory that we pay for performance and our executives should receive additional compensation when we exceed our performance goals. The components and weightings of the performance measures are reviewed and determined annually by the Compensation Committee and the SvM Board to reflect company strategy. As mentioned above, these actions historically have been taken by the Compensation Committee and the SvM Board acting jointly, but we expect that many of these functions will be performed by our Compensation Committee following the initial public offering.

        The tables below provide information regarding the 2013 ABP for our participating NEOs, including the performance goals, the weight assigned to each performance goal, and the payout as a percentage of the target bonus if the threshold or target performance goal is met. The performance goals and relative weightings reflect the Compensation Committee and the SvM Board's objective of ensuring that a substantial amount of each NEO's total compensation is tied to our and, where applicable, business unit performance.

2013 ABP Weighting, Threshold and Target Performance Goals

Participating NEO(1)(2)	Organizational Weighting	Performance Weighting	Threshold ($ in 000s)	Target ($ in 000s)(3)	% of Target Performance for Threshold Payout	% Payout With Threshold Performance
Robert J. Gillette		50% ServiceMaster AOP	$370,726	$399,720	92.7%	56.5%
Harry J Mullany	100% ServiceMaster	30% ServiceMaster Revenue	$2,221,286	$2,369,210	93.8%	62.5%
Alan J. M. Haughie		20% ServiceMaster Cash Flow	$357,038	$391,254	91.3%	47.5%
David W. Martin
Mark J. Barry	20% ServiceMaster	20% ServiceMaster AOP	$370,726	$399,720	92.7%	56.5%
	80% American Home	35% American Home Shield AOP	$137,917	$139,950	98.5%	91.3%
	Shield	35% American Home Shield Revenue	$720,860	$765,105	94.2%	65.3%
		10% American Home Shield Cash Flow	$126,580	$126,580	100.0%	100.0%
R. David Alexander	20% ServiceMaster	20% ServiceMaster AOP	$370,726	$399,720	92.7%	56.5%
	80% TruGreen	80%TruGreen AOP	$30,000	$70,000	42.9%	50.0%
William J. Derwin	20% ServiceMaster	20% ServiceMaster AOP	$370,726	$399,720	92.7%	56.5%
	80% Terminix	35% Terminix AOP	$282,706	$298,514	94.7%	68.2%
		35% Terminix Revenue	$1,265,417	$1,325,738	95.5%	72.7%
		10% Terminix Cash Flow	$303,779	$312,006	97.4%	84.2%

(1)
Mr. Krenicki did not receive any compensation for his service as Interim CEO during 2013.

(2)
Mr. Mullany resigned in April 2013 and was not eligible for a payout under the ABP for 2013.

(3)
The Compensation Committee and the SvM Board adjusted the ABP targets in May 2013 to reflect the decision to separate TruGreen from the rest of ServiceMaster. Our financial goals are consistent with the goals established at the beginning of the year, except that TruGreen's financial performance was excluded from the consolidated ServiceMaster financials. The Compensation Committee and the SvM Board set a new threshold and target for TruGreen based solely upon TruGreen's AOP, with a 50% payout at threshold achievement.

        The "% of Target Performance for Threshold Payout" is equal to threshold performance (which is generally equal to the prior year's actual performance) divided by the current year's target goal. The payout levels for performance above threshold are based on a 6:1 ratio—for every one percent of achievement above threshold performance levels, the plan pays out six additional percentage points of the targeted payout. We believe the 6:1 ratio to be an effective motivator to improve over the prior year's results. The 2013 ABP target payout opportunity for each participating NEO (see table below) was based on our review of Peer Group and survey data and the importance of the NEO's position relative to our overall financial success. The following table sets forth information regarding the 2013 performance under the ABP, including the percentage of performance target attained and the percentage of target bonus earned. The table does not list values for Mr. Krenicki, who received no compensation for his service as Interim CEO, or Mr. Mullany, who was not eligible for a payment under the ABP due to his resignation.

2013 ABP Performance

Participating NEO	Target % of Salary	% of ServiceMaster Target AOP Attained	% of ServiceMaster Target Revenue Attained	% of ServiceMaster Target Cash Flow Attained	Business Unit	% of Business Unit Target AOP Attained		% of Business Unit Target Revenue Attained	% of Business Unit Target Cash Flow Attained	% of Target Bonus Earned
Robert J. Gillette	100.0%	99.2%	97.0%	108.4%	Corporate	N/A		N/A	N/A	102.1%
John Krenicki		N/A			Corporate
Harry J. Mullany					Corporate
Alan J. M. Haughie	70.0%	99.2%	97.0%	108.4%	Corporate	N/A		N/A	N/A	102.1%
David W. Martin	65.0%	99.2%	97.0%	108.4%	Corporate	N/A		N/A	N/A	102.1%
Mark J. Barry	65.0%	99.2%	N/A	N/A	American Home Shield	113.9%		96.7%	108.2%	126.3%
R. David Alexander	65.0%	99.2%	N/A	N/A	TruGreen	N/M	(1)	N/A	N/A	19.0%
William J. Derwin	65.0%	N/A	N/A	N/A	Terminix	N/A		N/A	N/A	N/A

(1)
TruGreen reported a loss in AOP, resulting in the percent attainment not being measureable.

2013 ABP Payments

Participating NEO	% of Salary Paid at Target Performance	Base Salary	Actual % of Target Awarded	Total Bonus Earned
Robert J. Gillette(1)	100.0%	$1,100,000	102.1%	$609,335
John Krenicki(2)	N/A	N/A	N/A	N/A
Harry J. Mullany(3)	100.0%	$1,100,000	N/A	$0
Alan J. M. Haughie(4)	70.0%	$550,000	102.1%	$350,000
David M. Martin(5)	65.0%	$385,000	102.1%	$292,184
Mark J. Barry	65.0%	$440,000	126.3%	$361,112
David R. Alexander(6)	65.0%	$550,000	19.0%	$178,750
William J. Derwin(7)	65.0%	$475,000	N/A	N/A

(1)
Mr. Gillette's annual bonus was prorated from his hire date on June 17, 2013.

(2)
Mr. Krenicki did not receive any compensation for his service as Interim CEO.

(3)
Mr. Mullany resigned on April 12, 2013 and was not eligible for a payout under the ABP.

(4)
Mr. Haughie was hired on September 16, 2013 and, as a part of his employment offer, received a guaranteed ABP payment of $350,000 for 2013.

(5)
Mr. Martin served in the role of Interim CFO from January 1, 2013 through September 15, 2013. In connection with such appointment, he received, in addition to his base salary, an additional $10,000 per month of base salary. Mr. Martin also received an increase in his bonus target under the 2013 ABP to 65 percent from 50 percent of his base salary during his tenure in this interim role. Subsequent to the hiring of Mr. Haughie as CFO, Mr. Martin was offered and accepted the role of chief financial officer of the TruGreen Business in anticipation of its spin-off from ServiceMaster. His target bonus was increased to 65 percent of base salary, which resulted in his annual bonus being calculated for the full year based on a target bonus of 65 percent of base salary.

(6)
Mr. Alexander was hired on December 11, 2012 and, as a part of his employment offer, received a guaranteed ABP payment of a minimum of 50 percent of his target payout for 2013.

(7)
Mr. Derwin was not eligible to participate in the 2013 ABP as he was hired on November 11, 2013.

Sign-On Bonuses

        We have historically included sign-on bonuses for newly hired executives as a part of the new hire compensation offers. The sign-on bonus is used to provide a compensation offer that differentiates our offer of employment (for executives who frequently have other available opportunities) and may be needed to compensate the executives for the lost value of existing compensation arrangements at the executives' prior employers. In 2013, we paid sign-on bonuses to Messrs. Gillette, Haughie, Alexander and Derwin in the following amounts:

Name	Sign-On Bonus
Robert J. Gillette	$1,000,000
Alan J. M. Haughie	250,000
R. David Alexander	471,698
William J. Derwin	250,000

        All sign-on bonuses for the respective NEOs, other than Mr. Gillette, are subject to repayment provisions if the officer voluntarily terminates employment with us or is terminated by us for cause prior to the second anniversary of his hire date. If Mr. Gillette voluntarily terminates his employment without good reason after his six month service anniversary but prior to his first service anniversary, he is required to repay one half of the signing bonus within five business days following the date of termination.

Long-Term Equity Incentive Plan

        Our long-term equity incentive plan is designed to retain key executives and to align the interests of our executives with the achievement of sustainable long-term growth and performance. For 2013, our NEOs were participants under the MSIP.

MSIP

        The MSIP provides certain key associates (including all of our NEOs) with the opportunity (1) to invest in shares of our common stock via actual share purchases and (2) to receive RSUs and options to purchase shares of our common stock. Executives employed with us in 2007 had the opportunity to purchase shares with cash or by means of deferred share units, or "DSUs," which were sold to key associates through the notional purchases of DSUs using associates' deferred compensation balances. No further DSUs have been sold or issued since 2007. Mr. Martin is the only currently serving NEO who had the opportunity to allocate a portion of his eligible deferred compensation to purchase DSUs. Each DSU represents a right to receive a share of our common stock in the future and was fully vested when acquired.

        For each share of common stock or DSU purchased by an NEO, we granted such NEO up to four matching options to purchase shares of our common stock, or "Matching Options," except in the cases of Messrs. Gillette and Mullany, where we granted five and one half Matching Options and five Matching Options, respectively, for each share purchased. Mr. Mullany received no equity awards during 2013. Pursuant to the terms of his equity award agreements, all unvested equity awards to Mr. Mullany were canceled on his termination date. Since 2010, we have also awarded RSUs to both newly hired executives and longer tenured NEOs. Each RSU represents a right to receive a share of common stock in the future, if and when the RSU vests. Vesting of RSUs is subject to the executive's continued employment. Unlike equity awards at publicly traded companies, these investment opportunities are not available to the general public and present an employment reward opportunity, as well as subjecting the executive officer to liquidity risks and transfer restrictions. Generally, our policy has been to provide this opportunity to invest and receive equity grants at one time only, either shortly after the closing of the 2007 Merger or upon hire or promotion, if later. We do not typically supplement the NEOs' stock awards with subsequent annual equity awards. We may decide, from time to time, to grant additional equity awards to certain key associates, including our NEOs, in order to recognize outstanding performance, enhance retention or otherwise as the Compensation Committee may determine is in our best interest. The MSIP investment opportunities provided to any executive officer or the executive officers as a group are entirely at the discretion of the Compensation Committee.

        On February 25, 2013, the Compensation Committee approved a form of an employee performance restricted stock unit agreement to be used when awards of P-RSUs are made under the MSIP and the Compensation Committee granted 401,506 P-RSU awards to certain of our officers and associates, including grants to the following NEOs in the following amounts: Mr. Mullany, 42,307 P-RSUs; Mr. Martin, 13,461 P-RSUs; and Mr. Barry, 19,230 P-RSUs. If our internal financial performance target for fiscal 2013, or the "Performance Target," had been met or exceeded, the P-RSUs would have vested in three equal installments on the first three anniversaries of the grant date. If the Performance Target had been exceeded, the number of P-RSUs granted to each associate, including the NEOs, would have been increased in accordance with the adjustment table adopted by the Compensation Committee. Any increased number of P-RSUs would have vested in accordance with the same schedule described above. The Performance Target was adjusted in May 2013 to reflect separate targets for ServiceMaster, less TruGreen, and for TruGreen. The separation of the Performance Targets was done in consideration of the then contemplated spin-off of the TruGreen Business and the negative impact that TruGreen was exerting on our financial results. The Performance Targets for ServiceMaster and TruGreen were not met and all P-RSUs that had been awarded have been forfeited.

        We believe that the opportunity to purchase shares and to receive options to purchase shares of our common stock and grants of RSUs encourages our executive officers to focus on our long-term performance, thereby aligning their interests with the interests of our stockholders. The purchase of shares under the MSIP allows executive officers to have a stake in our performance by putting their own financial resources at risk. Additionally, through stock option and RSU grants, the executive officers are encouraged to focus on sustained increases in stockholder value. Specifically, we believe the granting of stock options and RSUs, both time vested and performance based, assists us to:

  •
  Enhance the link between the creation of stockholder value and long term executive incentive compensation;

  •
  Maintain competitive levels of total compensation; and

  •
  Enable us to retain key leaders by providing value for key executives.

        Consistent with our historical practices, equity awards were granted in 2013 as follows:

        Mr. Krenicki made an investment of $1,000,000 for which he acquired 95,238 shares of our common stock.

        Pursuant to the terms of his employment agreement, Mr. Gillette made an initial investment of $1,500,000 in our common stock and was granted Matching Options at a rate of five and one half options per share purchased and 300,000 RSUs. Based on Mr. Gillette's investment, he acquired 150,000 shares of our common stock and was granted 825,000 Matching Options and 300,000 RSUs.

        Pursuant to the terms of their offers of employment, Messrs. Haughie, Alexander and Derwin each made an investment to acquire shares of our common stock, received Matching Options and RSUs as noted below:

Name	Investment $	# of Shares Acquired	# Matching Options	# RSUs
Robert J. Gillette	1,500,000	150,000	825,000	300,000
John Krenicki	1,000,000	95,238	N/A	N/A
Alan J. M. Haughie	500,000	48,000	192,000	75,000
R. David Alexander	500,000	50,000	200,000	50,000
William J. Derwin	1,100,000	104,761	419,044	50,000

        Mr. Barry did not make an investment in our common stock in 2013.

        The disclosure regarding stock options in this Compensation Discussion and Analysis, including in the table above and in the "Outstanding Equity Awards at Fiscal Year End" table refers to the number of options held by each NEO, and the exercise price of each such option, as of December 31, 2013 (or as of the grant date if specified). In connection with the TruGreen Spin-off, the number of options held by each employee with respect to each grant date was adjusted by dividing the number of options held by such employee with respect to each grant date as of immediately prior to the TruGreen Spin-off by the Option Conversion Ratio. The exercise price of each option was adjusted by multiplying the exercise price of each option as of immediately prior to the TruGreen Spin-off by the Option Conversion Ratio. Where the fair market value of an award is disclosed, the fair market value is the fair market as of the date of grant or as of December 31, 2013, as applicable, and does not reflect any adjustment that resulted from the TruGreen Spin-off.

        In addition to the stock options listed in the table above, the Board awarded 20,000 standalone stock options to Mr. Martin as part of his offer letter for the position of chief financial officer of New TruGreen. These options have terms similar to other stock option awards. Mr. Martin also received a retention award valued at $500,000 that was comprised of 22,727 RSUs and two cash payments of a total of $250,000. The award was granted in May 2013 and was intended to ensure continuity in the office of the chief financial officer as Mr. Martin was serving in an interim capacity. The RSUs vest in two installments, with 50 percent having vested in January 2014 and the remaining 50 percent vesting in January 2015. The cash portion of the award vests in two installments of $125,000 each on the same dates. The award is subject to an indefinite confidentiality covenant and a one-year non-competition covenant. Mr. Martin will not be eligible for the second installment of the cash portion of the award in the event of a termination of employment prior to January 15, 2015, except in circumstances specified in the retention agreement.

        Shares previously purchased by Mr. Mullany were repurchased by us in 2013 subsequent to his departure from ServiceMaster, consistent with the MSIP and the stock subscription agreement entered into at the time of purchase.

        Please see the Grants of Plan Based Awards Table (2013) for information regarding the vesting terms of the equity awards.

        We intend to adopt the Omnibus Incentive Plan in connection with this offering. Upon adoption of the Omnibus Incentive Plan, we will make no further grants under the MSIP.

Retirement Benefits

        Associates, including the NEOs (other than Mr. Krenicki), are generally eligible to participate in the ServiceMaster Profit Sharing and Retirement Plan, as amended and restated, as it may be further amended from time to time, or the "PSRP." The PSRP is a tax qualified 401(k) defined contribution plan under which we may make discretionary matching contributions. Historically, we have provided for a matching contribution in the PSRP where associates receive a dollar for dollar match on the first 1 percent of their contributions, and then a $0.50 per dollar match on the next 2 percent to 6 percent contributed.

        We also maintain the ServiceMaster Deferred Compensation Plan, as amended and restated, as it may be further amended from time to time, or the "DCP," which is a non-qualified deferred compensation plan designed to afford certain highly compensated associates (including the NEOs (other than Mr. Krenicki), executive officers and certain other associates) the opportunity to defer additional amounts of compensation on a pre-tax basis. All deferred amounts under the DCP are subject to earnings or losses based on the investments selected by the individual participants. We believe that provision of the DCP is an important recruitment and retention tool. Many, if not all, of the companies with which we compete for executive talent provide a similar plan to their senior employees and the cost to us of providing this benefit is minimal. Under the DCP, participants may be provided with discretionary matching contributions, but since 2007 we have not elected to do so. No earnings in the DCP are credited at above market levels.

Employee Benefits and Executive Perquisites

        We offer a variety of health and welfare programs to all eligible associates, including the NEOs (other than Mr. Krenicki). The NEOs (other than Mr. Krenicki) are eligible for the same health and welfare benefit programs on the same basis as the rest of our associates, including medical and dental care coverage, life insurance coverage and short and long-term disability.

        We limit the use of perquisites as a method of compensation and provide executive officers with only those perquisites that we believe are reasonable and consistent with our compensation goal of enabling us to attract and retain superior executives for key positions. The perquisites provided to our NEOs are memberships in social and professional clubs and, for Messrs. Gillette and Mullany, commuting expenses. Expenses associated with relocation of newly hired executives (including income tax gross ups on taxable relocation expense reimbursements) are paid to certain executives pursuant to our relocation policy and are based on standard market practices for executive level relocations.

        Mr. Gillette is also provided with personal use of our aircraft and certain spousal travel as described in his employment agreement. The personal use of the company aircraft benefit in Mr. Gillette's employment agreement provides that we will bear the full cost of up to 100 flight hours of the executive's personal use of our aircraft per calendar year (50 hours for 2013), including the cost of landing fees, but excluding any taxes imputed to the executive.

        Mr. Mullany was also provided with personal use of our aircraft during his tenure as CEO under an aircraft policy that was then applicable to him. The policy provides that the CEO shall reimburse us for personal use of the company aircraft exceeding 100 hours annually (50 hours for 2013). Any amount so reimbursed to us would be applied to reduce the executive's taxable income arising from the personal use. If our CEO utilizes our aircraft for commuting purposes, the amount applied toward his annual commuting benefit is generally calculated under the income imputation rules established by the IRS for personal use of company aircraft. These rules require the cost of each flight to be estimated by applying published IRS per mile rates based on the size of the aircraft to the total miles flown. This method of calculation was affirmed by the Compensation Committee and the SvM Board.

        In addition to the personal usage allowed under the aircraft policy, Mr. Mullany was also eligible to receive up to $50,000 in 2013 for reimbursement of commuting expenses. Mr. Mullany could utilize commercial flights, private charter service or our aircraft for his commuting travel. To the extent Mr. Mullany utilized commercial flights or a private charter, the actual amount paid by us on his behalf is applied toward his maximum commuting benefit of $50,000 per annum. Mr. Mullany did not exceed his flight hours or $50,000 maximum commuting benefits in 2013.

Employment Arrangements

        ServiceMaster or an affiliate generally provides an executive with an offer letter prior to the time an executive joins ServiceMaster. The offer letter generally describes the basic terms of the executive's employment, including his or her start date, starting salary, ABP bonus target, special bonuses (if any), relocation benefits, severance benefits (if any), sign-on bonus (if any) and equity awards granted in connection with the commencement of his or her employment. The terms of the executive's employment are thereafter based on sustained good performance rather than contractual terms, and our policies will apply as warranted. During 2013, ServiceMaster and Messrs. Haughie and Derwin executed offer letters memorializing the terms of their respective offers of employment.

        Under certain circumstances, we recognize that special arrangements with respect to an executive's employment may be necessary or desirable. In 2013, we entered into an employment agreement with Mr. Gillette setting forth the terms of his employment as our CEO and we entered into severance agreements and/or offer letters with Messrs. Haughie, Martin, Alexander and Derwin setting forth certain severance benefits to be received by Messrs. Haughie, Martin, Alexander and Derwin upon a qualifying termination of employment. Please see the narrative following the Grants of Plan Based Awards table and the Potential Payments Upon Termination or Change in Control section for a description of the agreements with Messrs. Gillette, Haughie, Martin, Alexander and Derwin.

Post Termination Compensation

        Mr. Barry is covered under our standard severance policy or practice as in effect at the time employment is terminated. The standard severance policy and the terms of the post termination arrangements between us and the other NEOs are described in detail below under the Potential Payments Upon Termination or Change in Control section.

2014 Investment and Awards

        Under the terms of Mr. Gillette's employment agreement, at his discretion, Mr. Gillette had the opportunity, prior to December 31, 2014, to purchase up to an aggregate of $1.5 million of additional common stock at its then-current fair market value. On March 18, 2014, Mr. Gillette purchased $1.5 million of additional common stock and in connection therewith received 1,031,250 nonqualified options pursuant to the terms of the employment agreement. The options will vest at a rate of one-fourth per year on each of the first four anniversaries of March 18, 2014, subject to Mr. Gillette's continued employment with us.

        Also on March 18, 2014, Mr. Barry purchased $200,000 of our common stock and received 100,000 nonqualified options. Of the options received by Mr. Barry, 50 percent will become vested upon the value of the common shares underlying the options achieving a price of $16 per share and the remaining 50 percent of the options will become vested upon the value of the common shares underlying the options achieving a price of $24 per share, subject to Mr. Barry's continued employment with us.

Changes to the Compensation Program in Connection with the Initial Public Offering

Omnibus Incentive Plan

        Background.    As described above (see "—Compensation Discussion and Analysis—Long-Term Incentive Plan"), since 2007 we have provided our officers and associates with long-term equity incentives under the MSIP. Prior to the completion of the offering, we intend to adopt the Omnibus Incentive Plan pursuant to which we will make grants of long-term incentive compensation to our directors, officers and associates after the adoption of the Omnibus Incentive Plan. When we adopt the Omnibus Incentive Plan, the MSIP will terminate and we will make no more awards thereunder. However, awards previously granted under the MSIP will be unaffected by the termination of the MSIP. The following are the material terms of the Omnibus Incentive Plan.

        Administration.    Our Board has the authority to interpret the terms and conditions of the Omnibus Incentive Plan, to determine eligibility for and terms of awards for participants and to make all other determinations necessary or advisable for the administration of the Omnibus Incentive Plan. The Board will delegate its authority to the Compensation Committee, or the "Administrator." To the extent consistent with applicable law, the Administrator may further delegate the ability to grant awards to our CEO or other of our officers. In addition, subcommittees may be established to the extent necessary to comply with Section 162(m) of the Code or Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

        Eligible Award Recipients.    Our directors, officers, associates and consultants are eligible to receive awards under the Omnibus Incentive Plan.

        Awards.    Awards under the Omnibus Incentive Plan may be made in the form of stock options, which may be either incentive stock options or non-qualified stock options; stock purchase rights; restricted stock; restricted stock units; performance shares; performance units; stock appreciation rights, or "SARs"; dividend equivalents; deferred share units; and other stock-based awards.

        Shares Subject to the Plan.    Subject to adjustment as described below, a total of                         shares of our common stock will be available for issuance under the Omnibus Incentive Plan. This figure represents approximately    percent of our outstanding common stock on a fully diluted basis as of                        , 2014. In addition, shares subject to awards granted under the MSIP that terminate, are forfeited, or otherwise lapse without issuance of shares will be available for issuance under the Omnibus Incentive Plan. As of                        , 2014, there were                         shares subject to outstanding awards under the MSIP. Shares issued under the Omnibus Incentive Plan may be authorized but unissued shares or shares reacquired by us. During any period that Section 162(m) of the Code is applicable to us, (1) the maximum number of stock options, SARs or other awards based solely on the increase in the value of common stock that a participant may receive in any year is 2,000,000; (2) a participant may receive a maximum of 1,000,000 performance shares, shares of performance-based restricted stock and restricted stock units in any year; and (3) the maximum value of performance units granted to a participant during any year may not exceed $10,000,000.

        Any shares covered by an award, or portion of an award, granted under the Omnibus Incentive Plan or under the MSIP that terminates, is forfeited, is repurchased, expires or lapses for any reason will again be available for the grant of awards under the Omnibus Incentive Plan. Additionally, any shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligations pursuant to any award under the Omnibus Incentive Plan or under the MSIP will again be available for issuance. The Omnibus Incentive Plan permits us to issue replacement awards to employees of companies acquired by us, but those replacement awards would not count against the share maximum listed above, and any forfeited replacement awards would not be eligible to be available for future grant.

        Terms and Conditions of Options and Stock Appreciation Rights.    An "incentive stock option" is an option that meets the requirements of Section 422 of the Code, and a "non-qualified stock option" is an option that does not meet those requirements. A SAR is the right of a participant to a payment, in cash, shares of common stock, or a combination of cash and shares equal to the amount by which the market value of a share of common stock exceeds the exercise price of the SAR. An option or SAR granted under the Omnibus Incentive Plan will be exercisable only to the extent that it is vested on the date of exercise. No non-qualified option or SAR may be exercisable more than ten years from the grant date. The Administrator may include in the option agreement the period during which an option may be exercised following termination of employment or service. SARs may be granted to participants in tandem with options or separately. Tandem SARs will generally have substantially similar terms and conditions as the options with which they are granted.

        The exercise price per share under each non-qualified option and SAR granted under the Omnibus Incentive Plan may not be less than 100 percent of the fair market value of our common stock on the option grant date. For so long as our common stock is listed on the NYSE, the fair market value of the common stock will be equal to the average of the high sale price and the low sale price of our common stock on the exchange on which it is listed on the option grant date. If no sales of common stock were reported on the option grant date, the fair market value will be deemed equal to the average between the high sale price and the low sale price on the exchange on which it is listed for the last preceding date on which sales of our common stock were reported. If our common stock is not listed on any stock exchange or traded in the over-the-counter market, fair market value will be as determined in good faith by our Board in a manner consistent with Section 409A of the Code. The Omnibus Incentive Plan prohibits repricing of options and SARs without shareholder approval.

        Terms and Conditions of Restricted Stock and Restricted Stock Units.    Restricted stock is an award of common stock on which certain restrictions are imposed over specified periods that subject the shares to a substantial risk of forfeiture, as defined in Section 83 of the Code. A restricted stock unit is a unit, equivalent in value to a share of common stock, credited by means of a bookkeeping entry in our books to a participant's account, which is settled in stock or cash upon vesting. Subject to the provisions of the Omnibus Incentive Plan, our Administrator will determine the terms and conditions of each award of restricted stock or restricted stock units, including the restricted period for all or a portion of the award, and the restrictions applicable to the award. Restricted stock and restricted stock units granted under the Omnibus Incentive Plan will vest based on a period of service specified by our Administrator or the occurrence of events specified by our Administrator.

        Terms and Conditions of Performance Shares and Performance Units.    A performance share is a right to receive a specified number of shares of common stock after the date of grant subject to the achievement of predetermined performance conditions. A performance unit is a unit, equivalent in value to a share of common stock, that represents the right to receive a share of common stock or the equivalent cash value of a share of common stock if predetermined performance conditions are achieved. Vested performance units may be settled in cash, stock or a combination of cash and stock, at the discretion of the Administrator. Performance shares and performance units will vest based on the achievement of pre-determined performance goals established by the Administrator. Performance goals may be based on:                        . At any time when Section 162(m) of the Code is not applicable to us and the Omnibus Incentive Plan and for persons whose compensation is not subject to Section 162(m) of the Code performance goals may be based on such other criteria as may be determined by the Administrator.

        Terms and Conditions of Deferred Share Units.    A deferred share unit is a unit credited to a participant's account in our books that represents the right to receive a share of common stock or the equivalent cash value of a share of common stock upon a predetermined settlement date. Deferred share units may be granted by the Administrator independent of other awards or compensation. Unless the Administrator determines otherwise, deferred share units would be fully vested when granted.

        Other Stock-Based Awards.    The Administrator may make other equity-based or equity-related awards not otherwise described by the terms of the Omnibus Incentive Plan, including formula grants to our non-associate directors under our director compensation program.

        Dividend Equivalents.    A dividend equivalent is the right to receive payments in cash or in stock, based on dividends with respect to shares of stock. Dividend equivalents may be granted to participants in tandem with another award or as freestanding awards.

        Termination of Employment.    Except as otherwise determined by the Administrator, in the event a participant's employment terminates for any reason other than "cause" (as defined in the Omnibus Incentive Plan), all unvested awards will be forfeited and all options and SARs that are vested and exercisable will remain exercisable until the first anniversary of the participant's termination of employment, in the case of death, disability or retirement at normal retirement age, or until the three month anniversary of the date of termination in the case of any other termination (or the expiration of the award's term, whichever is earlier). In the event of a participant's termination for cause, all unvested or unpaid awards, including all options and SARs, whether vested or unvested, will immediately be forfeited and canceled.

        Other Forfeiture Provisions.    A participant will be required to forfeit and disgorge any awards granted or vested and all gains earned or accrued due to the exercise of stock options or SARs or the sale of any of our common stock to the extent required by applicable law, including Section 304 of the Sarbanes-Oxley Act of 2002 and Section 10D of the Securities Exchange Act of 1934, as amended, or pursuant to such policies as to forfeiture and recoupment as may be adopted by the Administrator, the Board or us and communicated to participants.

        Change in Capitalization or Other Corporate Event.    The number or amount of shares of stock, other property or cash covered by outstanding awards, the number and type of shares of stock that have been authorized for issuance under the Omnibus Incentive Plan, the exercise or purchase price of each outstanding award, and the other terms and conditions of outstanding awards, will be subject to adjustment by the Administrator in the event of any stock dividend, extraordinary dividend, stock split or share combination or any recapitalization, merger, consolidation, exchange of shares, spin-off, liquidation or dissolution of ServiceMaster or other similar transaction affecting our common stock. Any such adjustment would not be considered repricing for purposes of the prohibition on repricing described above.

        Effect of a Change in Control.    Upon a future change in control of us, all outstanding awards would fully vest and be cancelled for the same per share payment made to the shareholders in the change in control (less, in the case of options and SARs, the applicable exercise or base price). The Administrator has the ability to prescribe different treatment of awards in the award agreements. In addition, unless prohibited by applicable law (including if such action would trigger adverse tax treatment under Section 409A of the Code), no vesting or cancellation of awards will occur if awards are assumed and/or replaced in the change in control with substitute awards having the same or better terms and conditions, provided that any substitute awards must fully vest on a participant's involuntary termination of employment without "cause" or constructive termination of employment, in each case occurring within two years following the date of the change in control.

Annual Bonus Plan

        As described above (see "—Compensation Discussion and Analysis—Annual Bonus Plan"), prior to the initial public offering, we maintained the ABP pursuant to which we have provided our executive officers and other associates with the opportunity to earn performance-based annual cash bonuses. The ABP was approved by the public shareholders of The ServiceMaster Company in 2003 and has been used by us as the basis of our annual bonus program for our executive officers from 2003 through the present.

Executive Annual Bonus Plan

        In connection with this offering, our board of directors intends to adopt and submit to its stockholders for approval the ServiceMaster Annual Bonus Plan, or the "Bonus Plan," to be effective with respect to our fiscal years beginning on or after January 1, 2015. The material terms of the Bonus Plan are described below.

        Purpose.    The Bonus Plan is designed to retain and motivate selected executives who are designated as participants by the Compensation Committee or the Chief Executive Officer. The Bonus Plan is designed to meet the requirements of the performance-based compensation exemption for purposes of Section 162(m) of the Code, to the extent applicable.

        Eligible Employees.    Our Chief Executive Officer, Chief Financial Officer, the Presidents of each of our operating divisions or subsidiaries and any other executive selected by the Compensation Committee or the Chief Executive Officer are eligible to participate in the Bonus Plan.

        Maximum Award; Discretion.    The maximum amount payable to any of our executive officers under the Bonus Plan is one percent (1%) of our Adjusted EBITDA for the applicable performance period. Subject to this aggregate maximum limit, our Compensation Committee has discretion to determine the annual incentive awards under the Bonus Plan, but it may not increase any employee's individual award above the individual percentage allocated to the employee in respect of a performance period. In determining the amount of the annual incentive payments, the Compensation Committee will consider performance criteria related to each employee's individual performance, the performance of each employee's business unit, and/or our overall performance, as determined by the Compensation Committee.

        Payment.    Payment of awards will be made in cash as soon as practicable after our Compensation Committee certifies Adjusted EBITDA for the applicable performance period. Awards are paid no later than March 15 of the year following the last fiscal year in a performance period. Generally, a participant must be employed by us on the date of payment in order to receive an award.

        Forfeiture.    The awards are subject to any clawback policies we may adopt.

Effect of Tax Treatment on Compensation Decisions

        ServiceMaster intends to avail itself of the transition rules of Section 162(m) of the Code and U.S. Treasury regulations thereunder applicable to entities that become publicly traded during a taxable year. Under these transition rules, our compensation plans will first be subject to the limitations on deductibility of compensation in excess of $1,000,000 that is paid to certain of our executives on the earliest to occur of (1) the date that the plan expires or is materially modified, (2) the issuance of all stock and other compensation that has been allocated under the plan, or (3) the first meeting of the shareholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year of this initial public offering. As part of its role, our Compensation Committee will review and consider the deductibility of executive compensation under Section 162(m) of the Code. We believe that compensation paid under the Omnibus Incentive Plan and the ABP will be eligible for this transition relief and therefore fully deductible for federal income tax purposes during the transition period. However, in certain situations, where determined to be in our best interests, our Compensation Committee reserves the right to pay compensation that is not fully deductible.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Robert J. Gillette	2013	592,308	(6)	1,596,712	(4)	3,000,000	4,087,875	12,623	108,945	9,398,463
Chief Executive Officer
John Krenicki	2013	N/A		N/A		N/A	N/A	N/A	N/A	N/A
Former Interim Chief Executive Officer
Harry J. Mullany	2013	316,667	(5)	0		0	0	0	1,814,289	2,130,956
Former Chief Executive Officer	2012	1,075,000				100,002	539,455		289,760	2,004,217
	2011	856,482		2,422,662		950,004	3,614,120	427,338	161,140	8,431,746
Alan J. M. Haughie	2013	140,417	(6)	600,000	(7)	750,000	998,899	0	112,919	2,602,235
Chief Financial Officer
David W. Martin	2013	430,497	(8)	50,000	(9)	424,990	103,476	242,184	9,260	1,260,407
Former SVP, Interim	2012	320,000		109,157		0	0	0	8,973	438,130
Chief Financial Officer &	2011	367,800		50,000		0	72,400	162,216	257	652,673
Chief Accounting Officer
Mark J. Barry	2013	436,250				416,660	197,560	361,112	9,260	1,420,842
President & COO—	2012	156,424		338,148		750,000	950,657	72,327	22,358	2,289,914
American Home Shield
R. David Alexander	2013	550,000		650,448	(10)	650,000	991,000	0	204,867	3,046,315
President—TruGreen
William J. Derwin	2013	68,371	(6)	250,000	(11)	525,000	2,180,118	0	0	3,023,489
President—Terminix

(1)
The amounts in this column reflect the aggregate grant date fair value of RSUs and P-RSUs awarded. The assumptions used in the valuation of RSU and P-RSU awards are disclosed in Note 17 to our audited consolidated financial statements included in this prospectus.

(2)
The amounts in this column reflect the aggregate grant date fair value of stock options awarded. The assumptions used in the valuation of option awards are disclosed in Note 17 to our audited consolidated financial statements included in this prospectus.

(3)
Amounts in this column for 2013 are detailed in the All Other Compensation (2013) table below.

(4)
The amount in the Bonus column for Mr. Gillette represents his sign-on bonus of $1 million and the guaranteed minimum annual bonus for 2013 to be paid pursuant to his employment agreement ($596,712). The actual annual bonus earned for 2013 was $609,335, with the additional $12,623 listed in the Non-Equity Incentive Plan Compensation column.

(5)
The salary presented for Mr. Mullany is the actual salary paid through his departure date of April 12, 2013.

(6)
This salary figure reflects the actual partial year salary paid during 2013 from Messrs. Gillette's, Haughie's and Derwin's respective hiring dates of June 17, 2013, September 16, 2013 and November 11, 2013 through the end of the year.

(7)
This amount represents a sign-on bonus of $250,000 paid at the commencement of Mr. Haughie's service with us and his guaranteed 2013 annual bonus of $350,000.

(8)
Mr. Martin's salary includes an additional $95,000 allowance as additional salary for his service as the Interim CFO during 2013.

(9)
This amount represents the guaranteed annual bonus amount for Mr. Martin's service as the Interim CFO. His total annual bonus is $292,184, with the additional amount listed in the Non-Equity Incentive Plan Compensation column.

(10)
Includes Mr. Alexander's sign-on bonus ($471,698) and his guaranteed annual bonus ($178,750).

(11)
The amount represents the sign-on bonus paid to Mr. Derwin upon his hire.

All Other Compensation (2013)

Named Executive Officer	Perquisites and Other Personal Benefits ($)		Company Paid Life Insurance Premiums ($)	Company Contributions to PSRP ($)(1)	Separation Payment ($)		Tax Payment(s) ($)(2)	Total ($)
Robert J Gillette	73,639	(3)(4)	84	6,417	0		28,805	108,945
John Krenicki	0		0	0	0		0	0
Harry J. Mullany	57,944	(4)(5)	112	8,925	1,747,308	(6)	0	1,814,289
Alan J. M. Haughie	100,819	(7)	0	458	0		11,642	112,919
David W. Martin	0		335	8,925	0		0	9,260
Mark J. Barry	0		335	8,925	0		0	9,260
R. David Alexander	186,892	(8)	251	8,925	0		8,799	204,867
William J. Derwin	0		0	0	0		0	0

(1)
The PSRP is our tax qualified retirement savings plan.

(2)
Tax payments related to relocation expenses were paid to Messrs. Gillette, Haughie and Alexander. These tax payments for relocation expenses are payments under our policy and are available to all employees in general that receive relocation benefits.

(3)
Mr. Gillette's perquisites include personal use of the corporate aircraft ($64,589), company-provided membership fees ($1,550) for one business and social dining club, and company-provided auto allowance ($7,500).

(4)
The incremental cost of the use of our aircraft included in the table above is calculated based on the variable operating costs to us, including fuel costs, mileage, trip related maintenance, universal weather monitoring costs, on board catering, lamp/ramp fees and other miscellaneous variable costs based on occupied seat hours. Fixed costs, which do not change based on usage, such as pilot salaries, depreciation and the cost of maintenance not related to trips are excluded. The compensation for personal use of our aircraft calculated based on the variable operating costs incurred is typically greater than the amount calculated under the income imputation rules established by the IRS for personal use of company aircraft. The aggregate cost of other perquisites and personal benefits is measured on the basis of the actual cost to us.

(5)
Mr. Mullany's perquisites include personal use of the corporate aircraft ($39,826), reimbursement of personal air transportation costs ($8,781), personal ground transportation costs ($2,787), company-provided membership fees ($1,550) for one business and social dining club, and company-provided auto allowance ($5,000).

(6)
This amount represents total severance payments made to Mr. Mullany in 2013 pursuant to the terms of his separation agreement.

(7)
The amount listed reflects company-paid relocation expenses.

(8)
Mr. Alexander's perquisites include personal use of the corporate aircraft ($2,795), company-paid relocation expenses ($178,164), and reimbursement of expenses related to the continuation of his benefits through COBRA ($5,933).

Grants of Plan Based Awards (2013)

        The amounts listed in the table below in the column entitled Estimated Future Payouts Under Non-Equity Incentive Plan Awards represent the potential 2013 earnings under the ABP, which is a non-equity incentive plan. The threshold amount is the minimum earned amount if threshold performance is attained for all performance measures. There is no maximum under the plan in effect in 2013. Mr. Krenicki received no compensation from ServiceMaster related to his service as Interim CEO. Mr. Mullany was not eligible for a payout under the 2013 ABP as he resigned prior to the ABP payout on March 15, 2014. Mr. Derwin was not eligible for a payout under the 2013 ABP as he commenced his employment on November 11, 2013, beyond the eligible date for an ABP payout.

Additional information is discussed under the heading, Annual Bonus Plan, in the Compensation Discussion and Analysis section above.

									All Other Stock Awards: Number of Shares of Stock (#)(2)
										All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards(5)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Named Executive Officer	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(1)	Maximum (#)
Robert J. Gillette	N/A	N/A	621,500	1,100,000	None
	9/13/2013	9/13/2013								825,000	$10.00	4,087,875
	9/13/2013	9/13/2013							300,000			3,000,000
John Krenicki	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Harry J. Mullany	N/A	N/A	621,500	1,100,000	None
	2/25/2013	2/25/2013				42,307	42,307					0
Alan J. M. Haughie	N/A	N/A	217,525	385,000	None
	9/16/2013	9/16/2013							75,000			750,000
	12/11/2013	11/7/2013								192,000	$10.50	998,899
David W. Martin	N/A	N/A	161,765	167,500	None
	2/25/2013	2/25/2013				13,461	13,461					174,993
	5/21/2013	5/21/2013		250,000	250,000				22,727			249,997
	11/14/2013	11/7/2013								20,000	$10.50	103,476
Mark J. Barry	N/A	N/A	217,649	286,000	None
	2/25/2013	2/25/2013				19,230	19,230					249,990
	8/28/2013	8/13/2013							16,667	40,000	$10.00	364,230
R. David Alexander	N/A	N/A	183,382	357,500	None
	2/25/2013	2/25/2013							50,000			650,000
	9/13/2013	9/13/2013								200,000	$10.00	991,000
William J. Derwin	N/A	N/A	213,146	308,750	None
	11/11/2013	11/11/2013							50,000			525,000
	12/11/2013	12/11/2013								419,044	$10.50	2,180,118

(1)
Represents Performance Based Restricted Stock Unit awards, where the P-RSUs are earned based on the achievement of specified profit goals for 2013 for ServiceMaster, less TruGreen, and TruGreen. The P-RSUs vest in equal installments on the first through third anniversaries of the award. The profit goals for ServiceMaster and TruGreen were not achieved and there will be no payout of the P-RSUs. Mr. Mullany's P-RSUs were forfeited upon his resignation.

(2)
Represents RSU awards granted as a component of the new hire offers to Messrs. Gillette, Haughie, Alexander and Derwin and as additional retention awards to Messrs. Martin and Barry to enhance our ability to retain these executives. These units generally will vest at a rate of one third per year on each of the first three anniversaries of their grant dates, except that the units granted to Mr. Martin as a retention award vest 50% in January 2014 and 50% in January 2015.

(3)
Represents the number of stock options granted in conjunction with the purchase of shares by Messrs. Gillette, Haughie, Alexander and Derwin and to provide additional retention value to Messrs. Martin and Barry. Options listed in this column become exercisable on the basis of passage of time and continued employment over a four year period, with one fourth becoming exercisable on each anniversary following the date of grant.

(4)
The exercise price was based on the fair market value of the options on the date of grant, as established by the Compensation Committee.

(5)
Represents the aggregate grant date fair value of RSU and stock option awards detailed in the prior columns. The assumptions used in the valuation of both RSU and stock option awards are disclosed in Note 17 to our audited consolidated financial statements included in this prospectus.

Employment Arrangements

Employment Agreement with Mr. Gillette

        On June 17, 2013, SvM announced that Robert J. Gillette had been elected to serve as our CEO pursuant to an employment agreement with us. Mr. Gillette's employment agreement is for a term of three years subject to automatic one year renewals thereafter, absent termination notice by either party. Under his employment agreement, Mr. Gillette received an initial annual base salary of $1.1 million, and a target annual incentive bonus opportunity of 100 percent of his base salary. Additionally, for the 2013 performance year, Mr. Gillette was guaranteed a minimum annual bonus of not less than his target bonus prorated for the portion of the year after he began his employment. This minimum bonus payable to Mr. Gillette for 2013 performance is $596,712. Mr. Gillette also received a sign-on bonus of $1 million.

        Mr. Gillette's employment agreement also entitles him to an automobile allowance of $15,000 per year and personal use of the company aircraft for up to 100 flight hours (50 for 2013). Mr. Gillette's employment agreement also provides for severance benefits as described below under Potential Payments Upon Termination or Change in Control. A failure by ServiceMaster to renew the agreement will constitute a termination of Mr. Gillette's employment without cause for purposes of his severance benefits.

        As noted in the Compensation Discussion and Analysis, in connection with his commencement of employment, Mr. Gillette purchased $1.5 million of our common stock at a price of $10 per share. In connection with his initial investment, Mr. Gillette has been awarded RSUs and nonqualified stock options under the MSIP. He has received 300,000 RSUs, and these RSUs will vest at a rate of one third per year on each of the first three anniversaries of their grant dates. Additionally, for each share of common stock he purchased, he received five and one half Matching Options with an exercise price equal to the fair market value of a share of common stock at the time of the option grant. Mr. Gillette's Matching Options vest at a rate of one fourth per year on each of the first four anniversaries of the grant date. Based on Mr. Gillette's equity investment, he acquired 150,000 shares of our common stock and was granted 825,000 Matching Options.

        Should Mr. Gillette's employment terminate for cause, all vested and unvested options will be canceled, along with all unvested RSUs. In the case of Mr. Gillette's termination other than for cause and other than by reason of his death or disability, unvested options and RSUs will be canceled. Upon termination by reason of death or disability, Mr. Gillette's unvested Matching Options will fully vest. In addition, if the death or disability occurs prior to his RSUs having fully vested, a pro rata portion of the RSUs that would have vested in the year of termination will vest. Mr. Gillette or his estate will retain the right to exercise any vested options for up to 12 months following termination for death, disability, or retirement, and for three months following termination for all other reasons (except for termination for cause). Under the award agreements, if Mr. Gillette's employment is terminated by us without cause or Mr. Gillette resigns with good reason, in either case, when we are party to an agreement that, if consummated, would result in a change in control or such termination was otherwise connected to such an agreement, and in each case such change in control is consummated, Mr. Gillette will receive a cash payment equal to the value of his forfeited awards.

Compensation Arrangements for Messrs. Haughie, Alexander and Derwin

        At the time Mr. Haughie was hired, we provided him with an offer letter that set forth his initial base salary and initial annual target bonus opportunity under our ABP, with the actual payouts under the ABP subject to the satisfaction of performance targets established by the Compensation Committee and the SvM Board each year. Base salary, target annual bonus and all other compensation are subject to approval each year by the Compensation Committee and the SvM Board. Mr. Haughie's offer letter provided for the payment of his annual bonus for 2013 in the amount of $350,000 within 30 days of his hire date. In addition, the offer letter provided that he would be offered a grant of stock options in connection with his purchase of our common stock. Mr. Haughie received such grant of options in 2013 as disclosed in the Summary Compensation Table. Mr. Haughie also received 75,000 RSUs as a part of his offer of employment. Additionally, a cash sign-on bonus of $250,000 was paid to Mr. Haughie.

        At the time Mr. Alexander was hired, we provided him with an offer letter that set forth his initial base salary and initial annual target bonus opportunity under our ABP, with the actual payouts under the ABP subject to the satisfaction of performance targets established by the Compensation Committee and the SvM Board each year. Base salary, target annual bonus and all other compensation are subject to approval each year by the Compensation Committee and the SvM Board. Mr. Alexander's offer letter provided for a minimum annual bonus for 2013 in the amount not less than 50 percent of his annual target bonus. In addition, the offer letter provided that he would be offered a grant of stock options in connection with his purchase of our common stock. Mr. Alexander received such grant of options in 2013 as disclosed in the Summary Compensation Table. Mr. Alexander also received 50,000 RSUs as a part of his offer of employment. Additionally, a cash sign-on bonus of $471,698 was paid to Mr. Alexander.

        At the time Mr. Derwin was hired, we provided him with an offer letter that set forth his initial base salary and initial annual target bonus opportunity under our ABP, with the actual payouts under the ABP subject to the satisfaction of performance targets established by the Compensation Committee and the SvM Board each year. Base salary, target annual bonus and all other compensation are subject to approval each year by the Compensation Committee and the SvM Board. Mr. Derwin's offer letter provided that he would be offered a grant of stock options to be made in connection with his purchase of our common stock. Mr. Derwin received such grant of options in 2013 as disclosed in the Summary Compensation Table. Mr. Derwin also received 50,000 RSUs as a part of his offer of employment. Additionally, a cash sign-on bonus of $250,000 was paid to Mr. Derwin.

MSIP Awards

        As noted in the Compensation Discussion and Analysis, during 2013, Messrs. Gillette, Haughie, Alexander and Derwin received Matching Options in connection with their respective purchases of shares of our common stock. Mr. Barry received RSUs and stock options and Mr. Martin received RSUs to enhance our ability to retain their services. Additionally, Mr. Martin received a standalone grant of options in connection with his offer letter for the position of chief financial officer at TruGreen. All stock options and RSUs currently held by the NEOs are shown in the Outstanding Equity Awards at Fiscal Year End (2013) table below.

        The MSIP and an employee stock option agreement govern each option award and provide, among other things, that the options vest in equal annual installments over a period of four years from the date of grant, subject to continued employment through each applicable vesting date. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. The MSIP and an RSU award agreement govern each RSU award and provide, among other things, that the RSUs vest in equal annual installments over a period of three years from the date of grant, subject to continued employment through each applicable vesting date. Holders of RSUs have no rights as stockholders, including voting rights. Holders of RSUs are, however, entitled to dividend equivalents if a dividend is declared on our common stock. For more information on the MSIP, see "—Compensation Discussion and Analysis—Long-Term Incentive Plan" above. See "—Potential Payments Upon Termination or Change in Control" below for information regarding the cancellation or acceleration of vesting of stock options and RSUs upon certain terminations of employment or a change in control.

Outstanding Equity Awards at Fiscal Year End (2013)

		Option Awards					Stock Awards
Named Executive Officer	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)(3)	Market Value of Units of Stock That Have Not Vested ($)(4)
Robert J. Gillette	9/13/2013	0	825,000		$10.00	9/13/2023	300,000	3,150,000
John Krenicki	N/A	N/A	N/A		N/A	N/A	N/A	N/A
Harry J. Mullany(2)
Alan J. M. Haughie	9/16/2013						75,000	787,500
	12/11/2013	0	192,000		$10.50	12/11/2023
David W. Martin	12/19/2007	155,000	0		$10.00	12/19/2017
	9/27/2011	10,000	10,000		$11.00	9/27/2021
	2/25/2013						13,461	0
	5/1/2013						22,727	238,634
	11/14/2013	0	20,000		$10.50	11/14/2023
William J. Derwin	11/11/2013						50,000	525,000
	12/11/2013	0	419,044		$10.50	12/11/2023
Mark J. Barry	8/20/2012						33,333	349,997
	9/28/2012	33,333	99,999		$15.00	9/28/2022
	2/25/2013						19,230	0
	8/28/2013	0	40,000		$10.00	8/28/2023	16,667	175,004
R. David Alexander	2/25/2013						50,000	525,000
	9/13/2013	0	200,000		$10.00	9/13/2023

(1)
Represents options to purchase shares of our common stock granted under the MSIP. Options become exercisable on the basis of passage of time and continued employment over a four year period, with one fourth becoming exercisable on each anniversary following the grant date.

(2)
All of Mr. Mullany's shares owned were repurchased by us following his resignation. All unvested equity awards were canceled on his termination date. Vested options expired unexercised on the three month anniversary of his termination date.

(3)
Represents RSUs to be settled in our common stock granted under the MSIP. RSUs become vested and will settle on the basis of passage of time and continued employment over a three year period, with one third becoming vested on each anniversary following the grant date. Performance based RSUs are also listed in this column. The P-RSUs were to be earned if we achieved a profit goal and vest in equal installments over a three year period. The profit goal was not met and the P-RSUs were forfeited.

(4)
Fair market value as of December 31, 2013 of $10.50 per share was determined by the board of directors.

Option Exercises and Stock Vested (2013)

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Robert J. Gillette	0	0	0		0
John Krenicki	NA	NA	NA		NA
Harry J. Mullany	0	0	31,169	(1)	462,773
Alan J. M. Haughie	0	0	0		0
David W. Martin			13,333	(2)	133,330
Mark J. Barry	0	0	16,667	(2)	166,670
R. David Alexander	0	0	0		0
William J. Derwin	0	0	0		0

(1)
Reflects the vesting of RSUs in 2013. Mr. Mullany elected to surrender a portion of the shares that settled upon vesting of the RSUs on February 22, 2013 to satisfy tax withholding obligations, resulting in net shares of 20,952. He elected to pay cash for taxes due on the 2,381 RSUs that vested on March 21, 2013.

(2)
Reflects the vesting of RSUs in 2013. Messrs. Martin and Barry elected to surrender a portion of the shares that settled upon vesting of the RSUs to satisfy tax withholding obligations, resulting in net shares of 9,688 and 12,109, respectively.
Nonqualified Deferred Compensation Plans

        The table below sets forth information regarding the NEOs' deferred compensation.

Nonqualified Deferred Compensation (2013)

Named Executive Officer	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Robert J. Gillette	0	0	0	0	0
John Krenicki	0	0	0	0	0
Harry J. Mullany	0	0	0	0	0
Alan J. M. Haughie	0	0	0	0	0
David W. Martin	0	0	(2,520)	0	5,880
Mark J. Barry	0	0	0	0	0
R. David Alexander	0	0	0	0	0
William J. Derwin	0	0	0	0	0

(1)
The amounts in this column do not represent above market or preferential earnings, and therefore are not included in the Summary Compensation Table. For Mr. Martin, the amounts in this column represent the decrease in the value of his DSUs in 2013.

(2)
Mr. Martin elected to allocate a portion of his eligible deferred compensation to invest in 560 DSUs in 2007. The amounts in this column for Mr. Martin represent the value of these DSUs.

Deferred Compensation Programs

        The DCP is a nonqualified deferred compensation plan designed to afford certain highly compensated associates the opportunity to defer not less than 2 percent and not more than 75 percent of their compensation on a pre tax basis. Deferred amounts are credited with earnings or losses based on the rate of return of investments selected by the participants in the DCP. The plan provides for a range of mutual fund investments identical to our 401(k) plan. We, in our sole discretion, may make matching contributions, based on the amounts that are deferred by associates pursuant to the DCP. We did not make matching contributions for 2013. Distributions are paid at the time elected by the participant in accordance with the DCP.

        The DCP is not currently funded by SvM, and participants have an unsecured contractual commitment from SvM to pay the amounts due under the DCP. All plan assets are held in a rabbi trust and are considered general assets of SvM. When such payments are due, the cash will be distributed from the DCP's trust.

        Participants in the 2007 offering under the MSIP were permitted to allocate eligible deferred compensation under the DCP to purchase DSUs, which represent the right to receive a share of our common stock on the first to occur of (1) the date that is 30 days following participant's termination of employment, (2) a fixed date selected by the participant or (3) a change in control of ServiceMaster. DSUs were acquired for $10 each. Mr. Martin is the only currently serving NEO who had the opportunity to allocate a portion of his eligible deferred compensation to purchase DSUs.

Potential Payments Upon Termination or Change in Control

Severance Benefits for NEOs

        Unless modified by separate agreement, upon a termination by us for cause, by the executive without good reason, or upon death or disability, we have no obligation to pay any prospective amounts or provide any benefits to our NEOs. Our obligations will consist of those obligations accrued at the date of termination, including payment of earned salary, vacation, reimbursement of expenses and obligations that may otherwise be payable in the event of death or disability. For this purpose, "cause" means a material breach by the executive of the duties and responsibilities of the executive (other than as a result of incapacity due to physical or mental illness) that is demonstrably willful and deliberate on the executive's part, committed in bad faith or without reasonable belief that such breach is in our best interests and not remedied in a reasonable period of time after receipt of written notice from us specifying such breach; or the commission by the executive of a felony or misdemeanor involving any act of fraud, embezzlement or dishonesty or any other intentional misconduct by the executive that materially and adversely affects our business affairs or reputation. The NEOs' agreements described below also include in the definition of "cause": any failure by the executive to cooperate with any investigation or inquiry into the executive's business practices, whether internal or external, including, but not limited to, the executive's refusal to be deposed or to provide testimony at any trial or inquiry.

        Upon each executive's retirement, death or disability, we will pay to the executive (or his executors or legal representatives, to the extent applicable) the annual bonus earned for the fiscal year immediately preceding the date of termination to the extent not previously paid; plus if the date of termination is after June 30 of a fiscal year, a prorated bonus through his date of termination (determined based on the target bonus, in the event of retirement or death, or actual accomplishment, in the event of disability).

Mr. Gillette

        Mr. Gillette's employment agreement provides that if we were to terminate Mr. Gillette's employment without cause, or Mr. Gillette terminates his employment for good reason, he would receive: (1) continued payment of his monthly base salary for 24 months following the date of termination; (2) reimbursement of COBRA premiums paid by him for 18 months following the date of termination (and reimbursement of COBRA premiums for up to an additional 6 months following the end of the original 18 month period to the extent that Mr. Gillette and his dependents have not obtained coverage from a subsequent employer); (3) the annual bonus earned for the fiscal year immediately preceding the date of termination to the extent not previously paid; (4) a prorated bonus through his date of termination; and (5) an amount equal to two times his average annual bonus paid or payable to Mr. Gillette with respect to the two fiscal years immediately preceding the date of termination or, if Mr. Gillette has not received an annual bonus for either or both of those fiscal years immediately preceding the date of termination, such average to be calculated using his target annual bonus for such year or years, as applicable. Payments of Mr. Gillette's severance benefits are subject to Mr. Gillette's signing a general release of claims. Mr. Gillette is also subject to covenants not to compete or, solicit for two years following termination and an indefinite covenant not to disclose confidential information. Upon Mr. Gillette's retirement, death or disability, we shall pay to Mr. Gillette (or his executors or legal representatives) the annual bonus earned for the fiscal year immediately preceding the date of termination to the extent not previously paid, plus a prorated bonus through his date of termination.

Mr. Mullany

        Mr. Mullany resigned on April 12, 2013 and received benefits under a Resignation Agreement and General Release. The benefits provided for the receipt of (1) continued payment of his monthly base salary for 24 months ($2,200,000) following the date of termination; (2) reimbursement of an amount that, after taxes, would equal the employer contribution for active employees for the COBRA coverage so elected for a maximum period of 18 months as in effect immediately prior to his date of termination; (3) a prorated bonus of $211,500 through his date of termination; and (4) an amount equal to two times his average annual bonus paid ($1,650,000) with respect to the two fiscal years immediately preceding the date of termination. Payments of Mr. Mullany's severance benefits were subject to Mr. Mullany's signing a general release of claims, which was executed on April 11, 2013. Mr. Mullany is also subject to covenants not to compete, solicit nor disclose confidential information for two years following termination.

Messrs. Haughie and Derwin

        We entered into a severance agreement with each of Messrs. Haughie and Derwin upon their respective hires that provides that if we were to terminate Mr. Haughie's or Mr. Derwin's employment without cause, or if such executive were to terminate his employment for good reason, he would receive: (1) continued payment of monthly base salary for 12 months following the date of termination; (2) an amount equal to the executive's then current year's annual bonus at target; (3) if the date of termination is after June 30 of a fiscal year, a prorated bonus through the date of termination; and (4) an amount equal to twelve times the executive's monthly cost for health care continuation coverage for those eligible plans in place immediately prior to termination.

Mr. Alexander

        We entered into a severance agreement with Mr. Alexander upon his hire that provides that if we were to terminate his employment without cause, or he terminates his employment for good reason, he would receive: (1) continued payment of monthly base salary for 16 months following the date of termination; (2) an amount equal to the executive's then current year's annual bonus at target; and (3) if the date of termination is after June 30 of a fiscal year, a prorated bonus through the date of termination.

Mr. Martin

        We provided an offer of employment to Mr. Martin for the position of chief financial officer of New TruGreen. This offer letter included provisions relating to severance benefits. The letter provides that (1) if Mr. Martin's employment is terminated by New TruGreen without cause or he terminates his employment for good reason (as those terms are defined in his offer letter) at any time or (2) if Mr. Martin's employment terminates between April 1, 2015 and September 30, 2016 for any reason (other than termination for cause), he would receive: (i) an amount equal to twelve times Executive's monthly base salary in effect as of the termination date; plus (ii) an amount equal to Mr. Martin's then current year's annual bonus at target, or the "Target Bonus," pursuant to the terms of the then ABP; plus (iii) an amount equivalent to the pro rata percentage of Mr. Martin's then current annual bonus target pursuant to the ABP based on actual plan year performance, if the termination date is after June 30th, payable when annual bonuses are generally payable pursuant to the ABP (currently in March of the following year). In the event that New TruGreen is unable to make the payments, SvM will assume the liability to make any or all remaining payments through December 31, 2016.

Severance Arrangements with Other NEOs

        We have not historically offered severance agreements or change in control agreements to newly hired executive officers; however, the Compensation Committee and the SvM Board periodically reassess the need to offer these types of arrangements as part of maintaining competitive executive compensation packages and has included severance agreements for Messrs. Haughie, Alexander and Derwin, where the agreements were needed to hire the executives. The severance provisions in Mr. Martin's offer letter were an integral part of his offer of employment to assume the role of chief financial officer for the TruGreen Business. Mr. Barry is covered under our standard severance practices and guidelines. As an officer who reports directly to our CEO, he is eligible to receive severance if terminated without cause (as defined in "Potential Payments Upon Termination or Change in Control—Severance Benefits for NEOs"). Under our practice for executive officers as in effect as of December 31, 2013, in the event of such termination, an amount equal to one times base salary plus target bonus for the year of termination is paid out generally in monthly installments over a period of 12 to 24 months, and, if termination occurs after June 30 of a year, a prorated portion of the bonus earned under the ABP, would be payable to the terminated executive at the same time as annual bonuses are paid to other executives for the applicable year, subject to execution of a general release and observing covenants not to compete, solicit, nor disclose confidential information.

MSIP

        If an executive's employment is terminated by us for "cause" (as defined in the MSIP), all options (vested and unvested) and unvested RSUs are immediately cancelled.

        If an executive's employment is terminated by us without "cause" or if the executive voluntarily terminates his employment for any reason, all unvested options and RSUs immediately terminate. Upon such a termination, the executive may exercise vested options before the first to occur of (1) the three month anniversary of the executive's termination of employment, (2) the expiration of the options' normal term, after which date such options are cancelled, or (3) the cancellation of the options in the event of a change in control in exchange for a cash payment.

        If an executive's employment terminates by reason of death or disability, all unvested options will vest and all options will remain exercisable until the first to occur of (1) the one year anniversary of the executive's date of termination, (2) the expiration of the options' normal term, after which date such options are cancelled, or (3) the cancellation of the options in the event of a change in control in exchange for a cash payment. RSUs will vest as to the number of RSUs that would have vested on the next anniversary of the grant date (assuming the executive's employment had continued through such anniversary) multiplied by a fraction, the numerator of which is the number of days elapsed since (x) the grant date, if the termination due to death or disability occurs on or prior to the first anniversary of the grant date, or (y) the most recent prior anniversary of the grant date, if the termination due to death or disability occurs after the first anniversary of the grant date, and the denominator of which was 365 for 2013.

        The stock option agreements provide that all then outstanding options (whether vested or unvested) will be cancelled in exchange for a cash payment if we experience a "change in control" (as defined in the MSIP), unless the board of directors reasonably determines in good faith that options with substantially equivalent or better terms are substituted for the existing options. Upon a change in control occurring prior to the third anniversary of the grant date, all RSUs will become vested.

        An initial public offering of our common stock will not constitute a change in control.

        The board of directors also has the discretion to accelerate the vesting of options or RSUs at any time and from time to time.

Payment Upon Retirement, Death, Disability, Qualifying Termination, or Change in Control as of December 31, 2013

        The following table sets forth information regarding the value of payments and other benefits payable by us to each of the NEOs employed by us as of December 31, 2013 in the event of retirement, death, disability, qualifying termination (a termination which qualifies an NEO for severance payments under his employment agreement or offer letter or our general severance policy) or change in control. The amounts shown do not include payments of compensation that have previously been deferred as disclosed in the Nonqualified Deferred Compensation (2013) table. Except as otherwise noted below, the amounts shown assume termination or change in control effective as of December 31, 2013 and a fair market value of our common stock on December 31, 2013 of $10.50 per share, as determined by our board of directors. Since Mr. Krenicki received no compensation and no longer serves as Interim CEO, there are no potential payments to him in any case. Also, since Mr. Mullany resigned from ServiceMaster as of April 12, 2013, all of his compensation for 2013 is reflected in the Summary Compensation Table above.

Potential Payments Upon Retirement, Death, Disability, Qualifying Termination or Change in Control (2013)

Named Executive Officer	Event	Base Salary and Target Bonus ($)(1)	Payment of Current Year Bonus ($)(2)	Acceleration of Vesting of Stock Options ($)(3)	Acceleration of Vesting of RSUs ($)(3)	Health & Welfare ($)	Total Payments ($)
Robert J. Gillette	Retirement	0	596,712	0	0		596,712
	Death	0	596,712	412,500	313,562	0	1,322,774
	Disability	0	609,335	412,500	313,562	0	1,335,397
	Qualifying Termination	4,400,000	609,335	0	0	21,734	5,031,069
	Change in Control	0	0	412,500	3,150,000	0	3,562,500
Alan J. M. Haughie	Retirement	0	112,863	0	0		112,863
	Death	0	112,863	0	78,393	0	191,256
	Disability	0	0	0	78,393	0	78,393
	Qualifying Termination	962,500	0	0	0	0	962,500
	Change in Control	0	0	0	787,500	0	787,500
David W. Martin	Retirement	0	286,146	0	0		286,146
	Death	0	286,146	0	73,227	0	359,373
	Disability	0	292,184	0	73,227	0	365,411
	Qualifying Termination	635,250	292,184	0	0	0	927,434
	Change in Control	0	0	0	238,634	0	238,634
Mark J. Barry	Retirement	0	286,000	0	0		286,000
	Death	0	286,000	20,000	83,749	0	389,749
	Disability	0	361,112	20,000	83,749	0	464,861
	Qualifying Termination	726,000	361,112	0	0	0	1,087,112
	Change in Control	0	0	20,000	525,000	0	545,000
R. David Alexander	Retirement	0	357,500	0	0		357,500
	Death	0	357,500	100,000	148,155	0	605,655
	Disability	0	178,750	100,000	148,155	0	426,905
	Qualifying Termination	1,090,833	178,750	0	0	0	1,269,583
	Change in Control	0	0	100,000	525,000	0	625,000
William J. Derwin	Retirement	0	308,750	0	0		308,750
	Death	0	308,750	0	23,972	0	332,722
	Disability	0	0	0	23,972	0	23,972
	Qualifying Termination	783,750	0	0	0	0	783,750
	Change in Control	0	0	0	525,000	0	525,000

(1)
Calculations are based upon the terms previously discussed under Severance Benefits for NEOs.

(2)
Because termination is assumed to occur on the last day of the performance period for the 2013 ABP, amounts shown for Disability and Qualifying Termination are the same as those reflected in the 2013 ABP Payments Table. The amounts are payable upon an involuntary termination without cause (and for Messrs. Gillette, Haughie, Martin, Alexander and Derwin upon voluntary termination for good reason). The amounts shown for Retirement and Death reflect ABP payments at the NEOs' target award percentage prorated for the number of days worked.

(3)
As noted above in the section entitled MSIP, (1) upon a change in control, all time-based vesting options and RSUs are vested and cancelled for cash (unless the options are substituted or replaced in connection with the change in control) and (2) upon a termination of employment due to death or disability, options fully vest and RSUs vest pro-rata. The values in the table were based on a value of $10.50 per share at December 31, 2013, and option exercise prices of $10 per share for those options in-the-money. As described above under "—Employment Arrangements—Employment Agreement with Mr. Gillette," Mr. Gillette would be entitled to receive a cash payment in respect of his forfeited options and RSUs if his employment is terminated by us without cause or he resigns for good reason, in either case, prior to and in connection with a change in control.

  Compensation Risk Assessment

          The Board assessed the risks associated with our compensation and practices to evaluate whether they create risks that are likely to have a material adverse effect on us. Based on its assessment, the Board concluded that our compensation policies and practices do not create incentives to take risks that are likely to have a material adverse effect on us. We believe we have allocated our compensation among base salary, short term incentives and long-term equity in such a way as to not encourage excessive risk taking.

  Director Compensation

          Prior to the completion of this offering, directors who are employed by us or affiliated with the CD&R Funds or the StepStone Funds are not entitled to receive any fees for serving as a member of our board of directors. Upon completion of this offering, directors who are employed by us will continue to not be entitled to receive any fees for serving as a member of our board of directors. We intend to use a combination of cash and stock-based incentive compensation to attract and retain independent, qualified candidates to serve on our board of directors. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as well as the skill level we require of members of our board of directors.

          During 2013, three of our directors were principals of CD&R and one of our directors was a principal of StepStone. We and SvM are party to consulting agreements with each of CD&R and StepStone pursuant to which CD&R and StepStone provide us with financial advisory and management consulting services in exchange for a fee.

  Cash and Equity Retainers

          Members of the board of directors who are not employed by us are entitled to receive an annual retainer of $120,000, 50 percent of which will be payable in cash and the other 50 percent payable in restricted stock vesting on the day immediately preceding the first anniversary following the grant date, subject to continued service on the board of directors. The restricted stock becomes fully vested on a change in control (as defined in the MSIP) or on a termination of the director's services due to death or Disability (as defined in the MSIP). We expect that directors will be given the ability to defer receipt of their cash retainers under our Deferred Compensation Plan (see "Nonqualified Deferred Compensation Plans"). Any independent chairperson of the Audit Committee will receive an additional annual cash retainer of $10,000. The chairpersons of the Compensation Committee and the Nominating and Corporate Governance Committee will each receive an additional annual cash retainer of $5,000. One-fourth of the annual cash retainer will be paid at the end of each quarter, provided the director served as a director in such fiscal quarter. Each of our directors who is employed by or affiliated with the CD&R Funds or the StepStone Funds may assign all or a portion of the compensation the director would receive for his or her services as a director to the fund he or she is affiliated with or its affiliates. All of our directors will be reimbursed for reasonable expenses incurred in connection with attending board of directors meetings and committee meetings.

  Equity Compensation Plan Information

          The following table contains information, as of December 31, 2013, about the amount of our common shares to be issued upon the exercise of outstanding options, RSUs and DSUs granted under the MSIP.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in first column)
Equity compensation plans approved by shareholders	8,677,601	$10.39	5,023,116
Equity compensation plans not approved by shareholders	—	—	—
Total	8,677,601	$10.39	5,023,116

(1)
The figures in this column reflect 7,958,574 stock options and 944,389 RSUs granted to officers pursuant to the MSIP. For a description of the MSIP, please refer to "Executive Compensation—Compensation Discussion and Analysis."

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Person Transactions

        Prior to the offering, our board of directors will approve policies and procedures with respect to the review and approval of certain transactions between us and a "Related Person," or a "Related Person Transaction," which we refer to as our "Related Person Transaction Policy." Pursuant to the terms of the Related Person Transaction Policy, the board of directors must review and decide whether to approve or ratify any Related Person Transaction. Any Related Person Transaction is required to be reported to our legal department and the legal department will then determine whether it should be submitted to our Audit Committee for consideration.

        For the purposes of the Related Person Transaction Policy, a "Related Person Transaction" is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect interest.

        A "Related Person," as defined in the Related Person Transaction Policy, means any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of ServiceMaster or a nominee to become a director of ServiceMaster; any person who is known to be the beneficial owner of more than five percent of our common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of ten percent or more.

Stockholders Agreement

        We are currently party to the stockholders agreement, as amended, or the "stockholders agreement," with the Equity Sponsors. The stockholders agreement contains, among other things, agreements with respect to the election of our directors. Currently, the directors include three designees of the CD&R Funds (one of whom shall serve as the chairman and each of whom is entitled to three votes) and one designee of the StepStone Funds. The stockholders agreement currently provides for our CEO (as well as any successor CEO) to be a director of ServiceMaster, subject to the approval of our board of directors and Clayton, Dubilier & Rice Fund VII, L.P., or the "Lead Investor." The stockholders agreement, as currently in effect, grants to the Equity Sponsors special governance rights, including rights of approval over certain corporate and other transactions, preemptive rights with respect to certain issuances of our equity securities, subject to certain exceptions, and contains tag-along rights and rights of first offer, all of which will fall away automatically upon the consummation of this offering. The stockholders agreement also contains a lock-up provision under which the Equity Sponsors have agreed not to sell, transfer or dispose of, directly or indirectly, any shares of our common stock in a public offering until January 15, 2015.

        Prior to the completion of this offering, we expect to enter into an amendment to the stockholders agreement.

        The amended stockholders agreement will grant the CD&R Funds the right to designate for nomination for election a number of CD&R Designees equal to: (i) at least a majority of the total number of directors comprising our board of directors at such time as long as the CD&R Funds own at least 50% of the outstanding shares of our common stock; (ii) at least 40% of the total number of directors comprising our board of directors at such time as long as the CD&R Funds own at least 40% but less than 50% of the outstanding shares of our common stock; (iii) at least 30% of the total number of directors comprising our board of directors at such time as long as the CD&R Funds own at least 30% but less than 40% of the outstanding shares of our common stock; (iv) at least 20% of the total number of directors comprising our board of directors at such time as long as the CD&R Funds own at least 20% but less than 30% of the outstanding shares of our common stock; and (v) at least 5% of the total number of directors comprising our board of directors at such time as long as the CD&R Funds own at least 5% but less than 20% of the outstanding shares of our common stock. For purposes of calculating the number of CD&R Designees that the CD&R Funds are entitled to nominate pursuant to the formula outlined above, any fractional amounts would be rounded to the nearest whole number and the calculation would be made on a pro forma basis after taking into account any increase in the size of our board of directors.

        Our amended stockholders agreement will also provide that, for as long as the StepStone Funds own 5% or more of the outstanding shares of our common stock, the StepStone Funds will have the right to designate one member of our board of directors for nomination for election.

Registration Rights Agreement

        We are currently a party to a registration rights agreement, or the "registration rights agreement," with Equity Sponsors holding substantially all of the shares of our common stock. Prior to the completion of this offering, we and the Equity Sponsors holding substantially all of the shares of our common stock will enter into an amended and restated registration rights agreement, or the "amended registration rights agreement." The registration rights agreement grants, and the amended registration rights agreement will grant, to these Equity Sponsors the right, in the case of the Lead Investor at any time, and in the case of the other Equity Sponsors at least 18 months following the initial public offering of our common stock, to cause us, at our own expense, to use our reasonable best efforts to register shares held by the Equity Sponsors for public resale, subject to certain limitations. In the event we register any of our common stock following our initial public offering, these Equity Sponsors also have the right to require us to use our best efforts to include shares of our common stock held by them, subject to certain limitations, including as determined by the underwriters. The registration rights agreement also provides, and the amended registration rights agreement will provide, for us to indemnify the Equity Sponsors party to that agreement and their affiliates in connection with the registration of our common stock.

Consulting Agreements

        We and SvM are parties to a consulting agreement with CD&R under which CD&R provides us with ongoing consulting and management advisory services. The annual consulting fee payable under the consulting agreement with CD&R is $6.25 million. Under this agreement, we recorded consulting fees of $6.25 million in each of the years ended December 31, 2013, 2012 and 2011. The consulting agreement also provides that CD&R may receive additional fees in connection with certain subsequent financing and acquisition or disposition transactions. There were no additional fees incurred in each of the years ended December 31, 2013, 2012 and 2011. The consulting agreement will terminate on July 24, 2017, unless terminated earlier at CD&R's election. As described below, the CD&R consulting agreement will be terminated in connection with this offering.

        We and SvM are parties to consulting agreements with StepStone, JPMorgan and Ridgemont (and formerly with BAS). The consulting agreements terminate on June 30, 2016 or upon the earlier termination of our consulting agreement with CD&R (the Ridgemont consulting agreement also provides for termination upon an initial public offering). Effective January 1, 2012, the annual consulting fee formerly payable to BAS (and now payable to Ridgemont) was reduced to $0.25 million. Pursuant to the consulting agreements, we are required to pay annual consulting fees of $0.5 million,

$0.25 million and $0.25 million to StepStone, JPMorgan and Ridgemont (formerly payable to BAS), respectively. We recorded aggregate consulting fees related to these agreements of $1 million in each of the years ended December 31, 2013, 2012 and 2011.

        In connection with this offering, we will enter into termination agreements with CD&R, StepStone, JPMorgan and Ridgemont pursuant to which the parties will agree to terminate the ongoing consulting fees described above. Pursuant to the termination agreements, we intend to pay aggregate termination fees of $         million, payable upon consummation of this offering. Thereafter, the annual consulting fees will terminate. No transaction fee will be payable to any Equity Sponsor under the consulting agreements as a result of this offering. As described above, no assurances can be given that the initial public offering will be completed and that the consulting agreements will terminate as expected.

Indemnification Agreements

        We and SvM are parties to indemnification agreements with the CD&R Funds and CD&R, StepStone, JPMorgan and Ridgemont (and formerly with BAS), pursuant to which we and SvM indemnify such Equity Sponsors and CD&R, and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain liabilities arising out of performance of the consulting agreements, transaction fee agreements described above under "—Consulting Agreements" and certain other claims and liabilities, including liabilities arising out of financing arrangements and securities offerings.

        Prior to the completion of this offering, we will enter into indemnification agreements with our directors. The indemnification agreements will provide the directors with contractual rights to the indemnification and expense advancement rights. See "Description of Capital Stock—Limitations on Liability and Indemnification."

Share Repurchase from BAS

        On December 22, 2011, we purchased 7.5 million shares of our common stock from BAS for an aggregate purchase price of $75 million.

Financing Arrangements with Related Parties

        Affiliates of JPMorgan (which is one of the Equity Sponsors) have provided investment banking and commercial banking services to us for which they have received customary fees and commissions. These parties have acted as agents and lenders to us under the Credit Facilities, as an issuing bank under our Revolving Credit Facility and as initial purchasers for the 2020 Notes, for which they received customary fees, commissions, expenses or other compensation. SvM entered into a registration rights agreement with an affiliate of JPMorgan in connection with the issuance of the 2020 Notes.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Term Facilities

        In connection with the 2007 Merger, SvM entered into the Credit Agreement with respect to the Term Facilities, with Citibank, N.A. as administrative agent, collateral agent and letter of credit facility issuing bank, JPMorgan Chase Bank, N.A., as syndication agent, and a syndicate of lenders party thereto from time to time. The following is a brief description of the principal terms of the Credit Agreement, as amended and the related documents governing the Term Facilities.

Overview

        The Term Facilities consist of a senior secured term loan facility in an original principal amount of $2,650 million, or the "Term Loan Facility," and a pre-funded synthetic letter of credit facility in an original principal amount of $150 million, or the "L/C Facility" and, together with the Term Loan Facility, the "Term Facilities." The proceeds of the Term Loan Facility were used to finance a portion of the transactions in connection with the 2007 Merger, including the refinancing of certain existing indebtedness.

        SvM entered into the 2012 Term Loan Facility Amendment and the 2013 Term Loan Facility Amendment, together the "Term Facility Amendments," primarily, in each case, to extend the maturity date of a portion of the borrowings under the Term Facilities.

        Pursuant to the 2012 Term Loan Facility Amendment, a portion of the outstanding Tranche A term loans were converted into a new tranche of Tranche B loans in an aggregate principal amount of approximately $1.0 billion, or the "Tranche B loans." Pursuant to the 2013 Term Loan Facility Amendment, the remaining outstanding Tranche A loans were converted into a new tranche of term loans in an aggregate principal amount, along with new loans extended by certain new lenders, of approximately $1.2 billion, or the "Tranche C loans." Pursuant to the Term Loan Facility Amendments, the availability under the L/C Facility was reduced to $138 million and will be further reduced to $78 million as of July 24, 2014.

        As of March 31, 2014, approximately $2.2 billion of term loan borrowings were outstanding under the Term Loan Facility and SvM had obtained $135 million of letters of credit, resulting in unused commitments under the L/C Facility of $3 million.

Maturity; prepayments

        The Tranche B loans and the Tranche C loans have a maturity date of January 31, 2017. The Term Loan Facility amortizes in nominal quarterly installments equal to $6 million until the maturity date.

        Voluntary prepayments of borrowings under the Term Loan Facility are permitted at any time, in minimum principal amounts, without (for prepayments made after February 22, 2014) premium or penalty. Subject to certain exceptions, the Term Loan Facility is subject to mandatory prepayment in an amount equal to:

  •
  the net cash proceeds of (1) certain asset sales, (2) certain debt offerings and (3) certain insurance recovery and condemnation events; and

  •
  50% of annual excess cash flow (as defined in the Credit Agreement) for any fiscal year unless a certain secured leverage ratio target is met.

        The $138 million of available borrowing capacity under the L/C Facility will be reduced to $78 million as of July 24, 2014 and that $78 million of availability will mature on January 31, 2017.

Guarantees; security

        SvM is the borrower under the Term Facilities. CDRSVM Holding, LLC, the direct parent of SvM, and each direct and indirect domestic subsidiary of SvM (other than any subsidiary that is a foreign subsidiary holding company, a subsidiary of a foreign subsidiary, an unrestricted subsidiary, any subsidiary below a certain materiality threshold, a receivables financing subsidiary, a subsidiary subject to regulation as an insurance, home warranty, service contract or similar company (or any subsidiary thereof) and certain other specified subsidiaries) have guaranteed SvM's obligations under the Term Facilities. The Term Facilities and the guarantees thereof are secured by substantially all of the tangible and intangible assets of SvM and the guarantors (including pledges of (1) a $100 million intercompany promissory note made by The Terminix International Company Limited Partnership in favor of ServiceMaster Consumer Services Limited Partnership and (2) all the capital stock of all direct domestic subsidiaries (other than foreign subsidiary holding companies, which are deemed to be foreign subsidiaries) owned by SvM or any guarantor and of up to 65% of the capital stock of each direct foreign subsidiary owned by SvM or any guarantor), subject to certain exceptions, including but not limited to exceptions for equity interests, indebtedness or other obligations of subsidiaries, real estate or any other assets if the granting of a security interest therein would require that the notes described under "—Continuing Notes" below be secured. The Term Facilities are secured on a pari passu basis with the security interests created in the same collateral securing the Revolving Credit Facility.

Interest

        The interest rates applicable to the Tranche B loans under the Term Loan Facility are based on a fluctuating rate of interest measured by reference to either, at the borrower's option, (i) an adjusted London inter-bank offered rate plus 4.25 percent, or (ii) an alternate base rate plus 3.25 percent.

        The interest rates applicable to the Tranche C loans under the Term Loan Facility are based on a fluctuating rate of interest measured by reference to either, at the borrower's option, (i) an adjusted London inter-bank offered rate plus 3.25 percent, with a minimum adjusted London inter-bank offered rate of 1.00 percent or (ii) an alternative base rate plus 2.25 percent, with a minimum alternative base rate of 2.00 percent.

Fees

        SvM pays (1) letter of credit participation fees on the full amount of the L/C Facility plus fronting fees for the letter of credit issuing bank and (2) other customary fees in respect of the Term Facilities.

Covenants

        The Credit Agreement as amended by the Term Facility Amendments contains a number of negative covenants that, among other things, limit or restrict the ability of SvM and its restricted subsidiaries to:

  •
  incur additional debt (including guarantees of other debt);

  •
  pay dividends or make other restricted payments, including investments;

  •
  make acquisitions;

  •
  prepay or amend the terms of certain outstanding debt;

  •
  create restrictions on the ability of our restricted subsidiaries to pay dividends to us or make other intercompany transfers;

  •
  enter into certain types of transactions with affiliates;

  •
  sell certain assets, or, in the case of SvM, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets;

  •
  create liens; and

  •
  enter into agreements restricting dividends or other distributions by subsidiaries to SvM.

        The Credit Agreement also contains certain affirmative covenants, including financial and other reporting requirements.

Events of default

        The Credit Agreement provides for customary events of default, including non-payment of principal, interest or fees, violation of covenants, material inaccuracy of representations or warranties, specified cross payment default and cross acceleration to other material indebtedness, certain bankruptcy events, certain ERISA events, material invalidity of guarantees or security interests, material judgments and change of control.

Revolving Credit Facility

        In connection with the 2007 Merger, SvM also entered into a revolving credit agreement, dated as of July 24, 2007, with respect to the Revolving Credit Facility, with Citibank, N.A. as administrative agent, revolving collateral agent and issuing bank, JPMorgan Chase Bank, N.A., as syndication agent and a syndicate of lenders party thereto from time to time. The following is a brief description of the principal terms of the revolving credit agreement and related documents governing the Revolving Credit Facility.

Overview

        The Revolving Credit Facility provides for senior secured revolving loans up to a maximum aggregate original principal amount of $500 million. Up to $75 million of the Revolving Credit Facility is available for the issuance of stand by and commercial letters of credit. Amounts under the Revolving Credit Facility may be borrowed in certain designated foreign currencies up to a principal amount not to exceed $50 million, and revolving credit loans to foreign subsidiary borrowers may not exceed $50 million.

        On February 2, 2011, SvM entered into an amendment, or the "2011 Revolver Amendment," to its Revolving Credit Facility. Prior to the amendment, the facility was scheduled to mature on July 24, 2013. SvM desired to extend the maturity date of the facility by one year, and as an inducement for such extension offered to allow any lenders in the syndicate group that were willing to extend the maturity date by one year a 20 percent reduction of such lender's loan commitment. As a result of the 2011 Revolver Amendment, SvM had available borrowing capacity under its amended Revolving Credit Facility of $443 million through July 24, 2013 and $230 million from July 25, 2013 through July 24, 2014.

        On January 30, 2012, SvM entered into an amendment, or the "2012 Revolver Amendment," and an increase supplement, or the "Increase Supplement," to the Revolving Credit Facility. The 2012 Revolver Amendment extended the maturity date of a portion of the facility until January 31, 2017. The Increase Supplement increased borrowing capacity under the Revolving Credit Facility by approximately $5 million. As a result of the 2012 Revolver Amendment and the Increase Supplement, SvM had available borrowing capacity under its Revolving Credit Facility of $448 million through July 24, 2013, $324 million from July 25, 2013 through July 24, 2014 and $265 million from July 25, 2014 through January 31, 2017.

        On November 27, 2013, SvM entered into an amendment, or the "2013 Revolver Amendment." Pursuant to the 2013 Revolver Amendment, after completion of the TruGreen Spin-off, SvM has $242 million of available borrowing capacity through July 23, 2014 and $183 million from July 24, 2014 through January 31, 2017. SvM will continue to have access to letters of credit of up to $75 million through January 31, 2017.

        As of March 31, 2014, there were no amounts outstanding under the Revolving Credit Facility.

Maturity; prepayments

        The final maturity date of the Revolving Credit Facility is January 31, 2017. The Revolving Credit Facility is not subject to mandatory prepayment.

Guarantees; security

        SvM and The Terminix International Company Limited Partnership are the domestic borrowers under the Revolving Credit Facility. One or more foreign subsidiaries of SvM may become borrowers under the Revolving Credit Facility on the terms and conditions in the revolving credit agreement. The direct parent of each domestic borrower and each domestic subsidiary of SvM (other than any subsidiary that is a foreign subsidiary holding company, a subsidiary that is a subsidiary of a foreign subsidiary, an unrestricted subsidiary, any subsidiary below a certain materiality threshold, a receivables financing subsidiary, a subsidiary subject to regulation as an insurance, home warranty, service contract or similar company (or any subsidiary thereof) and certain other specified subsidiaries) have guaranteed the domestic borrowers' obligations under the Revolving Credit Facility. With respect to any non U.S. borrower, certain non U.S. subsidiaries may be required to provide a guarantee of its borrowings (subject to certain limitations), and such borrowings shall be guaranteed by the U.S. guarantors. The Revolving Credit Facility and the guarantees thereof are secured by the same collateral securing the Term Facilities, on a pari passu basis with the security interests created in the same collateral securing the Term Facilities. If any non U.S. borrower is included, certain assets of such non U.S. borrower and related non U.S. subsidiary guarantors may be similarly pledged to the extent such pledge may be obtained without material cost or expense, and subject to legal and certain other limitations.

Interest

        The interest rates applicable to the loans under the Revolving Credit Facility are based on a fluctuating rate of interest measured by reference to either, at the borrower's option, (i) an adjusted London inter-bank offered rate (or, in the case of loans made in Euros, an adjusted Euro inter-bank offered rate) plus a borrowing margin (2.50 percent as of March 31, 2014) or (ii) an alternate base rate plus a borrowing margin (1.50 percent as of March 31, 2014).

Fees

        The borrowers pay customary fees in respect of the Revolving Credit Facility, including a commitment fee on the unutilized portion thereof.

Covenants

        The Credit Agreement governing the Revolving Credit Facility contains a number of negative covenants that, among other things, limit or restrict the ability of SvM and its material restricted subsidiaries to:

  •
  incur additional indebtedness (including guarantees of other indebtedness);

  •
  pay dividends or make other restricted payments, including investments;

  •
  make acquisitions;

  •
  prepay or amend the terms of certain outstanding debt;

  •
  enter into certain types of transactions with affiliates;

  •
  sell certain assets, or, in the case of any borrower, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets;

  •
  create liens;

  •
  change their business or SvM's fiscal year; and

  •
  enter into agreements restricting their ability to incur liens securing the Revolving Credit Facility.

        The Credit Agreement governing the Revolving Credit Facility also contains certain affirmative covenants, including financial and other reporting requirements.

Events of default

        The Credit Agreement governing the Revolving Credit Facility provides for customary events of default, including non-payment of principal, interest or fees, violation of covenants, material inaccuracy of representations or warranties, cross default to other material indebtedness, certain bankruptcy events, certain ERISA events, material invalidity of guarantees or security interests, material judgments and change of control.

2020 Notes

        In February 2012, SvM issued $600 million aggregate principal amount of the 8% 2020 Notes. The 8% 2020 Notes were issued pursuant to an indenture, dated as of February 13, 2012, among SvM, the subsidiary guarantors of the 8% 2020 Notes and Wilmington Trust, National Association as trustee. SvM used $600 million of the proceeds of the sale of the 8% 2020 Notes, together with available cash, to redeem $600 million in aggregate principal amount of its 2015 Notes. The 8% 2012 Notes bear an interest rate of 8% and will mature on February 15, 2020.

        In August 2012, SvM issued the 7% 2020 Notes to redeem the remaining $396 million aggregate principal amount of its 2015 Notes and to repay $276 million of outstanding borrowings under its Term Facilities during the third quarter of 2012. The 7% 2020 Notes bear an interest rate of 7% and will mature on August 15, 2020.

        We intend to use a portion of the net proceeds of this offering to redeem up to 35% in principal amount of the 8% 2020 Notes and the 7% 2020 Notes. See "Use of Proceeds."

Ranking

        The 2020 Notes are senior unsecured obligations of SvM and rank equally in right of payment with all of SvM's other existing and future senior unsecured indebtedness. The 2020 Notes are guaranteed by certain of our subsidiaries on a senior unsecured basis. The subsidiary guarantees are general unsecured senior obligations of the subsidiary guarantors and rank equally in right of payment with all of the existing and future senior unsecured indebtedness of our guarantor subsidiaries. The 2020 Notes are effectively junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness.

Optional redemption

        SvM may redeem the 8% 2020 Notes, in whole or in part, at its option, at any time prior to February 15, 2015 at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus the applicable make-whole premium. In addition, at any time prior to February 15, 2015, SvM may redeem up to 35% of the original aggregate principal amount of the 8% 2020 Notes with the proceeds of certain equity offerings at a redemption price of 108%, plus accrued and unpaid interest, if any, to the applicable redemption date.

        SvM may redeem the 8% 2020 Notes, in whole or in part, at any time (i) on or after February 15, 2015 and prior to February 15, 2016, at a redemption price equal to 106% of the principal amount thereof, (ii) on or after February 15, 2016 and prior to February 15, 2017, at a redemption price equal to 104% of the principal amount thereof, (iii) on or after February 15, 2017 and prior to February 15, 2018, at a redemption price equal to 102% of the principal amount thereof and (iv) on or after February 15, 2018, at a redemption price equal to 100% of the principal amount thereof, in each case, plus accrued and unpaid interest, if any, to the redemption date.

        SvM may redeem the 7% 2020 Notes, in whole or in part, at its option, at any time prior to August 15, 2015 at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus the applicable make-whole premium. In addition, at any time prior to August 15, 2015, SvM may redeem up to 35% of the aggregate principal amount of the 7% 2020 Notes with the proceeds of certain equity offerings at a redemption price of 107%, plus accrued and unpaid interest, if any, to the applicable redemption date.

        SvM may redeem the 7% 2020 Notes, in whole or in part, at any time (i) on or after August 15, 2015 and prior to August 15, 2016, at a redemption price equal to 105.25% of the principal amount thereof, (ii) on or after August 15, 2016 and prior to August 15, 2017, at a redemption price equal to 103.5% of the principal amount thereof, (iii) on or after August 15, 2017 and prior to August 15, 2018, at a redemption price equal to 101.75% of the principal amount thereof and (iv) on or after August 15, 2018, at a redemption price equal to 100% of the principal amount thereof, in each case, plus accrued and unpaid interest, if any, to the redemption date.

Covenants

        The indenture governing the 2020 Notes contains certain covenants that, among other things, limit the ability of SvM and its restricted subsidiaries (as defined in the indenture governing such notes) to:

  •
  incur more debt;

  •
  pay dividends, redeem stock or make other distributions, or make investments;

  •
  limit the ability of restricted subsidiaries to make payments to us;

  •
  enter into certain transactions with their affiliates;

  •
  transfer or sell assets;

  •
  create certain liens;

  •
  merge or consolidate; and

  •
  designate their subsidiaries as unrestricted subsidiaries.

Events of default

        The indenture governing the 2020 Notes provides for customary events of default including non-payment of principal or interest, failure to comply with covenants, and certain bankruptcy or insolvency events.

Continuing Notes

        As of March 31, 2014, SvM had outstanding approximately $357 million aggregate principal amount of senior unsecured notes issued prior to the 2007 Merger, consisting of approximately $195 million aggregate principal amount of its 7.45% notes due August 15, 2027, $79 million aggregate principal amount of its 7.10% notes due March 1, 2018 and $83 million aggregate principal amount of its 7.25% notes due March 1, 2038, or collectively, the "Continuing Notes."

Ranking

        The Continuing Notes rank pari passu with all other unsubordinated indebtedness of SvM.

Optional redemption

        SvM may redeem the Continuing Notes of any series, upon not less than 30 or more than 60 days prior written notice, at any time, at a redemption price equal to the greater of (i) 100% of their principal amount or (ii) the sum of the present values of the remaining scheduled payments (as defined) thereon discounted to the redemption date, on a semi-annual basis, at the treasury yield (as defined in the indenture governing such notes) plus 20 bps, together with all accrued but unpaid interest, if any, to the date of redemption.

Covenants

        The indenture governing the Continuing Notes contains certain covenants that, among other things, limit the ability of SvM and the ability of its significant subsidiaries, (as defined in the indenture governing such notes) to create certain liens, enter into certain sale and lease back transactions, and, with respect to SvM, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets.

Events of default

        The indenture governing the Continuing Notes provides for customary events of default including non-payment of principal or interest, failure to comply with covenants, and certain bankruptcy or insolvency events.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as of June 5, 2014 with respect to the ownership of our common stock by:

  •
  each person known to own beneficially more than five percent of our common stock;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  all of our current executive officers and directors as a group.

        The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

        Percentage computations are based on approximately 138 million shares of our common stock outstanding as of June 5, 2014, and          shares outstanding following this offering (or              shares if the underwriters exercise in full their option to purchase additional shares).

        Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Addresses for the beneficial owners are set forth in the footnotes to the table.

	Shares Beneficially Owned Before the Offering and After the Offering Assuming the Underwriters' Option is Not Exercised(1)
				Shares Beneficially Owned After the Offering Assuming the Underwriters' Option is Exercised in Full
		Percent of Class Before the Offering (%)
			Percent of Class After the Offering (%)
	Number of Shares Owned
Name of Beneficial Owner				Number	Percent
Clayton, Dubilier & Rice Fund VII, L.P. and related funds(2)	90,610,000	65.76
StepStone Group LP managed funds(3)	19,840,774	14.40
JPMorgan Chase Funding Inc.(4)	10,000,000	7.26
Ridgemont Partners Secondary Fund I, L.P.(5)	7,500,000	5.44
John Krenicki, Jr.(6)	95,238	*
David H. Wasserman(6)	0	0
Sarah Kim(6)	0	0
Darren M. Friedman(7)	0	0
Richard P. Fox(8)	0	0
Stephen J. Sedita(8)	0	0
Robert J. Gillette(8)	384,375	*
Alan J. M. Haughie(8)	63,000	*
Mark J. Barry(8)(9)	128,392	*
William J. Derwin(8)	137,498	*
Harry J. Mullany(8)	0	0
David W. Martin(10)	0	0
R. David Alexander(10)	0	0
All current directors and executive officers as a group (15 persons)(9)	1,172,042	*

*
Less than one percent.

(1)
We have granted the underwriters an option to purchase up to an additional            shares.

(2)
Represents the following shares: (i) 60,000,000 shares of common stock held by Clayton, Dubilier & Rice Fund VII, L.P., whose general partner is CD&R Associates VII, Ltd., whose sole stockholder is CD&R Associates VII, L.P., whose general partner is CD&R Investment Associates VII, Ltd.; (ii) 14,682,792 shares of common stock held by Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., whose general partner is CD&R Associates VII (Co-Investment), Ltd., whose sole stockholder is CD&R Associates VII, L.P., whose general partner is CD&R Investment Associates VII, Ltd.; (iii) 10,500,000 shares of common stock held by CDR SVM Co-Investor L.P., whose general partner is CDR SVM Co-Investor GP Limited, whose sole stockholder is Clayton, Dubilier & Rice Fund VII, L.P.; (iv) 5,000,000 shares of common stock held by CDR SVM Co-Investor No. 2 L.P., whose general partner is CDR SVM Co-Investor No. 2 GP Limited, whose sole stockholder is Clayton, Dubilier & Rice Fund VII, L.P.; and (v) 427,208 shares of common stock held by CD&R Parallel Fund VII, L.P., whose general partner is CD&R Parallel Fund Associates VII, Ltd., CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd. are each managed by a two-person board of directors, Donald J. Gogel and Kevin J. Conway, as the directors of each of CD&R Investment Associates VII, Ltd.

  and CD&R Parallel Fund Associates VII, Ltd., may be deemed to share beneficial ownership of the shares shown as beneficially owned by Clayton, Dubilier & Rice Fund VII, L.P., Clayton Dubilier & Rice Fund VII (Co-Investment), L.P., CDR SVM Co-Investor L.P., CDR SVM Co-Investor No. 2 L.P. and CD&R Parallel Fund VII, L.P. Such persons expressly disclaim such beneficial ownership.

Investment and voting decisions with respect to shares held by each of Clayton, Dubilier & Rice Fund VII, L.P., Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., CDR SVM Co-Investor L.P., CDR SVM Co-Investor No. 2 L.P. and CD&R Parallel Fund VII, L.P. are made by an investment committee of limited partners of CD&R Associates VII, L.P., currently consisting of more than ten individuals, or the "Investment Committee." All members of the Investment Committee disclaim beneficial ownership of the shares shown as beneficially owned by the funds associated with Clayton, Dubilier & Rice, LLC.

Each of CD&R Associates VII, Ltd., CD&R Associates VII, L.P. and CD&R Investment Associates VII, Ltd. expressly disclaims beneficial ownership of the shares held by Clayton, Dubilier & Rice Fund VII, L.P., as well as of the shares held by each of Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., CD&R Parallel Fund VII, L.P., CDR SVM Co-Investor L.P. and CDR SVM Co-Investor No. 2 L.P. Each of CDR SVM Co-Investor GP Limited and CDR SVM No. 2 GP Limited expressly disclaims beneficial ownership of the shares held by each of CDR SVM Co-Investor L.P., Clayton, Dubilier & Rice Fund VII, L.P., Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., CD&R Parallel Fund VII, L.P., and CDR SVM Co-Investor No. 2 L.P. CD&R Parallel Fund Associates VII, Ltd. expressly disclaims beneficial ownership of the shares held by each of CD&R Parallel Fund VII, L.P., Clayton, Dubilier & Rice Fund VII, L.P., Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., CDR SVM Co-Investor L.P. and CDR SVM Co-Investor No. 2 L.P.

The address for each of Clayton, Dubilier & Rice Fund VII, L.P., Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., CD&R Parallel Fund VII, L.P., CD&R Associates VII, Ltd., CD&R Associates VII, L.P., CD&R Parallel Fund Associates VII, Ltd., CDR SVM Co-Investor L.P., CDR SVM Co-Investor L.P., CDR SVM Co-Investor No. 2 L.P. and CD&R Investment Associates VII, Ltd. is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands.

(3)
Represents shares held by 2007 Co-Investment Portfolio L.P., StepStone Capital Partners II Onshore, L.P., StepStone Capital Partners II Cayman Holding, L.P., and StepStone Co-Investment (ServiceMaster) LLC. The address for each of 2007 Co-Investment Portfolio L.P., StepStone Capital Partners II Onshore, L.P., StepStone Capital Partners II Cayman Holding, L.P. and StepStone Co-Investment (ServiceMaster) LLC, is c/o StepStone Group LP, 4350 LaJolla Village Drive, Suite 800, San Diego, CA 92122.

(4)
JPMorgan Chase Funding Inc. is an affiliate of JPMorgan Chase & Co. The address for JPMorgan Chase Funding Inc. is 270 Park Avenue, New York, NY 10017.

(5)
Represents shares held by Ridgemont Partners Secondary Fund I, L.P. The address for Ridgemont Partners Secondary Fund I, L.P. is c/o Ridgemont Partners Management, LLC, 150 North College Street, Suite 2500, Charlotte, NC 28202. Ridgemont Secondary Management I, L.P. is the sole general partner of Ridgemont Partners Secondary Fund I, L.P. and may therefore be deemed to be the beneficial owner of the shares, and its address is c/o Ridgemont Partners Management, LLC, 150 North College Street, Suite 2500, Charlotte, NC 28202. Ridgemont Secondary Management I, LLC is the sole general partner of Ridgemont Secondary Management I, L.P. and may therefore also be deemed to be the beneficial owner of the shares, and its address is c/o Ridgemont Partners Management, LLC, 150 North College Street, Suite 2500, Charlotte, NC 28202. A majority of the following members of Ridgemont Secondary Management I, LLC have the authority to vote or dispose of the shares held by Ridgemont Partners Secondary Fund I, L.P.: J. Travis Hain, Walker L. Poole, Robert H. Sheridan, III, Robert L. Edwards, Jr., John A. Shimp and George E. Morgan, III. The address for each of the members of Ridgemont Secondary Management I, LLC is c/o Ridgemont Partners Management, LLC, 150 North College Street, Suite 2500, Charlotte, NC 28202. Ridgemont Secondary Management I, L.P., Ridgemont Secondary Management I, LLC and each of the members of Ridgemont Secondary Management I, LLC disclaim beneficial ownership of such shares except to the extent of their respective pecuniary interest therein, if any.

(6)
Does not include common stock held by the CD&R Funds. Ms. Kim and Messrs. Krenicki and Wasserman are directors of ServiceMaster Global Holdings, Inc. and principals of Clayton, Dubilier & Rice, LLC. They expressly disclaim beneficial ownership of the shares held by the CD&R Funds. The address for Ms. Kim and Messrs. Krenicki and Wasserman is 375 Park Avenue, New York, New York 10152.

(7)
Does not include common stock held by investment funds associated with or designated by StepStone Group LP. Mr. Friedman is a director of ServiceMaster and an executive of StepStone Group LP. He disclaims beneficial ownership of the shares held by investment funds associated with or designated by StepStone Group LP. The address for Mr. Friedman is 505 5th Avenue, 17th Floor, New York, NY 10017.

(8)
The business address for these persons is c/o ServiceMaster Global Holdings, Inc., 860 Ridge Lake Boulevard, Memphis, TN 38120.

(9)
Includes shares which the current executive officers have the right to acquire prior to August 4, 2014 through the exercise of stock options or vesting of RSUs as follows: Mr. Barry, 43,750 shares. All current executive officers as a group have the right to acquire 164,088 shares prior to August 4, 2014 through the exercise of stock options or vesting of RSUs.

(10)
The business address for these persons is c/o TruGreen Holding Corporation, 860 Ridge Lake Boulevard, 2nd Floor, Memphis, TN 38120.

DESCRIPTION OF CAPITAL STOCK

        In connection with this offering, we will amend and restate our certificate of incorporation and by-laws. The following descriptions of our capital stock, amended and restated certificate of incorporation and amended and restated by-laws are intended as summaries only and are qualified in their entirety by reference to our amended and restated certificate of incorporation and amended and restated by-laws, which will become effective upon the completion of this offering and will be filed as exhibits to the registration statement of which this prospectus forms a part and to the applicable provisions of the DGCL.

General

        Upon the closing of this offering, our authorized capital stock will consist of 2,000,000,000 shares of common stock, par value $0.01 per share and 200,000,000 shares of undesignated preferred stock, par value $0.01 per share. Upon the closing of this offering, there will be             shares of our common stock issued and outstanding (assuming that the underwriters do not exercise their option to purchase additional shares), not including            shares of our common stock issuable upon exercise of outstanding stock options and            shares of our common stock subject to outstanding restricted stock units.

Common Stock

        Holders of common stock will be entitled:

  •
  to cast one vote for each share held of record on all matters submitted to a vote of the stockholders;

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  to receive, on a pro rata basis, dividends and distributions, if any, that our board of directors may declare out of legally available funds, subject to preferences that may be applicable to preferred stock, if any, then outstanding; and

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  upon our liquidation, dissolution or winding up, to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to the prior rights, if any, of holders of any outstanding shares of preferred stock.

        Our ability to pay dividends on our common stock is subject to our subsidiaries' ability to pay dividends to us, which is in turn subject to the restrictions set forth in the Credit Facilities and the indenture governing the 2020 Notes. See "Dividend Policy."

        The holders of our common stock will not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. The common stock will not be subject to future calls or assessments by us. The rights and privileges of holders of our common stock are subject to any series of preferred stock that we may issue in the future, as described below.

        Before the date of this prospectus, there has been no public market for our common stock.

        As of June 5, 2014, we had approximately 138 million shares of common stock outstanding and 98 holders of record of common stock.

Preferred Stock

        Under our amended and restated certificate of incorporation, our board of directors will have the authority, without further action by our stockholders, to issue up to 200,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. Upon completion of the offering, no shares of our authorized preferred stock will be outstanding. Because the board of directors will have the power to establish the preferences and rights of the shares of any additional series of preferred stock, it may afford holders of any preferred stock preferences, powers and rights, including voting and dividend rights, senior to the rights of holders of our common stock, which could adversely affect the holders of the common stock and could delay, discourage or prevent a takeover of us even if a change of control of our company would be beneficial to the interests of our stockholders.

Annual Stockholders Meeting

        Our amended and restated by-laws will provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Voting

        The affirmative vote of a plurality of the shares of our common stock present, in person or by proxy, at the meeting and entitled to vote on the election of directors will decide the election of any directors, and the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the meeting and entitled to vote at any annual or special meeting of stockholders will decide all other matters voted on by stockholders, unless the question is one upon which, by express provision of law, under our amended and restated certificate of incorporation, or under our amended and restated by-laws, a different vote is required, in which case such provision will control.

Anti-Takeover Effects of our Certificate of Incorporation and By-Laws

        The provisions of our amended and restated certificate of incorporation and amended and restated by-laws summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which could result in an improvement of their terms.

        Authorized but Unissued Shares of Common Stock.    We are issuing            shares of our authorized common stock in this offering. The remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

        Authorized but Unissued Shares of Preferred Stock.    Under our amended and restated certificate of incorporation, our board of directors will have the authority, without further action by our stockholders, to issue up to 200,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock.

        Classified Board of Directors.    Upon completion of this offering, in accordance with the terms of our amended and restated certificate of incorporation, our board of directors will be divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. Under our amended and restated certificate of incorporation, our board of directors will consist of such number of directors as may be determined from time to time by resolution of the board of directors, but in no event may the number of directors be less than one. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Our amended and restated certificate of incorporation will also provide that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by the affirmative vote of a majority of our directors then in office, even if less than a quorum, or by a sole remaining director, subject to our amended stockholders agreement with respect to the director designation rights of the CD&R Funds and the StepStone Funds. Any director elected to fill a vacancy will hold office until such director's successor shall have been duly elected and qualified or until such director's earlier death, resignation or removal. Our classified board of directors could have the effect of delaying or discouraging an acquisition of us or a change in our management.

        Removal of Directors.    Our amended and restated certificate of incorporation will provide that directors may be removed with or without cause at any time upon the affirmative vote of holders of at least a majority of the outstanding shares of common stock then entitled to vote at an election of directors until the CD&R Funds and the StepStone Funds cease to collectively own at least 40% of the outstanding shares of our common stock. Thereafter, our amended and restated certificate of incorporation will provide that directors may be removed only for cause upon the affirmative vote of holders of at least a majority of the outstanding shares of common stock then entitled to vote at an election of directors.

        Special Meetings of Stockholders.    Our amended and restated certificate of incorporation will provide that a special meeting of stockholders may be called only by the Chairman of our board of directors or by a resolution adopted by a majority of our board of directors. Special meetings may also be called by our corporate secretary at the request of the holders of at least a majority of the outstanding shares of our common stock until the CD&R Funds and the StepStone Funds cease to collectively own at least 40% of the outstanding shares of our common stock. Thereafter, stockholders will not be permitted to call a special meeting of stockholders.

        Stockholder Advance Notice Procedure.    Our amended and restated by-laws will establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The amended and restated by-laws will provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our corporate secretary a written notice of the stockholder's intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company. To be timely, the stockholder's notice must be delivered to our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days before the first anniversary date of the annual meeting for the preceding year; provided, however, that in the event that the annual meeting is set for a date that is more than 30 days before or more than 70 days after the first anniversary date of the preceding year's annual meeting, a stockholder's notice must be delivered to our corporate secretary (x) not less than 90 days nor more than 120 days prior to the meeting or (y) no later than the close of business on the 10th day following the day on which a public announcement of the date of the meeting is first made by us.

        No Stockholder Action by Written Consent.    Our amended and restated certificate of incorporation will provide that stockholder action may be taken only at an annual meeting or special meeting of stockholders, provided that stockholder action may be taken by written consent in lieu of a meeting until the CD&R Funds and the StepStone Funds cease to collectively own at least 40% of the outstanding shares of our common stock.

        Amendments to Certificate of Incorporation and By-Laws.    Our amended and restated certificate of incorporation will provide that our amended and restated certificate of incorporation may be amended by both the affirmative vote of a majority of our board of directors and the affirmative vote of the holders of a majority of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders; provided that, at any time when the CD&R Funds and the StepStone Funds collectively own less than 40% of the outstanding shares of our common stock, specified provisions of our amended and restated certificate of incorporation may not be amended, altered or repealed unless the amendment is approved by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders, including the provisions governing:

  •
  liability and indemnification of directors;

  •
  corporate opportunities;

  •
  elimination of stockholder action by written consent if the CD&R Funds and the StepStone Funds cease to collectively own at least 40% of the outstanding shares of our common stock;

  •
  prohibition on the rights of stockholders to call a special meeting if the CD&R Funds and the StepStone Funds cease to collectively own at least 40% of the outstanding shares of our common stock;

  •
  removal of directors for cause if the CD&R Funds and the StepStone Funds cease to collectively own at least 40% of our outstanding common stock;

  •
  classified board of directors; and

  •
  required approval of the holders of at least 66 2/3% of the outstanding shares of our common stock to amend our amended and restated by-laws and certain provisions of our amended and restated certificate of incorporation if the CD&R Funds and the StepStone Funds cease to collectively own at least 40% of the outstanding shares of our common stock.

        In addition, our amended and restated by-laws may be amended, altered or repealed, or new by-laws may be adopted, by the affirmative vote of a majority of the board of directors, or by the affirmative vote of the holders of (x) as long as the CD&R Funds and the StepStone Funds own at least 40% of the outstanding shares of our common stock, at least a majority, and (y) thereafter, at least 66 2/3%, of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders.

        These provisions make it more difficult for any person to remove or amend any provisions in our amended and restated certificate of incorporation and amended and restated by-laws that may have an anti-takeover effect.

        Section 203 of the Delaware General Corporation Law.    In our amended and restated certificate of incorporation, we will elect not to be governed by Section 203 of the DGCL, as permitted under and pursuant to subsection (b)(3) of Section 203, until the first date on which the CD&R Funds collectively cease to beneficially own (directly or indirectly) at least 5% of the outstanding shares of our common stock. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation's outstanding voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we will not be subject to any anti-takeover effects of Section 203.

Limitations on Liability and Indemnification

        Our amended and restated certificate of incorporation will contain provisions permitted under DGCL relating to the liability of directors. These provisions will eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

  •
  any breach of the director's duty of loyalty;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

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  Section 174 of the DGCL (unlawful dividends); or

  •
  any transaction from which the director derives an improper personal benefit.

        The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate our rights or any stockholder's rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. The inclusion of this provision in our amended and restated certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. In addition, your investment may be adversely affected to the extent we pay costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        Our amended and restated certificate of incorporation and our amended and restated by-laws will require us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding instituted by the director without the approval of our board of directors. Our amended and restated certificate of incorporation and our amended and restated by-laws will provide that we are required to indemnify our directors and executive officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director's or officer's positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest and, with respect to any criminal proceeding, have had no reasonable cause to believe his or her conduct was unlawful.

        Prior to the completion of this offering, we will enter into an indemnification agreement with each of our directors. The indemnification agreement will provide our directors with contractual rights to the indemnification and expense advancement rights provided under our amended and restated by-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreement.

Corporate Opportunities

        Our amended and restated certificate of incorporation will provide that we, on our behalf and on behalf of our subsidiaries, renounce any interest or expectancy in, or in being offered an opportunity to participate in, corporate opportunities, that are from time to time presented to the CD&R Funds and the StepStone Funds or any of their respective officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries (other than us and our subsidiaries), even if the opportunity is one that we or our subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. Neither the CD&R Funds, the StepStone Funds nor their respective officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries will generally be liable to us or any of our subsidiaries for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such person pursues or acquires such corporate opportunity, directs such corporate opportunity to another person or fails to present such corporate opportunity, or information regarding such corporate opportunity, to us or our subsidiaries unless, in the case of any such person who is a director or officer of ServiceMaster, such corporate opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of ServiceMaster. Stockholders will be deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation.

Choice of Forum

        Our amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers, employees or agents, (iii) any action asserting a claim against us arising under the DGCL or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. We may consent in writing to alternative forums. By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to choice of forum.

Market Listing

        We have applied to list the common stock on the NYSE under the symbol "SERV".

Transfer Agent and Registrar

        Upon the completion of this offering, the transfer agent and registrar for our common stock will be ComputerShare Trust Company, N.A.

 SHARES AVAILABLE FOR FUTURE SALE

        Immediately prior to this offering, there was no public market for our common stock. Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Some shares of our common stock will not be available for sale for a certain period of time after this offering because they are subject to contractual and legal restrictions on resale some of which are described below. Sales of substantial amounts of common stock in the public market after these restrictions lapse, or the perception that these sales could occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Sales of Restricted Securities

        After this offering,            shares of our common stock will be outstanding, assuming that the underwriters do not exercise their option to purchase additional shares. Of these shares, all of the shares sold in this offering will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining            shares of our common stock that will be outstanding after this offering are "restricted securities" within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below. Subject to the lock-up agreements described below, shares held by our affiliates that are not restricted securities or that have been owned for more than one year may be sold subject to compliance with Rule 144 of the Securities Act without regard to the prescribed one-year holding period under Rule 144.

Stock Options

        Upon completion of this offering, we intend to file one or more registration statements under the Securities Act to register the shares of common stock to be issued under our stock option plans and, as a result, all shares of common stock acquired upon exercise of stock options and other equity-based awards granted under these plans will, subject to a 180-day lock-up period, also be freely tradable under the Securities Act unless purchased by our affiliates. A total of 10,091,177 million shares of common stock are subject to outstanding stock options and stock units previously granted under our stock incentive plans as of April 1, 2014, and an additional             million shares of common stock are available for grants of additional equity awards in the future under our stock incentive plans.

Lock-up Agreements

        Upon completion of the offering, our directors and executive officers, and stockholders currently representing substantially all of the outstanding shares of our common stock will have signed lock-up agreements, under which they will agree not to sell, transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock without the prior written consent of            for a period of 180 days, subject to possible extension under certain circumstances, after the date of this prospectus. These agreements are described below under "Underwriting." In addition, the stockholders agreement contains a lock-up provision under which the Equity Sponsors have agreed not to sell, transfer or dispose of, directly or indirectly, any shares of our common stock in a public offering until January 15, 2015.

Registration Rights Agreement

        Stockholders currently representing substantially all of the outstanding shares of our common stock will have the right to require us to register shares of common stock for resale in some circumstances. See "Certain Relationships and Related Party Transactions—Registration Rights Agreement."

Rule 144

        In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to be or have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without registration, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of a prior owner other than an affiliate, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

        In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates, who have met the six-month holding period for beneficial ownership of "restricted shares" of our common stock, are entitled to sell within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which will equal approximately        shares immediately after this offering; and

  •
  the average reported weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the date of filing a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

        Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our common stock after this offering because a great supply of shares would be, or would be perceived to be, available for sale in the public market.

Rule 701

        Any of our employees, officers or directors who acquired shares under a written compensatory plan or contract may be entitled to sell them in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144. However, all shares issued under Rule 701 are subject to lock-up agreements and will only become eligible for sale when the 180-day lock-up agreements expire.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following is a discussion of material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock by Non-U.S. Holders (as defined below) that purchase our common stock pursuant to this offering and hold such common stock as a capital asset. This discussion is based on the Code, U.S. Treasury regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific Non-U.S. Holders in light of their particular circumstances or to Non-U.S. Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Non-U.S. Holders that generally mark their securities to market for U.S. federal income tax purposes, foreign governments, international organizations, tax-exempt entities, certain former citizens or residents of the United States, or Non-U.S. Holders that hold our common stock as part of a straddle, hedge, conversion or other integrated transaction). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal gift or alternative minimum tax considerations.

        As used in this discussion, the term "Non-U.S. Holder" means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is:

  •
  an individual who is neither a citizen nor a resident of the United States;

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  a corporation that is not created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

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  an estate that is not subject to U.S. federal income tax on income from non-U.S. sources which is not effectively connected with the conduct of a trade or business in the United States; or

  •
  a trust unless (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) it has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If an entity treated as a partnership for U.S. federal income tax purposes invests in our common stock, the U.S. federal income tax considerations relating to such investment will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners relating to the purchase, ownership and disposition of our common stock.

        PERSONS CONSIDERING AN INVESTMENT IN OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Distributions on Common Stock

        If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock or rights to acquire our common stock) in respect of a share of our common stock, the distribution generally will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of such distribution exceeds our current and accumulated earnings and profits, such excess generally will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder's adjusted tax basis in such share of our common stock, and then as capital gain (which will be treated in the manner described below under "Sale, Exchange or Other Disposition of Common Stock"). Distributions treated as dividends on our common stock that are paid to or for the account of a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or at a lower rate if provided by an applicable tax treaty and the Non-U.S. Holder provides the documentation (generally, IRS Form W-8BEN) required to claim benefits under such tax treaty to the applicable withholding agent. Special documentation requirements apply to claim benefits under such a tax treaty when our common stock is held though certain foreign intermediaries or Non-U.S. entities that are pass through entities.

        If, however, a dividend is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), such dividend generally will not be subject to the 30% U.S. federal withholding tax if such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such Non-U.S. Holder generally will be subject to U.S. federal income tax on such dividend in substantially the same manner as a U.S. person (except as provided by an applicable tax treaty). In addition, a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments.

        The foregoing discussion is subject to the discussion below under "—FATCA Withholding" and "—Information Reporting and Backup Withholding."

Sale, Exchange or Other Disposition of Common Stock

        A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on the sale, exchange or other disposition of our common stock unless:

  (i)
  such gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, in which event such Non-U.S. Holder generally will be subject to U.S. federal income tax on such gain in substantially the same manner as a U.S. person (except as provided by an applicable tax treaty) and, if it is treated as a corporation for U.S. federal income tax purposes, may also be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty);

  (ii)
  such Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of such sale, exchange or other disposition and certain other conditions are met, in which event such gain (net of certain U.S. source losses) generally will be subject to U.S. federal income tax at a rate of 30% (except as provided by an applicable tax treaty); or

  (iii)
  we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of (x) the five-year period ending on the date of such sale, exchange or other disposition and (y) such Non-U.S. Holder's holding period with respect to such common stock, and certain other conditions are met.

        Generally, a corporation is a "United States real property holding corporation" if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe that we presently are not, that we have not been at any time during the five-year period ending as of the date of this offering and we do not presently anticipate that we will become, a United States real property holding corporation.

        The foregoing discussion is subject to the discussion below under "—FATCA Withholding" and "—Information Reporting and Backup Withholding."

FATCA Withholding

        Under the Foreign Account Tax Compliance Act provisions of the Code and related U.S. Treasury guidance, or "FATCA," a withholding tax of 30% will be imposed in certain circumstances on payments of (i) dividends on our common stock on or after July 1, 2014, and (ii) gross proceeds from the sale or other disposition of our common stock on or after January 1, 2017. In the case of payments made to a "foreign financial institution" (such as a bank, a broker or an investment fund), as a beneficial owner or as an intermediary, this tax generally will be imposed, subject to certain exceptions, unless such institution (i) has agreed to (and does) comply with the requirements of an agreement with the United States, or an "FFI Agreement," or (ii) is required to (and does) comply with FATCA pursuant to applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction, or an "IGA," in either case to, among other things, collect and provide to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such institution. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification that it does not have any "substantial" U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity) or that identifies its substantial U.S. owners. If our common stock is held through a foreign financial institution that has agreed to comply with the requirements of an FFI Agreement, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments of dividends and proceeds described above made to (i) a person (including an individual) that fails to comply with certain information requests or (ii) a foreign financial institution that has not agreed to comply with the requirements of an FFI Agreement, unless such foreign financial institution is required to (and does) comply with FATCA pursuant to applicable foreign law enacted in connection with an IGA. Each Non-U.S. Holder should consult its own tax advisor regarding the application of FATCA to the ownership and disposition of our common stock.

Information Reporting and Backup Withholding

        Amounts treated as payments of dividends on our common stock paid to a Non-U.S. Holder and the amount of any U.S. federal tax withheld from such payments generally must be reported annually to the IRS and to such Non-U.S. Holder by the applicable withholding agent.

        The information reporting and backup withholding rules that apply to payments of dividends to certain U.S. persons generally will not apply to payments of dividends on our common stock to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN to the applicable withholding agent) or otherwise establishes an exemption.

        Proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected outside the United States through a non-U.S. office of a non-U.S. broker generally will not be subject to the information reporting and backup withholding rules that apply to payments to certain U.S. persons, provided that the proceeds are paid to the Non-U.S. Holder outside the United States. However, proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected through a non-U.S. office of a non-U.S. broker with certain specified U.S. connections or a U.S. broker generally will be subject to these information reporting rules (but generally not to these backup withholding rules), even if the proceeds are paid to such Non-U.S. Holder outside the United States, unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN to the applicable withholding agent) or otherwise establishes an exemption. Proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected through a U.S. office of a broker generally will be subject to these information reporting and backup withholding rules unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN to the applicable withholding agent) or otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Holder's U.S. federal income tax liability if the required information is furnished by such Non-U.S. Holder on a timely basis to the IRS.

U.S. Federal Estate Tax

        Shares of our common stock owned or treated as owned by an individual Non-U.S. Holder at the time of such Non-U.S. Holder's death will be included in such Non-U.S. Holder's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

 UNDERWRITING

        We are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. and Morgan Stanley & Co. LLC are acting as representatives of the underwriters. We will enter into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
Morgan Stanley & Co. LLC
Natixis Securities Americas LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Jefferies LLC
RBC Capital Markets, LLC
Robert W. Baird & Co. Incorporated
Piper Jaffray & Co.
Samuel A. Ramirez & Company, Inc.

Total

        The underwriters are committed to purchase all the common shares offered by us if they purchase any shares, other than those shares covered by the underwriters' option to purchase additional shares described below. The underwriting agreement will also provide that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

        The underwriters have an option to buy on a pro rata basis up to            additional shares of common stock from us at the initial public offering price less the underwriting discounts and commissions to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

        The underwriters propose to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $        per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $        per share from the initial public offering price. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

        The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $        per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Without exercise of option	With exercise of option
Per share	$	$
Total	$	$

        We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $        . We have agreed to reimburse the underwriters for expenses up to $        related to clearance of this offering with the Financial Regulatory Authority, Inc., or "FINRA." The underwriters have agreed to reimburse us in an amount of $        for certain expenses of the offering.

        A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

        We have agreed that we will not (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, or file with the SEC a registration statement under the Act relating to, any of our securities that are substantially similar to the securities offered hereby, including but not limited to any options or warrants to purchase shares of our common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of our common stock or any such substantially similar securities or publicly disclose the intention to make any offer, sale, disposition or filing, or (ii) enter into any swap or other agreement that transfers any of the economic consequences of ownership of our common stock or any such other securities (in each case except as provided in the underwriting agreement), in each case without the prior written consent of J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC, for a period of 180 days after the date of this prospectus. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the release of the earnings results or the announcement of the material news or material event.

        Our directors, executive officers and stockholders currently representing substantially all of the outstanding shares of our common stock will enter into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of our common stock, enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of any such securities held by them, or any options or warrants to purchase any shares of our common stock, shares acquired upon the vesting of restricted stock units or settlement of deferred stock units or any securities convertible into, exchangeable for or that represent the right to receive shares of our common stock. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the release of the earnings results or the announcement of the material news or material event.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute payments that the underwriters may be required to make in that respect.

        We have applied to have our common stock approved for listing on the NYSE under the symbol "SERV".

        In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' option to purchase additional shares referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

        The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

        These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

        Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

  •
  the information set forth in this prospectus and otherwise available to the representatives;

  •
  our prospects and the history and prospects for the industry in which we compete;

  •
  an assessment of our management;

  •
  our prospects for future earnings;

  •
  the general condition of the securities markets at the time of this offering; and

  •
  the recent market prices of, and demand for, publicly traded common stock of generally comparable companies.

        Neither we nor the underwriters can assure investors that an active trading market will develop for our common shares, or that the shares will trade in the public market at or above the initial public offering price.

        The underwriters do not expect sales to discretionary accounts to exceed 5 percent of the total number of shares offered.

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Selling Restrictions

United Kingdom

        This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the "Order," or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Switzerland

        The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or "SIX" or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, us or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss

Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or "CISA." The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each, a "Relevant Member State," from and including the date on which the European Union Prospectus Directive, or the "EU Prospectus Directive," was implemented in that Relevant Member State, or the "Relevant Implementation Date," an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus may be made to the public in that Relevant Member State at any time:

        (a)   to any legal entity which is a qualified investor as defined in the Prospectus Directive;

        (b)   to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

        (c)   in any other circumstances falling within Article 3(2) of the Prospectus Directive,

        provided that no such offer of shares shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or "DFSA." This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

        The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

        This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Hong Kong

        The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Non-CIS Securities may not be circulated or distributed, nor may the Non-CIS Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the Non-CIS Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

    a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Non-CIS Securities pursuant to an offer made under Section 275 of the SFA except:

  (a)
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

    where no consideration is or will be given for the transfer;

    where the transfer is by operation of law;

    as specified in Section 276(7) of the SFA; or

    as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Other Relationships

        The underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

        J.P. Morgan Securities LLC and affiliates of Goldman, Sachs & Co., Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as joint lead arrangers, and affiliates of the underwriters act as lenders, under our Term Facilities and our Revolving Credit Facility. In addition, J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Morgan Stanley & Co. LLC and Natixis Securities Americas LLC acted as initial purchasers of the 2020 Notes, for which they received customary compensation. As described under "Use of Proceeds,"

we intend to redeem a portion of our 2020 Notes from the net proceeds of this offering received by us and will pay such amounts to such underwriters or their respective affiliates in proportion to their respective holdings of 2020 Notes, if any.

 VALIDITY OF COMMON STOCK

        The validity of the shares of our common stock offered hereby will be passed upon for us by Debevoise & Plimpton LLP, New York, New York. Various legal matters related to this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

        The financial statements as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 included in this prospectus and the related financial statement schedules included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein. Such financial statements and financial statement schedules are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 with respect to the shares of our common stock being sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto because some parts have been omitted in accordance with the rules and regulations of the SEC. You will find additional information about us and the common stock being sold in this offering in the registration statement and the exhibits thereto. For further information with respect to ServiceMaster and the common stock being sold in this offering, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits thereto, may be read and copied at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto. Copies of the registration statement, including the exhibits and schedules thereto, are also available at your request, without charge, from ServiceMaster Global Holdings, Inc., 860 Ridge Lake Boulevard, Memphis, Tennessee 38120.

        We will be subject to the informational requirements of the Exchange Act and, accordingly, will file annual reports containing financial statements audited by an independent registered public accounting firm, quarterly reports containing unaudited financial statements, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You will also be able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC's website. You will also be able to access, free of charge, our reports filed with the SEC (for example, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and any amendments to those forms) through our website (www.servicemaster.com). Reports filed with or furnished to the SEC will be available as soon as reasonably practicable after they are filed with or furnished to the SEC. None of the information contained on, or that may be accessed through our websites or any other website identified herein is part of, or incorporated into, this prospectus. All website addresses in this prospectus are intended to be inactive textual references only.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
ServiceMaster Global Holdings, Inc.
Memphis, Tennessee

        We have audited the accompanying consolidated statements of financial position of ServiceMaster Global Holdings, Inc., and subsidiaries (the "Company") as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive (loss) income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of ServiceMaster Global Holdings, Inc., and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
Memphis, Tennessee
March 24, 2014 (May 9, 2014 as to Note 3 and Note 7 to the consolidated financial statements)

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Operations and Comprehensive (Loss) Income

(In millions, except per share data)

	Year Ended December 31,
	2013	2012	2011
Revenue	$2,293	$2,214	$2,105
Cost of services rendered and products sold	1,220	1,196	1,125
Selling and administrative expenses	691	678	648
Amortization expense	51	58	83
Restructuring charges	6	15	7
Interest expense	247	245	266
Interest and net investment income	(8)	(7)	(11)
Loss on extinguishment of debt	—	55	—

Income (Loss) from Continuing Operations before Income Taxes	86	(26)	(13)
Provision (benefit) for income taxes	43	(8)	(6)
Equity in losses of joint venture	(1)	—	—

Income (Loss) from Continuing Operations	42	(18)	(7)
(Loss) income from discontinued operations, net of income taxes	(549)	(696)	53

Net (Loss) Income	(507)	(714)	46

Other Comprehensive Income, Net of Income Taxes:
Net unrealized gains (losses) on securities	1	1	(1)
Net unrealized gains on derivative instruments	3	12	13
Foreign currency translation	(4)	—	(1)

Other Comprehensive Income, Net of Income Taxes	—	13	11

Total Comprehensive (Loss) Income	$(507)	$(701)	$57

Basic (Loss) Earnings Per Share:
Income (loss) from continuing operations	$0.31	$(0.13)	$(0.05)
(Loss) income from discontinued operations, net of income taxes	(4.00)	(5.05)	0.38
Net (loss) income	(3.69)	(5.18)	0.33
Diluted (Loss) Earnings Per Share:
Income (loss) from continuing operations	$0.31	$(0.13)	$(0.05)
(Loss) income from discontinued operations, net of income taxes	(3.97)	(5.05)	0.38
Net (loss) income	(3.66)	(5.18)	0.33

See accompanying Notes to the Consolidated Financial Statements.

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Financial Position

(In millions, except share data)

	As of December 31,
	2013	2012
Assets:
Current Assets:
Cash and cash equivalents	$484	$418
Marketable securities	27	19
Receivables, less allowances of $26 and $23, respectively	394	372
Inventories	39	40
Prepaid expenses and other assets	56	35
Deferred customer acquisition costs	30	27
Deferred taxes	107	103
Assets of discontinued operations	76	71

Total Current Assets	1,213	1,085

Property and Equipment:
At cost	381	322
Less: accumulated depreciation	(204)	(164)

Net Property and Equipment	177	158

Other Assets:
Goodwill	2,018	1,995
Intangible assets, primarily trade names, service marks and trademarks, net	1,721	1,758
Notes receivable	22	22
Long-term marketable securities	122	127
Other assets	49	7
Debt issuance costs	41	45
Assets of discontinued operations	542	1,218

Total Assets	$5,905	$6,415

Liabilities and Shareholders' (Deficit) Equity:
Current Liabilities:
Accounts payable	$92	$73
Accrued liabilities:
Payroll and related expenses	70	69
Self-insured claims and related expenses	78	82
Accrued interest payable	51	54
Other	55	54
Deferred revenue	448	423
Liabilities of discontinued operations	139	101
Current portion of long-term debt	39	43

Total Current Liabilities	972	899

Long-Term Debt	3,867	3,881
Other Long-Term Liabilities:
Deferred taxes	712	699
Liabilities of discontinued operations	162	290
Other long-term obligations, primarily self-insured claims	169	111

Total Other Long-Term Liabilities	1,043	1,100

Commitments and Contingencies (See Note 9)
Shareholders' Equity:
Common stock $0.01 par value, authorized 2,000,000,000 shares; issued 148,373,291 and 147,505,554 shares at December 31, 2013 and 2012, respectively	1	1
Additional paid-in capital	1,523	1,513
Retained deficit	(1,390)	(883)
Accumulated other comprehensive income	7	7

Less common stock held in treasury, at cost	(118)	(103)

Total Shareholders' Equity	23	535

Total Liabilities and Shareholders' Equity	$5,905	$6,415

See accompanying Notes to the Consolidated Financial Statements.

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Shareholders' Equity

(In millions)

					Accumulated Other Comprehensive Income (Loss)	Treasury
		Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)				Total Equity
	Shares					Shares	Amount
Balance December 31, 2010	146	$1	$1,485	$(215)	$(17)	—	$(8)	$1,246

Net income				46				46
Other comprehensive income, net of tax					11			11

Total comprehensive income				46	11			57
Issuance of common stock			6					6
Exercise of stock options	1		5					5
Vesting of RSUs			(1)					(1)
DSUs converted into common stock			(1)				1	—
Repurchase of common stock						(9)	(87)	(87)
Stock-based employee compensation			8					8

Balance December 31, 2011	147	$1	$1,502	$(169)	$(6)	(9)	$(94)	$1,234

Net loss				(714)				(714)
Other comprehensive income, net of tax					13			13

Total comprehensive loss				(714)	13			(701)
Issuance of common stock			2					2
Exercise of stock options			4					4
Vesting of RSUs			(1)					(1)
DSUs converted into common stock			(1)				1	—
Repurchase of common stock						(1)	(10)	(10)
Stock-based employee compensation			7					7

Balance December 31, 2012	147	$1	$1,513	$(883)	$7	(10)	$(103)	$535

Net loss				(507)				(507)
Other comprehensive income, net of tax					—			—

Total comprehensive loss				(507)				(507)
Issuance of common stock	1		7					7
Exercise of stock options			1					1
Vesting of RSUs			(1)					(1)
DSUs converted into common stock			(1)				1	—
Repurchase of common stock						(1)	(16)	(16)
Stock-based employee compensation			4					4

Balance December 31, 2013	148	$1	$1,523	$(1,390)	$7	(11)	$(118)	$23

See accompanying Notes to the Consolidated Financial Statements.

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Cash Flows

(In millions)

	Year Ended December 31,
	2013	2012	2011
Cash and Cash Equivalents at Beginning of Period	$418	$330	$258
Cash Flows from Operating Activities from Continuing Operations:
Net (Loss) Income	(507)	(714)	46
Adjustments to reconcile net (loss) income to net cash provided from operating activities:
Loss from discontinued operations, net of income taxes	549	696	(53)
Equity in losses of joint venture	1	—	—
Depreciation expense	48	42	38
Amortization expense	51	58	83
Amortization of debt issuance costs	10	13	14
Loss on extinguishment of debt	—	55	—
Call premium paid on retirement of debt	—	(43)	—
Premium received on issuance of debt	—	3	—
Deferred income tax (benefit) provision	33	(15)	(8)
Stock-based compensation expense	4	7	8
Restructuring charges	6	15	7
Cash payments related to restructuring charges	(9)	(15)	(6)
Change in working capital, net of acquisitions:
Current income taxes	—	2	(10)
Receivables	(21)	(20)	(32)
Inventories and other current assets	(1)	11	3
Accounts payable	16	9	3
Deferred revenue	25	15	8
Accrued liabilities	1	(36)	(26)
Other, net	2	21	(1)

Net Cash Provided from Operating Activities from Continuing Operations	208	104	74

Cash Flows from Investing Activities from Continuing Operations:
Property additions	(39)	(44)	(52)
Sale of equipment and other assets	1	—	3
Other business acquisitions, net of cash acquired	(32)	(40)	(32)
Purchase of other intangibles	—	—	(2)
Notes receivable, financial investments and securities, net	—	(1)	3

Net Cash Used for Investing Activities from Continuing Operations	(70)	(85)	(80)

Cash Flows from Financing Activities from Continuing Operations:
Borrowings of debt	1	1,350	4
Payments of debt	(53)	(1,326)	(36)
Repurchase of common stock and RSU vesting	(16)	(11)	(88)
Issuance of Common Stock	8	6	10
Discount paid on issuance of debt	(12)	—	—
Debt issuance costs paid	(6)	(33)	—

Net Cash Used for Financing Activities from Continuing Operations	(78)	(14)	(110)

Cash Flows from Discontinued Operations:
Cash provided from operating activities	39	129	223
Cash (used for) provided from investing activities:
Proceeds from sale of businesses	—	(4)	26
Other investing activities	(21)	(33)	(57)
Cash used for financing activities	(12)	(9)	(4)

Net Cash Provided from Discontinued Operations	6	83	188

Cash Increase During the Period	66	88	72

Cash and Cash Equivalents at End of Period	$484	$418	$330

See accompanying Notes to the Consolidated Financial Statements.

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements

Note 1. Significant Accounting Policies

        The Consolidated Financial Statements include the accounts of ServiceMaster Global Holdings Inc. (the "Company") and its majority-owned subsidiary partnerships, limited liability companies and corporations. All consolidated Company subsidiaries are wholly owned. Intercompany transactions and balances have been eliminated.

        Summary:    The preparation of the Consolidated Financial Statements requires management to make certain estimates and assumptions required under GAAP which may differ from actual results. The more significant areas requiring the use of management estimates relate to revenue recognition; the allowance for uncollectible receivables; accruals for self-insured retention limits related to medical, workers' compensation, auto and general liability insurance claims; accruals for home warranties and termite damage claims; the possible outcome of outstanding litigation; accruals for income tax liabilities as well as deferred tax accounts; the deferral and amortization of customer acquisition costs; useful lives for depreciation and amortization expense; the valuation of marketable securities; and the valuation of tangible and intangible assets. In 2013, there have been no changes in the significant areas that require estimates or in the underlying methodologies used in determining the amounts of these associated estimates.

        The allowance for receivables is developed based on several factors including overall customer credit quality, historical write-off experience and specific account analyses that project the ultimate collectability of the outstanding balances. As such, these factors may change over time causing the reserve level to vary.

        The Company carries insurance policies on insurable risks at levels which it believes to be appropriate, including workers' compensation, auto and general liability risks. The Company purchases insurance from third-party insurance carriers. These policies typically incorporate significant deductibles or self-insured retentions. The Company is responsible for all claims that fall within the retention limits. In determining the Company's accrual for self-insured claims, the Company uses historical claims experience to establish both the current year accrual and the underlying provision for future losses. This actuarially determined provision and related accrual include both known claims, as well as incurred but not reported claims. The Company adjusts its estimate of accrued self-insured claims when required to reflect changes based on factors such as changes in health care costs, accident frequency and claim severity.

        The Company seeks to reduce the potential amount of loss arising from self-insured claims by insuring certain levels of risk. While insurance agreements are designed to limit the Company's losses from large exposure and permit recovery of a portion of direct unpaid losses, insurance does not relieve the Company of its ultimate liability. Accordingly, the accruals for insured claims represent the Company's total unpaid gross losses. Insurance recoverables, which are reported within Prepaid expenses and other assets and Other assets, relate to estimated insurance recoveries on the insured claims reserves.

        Accruals for home warranty claims in the American Home Shield business are made based on the Company's claims experience and actuarial projections. Termite damage claim accruals in the Terminix business are recorded based on both the historical rates of claims incurred within a contract year and the cost per claim. Current activity could differ causing a change in estimates. The Company has certain liabilities with respect to existing or potential claims, lawsuits, and other proceedings. The Company accrues for these liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated. Any resulting adjustments, which could be material, are recorded in the period identified.

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 1. Significant Accounting Policies (Continued)

        The Company records deferred income tax balances based on the net tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and income tax purposes. The Company records its deferred tax items based on the estimated value of the tax basis. The Company adjusts tax estimates when required to reflect changes based on factors such as changes in tax laws, relevant court decisions, results of tax authority reviews and statutes of limitations. The Company records a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The Company recognizes potential interest and penalties related to its uncertain tax positions in income tax expense.

        Revenue.    Revenues from pest control services, as well as liquid and fumigation termite applications, are recognized as the services are provided. The Company eradicates termites through the use of non-baiting methods (e.g., fumigation or liquid treatments) and baiting systems. Termite services using baiting systems and termite inspection and protection contracts are frequently sold through annual contracts. Service costs for these contracts are expensed as incurred. The Company recognizes revenue over the life of these contracts in proportion to the expected direct costs. Those costs bear a direct relationship to the fulfillment of the Company's obligations under the contracts and are representative of the relative value provided to the customer (proportional performance method). The Company regularly reviews its estimates of direct costs for its termite bait contracts and termite inspection and protection contracts and adjusts the estimates when appropriate.

        Home warranty contracts are typically one year in duration. Home warranty claims costs are expensed as incurred. The Company recognizes revenue over the life of these contracts in proportion to the expected direct costs. Those costs bear a direct relationship to the fulfillment of the Company's obligations under the contracts and are representative of the relative value provided to the customer (proportional performance method). The Company regularly reviews its estimates of claims costs and adjusts the estimates when appropriate.

        The Company has franchise agreements in its Terminix, ServiceMaster Restore, ServiceMaster Clean, Merry Maids, Furniture Medic and AmeriSpec businesses. Franchise revenue (which in the aggregate represents approximately six percent of 2013 consolidated revenue from continuing operations) consists principally of continuing monthly fees based upon the franchisee's customer-level revenue. Monthly fee revenue is recognized when the related customer-level revenue generating activity is performed by the franchisee and collectability is reasonably assured. Franchise revenue also includes initial fees resulting from the sale of a franchise or a license. These initial franchise or license fees are pre-established fixed amounts and are recognized as revenue when collectability is reasonably assured and all material services or conditions relating to the sale have been substantially performed. Total profits from the franchised operations were $78 million, $71 million and $72 million for the years ended December 31, 2013, 2012 and 2011, respectively. The Company evaluates the performance of its franchise businesses based primarily on operating profit before corporate general and administrative expenses, interest expense and amortization of intangible assets. The portion of total franchise fee income related to initial fees received from the sale of franchises was immaterial to the Company's Consolidated Financial Statements for all periods.

        Revenues are presented net of sales taxes collected and remitted to government taxing authorities on the consolidated statements of operations and comprehensive (loss) income.

        The Company had $448 million and $423 million of deferred revenue as of December 31, 2013 and 2012, respectively. Deferred revenue consists primarily of payments received for annual contracts relating to home warranties, termite baiting, termite inspection and pest control services.

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 1. Significant Accounting Policies (Continued)

        Deferred Customer Acquisition Costs:    Customer acquisition costs, which are incremental and direct costs of obtaining a customer, are deferred and amortized over the life of the related contract in proportion to revenue recognized. These costs include sales commissions and direct selling costs which can be shown to have resulted in a successful sale. Deferred customer acquisition costs amounted to $30 million and $27 million as of December 31, 2013 and 2012, respectively.

        Advertising:    On an interim basis, certain advertising costs are deferred and recognized approximately in proportion to the revenue over the year and are not deferred beyond the calendar year-end. Certain other advertising costs are expensed when the advertising occurs. The cost of direct-response advertising at Terminix, consisting primarily of direct-mail promotions, is capitalized and amortized over its expected period of future benefits. Deferred advertising costs are included in prepaid expenses and other assets on our consolidated statements of financial position. Advertising expense for the years ended December 31, 2013, 2012 and 2011 was $114 million, $112 million and $109 million, respectively.

        Inventory:    Inventories are recorded at the lower of cost (primarily on a weighted average cost basis) or market. The Company's inventory primarily consists of finished goods to be used on the customers' premises or sold to franchisees.

  Property and Equipment, Intangible Assets and Goodwill:

        Property and equipment consist of the following:

	Balance as of December 31,
			Estimated Useful Lives (Years)
(In millions)	2013	2012
Land	$6	$6	N/A
Buildings and improvements	31	29	10 - 40
Technology and communications	225	192	3 - 7
Machinery, production equipment and vehicles	105	80	3 - 9
Office equipment, furniture and fixtures	14	15	5 - 7

	381	322
Less accumulated depreciation	(204)	(164)

Net property and equipment	$177	$158

        Depreciation of property and equipment, including depreciation of assets held under capital leases, was $48 million, $42 million and $38 million for the years ended December 31, 2013, 2012 and 2011, respectively.

        Intangible assets consisted primarily of goodwill in the amount of $2,018 million and $1,995 million, indefinite-lived trade names in the amount of $1,608 million and $1,608 million, and other intangible assets in the amount of $113 million and $150 million as of December 31, 2013 and 2012, respectively.

        Fixed assets and intangible assets with finite lives are depreciated and amortized on a straight-line basis over their estimated useful lives. These lives are based on the Company's previous experience for similar assets, potential market obsolescence and other industry and business data. As required by accounting standards for the impairment or disposal of long-lived assets, the Company's long-lived

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 1. Significant Accounting Policies (Continued)

assets, including fixed assets and intangible assets (other than goodwill), are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the carrying value is no longer recoverable based upon the undiscounted future cash flows of the asset, an impairment loss would be recognized equal to the difference between the carrying amount and the fair value of the asset. Changes in the estimated useful lives or in the asset values could cause the Company to adjust its book value or future expense accordingly.

        As required under accounting standards for goodwill and other intangibles, goodwill is not subject to amortization, and intangible assets with indefinite useful lives are not amortized until their useful lives are determined to no longer be indefinite. Goodwill and intangible assets that are not subject to amortization are subject to assessment for impairment by applying a fair-value based test on an annual basis or more frequently if circumstances indicate a potential impairment. The Company adopted the provisions of ASU 2011-08, "Testing Goodwill for Impairment," in the fourth quarter of 2011. This ASU gives entities the option of performing a qualitative assessment before calculating the fair value of a reporting unit in Step 1 of the goodwill impairment test. If entities determine, on the basis of qualitative factors, that the fair value of a reporting unit is more likely than not greater than its carrying amount, the two-step impairment test would not be required. For the 2013 and 2012 annual goodwill impairment review performed as of October 1, 2013 and October 1, 2012, respectively, the Company did not perform qualitative assessments on any reporting unit, but instead completed Step 1 of the goodwill impairment test for all reporting units. For the 2011 annual goodwill impairment review performed as of October 1, 2011, the Company performed qualitative assessments on the Terminix, American Home Shield and ServiceMaster Clean reporting units. Based on these assessments, the Company determined that, more likely than not, the fair values of Terminix, American Home Shield and ServiceMaster Clean were greater than their respective carrying amounts. As a result, the two-step goodwill impairment test was not performed for Terminix, American Home Shield and ServiceMaster Clean in 2011.

        Goodwill impairment is determined using a two-step process. The first step involves a comparison of the estimated fair value of a reporting unit to its carrying amount, including goodwill. In performing the first step, the Company determines the fair value of a reporting unit using a combination of a DCF analysis, a market-based comparable approach and a market-based transaction approach. Determining fair value requires the exercise of significant judgment, including judgment about appropriate discount rates, terminal growth rates, the amount and timing of expected future cash flows, as well as relevant comparable company earnings multiples for the market-based comparable approach and relevant transaction multiples for the market-based transaction approach. The cash flows employed in the DCF analyses are based on the Company's most recent budget and, for years beyond the budget, the Company's estimates, which are based on estimated growth rates. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the future cash flows of the respective reporting units. In addition, the market-based comparable and transaction approaches utilize comparable company public trading values, comparable company historical results, research analyst estimates and, where available, values observed in private market transactions. If the estimated fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not necessary. If the carrying amount of a reporting unit exceeds its estimated fair value, then the second step of the goodwill impairment test must be performed. The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with its goodwill carrying amount to measure the amount of impairment, if any. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 1. Significant Accounting Policies (Continued)

business combination. In other words, the estimated fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment is recognized in an amount equal to that excess.

        The impairment test for other intangible assets not subject to amortization involves a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of intangible assets not subject to amortization are determined using a DCF valuation analysis. The DCF methodology used to value trade names is known as the relief from royalty method and entails identifying the hypothetical cash flows generated by an assumed royalty rate that a third-party would pay to license the trade names and discounting them back to the valuation date. Significant judgments inherent in this analysis include the selection of appropriate discount rates and hypothetical royalty rates, estimating the amount and timing of estimated future cash flows attributable to the hypothetical royalty rates and identification of appropriate terminal growth rate assumptions. The discount rates used in the DCF analyses are intended to reflect the risk inherent in the projected future cash flows generated by the respective intangible assets.

        Goodwill and indefinite-lived intangible assets, primarily the Company's trade names, are assessed annually for impairment during the fourth quarter or earlier upon the occurrence of certain events or substantive changes in circumstances. The Company's 2013, 2012, and 2011 annual impairment analyses, which were performed as of October 1 of each year, did not result in any goodwill or trade name impairments to continuing operations.

        Restricted Net Assets:    There are third-party restrictions on the ability of certain of the Company's subsidiaries to transfer funds to the Company. These restrictions are related to regulatory requirements at American Home Shield and to a subsidiary borrowing arrangement at SMAC. The payment of ordinary and extraordinary dividends by the Company's home warranty and similar subsidiaries (through which the Company conducts its American Home Shield business) are subject to significant regulatory restrictions under the laws and regulations of the states in which they operate. Among other things, such laws and regulations require certain such subsidiaries to maintain minimum capital and net worth requirements and may limit the amount of ordinary and extraordinary dividends and other payments that these subsidiaries can pay to the Company or to The ServiceMaster Company, LLC ("SvM"). As of December 31, 2013, the total net assets subject to these third-party restrictions was $160 million. None of the subsidiaries of the Company are obligated to make funds available to the Company through the payment of dividends.

        Fair Value of Financial Instruments and Credit Risk:    See Note 19 for information relating to the fair value of financial instruments. Financial instruments, which potentially subject the Company to financial and credit risk, consist principally of investments and receivables. Investments consist primarily of publicly traded debt and common equity securities. The Company periodically reviews its portfolio of investments to determine whether there has been an other than temporary decline in the value of the investments from factors such as deterioration in the financial condition of the issuer or the market(s) in which it competes. The majority of the Company's receivables have little concentration of credit risk due to the large number of customers with relatively small balances and their dispersion across geographical areas. The Company maintains an allowance for losses based upon the expected collectability of receivables.

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 1. Significant Accounting Policies (Continued)

        Income Taxes:    The Company and its subsidiaries file consolidated U.S. federal income tax returns. State and local returns are filed both on a separate company basis and on a combined unitary basis with the Company. Current and deferred income taxes are provided for on a separate company basis. The Company accounts for income taxes using an asset and liability approach for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Deferred income taxes are provided to reflect the differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. Valuation allowances are established when necessary to reduce deferred income tax assets to the amounts expected to be realized.

        The Company records a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in its tax return. The Company recognizes potential interest and penalties related to its uncertain tax positions in income tax expense.

        Stock-Based Compensation:    The Company accounts for stock-based compensation under accounting standards for share based payments, which require that stock options, restricted stock units and share grants be measured at fair value and this value is recognized as compensation expense over the vesting period.

        Earnings Per Share:    Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period, increased to include the number of shares of common stock that would have been outstanding had potential dilutive shares of common stock been issued. The dilutive effect of stock options and restricted stock units are reflected in diluted net income (loss) per share by applying the treasury stock method.

        Newly Issued Accounting Statements and Positions:    In July 2012, the Financial Accounting Standards Board ("FASB") issued ASU 2012-02, "Intangibles—Goodwill and Other: Testing Indefinite-Lived Intangible Assets for Impairment," which amends the guidance on testing indefinite-lived intangible assets, other than goodwill, for impairment. This standard allows an entity testing an indefinite-lived intangible asset for impairment the option of performing a qualitative assessment before calculating the fair value of the asset. If entities determine, on the basis of the qualitative assessment, that the fair value of the indefinite-lived intangible asset is more likely than not greater than its carrying amount, the quantitative impairment test would not be required. Otherwise, further testing would be needed. This standard revises the examples of events and circumstances that an entity should consider in interim periods, but it does not revise the requirements to test indefinite-lived intangible assets (1) annually for impairment and (2) between annual tests if there is a change in events or circumstances. The amendments in this standard are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. The Company adopted the required provisions of this standard during the first quarter of 2013. The adoption of this standard did not have a material impact on the Company's Consolidated Financial Statements.

        In February 2013, the FASB issued ASU 2013-02, "Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income" to improve the reporting of reclassifications out of accumulated other comprehensive income by requiring an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 1. Significant Accounting Policies (Continued)

entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about those amounts. The amendments in this standard do not change the current requirements for reporting net income or other comprehensive income in financial statements and are effective prospectively for reporting periods beginning after December 15, 2012. The Company adopted the required provisions of this standard during the first quarter of 2013. The disclosures required by this standard are presented in Note 14.

        In July 2013, the FASB issued ASU 2013-11, "Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or Tax Credit Carryforward Exists" to eliminate the diversity in practice associated with the presentation of unrecognized tax benefits in instances where a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. ASU 2013-11 generally requires an unrecognized tax benefit, or a portion of an unrecognized tax benefit, to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except in certain circumstances. The amendments in ASU 2013-11 are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of this standard is not expected to have a material impact on the Company's Consolidated Financial Statements.

Note 2. Acquisition of SvM

        On the 2007 Closing Date, the Company acquired SvM pursuant to the 2007 Merger. As a result of the Merger, SvM became an indirect wholly owned subsidiary of the Company. Immediately following the completion of the 2007 Merger, all of the outstanding common stock of the Company, the ultimate parent company of SvM, was owned by investment funds sponsored by, or affiliated with, certain Equity Sponsors.

        Equity contributions totaling $1,431 million, together with (i) borrowings under a then new $1,150 million senior unsecured interim loan facility, (the "Interim Loan Facility"), (ii) borrowings under a then new $2,650 million Term Loan Facility, and (iii) cash on hand at SvM, were used, among other things, to finance the aggregate 2007 Merger consideration, to make payments in satisfaction of other equity-based interests in the Company under the 2007 Merger agreement, to settle existing interest rate swaps, to redeem or provide for the repayment of certain of SvM's existing indebtedness and to pay related transaction fees and expenses. In addition, letters of credit issued under a new $150 million pre-funded letter of credit facility were used to replace and/or secure letters of credit previously issued under a SvM credit facility that was terminated as of the 2007 Closing Date. On the 2007 Closing Date, SvM also entered into, but did not then draw under, the Revolving Credit Facility.

        In connection with the 2007 Merger and the related transactions, SvM retired certain of its existing indebtedness, including SvM's $179 million, 7.875 percent notes due August 15, 2009 (the "2009 Notes"). On the 2007 Closing Date, the 2009 Notes were called for redemption, and they were redeemed on August 29, 2007. Additionally, SvM utilized a portion of the proceeds from the Term Facilities to repay at maturity SvM's $49 million, 6.95 percent notes due August 15, 2007. The Interim

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 2. Acquisition of SvM (Continued)

Loan Facility matured on July 24, 2008. On the maturity date, outstanding amounts under the Interim Loan Facility were converted on a one-to-one basis into the 2015 Notes.

Note 3. Business Segment Reporting

        The business of the Company is conducted through three reportable segments: Terminix, American Home Shield and Franchise Services Group.

        In accordance with accounting standards for segments, the Company's reportable segments are strategic business units that offer different services. The Terminix segment provides termite and pest control services to residential and commercial customers and distributes pest control products. The American Home Shield segment provides home warranties for household systems and appliances. The Franchise Services Group segment provides residential and commercial disaster restoration, janitorial and cleaning services through franchises primarily under the ServiceMaster, ServiceMaster Restore and ServiceMaster Clean brand names, on-site wood furniture repair and restoration services primarily under the Furniture Medic brand name, home inspection services primarily under the AmeriSpec brand name and home cleaning services through franchises and Company-owned operations primarily under the Merry Maids brand name. Other Operations and Headquarters includes SMAC, our financing subsidiary exclusively dedicated to providing financing to our franchisees and retail customers of our operating units, and the Company's headquarters operations (substantially all of which costs are allocated to the Company's reportable segments), which provide various technology, marketing, finance, legal and other support services to the reportable segments. The composition of our reportable segments is consistent with that used by our chief operating decision maker (the "CODM") to evaluate performance and allocate resources.

        Information regarding the accounting policies used by the Company is described in Note 1. The Company derives substantially all of its revenue from customers and franchisees in the United States with less than two percent generated in foreign markets. Operating expenses of the business units consist primarily of direct costs and indirect costs allocated from the Other Operations and Headquarters segment. Identifiable assets are those used in carrying out the operations of the business unit and include intangible assets directly related to its operations. Expenses which were allocated to TruGreen but are not reflected in discontinued operations are included in the Other Operations and Headquarters segment. Such expenses amounted to $38 million, $42 million and $46 million in 2013, 2012 and 2011, respectively.

        The Company uses Adjusted EBITDA as its measure of segment profitability. Accordingly, the CODM evaluates performance and allocates resources based primarily on Adjusted EBITDA. Adjusted EBITDA is defined as net income (loss) before: income (loss) from discontinued operations, net of income taxes; provision (benefit) for income taxes; gain (loss) on extinguishment of debt; interest expense; depreciation and amortization expense; impairment of software and other related costs; non-cash impairment of property and equipment; non-cash stock-based compensation expense; restructuring charges; management and consulting fees; non-cash effects attributable to the application of purchase accounting; and other non-operating expenses. The Company's definition of Adjusted EBITDA may not be calculated or comparable to similarly titled measures of other companies.

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 3. Business Segment Reporting (Continued)

        Information for continuing operations for each reportable segment and Other Operations and Headquarters is presented below:

	Year Ended December 31,
(In millions)	2013	2012	2011
Revenue:
Terminix	$1,309	$1,265	$1,193
American Home Shield	740	721	687
Franchise Services Group	236	221	220
Other Operations and Headquarters	8	7	5

Total Revenue	$2,293	$2,214	$2,105

Adjusted EBITDA:(1)
Terminix	$266	$266	$249
American Home Shield	145	117	107
Franchise Services Group	78	70	75
Other Operations and Headquarters	(39)	(40)	(34)

Total Adjusted EBITDA	$450	$413	$397

Identifiable Assets:
Terminix	$2,694	$2,592	$2,602
American Home Shield	1,000	976	955
Franchise Services Group	513	510	510
Other Operations and Headquarters	1,080	1,048	916

Total Identifiable Assets(2)	$5,287	$5,126	$4,983

Depreciation & Amortization Expense:
Terminix	$73	$76	$76
American Home Shield	8	8	27
Franchise Services Group	8	8	9
Other Operations and Headquarters	10	8	9

Total Depreciation & Amortization Expense(3)	$99	$100	$121

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 3. Business Segment Reporting (Continued)

	Year Ended December 31,
(In millions)	2013	2012	2011
Capital Expenditures:
Terminix	$11	$14	$23
American Home Shield	13	15	18
Franchise Services Group	3	2	2
Other Operations and Headquarters	12	13	9

Total Capital Expenditures	$39	$44	$52

(1)
Presented below is a reconciliation of Adjusted EBITDA to Net (Loss) Income:

	Year Ended December 31,
(In millions)	2013	2012	2011
Adjusted EBITDA:
Terminix	$266	$266	$249
American Home Shield	145	117	107
Franchise Services Group	78	70	75
Other Operations and Headquarters	(39)	(40)	(34)

Total Adjusted EBITDA	$450	$413	$397

Depreciation and amortization expense	$(99)	$(100)	$(121)
Non-cash impairment of property and equipment	—	(9)	—
Non-cash stock-based compensation expense	(4)	(7)	(8)
Restructuring charges	(6)	(15)	(7)
Management and consulting fees	(7)	(7)	(8)
(Loss) income from discontinued operations, net of income taxes	(549)	(696)	53
Benefit (provision) for income taxes	(43)	8	6
Loss on extinguishment of debt	—	(55)	—
Interest expense	(247)	(245)	(266)
Other	(2)	(1)	—

Net (Loss) Income	$(507)	$(714)	$46

(2)
Assets of discontinued operations are not included in the business segment table.

(3)
There are no adjustments necessary to reconcile total depreciation and amortization as presented in the business segment table to the consolidated totals. Amortization of debt issue costs is not included in the business segment table.

        See Note 4 for information relating to segment goodwill.

Note 4. Goodwill and Intangible Assets

        Goodwill and intangible assets that are not amortized are subject to assessment for impairment by applying a fair-value based test on an annual basis or more frequently if circumstances indicate a potential impairment. The Company's annual assessment date is October 1. There were no goodwill or trade name impairment charges recorded to continuing operations during the years ended December 31, 2013, 2012 and 2011. During the years ended December 31, 2013 and 2012, the increase in goodwill and other intangible assets related primarily to tuck-in acquisitions completed throughout the period by Terminix and Franchise Services Group.

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 4. Goodwill and Intangible Assets (Continued)

        The table below summarizes the goodwill balances for continuing operations by reportable segment and for Other Operations and Headquarters:

(In millions)	Terminix	American Home Shield	Franchise Services Group	Total
Balance at December 31, 2011	$1,424	$348	$188	$1,960
Acquisitions	34	—	1	35

Balance at December 31, 2012	1,458	348	189	1,995
Acquisitions	22	—	2	24
Other(1)	—	—	(1)	(1)

Balance at December 31, 2013	$1,480	$348	$190	$2,018

(1)
Reflects the impact of foreign exchange rate changes.

        There were no accumulated impairment losses recorded in continuing operations as of December 31, 2013, 2012 or 2011.

        The table below summarizes the other intangible asset balances for continuing operations:

	Estimated Remaining Useful Lives (Years)	December 31, 2013			December 31, 2012
(In millions)		Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Trade names(1)	N/A	$1,608	$—	$1,608	$1,608	$—	$1,608
Customer relationships	3 - 10	512	(447)	65	504	(407)	97
Franchise agreements	20 - 25	88	(54)	34	88	(49)	39
Other	4 - 30	41	(27)	14	36	(22)	14

Total		$2,249	$(528)	$1,721	$2,236	$(478)	$1,758

(1)
Not subject to amortization.

        Amortization expense of $51 million, $58 million and $83 million was recorded in the years ended December 31, 2013, 2012 and 2011, respectively. For the existing intangible assets, the Company anticipates amortization expense of $48 million, $27 million, $8 million, $6 million and $4 million in 2014, 2015, 2016, 2017 and 2018, respectively.

        In the years ended December 31, 2013, 2012 and 2011, the TruGreen Business recorded impairment charges of $673 million ($521 million, net of tax), $909 million ($764 million, net of tax) and $37 million ($22 million, net of tax), respectively, in discontinued operations, net of income taxes. In the year ended December 31, 2011, the TruGreen LandCare business recorded an impairment charge of $34 million ($21 million, net of tax in discontinued operations, net of income taxes).

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 5. Income Taxes

        As of December 31, 2013, 2012 and 2011, the Company had $8 million, $8 million and $9 million, respectively, of tax benefits primarily reflected in state tax returns that have not been recognized for financial reporting purposes ("unrecognized tax benefits"). At December 31, 2013 and 2012, $8 million of unrecognized tax benefits would impact the effective tax rate if recognized. A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows:

	Year Ended December 31,
(In millions)	2013	2012	2011
Gross unrecognized tax benefits at beginning of period	$8	$9	$14
Increases in tax positions for prior years	1	—	1
Decreases in tax positions for prior years	—	—	(2)
Increases in tax positions for current year	1	1	1
Lapse in statute of limitations	(2)	(2)	(5)

Gross unrecognized tax benefits at end of period	$8	$8	$9

        Up to $1 million of the Company's unrecognized tax benefits could be recognized within the next 12 months. As of December 31, 2012, the Company believed that it was reasonably possible that a decrease of up to $1 million in unrecognized tax benefits would have occurred during the year ended December 31, 2013. During the year ended December 31, 2013 unrecognized tax benefits actually decreased by $2 million as a result of the closing of certain state audits and the expiration of statutes of limitation.

        The Company files consolidated and separate income tax returns in the United States federal jurisdiction and in many state and foreign jurisdictions. The Company has been audited by the IRS through its year ended December 31, 2011, and is no longer subject to state and local or foreign income tax examinations by tax authorities for years before 2006.

        In the ordinary course of business, the Company is subject to review by domestic and foreign taxing authorities. For U.S. federal income tax purposes, the Company participates in the IRS's Compliance Assurance Process whereby its U.S. federal income tax returns are reviewed by the IRS both prior to and after their filing. The U.S. federal income tax returns filed by the Company through the year ended December 31, 2011 have been audited by the IRS. In the second quarter of 2013, the IRS completed the audits of the Company's tax returns for the year ended December 31, 2011 with no adjustments or additional payments. The Company's tax returns for the year ended December 31, 2012 are under audit, which is expected to be completed by the second quarter of 2014. The IRS commenced examinations of the Company's U.S. federal income tax returns for 2013 in the first quarter of 2013. The examination is anticipated to be completed by the second quarter of 2015. Seven state tax authorities are in the process of auditing state income tax returns of various subsidiaries.

        The Company's policy is to recognize potential interest and penalties related to its tax positions within the tax provision. During the year ended December 31, 2011, the Company reversed interest expense of $2 million through the tax provision. There were no similar reversals for the year ended December 31, 2013 and 2012. As of December 31, 2013 and 2012, the Company had accrued for the payment of interest and penalties of $1 million.

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 5. Income Taxes (Continued)

        The components of our income (loss) from continuing operations before income taxes are as follows:

	Year Ended December 31,
	2013	2012	2011
U.S.	$80	$(31)	$(18)
Foreign	6	5	5

Total	$86	$(26)	$(13)

        The reconciliation of income tax computed at the U.S. federal statutory tax rate to the Company's effective income tax rate for continuing operations is as follows:

	Year Ended December 31,
	2013	2012	2011
Tax at U.S. federal statutory rate	35.0%	35.0%	35.0%
State and local income taxes, net of U.S. federal benefit	9.6	(13.0)	27.9
Tax credits	(2.6)	3.7	12.8
Nondeductible goodwill	—	—	—
Other permanent items	0.8	(4.3)	(8.0)
Stock option forfeitures	4.2	—	(7.6)
Other, including foreign rate differences and reserves	3.1	9.1	(16.3)

Effective rate	50.1%	30.5%	43.8%

        The effective tax rate for discontinued operations for the years ended December 31, 2013 and 2012 was a tax benefit of 23.3 percent and 13.5 percent, respectively. The effective tax rate for discontinued operations for the year ended December 31, 2011 was a provision of 38.0 percent. The effective tax rate for the years ending December 31, 2013 and 2012 was impacted by the impairment of non-deductible goodwill.

        Income tax expense from continuing operations is as follows:

	2013
(In millions)	Current	Deferred	Total
U.S. federal	$1	$27	$28
Foreign	3	—	3
State and local	5	7	12

	$9	$34	$43

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 5. Income Taxes (Continued)

	2012
	Current	Deferred	Total
U.S. federal	$—	$(16)	$(16)
Foreign	2	—	2
State and local	5	1	6

	$7	$(15)	$(8)

	2011
	Current	Deferred	Total
U.S. federal	$(1)	$(2)	$(3)
Foreign	3	—	3
State and local	(1)	(5)	(6)

	$1	$(7)	$(6)

        Deferred income tax expense results from timing differences in the recognition of income and expense for income tax and financial reporting purposes. Deferred income tax balances reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. The deferred tax asset primarily reflects the impact of future tax deductions related to the Company's accruals and certain net operating loss carryforwards. The deferred tax liability is primarily attributable to the basis differences related to intangible assets. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. The valuation allowance for deferred tax assets as of December 31, 2013 was $7 million. The net change in the total valuation allowance for the year ended December 31, 2013 was an increase of $1 million and was primarily attributable to additional net operating loss carryforwards in foreign jurisdictions.

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 5. Income Taxes (Continued)

        Significant components of the Company's deferred tax balances are as follows:

	December 31,
(In millions)	2013	2012
Deferred tax assets (liabilities):
Current Asset:
Prepaid expenses	$(14)	$(13)
Receivables allowances	14	11
Accrued insurance expenses	9	5
Current reserves	6	5
Accrued expenses and other	17	21
Net operating loss and tax credit carryforwards	74	74

Total current asset	$106	$103

Long-Term Liability:
Intangible assets(1)	$(717)	$(716)
Accrued insurance expenses	3	4
Net operating loss and tax credit carryforwards	51	51
Other long-term obligations	(43)	(32)
Less valuation allowance	(7)	(6)

Total long-term liability	(713)	(699)

Net deferred tax liability	$(607)	$(596)

(1)
The deferred tax liability relates primarily to the difference in the tax versus book basis of intangible assets. The majority of this liability will not actually be paid unless certain business units of the Company are sold.

        As of December 31, 2013, the Company had deferred tax assets, net of valuation allowances, of $105 million for federal and state net operating loss and capital loss carryforwards which expire at various dates up to 2033. The Company also had deferred tax assets, net of valuation allowances, of $14 million for federal and state credit carryforwards which expire at various dates up to 2033.

        For the year ended December 31, 2011, the Company reorganized certain foreign subsidiaries in conjunction with its international growth initiatives and evaluated its liquidity requirements in the U.S. and the capital requirements of its foreign subsidiaries. Based on these factors, the Company considers undistributed earnings of its foreign subsidiaries as of December 31, 2013 to be indefinitely reinvested. Accordingly, the Company has not recorded deferred taxes for U.S. or foreign withholding taxes on the excess of the amount for financial reporting purposes over the tax basis of investments in foreign subsidiaries that are essentially permanent in duration. This amount becomes taxable upon a repatriation of assets from the subsidiary or a sale or liquidation of the subsidiary. Determination of the amount of any unrecognized deferred income tax liability on this temporary difference is not practicable due to the complexities of the hypothetical calculation. The amount of cash associated with indefinitely reinvested foreign earnings was approximately $15 million and $25 million as of December 31, 2013 and 2012, respectively. The Company does not anticipate the need to repatriate

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 5. Income Taxes (Continued)

funds to the United States to satisfy domestic liquidity needs arising in the ordinary course of business, including liquidity needs associated with our domestic debt service requirements.

Note 6. Acquisitions

        Acquisitions have been accounted for using the acquisition method and, accordingly, the results of operations of the acquired businesses have been included in the Company's Consolidated Financial Statements since their dates of acquisition. The assets and liabilities of these businesses were recorded in the financial statements at their estimated fair values as of the acquisition dates.

2013

        During the year ended December 31, 2013, the Company completed several pest control and termite acquisitions, along with several franchise acquisitions and the purchase of a distributor license agreement within the Franchise Services Group. The total net purchase price for these acquisitions was $40 million. The Company recorded goodwill of $24 million and other intangibles of $13 million related to these acquisitions.

Prior Years

        During the year ended December 31, 2012, the Company completed several pest control and termite acquisitions, along with several franchise acquisitions and the purchase of a distributor license agreement with the Franchise Services Group. The total net purchase price for these acquisitions was $49 million. Related to these acquisitions, the Company recorded goodwill of $35 million and other intangibles of $13 million.

        During the year ended December 31, 2011, the Company completed several pest control and termite acquisitions for a total net purchase price of $41 million. Related to these acquisitions, the Company recorded goodwill of $28 million and other intangibles of $11 million.

Cash Flow Information for Acquisitions

        Supplemental cash flow information regarding the Company's acquisitions, excluding the 2007 Merger, is as follows:

	Year Ended December 31,
(In millions)	2013	2012	2011
Purchase price (including liabilities assumed)	$40	$52	$41
Less liabilities assumed	—	(3)	—

Net purchase price	$40	$49	$41

Net cash paid for acquisitions	$32	$40	$33
Seller financed debt	8	9	8

Payment for acquisitions	$40	$49	$41

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 7. Discontinued Operations

TruGreen Spin-off

        On January 14, 2014, the Company completed the TruGreen Spin-off resulting in the spin-off of the assets and certain liabilities of the TruGreen Business through a tax-free, pro rata dividend to Holdings' stockholders. As a result of the completion of the TruGreen Spin-off, New TruGreen operates the TruGreen Business as a private independent company.

        In connection with the TruGreen Spin-off, the Company and TGLP, an indirect wholly owned subsidiary of New TruGreen, entered into a transition services agreement pursuant to which the Company and its subsidiaries provide TGLP with specified communications, public relations, finance and accounting, tax, treasury, internal audit, human resources operations and benefits, risk management and insurance, supply management, real estate management, marketing, facilities, information technology and other support services. The charges for the transition services allow the Company to fully recover the allocated direct costs of providing the services, plus specified margins and any out-of-pocket costs and expenses. The services provided under the transition services agreement will terminate at various specified times, and in no event later than January 14, 2016 (except certain information technology services, which TGLP expects the Company to provide to TGLP beyond the two-year period). TGLP may terminate the transition services agreement (or certain services under the transition services agreement) for convenience upon 90 days written notice, in which case TGLP will be required to reimburse the Company for early termination costs.

        In addition, the Company, New TruGreen and TGLP entered into (1) a separation and distribution agreement containing key provisions relating to the separation of the TruGreen Business and the distribution of New TruGreen common stock to our stockholders (including relating to specified TruGreen legal matters with respect to which we have agreed to retain liability, as well as insurance coverage, non-competition, indemnification and other matters), (2) an employee matters agreement allocating liabilities and responsibilities relating to employee benefit plans and programs and other related matters and (3) a tax matters agreement governing the respective rights, responsibilities and obligations of the parties thereto with respect to taxes, including allocating liabilities for income taxes attributable to New TruGreen and its subsidiaries generally to the Company for tax periods (or portions thereof) ending on or before January 14, 2014 and generally to New TruGreen for tax periods (or portions thereof) beginning after that date.

TruGreen Goodwill and Intangible Assets

        Goodwill and indefinite lived intangible assets, primarily the Company's trade names, are assessed annually for impairment during the fourth quarter or earlier upon the occurrence of certain events or substantive changes in circumstances.

  Goodwill

        The Company performed an interim goodwill impairment analysis at TruGreen as of June 30, 2013 that resulted in a pre tax non cash goodwill impairment of $417 million. After this impairment charge, there was no goodwill remaining at TruGreen. The Company performed an interim goodwill impairment analysis at TruGreen as of September 30, 2012 that resulted in a pre tax non cash goodwill impairment of $794 million. During the fourth quarter of 2012, the Company finalized its September 30, 2012 TruGreen valuation resulting in a $4 million adjustment to goodwill decreasing the 2012 goodwill impairment charge to $790 million. The Company's 2013, 2012, and 2011 annual

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 7. Discontinued Operations (Continued)

impairment analyses, which were performed as of October 1 of each year, did not result in any goodwill impairments.

        The goodwill impairment charge recorded in 2013 was primarily attributable to a decline in forecasted 2013 and future cash flows at TruGreen over a defined projection period as of June 30, 2013 compared to the projections used in the last annual impairment assessment performed on October 1, 2012. The changes in projected cash flows at TruGreen arose in part from the business challenges at TruGreen. Although the Company projected future improvement in cash flows at TruGreen as a part of its June 30, 2013 impairment analysis, total cash flows and projected growth in those cash flows were lower than those projected at the time TruGreen was last tested for impairment in 2012. The long term growth rates used in the impairment tests at June 30, 2013 and October 1, 2012 were the same and were in line with historical U.S. gross domestic product growth rates. The discount rate used in the June 30, 2013 impairment test was 100 bps lower than the discount rate used in the October 1, 2012 impairment test for TruGreen. The decrease in the discount rate is primarily attributable to changes in market conditions which indicated an improved outlook for the U.S. financial markets and a higher risk tolerance for investors since the 2012 analysis.

        The goodwill impairment charge recorded in 2012 was primarily attributable to a decline in forecasted 2012 cash flows and a decrease in projected future growth in cash flows at TruGreen over a defined projection period as of September 30, 2012 compared to the projections used in the previous annual impairment assessment performed on October 1, 2011. Although the Company projected future growth in cash flows at TruGreen as a part of its September 30, 2012 impairment analysis, total cash flows and projected growth in those cash flows were lower than that projected at the time TruGreen was tested for impairment in 2011. The long term growth rates used in the impairment tests at September 30, 2012 and October 1, 2011 were the same and in line with historical U.S. gross domestic product growth rates. The discount rate used in the September 30, 2012 impairment test was 50 bps lower than the discount rate used in the October 1, 2011 impairment test for TruGreen. The decrease in the discount rate is primarily attributable to changes in market conditions which indicated an improved outlook for the U.S. financial markets since the 2011 analysis.

  Intangible Assets

        The Company performed an interim trade name impairment analysis at TruGreen as of June 30, 2013 resulting in a pre tax non cash trade name impairment charge of $256 million recorded in the second quarter of 2013. The Company performed an interim trade name impairment analysis at TruGreen as of June 30, 2012 resulting in a pre tax non cash trade name impairment charge of $68 million recorded in the second quarter of 2012. Further, the Company performed an interim trade name impairment analysis at TruGreen as of September 30, 2012 resulting in a pre tax non cash trade name impairment charge of $51 million recorded in the third quarter of 2012. The Company's annual trade name impairment analyses, which were performed as of October 1 of each year, resulted in pre tax non cash impairment of $37 million in 2011 related to the TruGreen trade name. The Company's October 1, 2013 and 2012 trade name impairment analyses did not result in any trade name impairments.

        Based on the revenue results at TruGreen in the first six months of 2013 and a lower revenue outlook for the remainder of 2013 and future years, the Company concluded that there was an impairment indicator requiring the performance of an interim indefinite lived intangible asset

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 7. Discontinued Operations (Continued)

impairment test for the TruGreen trade name as of June 30, 2013. The impairment charge recorded in the second quarter of 2013 was primarily attributable to a decrease in the assumed royalty rate and a decrease in projected future growth in revenue at TruGreen over a defined projection period as of June 30, 2013 compared to the royalty rate and projections used in the last annual impairment assessment performed on October 1, 2012. The decrease in the assumed royalty rate was due to lower current and projected earnings as a percent of revenue as compared to the last annual impairment test. Although the Company projected future growth in revenue at TruGreen as part of its June 30, 2013 impairment analysis, total projected revenue was lower than the revenue projected at the time the trade name was last tested for impairment in October 2012. The changes in projected future revenue growth at TruGreen arose in part from the business challenges at TruGreen. The long term revenue growth rates used in the impairment tests at October 1, 2013, June 30, 2013 and October 1, 2012 were the same and in line with historical U.S. gross domestic product growth rates. The discount rates used in the October 1, 2013 and June 30, 2013 impairment tests were the same, but were 100 bps lower than the discount rate used in the October 1, 2012 impairment test for the TruGreen trade name. The decrease in the discount rate from 2012 is primarily attributable to changes in market conditions which indicated an improved outlook for the U.S. financial markets and a higher risk tolerance for investors since the last analysis.

        Based on the revenue results at TruGreen in the first six months of 2012 and a then lower revenue outlook for the remainder of 2012 and future years, the Company concluded that there was an impairment indicator requiring the performance of an interim indefinite lived intangible asset impairment test for the TruGreen trade name as of June 30, 2012. Based on the revenue results of TruGreen in the third quarter of 2012 and the revised outlook for the remainder of the year and future years, the Company performed another impairment analysis on its TruGreen trade name to determine its fair value as of September 30, 2012. The impairment charge recorded in the second quarter of 2012 was primarily attributable to a decrease in projected future growth in revenue at TruGreen over a defined projection period as of June 30, 2012 compared to the projections used in the previous annual impairment assessment performed on October 1, 2011. The third quarter impairment charge was primarily attributable to a further reduction in projected revenue growth as compared to expectations in the second quarter of 2012. Although the Company projected future growth in revenue at TruGreen over a defined projection period as a part of its September 30, 2012 impairment analysis, such growth was lower than the revenue growth projected at the time the trade name was tested for impairment in the second quarter of 2012. The long term revenue growth rates used for periods after the defined projection period in the impairment tests at September 30, 2012, June 30, 2012 and October 1, 2011 were the same and in line with historical U.S. gross domestic product growth rates. The discount rates used in the September 30, 2012 and June 30, 2012 impairment tests were the same, but were 50 bps lower than the discount rate used in the October 1, 2011 impairment test for the TruGreen trade name. The decrease in the discount rate from 2011 is primarily attributable to changes in market conditions which indicated an improved outlook for the U.S. financial markets since the last analysis.

        The impairment charge in 2011 was primarily attributable to the use of higher discount rates in the DCF valuation analyses as compared to the discount rates used in the 2010 impairment analyses. Although the projected future growth in cash flows in 2011 were slightly higher than in the 2010 valuation, the increase in the discount rates more than offset the improved cash flows. The increase in the discount rates is primarily attributable to changes in market conditions which indicated a lower risk tolerance in 2011 as compared to 2010. This lower risk tolerance is exhibited through the marketplace's

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 7. Discontinued Operations (Continued)

desire for higher returns in order to accept market risk. The long term revenue growth rates used in the analyses for the October 1, 2011 and 2010 impairment tests were the same and in line with historical U.S. gross domestic product growth rates.

Other Dispositions

        In the first quarter of 2011, the Company concluded that TruGreen LandCare did not fit within the long-term strategic plans of the Company and committed to a plan to sell the business. On April 21, 2011, the Company entered into a purchase agreement to sell the TruGreen LandCare business, and the disposition was effective as of April 30, 2011.

Financial Information for Discontinued Operations

        Loss from discontinued operations, net of income taxes, for all periods presented includes the operating results of the TruGreen Business and the previously sold businesses.

        The operating results of discontinued operations are as follows:

	Year Ended December 31,
(In millions)	2013	2012	2011
Revenue	$896	$979	$1,177
(Loss) income before income taxes(1)(2)	(716)	(803)	92
(Benefit) provision for income taxes(1)(2)	(167)	(107)	37

(Loss) income, net of income taxes(1)(2)	(549)	(696)	55
Gain (loss) on sale, net of income taxes	—	—	(2)

(Loss) income from discontinued operations, net of income taxes(1)(2)	$(549)	$(696)	$53

(1)
During 2013, 2012 and 2011, the Company recorded pre-tax non-cash impairment charges of $673 million ($521 million, net of tax), $909 million ($764 million, net of tax) and $37 million ($22 million, net of tax), respectively, associated with the goodwill and trade name at its TruGreen Business, which is reported in (loss) income from discontinued operations, net of income taxes.

(2)
As a result of the decision to sell TruGreen LandCare, a $34 million impairment charge ($21 million, net of tax) was recorded in loss from discontinued operations, net of income taxes, in the first quarter of 2011 to reduce the carrying value of TruGreen LandCare's assets to their estimated fair value less cost to sell in accordance with applicable accounting standards. Upon completion of the sale in 2011, a $6 million loss on sale ($2 million, net of tax) was recorded.

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 7. Discontinued Operations (Continued)

        Assets and liabilities of discontinued operations are summarized below:

	As of December 31,
(In millions)	2013	2012
Assets:
Receivables, net	$28	$29
Inventories and other current assets	48	42

Total Current Assets	76	71

Property and equipment, net	181	182
Goodwill and intangible assets, net	355	1,032
Other long-term assets	6	4

Total Assets	$618	$1,289

Liabilities:
Current liabilities	$139	$101
Long-term debt and other long-term liabilities	162	290

Total Liabilities	$301	$391

        At December 31, 2013 and 2012, these balances primarily reflect the historical assets and liabilities of the TruGreen business.

Note 8. Restructuring Charges

        The Company incurred restructuring charges of $6 million ($4 million, net of tax), $15 million ($9 million, net of tax) and $7 million ($4 million, net of tax) for the years ended December 31, 2013, 2012 and 2011, respectively. Restructuring charges were comprised of the following:

	Year Ended December 31,
(In millions)	2013	2012	2011
Terminix branch optimization(1)	$2	$4	$4
American Home Shield reorganization(2)	—	1	—
Franchise Services Group reorganization(2)	—	1	—
Centers of excellence initiative(3)	4	9	3

Total restructuring charges	$6	$15	$7

(1)
These charges included severance costs of $1 million, and for the years ended December 31, 2013, 2012 and 2011, these charges included lease termination costs of $1 million, $3 million and $4 million, respectively.

(2)
For the year ended December 31, 2012, these charges included severance costs.

(3)
Represents restructuring charges related to an initiative to enhance capabilities and reduce costs in the Company's headquarters functions that provide Company-wide administrative services for our operations that we refer to as centers of excellence. For the years ended December 31, 2013, 2012 and 2011, these charges included severance and

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 8. Restructuring Charges (Continued)

  other costs of $1 million, $4 million and $2 million, respectively, and professional fees of $3 million, $5 million and $1 million, respectively.

          The pretax charges discussed above are reported in Restructuring charges on the consolidated statements of operations and comprehensive (loss) income.

          A reconciliation of the beginning and ending balances of accrued restructuring charges, which are included in Accrued Liabilities—Other on the consolidated statements of financial position, is presented as follows:

(In millions)	Accrued Restructuring Charges
Balance as of December 31, 2011	$4
Costs incurred	15
Costs paid or otherwise settled	(15)

Balance as of December 31, 2012	4
Costs incurred	6
Costs paid or otherwise settled	(9)

Balance as of December 31, 2013	$1

  Note 9. Commitments and Contingencies

          The Company leases certain property and equipment under various operating lease arrangements. Most of the property leases provide that the Company pay taxes, insurance and maintenance applicable to the leased premises. As leases for existing locations expire, the Company expects to renew the leases or substitute another location and lease.

          Rental expense for the years ended December 31, 2013, 2012 and 2011 was $29 million, $31 million and $38 million, respectively. Based on leases in place as of December 31, 2013, future long-term non-cancelable operating lease payments will be approximately $21 million in 2014, $16 million in 2015, $13 million in 2016, $11 million in 2017, $7 million in 2018 and $5 million in 2019 and thereafter.

          In the normal course of business, the Company periodically enters into agreements that incorporate indemnification provisions. While the maximum amount to which the Company may be exposed under such agreements cannot be estimated, the Company does not expect these guarantees and indemnifications to have a material effect on the Company's business, financial condition, results of operations or cash flows.

          The Company carries insurance policies on insurable risks at levels which it believes to be appropriate, including workers' compensation, auto and general liability risks. The Company purchases insurance policies from third-party insurance carriers, which typically incorporate significant deductibles or self-insured retentions. The Company is responsible for all claims that fall below the retention limits. In determining the Company's accrual for self- insured claims, the Company uses historical claims experience to establish both the current year accrual and the underlying provision for future losses. This actuarially determined provision and related accrual includes known claims, as well as incurred but not reported claims. The Company adjusts its estimate of accrued self-insured claims when required to

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 9. Commitments and Contingencies (Continued)

  reflect changes based on factors such as changes in health care costs, accident frequency and claim severity.

          A reconciliation of the beginning and ending accrued self-insured claims, which are included in Accrued liabilities—Self-insured claims and related expenses and Other long-term obligations, primarily self-insured claims, on the consolidated statements of financial position, net of insurance recoverables, which are included in Prepaid expenses and other assets and Other assets on the consolidated statements of financial position, is presented as follows:

(In millions)	Accrued Self-insured Claims, Net
Balance as of December 31, 2011	$108
Provision for self-insured claims	35
Cash payments	(40)

Balance as of December 31, 2012	103
Provision for self-insured claims	47
Cash payments	(49)

Balance as of December 31, 2013	$101

          Accruals for home warranty claims in the American Home Shield business are made based on the Company's claims experience and actuarial projections. Termite damage claim accruals in the Terminix business are recorded based on both the historical rates of claims incurred within a contract year and the cost per claim. Current activity could differ causing a change in estimates. The Company has certain liabilities with respect to existing or potential claims, lawsuits and other proceedings. The Company accrues for these liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated. Any resulting adjustments, which could be material, are recorded in the period the adjustments are identified.

          In the ordinary course of conducting business activities, the Company and its subsidiaries become involved in judicial, administrative and regulatory proceedings involving both private parties and governmental authorities. These proceedings include insured and uninsured matters that are brought on an individual, collective, representative and class action basis, or other proceedings involving regulatory, employment, general and commercial liability, automobile liability, wage and hour, environmental and other matters. The Company has entered into settlement agreements in certain cases, including with respect to putative collective and class actions, which are subject to court or other approvals. If one or more of the Company's settlements are not finally approved, the Company could have additional or different exposure, which could be material. At this time, the Company does not expect any of these proceedings to have a material effect on its reputation, business, financial position, results of operations or cash flows; however, the Company can give no assurance that the results of any such proceedings will not materially affect its reputation, business, financial position, results of operations and cash flows.

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

  Note 10. Related Party Transactions

          The Company is a party to a consulting agreement with CD&R under which CD&R provides the Company with ongoing consulting and management advisory services. The annual consulting fee payable under the consulting agreement with CD&R is $6 million. Under this agreement, the Company recorded consulting fees of $6 million in each of the years ended December 31, 2013, 2012 and 2011, which is included in Selling and administrative expenses in the consolidated statements of operations and comprehensive (loss) income. The consulting agreement also provides that CD&R may receive additional fees in connection with certain subsequent financing and acquisition or disposition transactions. There were no additional fees incurred in each of the years ended December 31, 2013, 2012 and 2011. The consulting agreement will terminate on July 24, 2017, unless terminated earlier at CD&R's election.

          As of December 31, 2013, the Company is a party to consulting agreements with StepStone, JPMorgan and BAS. The consulting agreements terminate on June 30, 2016 or upon the earlier termination of the consulting agreement with CD&R. Effective January 1, 2012, the annual consulting fee formerly payable to BAS was reduced to $0.25 million. Pursuant to the consulting agreements, the Company is required to pay aggregate annual consulting fees of $1 million to StepStone, JPMorgan and BAS. The Company recorded aggregate consulting fees related to these agreements of $1 million in each of the years ended December 31, 2013, 2012 and 2011, which is included in selling and administrative expenses in the consolidated statements of operations and comprehensive (loss) income.

  Note 11. Employee Benefit Plans

          Discretionary contributions to qualified profit sharing and non-qualified deferred compensation plans were made in the amount of $13 million, $12 million and $10 million for the years ended December 31, 2013, 2012 and 2011, respectively.

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

  Note 12. Long-Term Debt

          Long-term debt as of December 31, 2013 and December 31, 2012 is summarized in the following table:

	As of December 31,
(In millions)	2013	2012
Senior secured term loan facility maturing in 2014 (Tranche A)	$—	$1,219
Senior secured term loan facility maturing in 2017 (Tranche B)	991	1,001
Senior secured term loan facility maturing in 2017 (Tranche C)(1)	1,198	—
7.00% senior notes maturing in 2020	750	750
8.00% senior notes maturing in 2020(2)	602	603
Revolving credit facility maturing in 2017	—	—
7.10% notes maturing in 2018(3)	71	69
7.45% notes maturing in 2027(3)	159	156
7.25% notes maturing in 2038(3)	63	62
Vehicle capital leases(4)	32	16
Other	40	48
Less current portion	(39)	(43)

Total long-term debt	$3,867	$3,881

(1)
Presented net of $10 million in unamortized original issue discount paid as part of the 2013 Term Loan Facility Amendment.

(2)
As of December 31, 2013 and 2012, includes $2 million and $3 million, respectively, in unamortized premium received on the sale of $100 million aggregate principal amount of such notes.

(3)
The increase in the balance from 2012 to 2013 reflects the amortization of fair value adjustments related to purchase accounting, which increases the effective interest rate from the coupon rates shown above.

(4)
SvM has entered into the Fleet Agreement. All leases under the Fleet Agreement are capital leases for accounting purposes. The lease rental payments include an interest component calculated using a variable rate based on one-month LIBOR plus other contractual adjustments and a borrowing margin totaling 2.45 percent.

Term Facilities

        On the 2007 Closing Date, in connection with the completion of the 2007 Merger, SvM became obligated under the Term Facilities. The Term Facilities consist of (i) the Term Loan Facility providing for term loans in an aggregate principal amount of $2,650 million and (ii) a then new pre-funded synthetic letter of credit facility in an aggregate principal amount of $150 million. As of December 31, 2013, after giving effect to the 2012 Term Loan Facility Amendment and 2013 Term Loan Facility Amendment discussed below, SvM had outstanding $135 million of letters of credit, resulting in unused commitments under the synthetic letter of credit facility of $3 million.

        The Term Loan Facility and the guarantees thereof are secured by substantially all of the tangible and intangible assets of SvM and certain of its domestic subsidiaries, excluding certain subsidiaries subject to regulatory requirements in various states, including pledges of all the capital stock of all

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 12. Long-Term Debt (Continued)

direct domestic subsidiaries (other than foreign subsidiary holding companies, which are deemed to be foreign subsidiaries) owned by SvM or any Guarantor and of up to 65% of the capital stock of each direct foreign subsidiary owned by SvM or any Guarantor. The Term Loan Facility security interests are subject to certain exceptions, including, but not limited to, exceptions for (i) equity interests, (ii) indebtedness or other obligations of subsidiaries, (iii) real estate or (iv) any other assets, if the granting of a security interest therein would require that any notes issued under SvM's indenture dated as of August 15, 1997 be secured. The Term Loan Facility is secured on a pari passu basis with the security interests created in the same collateral securing the Revolving Credit Facility.

        Pursuant to the 2012 Term Loan Facility Amendment, the Tranche B loans have a maturity date of January 31, 2017. The interest rates applicable to the Tranche B loans under the Term Loan Facility are based on a fluctuating rate of interest measured by reference to either, at SvM's option, (i) an adjusted London inter-bank offered rate (adjusted for maximum reserves), plus a borrowing margin or (ii) an alternate base rate, plus a borrowing margin. As of December 31, 2013, the borrowing margin for the outstanding Tranche B loans was 4.25 percent. The 2012 Term Loan Facility Amendment also included mechanics for future extension amendments, permits borrower buy-backs of term loans, increased the size of certain baskets and made certain other changes to the Credit Agreement, including the reduction of the availability under the synthetic letter of credit facility from $150 million to $138 million.

        On February 22, 2013, SvM entered into the 2013 Term Loan Facility Amendment to amend the Credit Agreement primarily to extend the maturity date of a portion of the borrowings under the Term Loan Facility. Pursuant to the 2013 Term Loan Facility Amendment, the maturity of the outstanding Tranche A loans was extended, and such loans were converted into the Tranche C loans. The maturity date for the Tranche C loans is January 31, 2017. The interest rates applicable to the Tranche C loans under the Term Loan Facility are based on a fluctuating rate of interest measured by reference to either, at the SvM's option, (i) an adjusted London inter-bank offered rate (adjusted for maximum reserves) plus 3.25 percent, with a minimum adjusted London inter-bank offered rate of 1.00 percent or (ii) an alternate base rate plus 2.25 percent, with a minimum alternate base rate of 2.00 percent. As part of the 2013 Term Loan Facility Amendment, the SvM paid an original issue discount equal to 1.00 percent of the outstanding borrowings, or $12 million. Voluntary prepayments of borrowings under the Tranche C Loans are permitted at any time, in minimum principal amounts, without premium or penalty.

        As a result of the 2012 Term Loan Facility Amendment and the 2013 Term Loan Facility Amendment, SvM has, as of December 31, 2013, approximately $2,189 million of outstanding borrowings maturing January 31, 2017, after including the unamortized portion of the original issue discount paid. Additionally, following the 2012 Term Loan Facility Amendment and the 2013 Term Loan Facility Amendment the availability under the synthetic letter of credit facility will be reduced from the current availability of $138 million to $78 million as of July 24, 2014. The remaining $78 million of availability under the synthetic letter of credit will mature January 31, 2017.

        SvM has historically entered into interest rate swap agreements. Under the terms of these agreements, SvM pays a fixed rate of interest on the stated notional amount and SvM receives a floating rate of interest (based on one month LIBOR) on the stated notional amount. Therefore, during the term of the swap agreements, the effective interest rate on the portion of the term loans equal to the stated notional amount is fixed at the stated rate in the interest rate swap agreements plus the incremental borrowing margin. The changes in interest rate swap agreements in effect for the years

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 12. Long-Term Debt (Continued)

ended December 31, 2013, 2012 and 2011, as well as the cumulative interest rate swaps outstanding as of December 31, 2012 and 2011 are as follows:

(In millions)	Notional Amount	Weighted Average Fixed Rate(1)
Interest rate swap agreements in effect as of December 31, 2011	$1,430	2.84%
Expired	(450)

Interest rate swap agreements in effect as of December 31, 2012	980	1.70%
Expired	(980)

Interest rate swap agreements in effect as of December 31, 2013	$—	—

(1)
Before the application of the applicable borrowing margin.

        In accordance with accounting standards for derivative instruments and hedging activities, and as further described in Note 18, these interest rate swap agreements are classified as cash flow hedges, and, as such, the hedging instruments are recorded on the consolidated statements of financial position as either an asset or liability at fair value, with the effective portion of the changes in fair value attributable to the hedged risks recorded in accumulated other comprehensive (loss) income.

Senior Notes

        On the 2007 Closing Date, in connection with the completion of the 2007 Merger, SvM became obligated under the Interim Loan Facility. The Interim Loan Facility matured on July 24, 2008. On the maturity date, outstanding amounts under the Interim Loan Facility were converted on a one to one basis into 2015 Notes.

        The 2020 Notes, sold in February 2012, will mature on February 15, 2020 and bear interest at a rate of 8 percent per annum. The proceeds from the 2020 Notes, sold in February 2012, together with available cash, were used to redeem $600 million in aggregate principal amount of the SvM's outstanding 2015 Notes in the first quarter of 2012. The 2020 Notes, sold in August 2012, will mature on August 15, 2020 and bear interest at a rate of 7 percent per annum. SvM used a majority of the proceeds from the sale of the 2020 Notes, sold in August 2012, to redeem the remaining $396 million aggregate principal amount of its 2015 Notes and to repay $276 million of outstanding borrowings under its Term Facilities during the third quarter of 2012. The Company recorded a loss on extinguishment of debt of $55 million on the consolidated statements of operations and comprehensive (loss) income for the year ended December 31, 2012 related to these transactions and the redemption of the 2015 Notes in the first quarter of 2012 discussed above. The 2020 Notes are jointly and severally guaranteed on a senior unsecured basis by the Guarantors. The 2020 Notes are not guaranteed by the Non-Guarantors.

        The 2020 Notes are senior unsecured obligations of SvM and rank equally in right of payment with all of SvM's other existing and future senior unsecured indebtedness. The subsidiary guarantees are general unsecured senior obligations of the Guarantors and rank equally in right of payment with all of the existing and future senior unsecured indebtedness of our Non-Guarantors. The 2020 Notes are effectively junior to all of SvM's existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness.

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 12. Long-Term Debt (Continued)

Revolving Credit Facility

        On the 2007 Closing Date, in connection with the completion of the 2007 Merger, SvM became obligated under the Revolving Credit Facility. The Revolving Credit Facility provides for senior secured revolving loans and stand-by and other letters of credit. The Revolving Credit Facility limits outstanding letters of credit to $75 million. As of December 31, 2013 and 2012, there were no revolving loans or letters of credit outstanding under the Revolving Credit Facility. As of December 31, 2013, SvM had $324 million of remaining capacity available under the Revolving Credit Facility.

        On November 27, 2013, SvM entered into the 2013 Revolver Amendment. Pursuant to the 2013 Revolver Amendments, after completion of the TruGreen Separation Transaction, SvM has $242 million of available borrowing capacity through July 23, 2014 and $183 million from July 24, 2014 through January 31, 2017. SvM will continue to have access to letters of credit up to $75 million through January 31, 2017.

        The Revolving Credit Facility and the guarantees thereof are secured by the same collateral securing the Term Loan Facility, on a pari passu basis with the security interests created in the same collateral securing the Term Loan Facility.

        The interest rates applicable to the loans under the Revolving Credit Facility will be based on a fluctuating rate of interest measured by reference to either, at the borrower's option, (1) an adjusted London inter-bank offered rate (adjusted for maximum reserves), plus a borrowing margin (2.50 percent as of December 31, 2013) or (2) an alternate base rate, plus a borrowing margin (1.50 percent as of December 31, 2013). The borrowing margin, in each case, will be adjusted from time to time based on the Consolidated Secured Leverage Ratio (as defined in the Revolving Credit Agreement) for the previous fiscal quarter.

        The agreements governing the Term Facilities, the 2020 Notes and the Revolving Credit Facility contain certain covenants that, among other things, limit or restrict the incurrence of additional indebtedness, liens, sales of assets, certain payments (including dividends) and transactions with affiliates, subject to certain exceptions. SvM was in compliance with the covenants under these agreements at December 31, 2013.

        As of December 31, 2013, future scheduled long-term debt payments are $39 million, $52 million, $35 million, $2,141 million and $83 million for the years ended December 31, 2014, 2015, 2016, 2017 and 2018, respectively. Certain of the Company's assets, including vehicles, equipment and a call center facility, are leased under capital leases with $35 million in remaining lease obligations as of December 31, 2013. The long-term debt payments above include future capital lease payments of approximately $9 million in 2014, $9 million in 2015, $8 million in 2016, $6 million in 2017 and $3 million in 2018.

Note 13. Cash and Marketable Securities

        Cash, money market funds and certificates of deposits with maturities of three months or less when purchased are included in Cash and cash equivalents on the consolidated statements of financial position. As of December 31, 2013 and 2012, the Company's investments consist primarily of domestic publicly traded debt and certificates of deposit ("Debt securities") and common equity securities ("Equity securities"). The amortized cost, fair value and gross unrealized gains and losses of the

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 13. Cash and Marketable Securities (Continued)

Company's short- and long-term investments in Debt and Equity securities as of December 31, 2013 and 2012 is as follows:

(In millions)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale and trading securities, December 31, 2013:
Debt securities	$97	$3	$(1)	$99
Equity securities	41	9	—	50

Total securities	$138	$12	$(1)	$149

(In millions)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale and trading securities, December, 31, 2012:
Debt securities	$99	$6	$—	$105
Equity securities	39	4	(2)	41

Total securities	$138	$10	$(2)	$146

        There were no unrealized losses which had been in a loss position for more than one year as of December 31, 2013. The portion of unrealized losses which had been in a loss position for more than one year was $2 million as of December 31, 2012. The aggregate fair value of the investments with unrealized losses was $30 million and $13 million as of December 31, 2013 and 2012, respectively.

        Gains and losses on sales of investments, as determined on a specific identification basis, are included in investment income in the period they are realized. The Company periodically reviews its portfolio of investments to determine whether there has been an other than temporary decline in the value of the investments from factors such as deterioration in the financial condition of the issuer or the market(s) in which the issuer competes.

        The table below summarizes proceeds, gross realized gains, gross realized losses, each resulting from sales of available-for-sale securities, and impairment charges due to other than temporary declines in the value of certain investments.

	Year Ended December 31,
(In millions)	2013	2012	2011
Proceeds from sales of securities	$23	$23	$45
Gross realized gains, pre-tax	2	2	6
Gross realized gains, net of tax	1	1	4
Gross realized losses, pre-tax	(1)	—	—

Note 14. Comprehensive Income (Loss)

        Comprehensive income (loss), which primarily includes net income (loss), unrealized gain (loss) on marketable securities, unrealized gain (loss) on derivative instruments and the effect of foreign currency translation is disclosed on the consolidated statements of operations and comprehensive income (loss) and the consolidated statements of shareholders' equity.

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 14. Comprehensive Income (Loss) (Continued)

        The following table summarizes the activity in other comprehensive income (loss) and the related tax effects.

(In millions)	Unrealized Losses on Derivatives	Unrealized Gains on Available-for- Sale Securities	Foreign Currency Translation	Total
Balance as of December 31, 2011	$(14)	$4	$4	$(6)
Other comprehensive loss before reclassifications:
Pre-tax amount	—	(2)	—	(2)
Tax provision (benefit)	—	(1)	—	(1)

After tax amount	—	(1)	—	(1)
Amounts reclassified from accumulated other comprehensive income (loss)(1)	12	2	—	14

Net current period other comprehensive income (loss)	12	1	—	13

Balance as of December 31, 2012	$(2)	$5	$4	$7

Other comprehensive income (loss) before reclassifications
Pre-tax amount	—	5	(4)	1
Tax provision (benefit)	—	2	—	2

After tax amount	—	3	(4)	(1)
Amounts reclassified from accumulated other comprehensive income (loss)(1)	2	(1)	—	1

Net current period other comprehensive income (loss)	2	2	(4)	—

Balance as of December 31, 2013	$—	$7	$—	7

(1)
Amounts are net of tax. See reclassifications out of accumulated other comprehensive income (loss) below for further details.

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 14. Comprehensive Income (Loss) (Continued)

        Reclassifications out of accumulated other comprehensive income (loss) included the following components for the periods indicated.

	Amount Reclassified from Accumulated Other Comprehensive Income
	As of December 31			Consolidated Statements of Operations and Comprehensive (Loss) Income
	2013	2012	2011
(In millions)
(Gains) losses on derivatives:
Fuel swap contracts	$(1)	$(2)	$(10)	Cost of services rendered and products sold
Interest rate swap contracts	5	22	38	Interest expense

Net losses on derivatives	4	20	28
Impact of income taxes	2	8	11	(Benefit) provision for income taxes

Total reclassifications related to derivatives	$2	$12	$17

(Gains) losses on available-for-sale securities	$(2)	$3	$(6)	Interest and net investment income
Impact of income taxes	(1)	1	(2)	(Benefit) provision for income taxes

Total reclassifications related to securities	$(1)	$2	$(4)

Total reclassifications for the period	$1	$14	$13

Note 15. Supplemental Cash Flow Information

        Supplemental information relating to the consolidated statements of cash flows is presented in the following table:

	Year Ended December 31,
(In millions)	2013	2012	2011
Cash paid for or (received from):
Interest expense	$232	$233	$244
Interest and dividend income	(5)	(5)	(5)
Income taxes, net of refunds	9	9	12

        The Company acquired $26 million, $20 million and $1 million of property and equipment through capital leases and other non-cash financing transactions in the years ended December 31, 2013, 2012 and 2011, respectively, which have been excluded from the consolidated statements of cash flows as non-cash investing and financing activities.

Note 16. Capital Stock

        The Company is authorized to issue 2,000,000,000 shares of common stock. As of December 31, 2013, there were 148,373,291 shares of common stock issued and 137,341,514 shares of common stock

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 16. Capital Stock (Continued)

outstanding. The Company has no other classes of equity securities issued or outstanding. All of the issued and outstanding shares of the Company are held by investment funds sponsored by, or affiliated with, the Equity Sponsors and certain executive officers and key employees of SvM. The Company has completed equity offerings to certain executive officers and key employees pursuant to the MSIP (as defined below). The shares sold and options granted to employees in connection with these equity offerings are subject to and governed by the terms of the MSIP and are discussed further in Note 17.

        In connection with these offerings, the Company sold 576,668 deferred share units ("DSUs") at a purchase price of $10.00 per DSU. DSUs represent a right to receive a share of common stock in the future. In 2008, the Company issued 576,668 shares of common stock to a rabbi trust to be held for future distribution related to the DSUs. The shares held by the rabbi trust are presented in treasury stock on the consolidated statements of financial position and the consolidated statements of shareholders' equity. As of December 31, 2013, there are 162,769 DSUs outstanding, which have not yet been converted to common stock.

Note 17. Stock-Based Compensation

        The board of directors and stockholders of the Company have adopted the Amended and Restated ServiceMaster Global Holdings, Inc. Stock Incentive Plan (the "MSIP"). The MSIP provides for the sale of shares and deferred share units ("DSUs") of the Company's stock to SvM's executives, officers and other employees and to the Company's directors as well as the grant of restricted stock units ("RSUs"), performance-based RSUs and options to purchase shares of the Company's stock to those individuals. DSUs represent a right to receive a share of common stock in the future. The board of directors of the Company, or a committee designated by it, selects the SvM executives, officers and employees and the Company's directors eligible to participate in the MSIP and determines the specific number of shares to be offered or options to be granted to an individual. A maximum of 15,595,000 shares of the Company's stock is authorized for issuance under the MSIP. The Company currently intends to satisfy any need for shares of common stock of the Company associated with the settlement of DSUs, vesting of RSUs or exercise of options issued under the MSIP through those new shares available for issuance or any shares repurchased, forfeited or surrendered from participants in the MSIP.

        All option grants under the MSIP have been, and will be, non-qualified options with a per-share exercise price no less than the fair market value of one share of the Company's stock on the grant date. Any stock options granted will generally have a term of ten years and vesting will be subject to an employee's continued employment. The board of directors of the Company, or a committee designated by it, may accelerate the vesting of an option at any time. In addition, vesting of options will be accelerated if the Company experiences a change in control (as defined in the MSIP) unless options with substantially equivalent terms and economic value are substituted for existing options in place of accelerated vesting. Vesting of options will also be accelerated in the event of an employee's death or disability (as defined in the MSIP). Upon a termination for cause (as defined in the MSIP), all options held by an employee are immediately cancelled. Following a termination without cause, vested options will generally remain exercisable through the earliest of the expiration of their term or three months following termination of employment (one year in the case of death, disability or retirement at normal retirement age). Unless sooner terminated by the board of directors of the Company, the MSIP will remain in effect until November 20, 2017.

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 17. Stock-Based Compensation (Continued)

        In 2013, 2012 and 2011, the Company completed various equity offerings to certain executives, officers and employees of SvM pursuant to the MSIP. The shares sold and options granted in connection with these equity offerings are subject to and governed by the terms of the MSIP. In connection with these offerings, the Company sold a total of 656,452; 122,853; and 495,538 shares of common stock in 2013, 2012 and 2011, respectively, at a weighted average purchase price of $10.22 per share in 2013, $14.65 per share in 2012 and $11.00 per share in 2011. In addition, the Company granted SvM's executives, officers and employees options to purchase 2,414,973; 506,116; and 2,280,391 shares of the Company's common stock in 2013, 2012 and 2011, respectively, at a weighted average exercise price of $10.16 per share for options issued in 2013, $14.67 per share for options issued in 2012 and $11.00 per share for options issued in 2011. These options are subject to and governed by the terms of the MSIP. The per share purchase price and exercise price was based on the determination by the Compensation Committee of the Company of the fair market value of the common stock of the Company as of the purchase/grant dates.

        All options granted to date generally will vest in four equal annual installments, subject to an employee's continued employment. The four-year vesting period is the requisite service period over which compensation cost will be recognized on a straight-line basis for all grants. All options issued are accounted for as equity-classified awards. The non-cash stock-based compensation expense associated with the MSIP is pushed down from the Company and recorded in the Company's Consolidated Financial Statements.

        The value of each option award was estimated on the grant date using the Black-Scholes option valuation model that incorporates the assumptions noted in the following table. For options granted in 2013, 2012 and 2011, the expected volatilities were based on the historical and implied volatilities of the publicly traded stock of a group of companies comparable to the Company. The expected life represents the period of time that options granted are expected to be outstanding and was calculated using the simplified method as outlined by the SEC in Staff Accounting Bulletins No. 107 and 110. The risk-free interest rates were based on the U.S. Treasury securities with terms similar to the expected lives of the options as of the grant dates.

	Year Ended December 31,
Assumption	2013	2012	2011
Expected volatility	49.2% - 49.6%	49.2% - 50.3%	31.0% - 50.3%
Expected dividend yield	0.0%	0.0%	0.0%
Expected life (in years)	6.3	6.3	6.3
Risk-free interest rate	1.69% - 2.02%	0.78% - 1.43%	1.07% - 2.65%

        The weighted-average grant-date fair value of the options granted during 2013, 2012 and 2011 was $5.03, $7.06 and $4.31 per option, respectively. The Company has applied a forfeiture assumption of 18.8 percent per annum in the recognition of the expense related to these options, with the exception of the options held by the Company's CEO for which the Company has applied a forfeiture rate of zero.

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 17. Stock-Based Compensation (Continued)

        A summary of option activity under the MSIP as of December 31, 2013, and changes during the year then ended is presented below:

	Stock Options	Weighted Avg. Exercise Price	Weighted Avg. Remaining Contractual Term (in years)
Total outstanding, December 31, 2012	8,968,313	$10.49
Granted to employees	2,414,973	$10.16
Exercised	(80,000)	$10.00
Forfeited	(949,128)	$11.21
Expired	(2,395,584)	$10.31

Total outstanding, December 31, 2013	7,958,574	$10.36	5.81

Total exercisable, December 31, 2013	4,930,646	$10.15	3.57

        The Company granted SvM's executives, officers and employees 1,037,198; 72,143; and 350,454 RSUs in 2013, 2012 and 2011, respectively, with weighted average grant date fair values of $11.39 per unit for 2013, $14.90 per unit in 2012 and $11.00 per unit in 2011, which was equivalent to the then current fair value of the Company's common stock at the grant date. All RSUs outstanding as of December 31, 2013 will vest in three equal annual installments, subject to an employee's continued employment. Upon vesting, each RSU will be converted into one share of the Company's common stock.

        A summary of RSU activity under the MSIP as of December 31, 2013, and changes during the year then ended is presented below:

	RSUs	Weighted Avg. Grant Date Fair Value
Total outstanding, December 31, 2012	335,780	$11.60
Granted to employees	1,037,198	$11.39
Vested	(179,758)	$11.19
Forfeited	(474,193)	$12.57

Total outstanding, December 31, 2013	719,027	$10.69

        During the years ended December 31, 2013, 2012 and 2011, the Company recognized stock-based compensation expense of $4 million ($3 million, net of tax), $7 million ($4 million, net of tax) and $8 million ($5 million, net of tax), respectively. As of December 31, 2013, there was $17 million of total unrecognized compensation costs related to non-vested stock options and RSUs granted by the Company under the MSIP. These remaining costs are expected to be recognized over a weighted-average period of 3.08 years.

        In 2012, the Company modified options held by certain executive officers of SvM. These modifications resulted in $1 million in additional stock compensation expense, which was recorded during 2012. There were no stock option modifications in 2013 and 2011.

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 18. Fair Value Measurements

        The period-end carrying amounts of receivables, accounts payable and accrued liabilities approximate fair value because of the short maturity of these instruments. The period-end carrying amounts of long-term notes receivable approximate fair value as the effective interest rates for these instruments are comparable to period-end market rates. The period-end carrying amounts of short- and long-term marketable securities also approximate fair value, with unrealized gains and losses reported net of tax as a component of accumulated other comprehensive income on the consolidated statements of financial position, or, for certain unrealized losses, reported in interest and net investment income on the consolidated statements of operations and comprehensive (loss) income if the decline in value is other than temporary. The carrying amount of total debt was $3,906 million and $3,924 million and the estimated fair value was $3,906 million and $3,982 million as of December 31, 2013 and 2012, respectively. The fair value of the Company's debt is estimated based on available market prices for the same or similar instruments which are considered significant other observable inputs (Level 2) within the fair value hierarchy. The fair values presented reflect the amounts that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The fair value estimates presented in this report are based on information available to the Company as of December 31, 2013 and 2012.

        The Company has estimated the fair value of its financial instruments measured at fair value on a recurring basis using the market and income approaches. For investments in marketable securities, deferred compensation trust assets and derivative contracts, which are carried at their fair values, the Company's fair value estimates incorporate quoted market prices, other observable inputs (for example, forward interest rates) and unobservable inputs (for example, forward commodity prices) at the balance sheet date.

        Interest rate swap contracts are valued using forward interest rate curves obtained from third-party market data providers. The fair value of each contract is the sum of the expected future settlements between the contract counterparties, discounted to present value. The expected future settlements are determined by comparing the contract interest rate to the expected forward interest rate as of each settlement date and applying the difference between the two rates to the notional amount of debt in the interest rate swap contracts.

        Fuel swap contracts are valued using forward fuel price curves obtained from third-party market data providers. The fair value of each contract is the sum of expected future settlements between contract counterparties, discounted to present value. The expected future settlements are determined by comparing the contract fuel price to the expected forward fuel price as of each settlement date and applying the difference between the contract and expected prices to the notional gallons in the fuel swap contracts. The Company regularly reviews the forward price curves obtained from third-party market data providers and related changes in fair value for reasonableness utilizing information available to the Company from other published sources.

        The Company has not changed its valuation techniques for measuring the fair value of any financial assets and liabilities during the year. Transfers between levels, if any, are recognized at the end of the reporting period. There were no significant transfers between levels during the years ended December 31, 2013 or 2012.

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 18. Fair Value Measurements (Continued)

        The carrying amount and estimated fair value of the Company's financial instruments that are recorded at fair value on a recurring basis for the periods presented are as follows:

		As of December 31, 2013
			Estimated Fair Value Measurements
(In millions)	Statement of Financial Position Location	Carrying Value	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets:
Deferred compensation trust assets	Long-term marketable securities	$9	$9	$—	$—
Investments in marketable securities	Marketable securities and Long-term marketable securities	136	61	75	—
Fuel swap contracts:
Current	Prepaid expenses and other assets	1	—	—	1

Total financial assets		$146	$70	$75	$1

		As of December 31, 2012
			Estimated Fair Value Measurements
(In millions)	Statement of Financial Position Location	Carrying Value	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets:
Deferred compensation trust assets	Long-term marketable securities	$9	$9	$—	$—
Investments in marketable securities	Marketable securities and Long-term marketable securities	134	45	89	—
Fuel swap contracts:
Current	Prepaid expenses and other assets	2	—	—	2

Total financial assets		$145	$54	$89	$2

Financial Liabilities:
Interest rate swap contracts	Other accrued liabilities(1)	$7	$—	$7	$—

Total financial liabilities		$7	$—	$7	$—

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 18. Fair Value Measurements (Continued)

        A reconciliation of the beginning and ending fair values of financial instruments valued using significant unobservable inputs (Level 3) on a recurring basis is presented as follows:

(In millions)	Fuel Swap Contract (Liabilities) Assets
Balance as of December 31, 2011	$(1)
Total gains (losses) (realized and unrealized):
Included in earnings	2
Included in accumulated other comprehensive income	3
Settlements, net	(2)

Balance as of December 31, 2012	2
Total gains (realized and unrealized):
Included in earnings	1
Included in accumulated other comprehensive income	(1)
Settlements, net	(1)

Balance as of December 31, 2013	$1

        The following table presents information relating to the significant unobservable inputs of our Level 3 financial instruments as of December 31, 2013 and 2012:

Item	Fair Value as of December 31, 2013 (in millions)	Valuation Technique	Unobservable Input	Range	Weighted Average
Fuel swap contracts	$1	Discounted Cash Flows	Forward Unleaded Price per Gallon(1)	$3.20 - $3.87	$3.60

Item	Fair Value as of December 31, 2012 (in millions)	Valuation Technique	Unobservable Input	Range	Weighted Average
Fuel swap contracts	$2	Discounted Cash Flows	Forward Unleaded Price per Gallon(1)	$3.36 - $3.73	$3.55
			Forward Diesel Price per Gallon(1)	$3.88 - $3.96	$3.90

(1)
Forward price per gallon for unleaded and diesel were derived from third-party market data providers. A decrease in the forward price would result in a decrease in the fair value of the fuel swap contracts.

        The Company uses derivative financial instruments to manage risks associated with changes in fuel prices and has in the past used, and may in the future use, derivative financial instruments to manage risks associated with changes in interest rates. The Company does not hold or issue derivative financial instruments for trading or speculative purposes. In designating its derivative financial instruments as hedging instruments under accounting standards for derivative instruments, the Company formally documents the relationship between the hedging instrument and the hedged item, as well as the risk management objective and strategy for the use of the hedging instrument. This documentation includes linking the derivatives to forecasted transactions. The Company assesses at the time a derivative contract is entered into, and at least quarterly thereafter, whether the derivative item is effective in offsetting the projected changes in cash flows of the associated forecasted transactions. All of the Company's designated hedging instruments are classified as cash flow hedges.

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 18. Fair Value Measurements (Continued)

        The Company has historically hedged a significant portion of its annual fuel consumption. The Company has also historically hedged the interest payments on a portion of its variable rate debt through the use of interest rate swap agreements, although the Company has no interest rate swap agreements outstanding as of December 31, 2013. All of the Company's fuel swap contracts and interest rate swap contracts are classified as cash flow hedges, and, as such, the hedging instruments are recorded on the consolidated statements of financial position as either an asset or liability at fair value, with the effective portion of changes in the fair value attributable to the hedged risks recorded in accumulated other comprehensive income (loss). Any change in the fair value of the hedging instrument resulting from ineffectiveness, as defined by accounting standards, is recognized in current period earnings. Cash flows related to fuel and interest rate derivatives are classified as operating activities on the consolidated statements of cash flows, other than cash flows related to one amended interest rate swap which are classified as financing activities.

        The effect of derivative instruments on the consolidated statements of operations and comprehensive (loss) Income and accumulated other comprehensive income (loss) on the consolidated statements of financial position is presented as follows:

	Effective Portion of Gain Recognized in Accumulated Other Comprehensive Income (Loss)	Effective Portion of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income (Loss) into Earnings
(In millions) Derivatives designated as Cash Flow Hedge Relationships			Location of Gain (Loss) included in Earnings
	Year ended December 31, 2013
Fuel swap contracts	$(1)	$1	Cost of services rendered and products sold
Interest rate swap contracts	$5	$(5)	Interest expense

	Effective Portion of Gain Recognized in Accumulated Other Comprehensive Income (Loss)	Effective Portion of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income (Loss) into Income
Derivatives designated as Cash Flow Hedge Relationships			Location of (Loss) Gain included in Income
	Year ended December 31, 2012
Fuel swap contracts	$3	$2	Cost of services rendered and products sold
Interest rate swap contracts	$17	$(22)	Interest expense

        Ineffective portions of derivative instruments designated in accordance with accounting standards as cash flow hedge relationships were insignificant during the year ended December 31, 2013. As of December 31, 2013, the Company had fuel swap contracts to pay fixed prices for fuel with an aggregate notional amount of $26 million, maturing through 2014. Under the terms of its fuel swap contracts, the Company is required to post collateral in the event that the fair value of the contracts exceeds a certain agreed upon liability level and in other circumstances required by the counterparty. As of December 31, 2013, the Company had posted $3 million in letters of credit as collateral under its fuel hedging program, none of which were posted under the Company's Revolving Credit Facility.

        The effective portion of the gain or loss on derivative instruments designated and qualifying as cash flow hedging instruments is recorded in accumulated other comprehensive income (loss). These amounts are reclassified into earnings in the same period or periods during which the hedged

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 18. Fair Value Measurements (Continued)

forecasted debt interest settlement or the fuel settlement affects earnings. The amount expected to be reclassified into earnings during the next 12 months includes unrealized gains and losses related to open fuel hedges. Specifically, as the underlying forecasted transactions occur during the next 12 months, the hedging gains and losses in accumulated other comprehensive income (loss) expected to be recognized in earnings is a gain of $1 million, net of tax, as of December 31, 2013. The amounts that are ultimately reclassified into earnings will be based on actual fuel prices at the time the positions are settled and may differ materially from the amount noted above.

Note 19. Earnings Per Share

        Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period, increased to include the number of shares of common stock that would have been outstanding had potential dilutive shares of common stock been issued. The dilutive effect of stock options and restricted stock units are reflected in diluted net income (loss) per share by applying the treasury stock method.

        A reconciliation of the amounts included in the computation of basic (loss) earnings per share from continuing operations and diluted (loss) earnings per share from continuing operations is as follows:

	Year Ended December 31,
(In millions, except per share data)	2013	2012	2011
Earnings (loss) from continuing operations	$42	$(18)	$(7)

Weighted average common shares outstanding	137,369	137,884	137,953
Effect of dilutive securities(1):
RSUs	169	—	—
Stock options(2)	832	—	—

Weighted average common share outstanding—assuming dilution	138,370	137,884	137,953

Basic earnings (loss) per share from continuing operations	$0.31	$(0.13)	$(0.05)

Diluted earnings (loss) per share from continuing operations	$0.31	$(0.13)	$(0.05)

(1)
Securities are not included in the table in periods when antidilutive. For 2012 and 2011, weighted average potentially dilutive shares from RSUs of 263,121 and 151,010, respectively, and weighted average potentially dilutive shares from stock options of 2,310,179 and 358,310, respectively, with a weighted average exercise price per share of $10.16 and $10.00, respectively, were excluded from the diluted earnings per share calculation due to the antidilutive effect such shares would have on net loss per common share.

(2)
Options to purchase 2,035,185, 1,008,591 and 2,648,188 shares for the years ended December 31, 2013, 2012 and 2011, respectively, were not included in the computation because either their exercise price or proceeds per share exceeded the average market price of the Company's common stock for each respective reporting date.

SERVICEMASTER GLOBAL HOLDINGS, INC.

Notes to the Consolidated Financial Statements (Continued)

Note 20. Subsequent Events

        In February 2014, American Home Shield ceased efforts to deploy a new operating system that had been intended to improve customer relationship management capabilities and enhance its operations. This decision will allow us to more effectively focus our energy and resources on driving growth and serving our customers. Important factors that led to this decision include:

  •
  the ongoing operational costs of the new operating system are high;

  •
  enhancements to our existing operating system enabled it to support our needs;

  •
  certain planned benefits of the new operating system can be achieved through other means; and

  •
  we will now be able to invest our resources in areas that will allow us to focus on growing our business.

        The Company evaluated subsequent events through March 24, 2014, the date on which the December 31, 2013 financial statements were originally issued, and has updated such evaluation for disclosure purposes through May 9, 2014, the date on which the retrospectively revised December 31, 2013 financial statements were reissued (as to the events described in Note 3 and Note 7).

Quarterly Operating Results (Unaudited)

        Quarterly operating results for the last two years in revenue, gross profit, income (loss) from continuing operations, (loss) income from discontinued operations, net of income taxes, net (loss) income and basic and diluted earnings (loss) per share are shown in the table below.

	2013
(In millions, except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Revenue	$514	$631	$615	$533	$2,293
Gross Profit	244	302	290	237	1,073
Income (Loss) from Continuing Operations(1)	6	15	23	(2)	42
(Loss) Income from Discontinued Operations, net of income taxes(2)	(30)	(525)	22	(16)	(549)
Net (Loss) Income(1)(2)	(24)	(510)	45	(18)	(507)
Basic earnings (loss) per share:
Income (loss) from continuing operations	0.05	0.11	0.17	(0.01)	0.31
(Loss) income from discontinued operations, net of income taxes	(0.22)	(3.82)	0.16	(0.12)	(4.00)
Net (loss) income	(0.17)	(3.71)	0.33	(0.13)	(3.69)
Diluted earnings (loss) per share:
Income (loss) from continuing operations	0.05	0.11	0.17	(0.01)	0.31
(Loss) income from discontinued operations, net of income taxes	(0.22)	(3.79)	0.16	(0.12)	(3.97)
Net (loss) income	(0.17)	(3.68)	0.33	(0.13)	(3.66)

	2012
(In millions, except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Revenue	$523	$611	$588	$492	$2,214
Gross Profit	249	293	268	208	1,018
(Loss) Income from Continuing Operations(1)	(39)	33	1	(13)	(18)
Income (Loss) from Discontinued Operations, net of income taxes(2)	9	(11)	(705)	11	(696)
Net (Loss) Income(1)(2)	(30)	22	(704)	(2)	(714)
Basic (loss) earnings per share:
(Loss) income from continuing operations	(0.28)	0.24	0.00	(0.10)	(0.13)
Income (loss) from discontinued operations, net of income taxes	0.06	(0.08)	(5.11)	0.09	(5.05)
Net (loss) income	(0.22)	0.16	(5.11)	(0.01)	(5.18)
Diluted (loss) earnings per share:
(Loss) income from continuing operations	(0.28)	0.24	0.00	(0.10)	(0.13)
Income (loss) from discontinued operations, net of income taxes	0.06	(0.08)	(5.01)	0.09	(5.05)
Net (loss) income	(0.22)	0.16	(5.01)	(0.01)	(5.18)

(1)
The results include restructuring charges primarily related to a branch optimization project at Terminix, a reorganization of leadership at American Home Shield and Franchise Services Group and an initiative to enhance capabilities and reduce costs in our centers of excellence at Other Operations and Headquarters. The table below summarizes the pre-tax and after-tax restructuring charges, by quarter, for 2013 and 2012.

	2013
(In millions)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Year
Pre-tax	$3	$—	$1	$2	$6
After-tax	$2	$—	$—	$2	$4

	2012
(In millions)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Year
Pre-tax	$3	$5	$2	$5	$15
After-tax	$2	$3	$1	$3	$9

  The results for the first and third quarters of 2012 include a $39 million ($25 million, net of tax) loss and a $16 million ($10 million, net of tax) loss, respectively, on extinguishment of debt related to the redemption of the remaining $996 million aggregate principal amount of the 2015 Notes and repayment of $276 million of outstanding borrowings under the Term Facilities.

(2)
The results for the second quarter of 2013 include pre-tax non-cash impairment charges of $673 million ($521 million, net of tax) to reduce the carrying value of TruGreen's goodwill and the TruGreen trade name. The results for the second and third quarters of 2012 include pre-tax non-cash impairment charges of $68 million ($41 million, net of tax) and $845 million ($725 million, net of tax), respectively, to reduce the carrying value of TruGreen's goodwill and the TruGreen trade name. Additionally, the results for the fourth quarter of 2012 include a favorable goodwill impairment adjustment of $4 million ($2 million, net of tax). See Note 1 to the Consolidated Financial Statements for further details.

SERVICEMASTER GLOBAL HOLDINGS, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(In millions, except per share data)

	Three months ended March 31,
	2014	2013
Revenue	$533	$514
Cost of services rendered and products sold	288	270
Selling and administrative expenses	151	158
Amortization expense	13	13
Impairment of software and other related costs	48	—
Restructuring charges	5	3
Interest expense	61	60
Interest and net investment income	(6)	(2)

(Loss) Income from Continuing Operations before Income Taxes	(27)	12
(Benefit) Provision for income taxes	(9)	6

(Loss) Income from Continuing Operations	(18)	6
Loss from discontinued operations, net of income taxes	(95)	(29)

Net Loss	$(113)	$(23)

Total Comprehensive Loss	$(116)	$(20)

Basic Loss Per Share:
(Loss) income from continuing operations	$(0.13)	$0.05
Loss from discontinued operations, net of income taxes	(0.69)	(0.21)
Net loss	(0.82)	(0.17)
Diluted Loss Per Share:
(Loss) income from continuing operations	(0.13)	0.05
Loss from discontinued operations, net of income taxes	(0.69)	(0.21)
Net loss	(0.82)	(0.17)

See accompanying Notes to the Condensed Consolidated Financial Statements

SERVICEMASTER GLOBAL HOLDINGS, INC.

Condensed Consolidated Statements of Financial Position (Unaudited)

(In millions)

	As of March 31, 2014	As of December 31, 2013
Assets:
Current Assets:
Cash and cash equivalents	$432	$484
Marketable securities	23	27
Receivables, less allowances of $25 and $26, respectively	393	394
Inventories	38	39
Prepaid expenses and other assets	57	56
Deferred customer acquisition costs	28	30
Deferred taxes	107	107
Assets of discontinued operations	—	76

Total Current Assets	1,078	1,213

Property and Equipment:
At cost	345	381
Less: accumulated depreciation	(211)	(204)

Net Property and Equipment	134	177

Other Assets:
Goodwill	2,055	2,018
Intangible assets, primarily trade names, service marks and trademarks, net	1,729	1,721
Notes receivable	22	22
Long-term marketable securities	90	122
Other assets	51	49
Debt issuance costs	38	41
Assets of discontinued operations	—	542

Total Assets	$5,197	$5,905

Liabilities and Shareholder's (Deficit) Equity:
Current Liabilities:
Accounts payable	$92	$92
Accrued liabilities:
Payroll and related expenses	54	70
Self-insured claims and related expenses	86	78
Accrued interest payable	16	51
Other	55	55
Deferred revenue	487	448
Liabilities of discontinued operations	7	139
Current portion of long-term debt	41	39

Total Current Liabilities	838	972

Long-Term Debt	3,863	3,867
Other Long-Term Liabilities:
Deferred taxes	719	712
Liabilities of discontinued operations	—	162
Other long-term obligations, primarily self-insured claims	146	169

Total Other Long-Term Liabilities	865	1,043

Commitments and Contingencies (See Note 4)
Shareholder's (Deficit) Equity:
Common stock $0.01 par value, authorized 2,000,000,000 shares; issued 149,117,975 and 148,373,291 shares at March 31, 2014 and December 31, 2013, respectively	1	1
Additional paid-in capital	1,529	1,523
Retained deficit	(1,781)	(1,390)
Accumulated other comprehensive income	2	7

Less common stock held in treasury, at cost	(120)	(118)

Total Shareholder's (Deficit) Equity	(369)	23

Total Liabilities and Shareholder's (Deficit) Equity	$5,197	$5,905

See accompanying Notes to the Condensed Consolidated Financial Statements

SERVICEMASTER GLOBAL HOLDINGS, INC.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Three months ended March 31,
	2014	2013
Cash and Cash Equivalents at Beginning of Period	$484	$418
Cash Flows from Operating Activities from Continuing Operations:
Net Loss	(113)	(23)
Adjustments to reconcile net loss to net cash provided from operating activities:
Loss from discontinued operations, net of income taxes	95	29
Depreciation expense	12	12
Amortization expense	13	13
Amortization of debt issuance costs	2	2
Impairment of software and other related costs	48	—
Deferred income tax (benefit) provision	(6)	8
Stock-based compensation expense	1	1
Restructuring charges	5	3
Cash payments related to restructuring charges	(3)	(4)
Change in working capital, net of acquisitions:
Current income taxes	(5)	(4)
Receivables	13	12
Inventories and other current assets	—	(16)
Accounts payable	6	14
Deferred revenue	17	10
Accrued liabilities	(57)	(37)
Other, net	(7)	—

Net Cash Provided from Operating Activities from Continuing Operations	21	20

Cash Flows from Investing Activities from Continuing Operations:
Property additions	(14)	(9)
Other business acquisitions, net of cash acquired	(41)	(3)
Notes receivable, financial investments and securities, net	38	(4)

Net Cash Used for Investing Activities from Continuing Operations	(17)	(16)

Cash Flows from Financing Activities from Continuing Operations:
Borrowings of debt	—	1
Payments of debt	(11)	(11)
Repurchase of common stock and RSU vesting	(3)	(2)
Issuance of common stock	6	—
Discount paid on issuance of debt	—	(12)
Debt issuance costs paid	—	(5)
Contribution to TruGreen Holding Corporation	(35)	—

Net Cash Used for Financing Activities from Continuing Operations	(43)	(29)

Cash Flows from Discontinued Operations:
Cash used for operating activities	(8)	(34)
Cash used for investing activities	(2)	(10)
Cash used for financing activities	(3)	(2)

Net Cash Used for Discontinued Operations	(13)	(46)

Cash Decrease During the Period	(52)	(71)

Cash and Cash Equivalents at End of Period	$432	$347

See accompanying Notes to the Condensed Consolidated Financial Statements

SERVICEMASTER GLOBAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1. Significant Accounting Policies

        The Condensed Consolidated Financial Statements include the accounts of ServiceMaster Global Holdings Inc. (the "Company") and its majority-owned subsidiary partnerships, limited liability companies and corporations. All consolidated Company subsidiaries are wholly owned. Intercompany transactions and balances have been eliminated.

        The condensed consolidated financial statements have been prepared by the Company in accordance with generally accepted accounting principles in the United States ("GAAP") and pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The Company recommends that the quarterly condensed consolidated financial statements be read in conjunction with the consolidated financial statements and the notes thereto included in in this prospectus. The condensed consolidated financial statements reflect all normal and recurring adjustments that are, in the opinion of management, necessary for the fair presentation of the financial position, results of operations and cash flows for the interim periods presented. The results of operations for any interim period are not indicative of the results that might be achieved for a full year.

        Summary:    The preparation of the Consolidated Financial Statements requires management to make certain estimates and assumptions required under GAAP which may differ from actual results. The more significant areas requiring the use of management estimates relate to revenue recognition; the allowance for uncollectible receivables; accruals for self-insured retention limits related to medical, workers' compensation, auto and general liability insurance claims; accruals for home warranties and termite damage claims; the possible outcome of outstanding litigation; accruals for income tax liabilities as well as deferred tax accounts; the deferral and amortization of customer acquisition costs; useful lives for depreciation and amortization expense; the valuation of marketable securities; and the valuation of tangible and intangible assets. In 2014, there have been no changes in the significant areas that require estimates or in the underlying methodologies used in determining the amounts of these associated estimates.

        The allowance for receivables is developed based on several factors including overall customer credit quality, historical write-off experience and specific account analyses that project the ultimate collectability of the outstanding balances. As such, these factors may change over time causing the reserve level to vary.

        The Company carries insurance policies on insurable risks at levels which it believes to be appropriate, including workers' compensation, auto and general liability risks. The Company purchases insurance from third-party insurance carriers. These policies typically incorporate significant deductibles or self-insured retentions. The Company is responsible for all claims that fall within the retention limits. In determining the Company's accrual for self-insured claims, the Company uses historical claims experience to establish both the current year accrual and the underlying provision for future losses. This actuarially determined provision and related accrual include both known claims, as well as incurred but not reported claims. The Company adjusts its estimate of accrued self-insured claims when required to reflect changes based on factors such as changes in health care costs, accident frequency and claim severity.

        The Company seeks to reduce the potential amount of loss arising from self-insured claims by insuring certain levels of risk. While insurance agreements are designed to limit the Company's losses from large exposure and permit recovery of a portion of direct unpaid losses, insurance does not

SERVICEMASTER GLOBAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 1. Significant Accounting Policies (Continued)

relieve the Company of its ultimate liability. Accordingly, the accruals for insured claims represent the Company's total unpaid gross losses. Insurance recoverables, which are reported within Prepaid expenses and other assets and Other assets, relate to estimated insurance recoveries on the insured claims reserves.

        Accruals for home warranty claims in the American Home Shield business are made based on the Company's claims experience and actuarial projections. Termite damage claim accruals in the Terminix business are recorded based on both the historical rates of claims incurred within a contract year and the cost per claim. Current activity could differ causing a change in estimates. The Company has certain liabilities with respect to existing or potential claims, lawsuits, and other proceedings. The Company accrues for these liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated. Any resulting adjustments, which could be material, are recorded in the period identified.

        The Company records deferred income tax balances based on the net tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and income tax purposes. The Company records its deferred tax items based on the estimated value of the tax basis. The Company adjusts tax estimates when required to reflect changes based on factors such as changes in tax laws, relevant court decisions, results of tax authority reviews and statutes of limitations. The Company records a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The Company recognizes potential interest and penalties related to its uncertain tax positions in income tax expense.

        Revenue.    Revenues from pest control services, as well as liquid and fumigation termite applications, are recognized as the services are provided. The Company eradicates termites through the use of non-baiting methods (e.g., fumigation or liquid treatments) and baiting systems. Termite services using baiting systems and termite inspection and protection contracts are frequently sold through annual contracts. Service costs for these contracts are expensed as incurred. The Company recognizes revenue over the life of these contracts in proportion to the expected direct costs. Those costs bear a direct relationship to the fulfillment of the Company's obligations under the contracts and are representative of the relative value provided to the customer (proportional performance method). The Company regularly reviews its estimates of direct costs for its termite bait contracts and termite inspection and protection contracts and adjusts the estimates when appropriate.

        Home warranty contracts are typically one year in duration. Home warranty claims costs are expensed as incurred. The Company recognizes revenue over the life of these contracts in proportion to the expected direct costs. Those costs bear a direct relationship to the fulfillment of the Company's obligations under the contracts and are representative of the relative value provided to the customer (proportional performance method). The Company regularly reviews its estimates of claims costs and adjusts the estimates when appropriate.

        The Company has franchise agreements in its Terminix, ServiceMaster Restore, ServiceMaster Clean, Merry Maids, Furniture Medic and AmeriSpec businesses. Franchise revenue (which in the aggregate represents approximately six percent of 2013 consolidated revenue from continuing operations) consists principally of continuing monthly fees based upon the franchisee's customer-level revenue. Monthly fee revenue is recognized when the related customer-level revenue generating activity

SERVICEMASTER GLOBAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 1. Significant Accounting Policies (Continued)

is performed by the franchisee and collectability is reasonably assured. Franchise revenue also includes initial fees resulting from the sale of a franchise or a license. These initial franchise or license fees are pre-established fixed amounts and are recognized as revenue when collectability is reasonably assured and all material services or conditions relating to the sale have been substantially performed. Total profits from the franchised operations were $17 million and $18 million for the three months ended March 31, 2014 and 2013, respectively. The Company evaluates the performance of its franchise businesses based primarily on operating profit before corporate general and administrative expenses, interest expense and amortization of intangible assets. The portion of total franchise fee income related to initial fees received from the sale of franchises was immaterial to the Company's Condensed Consolidated Financial Statements for all periods.

        Revenues are presented net of sales taxes collected and remitted to government taxing authorities on the consolidated statements of operations and comprehensive (loss) income.

        The Company had $487 million and $448 million of deferred revenue as of March 31, 2014 and December 31, 2013, respectively. Deferred revenue consists primarily of payments received for annual contracts relating to home warranties, termite baiting, termite inspection and pest control services.

        Deferred Customer Acquisition Costs:    Customer acquisition costs, which are incremental and direct costs of obtaining a customer, are deferred and amortized over the life of the related contract in proportion to revenue recognized. These costs include sales commissions and direct selling costs which can be shown to have resulted in a successful sale. Deferred customer acquisition costs amounted to $28 million and $30 million as of March 31, 2014 and December 31, 2013, respectively.

        Advertising:    On an interim basis, certain advertising costs are deferred and recognized approximately in proportion to the revenue over the year and are not deferred beyond the calendar year-end. Certain other advertising costs are expensed when the advertising occurs. The cost of direct-response advertising at Terminix, consisting primarily of direct-mail promotions, is capitalized and amortized over its expected period of future benefits. Deferred advertising costs are included in prepaid expenses and other assets on our consolidated statements of financial position.

        Inventory:    Inventories are recorded at the lower of cost (primarily on a weighted average cost basis) or market. The Company's inventory primarily consists of finished goods to be used on the customers' premises or sold to franchisees.

  Property and Equipment and Intangible Assets:

        Fixed assets and intangible assets with finite lives are depreciated and amortized on a straight-line basis over their estimated useful lives. These lives are based on the Company's previous experience for similar assets, potential market obsolescence and other industry and business data. As required by accounting standards for the impairment or disposal of long-lived assets, the Company's long-lived assets, including fixed assets and intangible assets (other than goodwill), are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the carrying value is no longer recoverable based upon the undiscounted future cash flows of the asset, an impairment loss would be recognized equal to the difference between the carrying

SERVICEMASTER GLOBAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 1. Significant Accounting Policies (Continued)

amount and the fair value of the asset. Changes in the estimated useful lives or in the asset values could cause the Company to adjust its book value or future expense accordingly.

        Depreciation of property and equipment, including depreciation of assets held under capital leases, was $12 million and $12 million for the three months ended March 31, 2014 and 2013, respectively.

        The Company recorded an impairment charge of $48 million ($29 million, net of tax) in the first quarter of 2014 relating to its decision to abandon its efforts to deploy a new operating system at American Home Shield. Included in this charge are the impairment of the capitalized software of $45 million and the recognition of the remaining liabilities associated with the termination of lease, maintenance and hosting agreements totaling $3 million. This impairment represented an adjustment of the carrying value of the asset to its estimated fair value of zero on a non-recurring basis.

        Fair Value of Financial Instruments and Credit Risk:    See Note 16 for information relating to the fair value of financial instruments.

        Financial instruments, which potentially subject the Company to financial and credit risk, consist principally of investments and receivables. Investments consist primarily of publicly traded debt and common equity securities. The Company periodically reviews its portfolio of investments to determine whether there has been an other than temporary decline in the value of the investments from factors such as deterioration in the financial condition of the issuer or the market(s) in which it competes. The majority of the Company's receivables have little concentration of credit risk due to the large number of customers with relatively small balances and their dispersion across geographical areas. The Company maintains an allowance for losses based upon the expected collectability of receivables.

        Income Taxes:    The Company and its subsidiaries file consolidated U.S. federal income tax returns. State and local returns are filed both on a separate company basis and on a combined unitary basis with the Company. Current and deferred income taxes are provided for on a separate company basis. The Company accounts for income taxes using an asset and liability approach for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Deferred income taxes are provided to reflect the differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. Valuation allowances are established when necessary to reduce deferred income tax assets to the amounts expected to be realized.

        The Company records a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in its tax return. The Company recognizes potential interest and penalties related to its uncertain tax positions in income tax expense.

        Stock-Based Compensation:    The Company accounts for stock-based compensation under accounting standards for share based payments, which require that stock options, restricted stock units and share grants be measured at fair value and this value is recognized as compensation expense over the vesting period.

        Earnings Per Share:    Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted-average number of shares of common stock

SERVICEMASTER GLOBAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 1. Significant Accounting Policies (Continued)

outstanding during the period, increased to include the number of shares of common stock that would have been outstanding had potential dilutive shares of common stock been issued. The dilutive effect of stock options and restricted stock units are reflected in diluted net income (loss) per share by applying the treasury stock method.

        Newly Issued Accounting Statements and Positions:    In July 2013, the FASB issued ASU 2013-11, "Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or Tax Credit Carryforward Exists" to eliminate the diversity in practice associated with the presentation of unrecognized tax benefits in instances where a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. ASU 2013-11 generally requires an unrecognized tax benefit, or a portion of an unrecognized tax benefit, to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except in certain circumstances. The amendments in ASU 2013-11 are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of this standard did not have a material impact on the Company's condensed consolidated financial statements.

        In April 2014, the FASB issued ASU 2014-08, "Reporting Discontinued Operations and Disclosure of Disposals of Components of an Entity" to change the criteria for reporting discontinued operations and enhance the convergence of the FASB's and the International Standard Board's reporting requirements for discontinued operations. The changes in ASU 2014-08 amend the definition of discontinued operations by limiting discontinued operations reporting to disposals of components of an entity that represent strategic shifts that have or will have a major effect on an entity's operations and financial results. ASU 2014-08 requires expanded disclosures for discontinued operations and also requires an entity to disclose the pretax profit or loss of an individually significant component of an entity that does not qualify for discontinued operations reporting. The amendments in ASU 2014-08 are effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. The Company anticipates the adoption of this standard will not have a material impact on the Company's condensed consolidated financial statements.

Note 2. Acquisition of SvM

        On the 2007 Closing Date, the Company acquired SvM pursuant to the 2007 Merger. As a result of the Merger, SvM became an indirect wholly owned subsidiary of the Company. Immediately following the completion of the 2007 Merger, all of the outstanding common stock of the Company, the ultimate parent company of SvM, was owned by investment funds sponsored by, or affiliated with, certain Equity Sponsors.

        Equity contributions totaling $1,431 million, together with (i) borrowings under a then new $1,150 million senior unsecured interim loan facility, (the "Interim Loan Facility"), (ii) borrowings under a then new $2,650 million Term Loan Facility, and (iii) cash on hand at SvM, were used, among other things, to finance the aggregate 2007 Merger consideration, to make payments in satisfaction of other equity-based interests in the Company under the 2007 Merger agreement, to settle existing interest rate swaps, to redeem or provide for the repayment of certain of SvM's existing indebtedness and to pay related transaction fees and expenses. In addition, letters of credit issued under a new $150 million pre-funded letter of credit facility were used to replace and/or secure letters of credit

SERVICEMASTER GLOBAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 2. Acquisition of SvM (Continued)

previously issued under a SvM credit facility that was terminated as of the 2007 Closing Date. On the 2007 Closing Date, SvM also entered into, but did not then draw under, the Revolving Credit Facility.

        In connection with the 2007 Merger and the related transactions, SvM retired certain of its existing indebtedness, including SvM's $179 million, 7.875 percent notes due August 15, 2009 (the "2009 Notes"). On the 2007 Closing Date, the 2009 Notes were called for redemption, and they were redeemed on August 29, 2007. Additionally, SvM utilized a portion of the proceeds from the Term Facilities to repay at maturity SvM's $49 million, 6.95 percent notes due August 15, 2007. The Interim Loan Facility matured on July 24, 2008. On the maturity date, outstanding amounts under the Interim Loan Facility were converted on a one-to-one basis into the 2015 Notes.

Note 3. Restructuring Charges

        The Company incurred restructuring charges of $5 million ($3 million, net of tax) and $3 million ($2 million, net of tax) for the three months ended March 31, 2014 and 2013, respectively. Restructuring charges were comprised of the following:

	Three months ended March 31,
(In millions)	2014	2013
Terminix branch optimization(1)	$1	$1
Centers of excellence initiative(2)	4	2

Total restructuring charges	$5	$3

(1)
For the three months ended March 31, 2014, these charges included severance costs. For the three months ended March 31, 2013, these charges included lease termination costs.

(2)
Represents restructuring charges related to an initiative to enhance capabilities and reduce costs in the Company's headquarters functions that provide Company-wide administrative services for our operations that we refer to as centers of excellence. For the three months ended March 31, 2014, these charges included professional fees of $1 million and severance and other costs of $3 million. For the three months ended March 31, 2013, these charges included professional fees of $1 million and severance and other costs of $1 million.

        The pretax charges discussed above are reported in Restructuring charges in the condensed consolidated statements of operations and comprehensive loss.

SERVICEMASTER GLOBAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 3. Restructuring Charges (Continued)

        A reconciliation of the beginning and ending balances of accrued restructuring charges, which are included in Accrued liabilities—Other on the condensed consolidated statements of financial position, is presented as follows:

(In millions)	Accrued Restructuring Charges
Balance as of December 31, 2013	$1
Costs incurred	5
Costs paid or otherwise settled	(3)

Balance as of March 31, 2014	$3

Note 4. Commitments and Contingencies

        The Company carries insurance policies on insurable risks at levels that it believes to be appropriate, including workers' compensation, auto and general liability risks. The Company purchases insurance policies from third-party insurance carriers, which typically incorporate significant deductibles or self-insured retentions. The Company is responsible for all claims that fall below the retention limits. In determining the Company's accrual for self-insured claims, the Company uses historical claims experience to establish both the current year accrual and the underlying provision for future losses. This actuarially determined provision and related accrual includes known claims, as well as incurred but not reported claims. The Company adjusts its estimate of accrued self-insured claims when required to reflect changes based on factors such as changes in health care costs, accident frequency and claim severity.

        A reconciliation of beginning and ending accrued self-insured claims, which are included in Accrued liabilities—Self-insured claims and related expenses and Other long-term obligations, primarily self-insured claims on the condensed consolidated statements of financial position, net of reinsurance recoverables, which are included in Prepaid expenses and other assets and Other assets on the condensed consolidated statements of financial position, is presented as follows:

(In millions)	Accrued Self-insured Claims, Net
Balance as of December 31, 2013	$101
Provision for self-insured claims	19
Cash payments	(17)

Balance as of March 31, 2014	$103

SERVICEMASTER GLOBAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 4. Commitments and Contingencies (Continued)

(In millions)	Accrued Self-insured Claims, Net
Balance as of December 31, 2012	$103
Provision for self-insured claims	11
Cash payments	(11)

Balance as of March 31, 2013	$103

        Accruals for home warranty claims in the American Home Shield business are made based on the Company's claims experience and actuarial projections. Termite damage claim accruals in the Terminix business are recorded based on both the historical rates of claims incurred within a contract year and the cost per claim. Current activity could differ causing a change in estimates. The Company has certain liabilities with respect to existing or potential claims, lawsuits and other proceedings. The Company accrues for these liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated. Any resulting adjustments, which could be material, are recorded in the period the adjustments are identified.

        In the ordinary course of conducting business activities, the Company and its subsidiaries become involved in judicial, administrative and regulatory proceedings involving both private parties and governmental authorities. These proceedings include insured and uninsured matters that are brought on an individual, collective, representative and class action basis, or other proceedings involving regulatory, employment, general and commercial liability, automobile liability, wage and hour, environmental and other matters. The Company has entered into settlement agreements in certain cases, including with respect to putative collective and class actions, which are subject to court or other approvals. If one or more of the Company's settlements are not finally approved, the Company could have additional or different exposure, which could be material. At this time, the Company does not expect any of these proceedings to have a material effect on its reputation, business, financial position, results of operations or cash flows; however, the Company can give no assurance that the results of any such proceedings will not materially affect its reputation, business, financial position, results of operations and cash flows.

Note 5. Goodwill and Intangible Assets

        Goodwill and intangible assets that are not amortized are subject to assessment for impairment by applying a fair-value based test on an annual basis or more frequently if circumstances indicate a potential impairment. The Company's annual assessment date is October 1. There were no goodwill or trade name impairment charges recorded in continuing operations in the three months ended March 31, 2014 and 2013.

SERVICEMASTER GLOBAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 5. Goodwill and Intangible Assets (Continued)

        The table below summarizes the goodwill balances for continuing operations by reportable segment and for Other Operations and Headquarters:

(In millions)	Terminix	American Home Shield	Franchise Services Group	Total
Balance as of December 31, 2013	$1,480	$348	$190	$2,018
Acquisitions	6	31	—	37

Balance as of March 31, 2014	$1,486	$379	$190	$2,055

        There were no accumulated impairment losses recorded in continuing operations as of March 31, 2014.

        The table below summarizes the other intangible asset balances for continuing operations:

	Estimated Remaining Useful Lives (Years)	As of March 31, 2014			As of December 31, 2013
(In millions)		Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Trade names(1)	N/A	$1,608	$—	$1,608	$1,608	$—	$1,608
Customer relationships	3 - 10	530	(457)	73	512	(447)	65
Franchise agreements	20 - 25	88	(55)	33	88	(54)	34
Other	4 - 30	44	(29)	15	41	(27)	14

Total		$2,270	$(541)	$1,729	$2,249	$(528)	$1,721

(1)
Not subject to amortization.

        In the three months ended March 31, 2014, the TruGreen Business recorded an impairment charge of $139 million ($84 million, net of tax) in discontinued operations, net of income taxes.

Note 6. Stock-Based Compensation

        In connection with the TruGreen Spin-off, on January 14, 2014, we distributed all of New TruGreen's common stock to our existing stockholders. Following the distribution, our employees held equity incentive awards covering shares of New TruGreen common stock as well as equity incentive awards covering shares of our common stock, and employees who transferred to New TruGreen held equity incentive awards covering shares of our common stock as well as equity incentive awards covering shares of New TruGreen common stock.

        To align the interests of our continuing employees and the interests of New TruGreen's employees with their respective employers, on February 14, 2014, we and New TruGreen extended offers to each other's employees to allow them to tender their equity awards covering shares of their non-employing entity to the respective issuer and subsequently to apply the proceeds of any such tendered equity awards to subscribe for equity awards in their respective employers at the then-current fair market value ($8.00, in the case of our common stock, and $2.50, in the case of New TruGreen common stock). As a result of this program, on March 18, 2014, we accepted tenders of 298,626 shares of our

SERVICEMASTER GLOBAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 6. Stock-Based Compensation (Continued)

common stock and DSUs from New TruGreen employees and issued 356,669 shares of our common stock and DSUs to our continuing employees. There was also a small number of RSUs exchanged.

        In connection with the TruGreen Spin-off, we adjusted the exercise price of options held by our employees to reflect the fair market value of our common stock after giving effect to the TruGreen Spin-off by multiplying the exercise price of such options immediately prior to the TruGreen Spin-off by a fraction, the numerator of which was the fair market value of a share of our common stock immediately following the TruGreen Spin-off ($8.00 per share) and the denominator of which was the fair market value of a share of our common stock immediately prior to the TruGreen Spin-off ($10.50 per share), or the "Option Conversion Ratio." For example, the exercise prices of the options shown in the table below were adjusted as follows. For options that had an exercise price of $10.50 per share immediately prior to the TruGreen Spin-off, the exercise price was adjusted to $8.00 per share immediately following the TruGreen Spin-off. For options that had an exercise price of $10.00 per share immediately prior to the TruGreen Spin-off, the exercise price was adjusted to $7.62 per share immediately following the TruGreen Spin-off.

        To allow our employees to retain the intrinsic value of their stock options prior to the TruGreen Spin-off, we also adjusted the number of shares underlying the options of such employees. The adjusted number of shares underlying the options was adjusted by dividing the number of shares underlying the options held by each employee by the Option Conversion Ratio. We refer to these adjustments collectively as the "Option Conversion." The change in the number of shares underlying options and the adjustment of the exercise price pursuant to the Option Conversion represent modifications to our share based compensation awards. As a result of the Option Conversion we compared the fair value of the awards following the TruGreen Spin-off with the fair value of the original awards. The comparison did not yield incremental value. Accordingly, we did not record any incremental compensation expense as a result of the Option Conversion.

        For the three months ended March 31, 2014 and 2013, the Company recognized stock-based compensation expense of $1 million ($1 million, net of tax) and $1 million ($1 million, net of tax), respectively. As of March 31, 2014, there was $20 million of total unrecognized compensation costs related to non-vested stock options and restricted share units granted under the Amended and Restated ServiceMaster Global Holdings, Inc. Stock Incentive Plan. These remaining costs are expected to be recognized over a weighted-average period of 3.14 years.

Note 7. Comprehensive Income (Loss)

        Comprehensive income (loss), which primarily includes net income (loss), unrealized gain (loss) on marketable securities, unrealized gain (loss) on derivative instruments and the effect of foreign currency translation is disclosed in the condensed consolidated statements of operations and comprehensive income (loss).

SERVICEMASTER GLOBAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 7. Comprehensive Income (Loss) (Continued)

        The following tables summarize the activity in other comprehensive income (loss), net of the related tax effects.

(In millions)	Unrealized Gains on Derivatives	Unrealized Gains on Available-for- Sale Securities	Foreign Currency Translation	Total
Balance as of December 31, 2013	$—	$7	$—	$7
Other comprehensive income (loss) before reclassifications:
Pre-tax amount	—	1	(1)	—
Tax provision (benefit)	—	—	—	—

After tax amount	—	1	(1)	—
Amounts reclassified from accumulated other comprehensive income (loss)(1)	—	(3)	—	(3)

Net current period other comprehensive loss	—	(2)	(1)	(3)
Spin-off of the TruGreen Business	—	—	(2)	(2)

Balance as of March 31, 2014	$—	$5	$(3)	$2

(In millions)	Unrealized Losses on Derivatives	Unrealized Gains on Available-for- Sale Securities	Foreign Currency Translation	Total
Balance as of December 31, 2012	$(2)	$5	$4	$7
Other comprehensive income (loss) before reclassifications:
Pre-tax amount	1	4	(1)	4
Tax provision (benefit)	—	2	—	2

After tax amount	1	2	(1)	2
Amounts reclassified from accumulated other comprehensive income (loss)(1)	1	—	—	1

Net current period other comprehensive income (loss)	2	2	(1)	3

Balance as of March 31, 2013	$—	$7	$3	$10

(1)
Amounts are net of tax. See reclassifications out of accumulated other comprehensive income below for further details.

SERVICEMASTER GLOBAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 7. Comprehensive Income (Loss) (Continued)

        Reclassifications out of accumulated other comprehensive income included the following components for the periods indicated.

	Amount Reclassified from Accumulated Other Comprehensive Income
	As of March 31,
			Condensed Consolidated Statements of Operations and Comprehensive Loss Location
(In millions)	2014	2013
Losses on derivatives:
Fuel swap contracts	$—	$—	Cost of services rendered and products sold
Interest rate swap contracts	—	2	Interest expense

Net losses on derivatives	—	2
Impact of income taxes	—	1	(Benefit) Provision for income taxes

Total reclassifications related to derivatives	$—	$1

Gains on available-for-sale securities	$(4)	$—	Interest and net investment income
Impact of income taxes	1	—	(Benefit) Provision for income taxes

Total reclassifications related to securities	$(3)	$—

Total reclassifications for the period	$(3)	$1

Note 8. Supplemental Cash Flow Information

        Supplemental information relating to the condensed consolidated statements of cash flows is presented in the following table:

	Three months ended March 31,
(In millions)	2014	2013
Cash paid for or (received from):
Interest expense	$92	$89
Interest and dividend income	(1)	(1)
Income taxes, net of refunds	2	2

        The Company acquired $2 million and $6 million of property and equipment through capital leases and other non-cash financing transactions in the three months ended March 31, 2014 and 2013, respectively, which have been excluded from the condensed consolidated statements of cash flows as non-cash investing and financing activities.

Note 9. Cash and Marketable Securities

        Cash, money market funds and certificates of deposits with maturities of three months or less when purchased are included in Cash and cash equivalents on the condensed consolidated statements of financial position. As of March 31, 2014 and December 31, 2013, the Company's investments consisted primarily of domestic publicly traded debt and certificates of deposit ("Debt securities") and common equity securities ("Equity securities"). The amortized cost, fair value and gross unrealized

SERVICEMASTER GLOBAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 9. Cash and Marketable Securities (Continued)

gains and losses of the Company's short- and long-term investments in Debt and Equity securities as of March 31, 2014 and December 31, 2013 were as follows:

(In millions)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale and trading securities, March 31, 2014:
Debt securities	$71	$1	$—	$72
Equity securities	34	7	—	41

Total securities	$105	$8	$—	$113

(In millions)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale and trading securities, December 31, 2013:
Debt securities	$97	$3	$(1)	$99
Equity securities	41	9	—	50

Total securities	$138	$12	$(1)	$149

        There were no unrealized losses which had been in a loss position for more than one year as of March 31, 2014 and December 31, 2013. The aggregate fair value of the investments with unrealized losses was $18 million and $30 million as of March 31, 2014 and December 31, 2013, respectively.

        Gains and losses on sales of investments, as determined on a specific identification basis, are included in investment income in the period they are realized. The Company periodically reviews its portfolio of investments to determine whether there has been an other than temporary decline in the value of the investments from factors such as deterioration in the financial condition of the issuer or the market(s) in which the issuer competes. The table below summarizes proceeds and gross realized gains resulting from sales of available-for-sale securities. There were no gross realized losses or impairment charges due to other than temporary declines in the value of certain investments for the three months ended March 31, 2014 and 2013.

	Three months ended March 31,
(In millions)	2014	2013
Proceeds from sale of securities	$42	$4
Gross realized gains, pre-tax	5	1
Gross realized gains, net of tax	3	—

SERVICEMASTER GLOBAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 10. Long-Term Debt

        Long-term debt as of March 31, 2014 and December 31, 2013 is summarized in the following table:

(In millions)	As of March 31, 2014	As of December 31, 2013
Senior secured term loan facility maturing in 2017 (Tranche B)	$988	$991
Senior secured term loan facility maturing in 2017 (Tranche C)(1)	1,196	1,198
7.00% senior notes maturing in 2020	750	750
8.00% senior notes maturing in 2020(2)	602	602
Revolving credit facility maturing in 2017	—	—
7.10% notes maturing in 2018(3)	72	71
7.45% notes maturing in 2027	159	159
7.25% notes maturing in 2038	63	63
Vehicle capital leases(4)	32	32
Other	42	40
Less current portion	(41)	(39)

Total long-term debt	$3,863	$3,867

(1)
As of March 31, 2014 and December 31, 2013, presented net of $9 million and $10 million, respectively, in unamortized original issue discount paid as part of the 2013 Term Loan Facility Amendment.

(2)
As of March 31, 2014 and December 31, 2013, includes $2 million in unamortized premium received on the sale of $100.0 million aggregate principal amount of such notes.

(3)
The increase in the balance from December 31, 2013 to March 31, 2014 reflects the amortization of fair value adjustments related to purchase accounting, which increases the effective interest rate from the coupon rates shown above.

(4)
The Company has entered into a fleet management services agreement (the "Fleet Agreement") which, among other things, allows the Company to obtain fleet vehicles through a leasing program. All leases under the Fleet Agreement are capital leases for accounting purposes. The lease rental payments include an interest component calculated using a variable rate based on one-month LIBOR plus other contractual adjustments and a borrowing margin totaling 2.45 percent as of March 31, 2014.

Note 11. Acquisitions

        Acquisitions have been accounted for using the acquisition method and, accordingly, the results of operations of the acquired businesses have been included in the Company's condensed consolidated financial statements since their dates of acquisition. The assets and liabilities of these businesses were recorded in the financial statements at their estimated fair values as of the acquisition dates.

        On February 28, 2014, the Company acquired HSA, based in Madison, Wisconsin. The total net purchase price for this acquisition was $32 million. The Company recorded goodwill of $30 million and

SERVICEMASTER GLOBAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 11. Acquisitions (Continued)

other intangibles of $17 million related to this acquisition. As of March 31, 2014, the purchase price allocation for this acquisition has not been finalized.

        During the three months ended March 31, 2014, the Company completed several pest control and termite acquisitions. The total net purchase price for these acquisitions was $11 million. The Company recorded goodwill of $7 million and other intangibles of $4 million related to these acquisitions.

        During the three months ended March 31, 2013, the Company completed several pest control and termite acquisitions. The total net purchase price for these acquisitions was $4 million. The Company recorded goodwill of $3 million and other intangibles of $1 million related to these acquisitions.

        Supplemental cash flow information regarding the Company's acquisitions is as follows:

	Three months ended March 31,
(In millions)	2014	2013
Purchase price (including liabilities assumed)	$71	$4
Less liabilities assumed	(28)	—

Net purchase price	$43	$4

Net cash paid for acquisitions	$41	$3
Seller financed debt	2	1

Payment for acquisitions	$43	$4

Note 12. Discontinued Operations

TruGreen Spin-off

        On January 14, 2014, the Company completed the TruGreen Spin-off resulting in the spin-off of the assets and certain liabilities of the TruGreen Business through a tax-free, pro rata dividend to Holdings' stockholders. As a result of the completion of the TruGreen Spin-off, New TruGreen operates the TruGreen Business as a private independent company.

        The TruGreen Business experienced a significant downturn in recent years. Since 2011, the TruGreen Business lost 400,000 customers, or 19 percent of its customer base. The TruGreen Business's operating margins also eroded during this time frame due to production inefficiencies, higher chemical costs and inflationary pressures, compounded by lower fixed cost leverage as falling customer counts drove revenue down. The TruGreen Business experienced revenue and Adjusted EBITDA declines of 18.6 percent and 87.6 percent, respectively, from 2011 to 2013. In light of these developments, the Company made the decision to effect the TruGreen Spin-off, which the Company expects will enable its management to increase its focus on Terminix, American Home Shield and the Franchise Services Group segment while providing New TruGreen, as an independently operated, private company, the time and focus required to execute a turnaround.

        As a result of the TruGreen Spin-off, the Company was required to perform an interim impairment analysis as of January 14, 2014 on the TruGreen trade name. The assumptions were developed with the view of the TruGreen Business as a stand-alone company, resulting in an increase in

SERVICEMASTER GLOBAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 12. Discontinued Operations (Continued)

the assumed discount rate of 350 bps as compared to the discount rate used in the October 1, 2013 impairment test for the TruGreen trade name. This interim impairment analysis resulted in a pre-tax non-cash trade name impairment charge of $139 million ($84 million, net of tax) to reduce the carrying value of the TruGreen trade name to its estimated fair value. This impairment charge was recorded in Loss from discontinued operations, net of income taxes, in the three months ended March 31, 2014. The impairment of the TruGreen trade name represented an adjustment of the carrying value of the asset to its estimated fair value on a non-recurring basis using significant unobservable inputs on the date of the TruGreen Spin-off.

        The following is a summary of the assets and liabilities distributed to New TruGreen as part of the TruGreen spin-off on January 14, 2014:

(In millions)
Assets:
Cash and cash equivalents	$57
Receivables, net	22
Inventories and other current assets	40
Property and equipment, net	181
Intangible assets, net	216
Other long-term assets	6

Total Assets	$522

Liabilities:
Current liabilities	$149
Long-term debt and other long-term liabilities	93

Total Liabilities	$242

Net assets distributed to New TruGreen	$280

        The historical results of the TruGreen Business, including the results of operations, cash flows and related assets and liabilities, are reported as discontinued operations for all periods presented herein.

        In connection with the TruGreen Spin-off, the Company and TGLP, an indirect wholly owned subsidiary of New TruGreen, entered into a transition services agreement pursuant to which the Company and its subsidiaries provide TGLP with specified communications, public relations, finance and accounting, tax, treasury, internal audit, human resources operations and benefits, risk management and insurance, supply management, real estate management, marketing, facilities, information technology and other support services. The charges for the transition services allow the Company to fully recover the allocated direct costs of providing the services, plus specified margins and any out-of-pocket costs and expenses. The services provided under the transition services agreement will terminate at various specified times, and in no event later than January 14, 2016 (except certain information technology services, which the Company expects to provide to TGLP beyond the two-year period). TGLP may terminate the transition services agreement (or certain services under the transition services agreement) for convenience upon 90 days written notice, in which case TGLP will be required to reimburse the Company for early termination costs.

SERVICEMASTER GLOBAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 12. Discontinued Operations (Continued)

        Under this transition services agreement, in the three months ended March 31, 2014, the Company recorded $10 million of fees due from TGLP, which is included, net of costs incurred, in Selling and administrative expenses in the consolidated statement of operations and comprehensive loss. As of March 31, 2014, all amounts owed by TGLP under this agreement have been paid.

        During the three months ended March 31, 2014, the Company processed certain of TGLP's accounts payable transactions. Through this process, in the three months ended March 31, 2014, $44 million was paid on TGLP's behalf, of which $41 million was repaid by TGLP. As of March 31, 2014, the Company recorded a $3 million receivable due from TGLP, which is included in Receivables on the condensed consolidated statement of financial position.

        In addition, the Company, New TruGreen and TGLP entered into (1) a separation and distribution agreement containing key provisions relating to the separation of the TruGreen Business and the distribution of New TruGreen common stock to the Company's stockholders (including relating to specified TruGreen legal matters with respect to which we have agreed to retain liability, as well as insurance coverage, non-competition, indemnification and other matters), (2) an employee matters agreement allocating liabilities and responsibilities relating to employee benefit plans and programs and other related matters and (3) a tax matters agreement governing the respective rights, responsibilities and obligations of the parties thereto with respect to taxes, including allocating liabilities for income taxes attributable to New TruGreen and its subsidiaries generally to the Company for tax periods (or portions thereof) ending on or before January 14, 2014 and generally to New TruGreen for tax periods (or portions thereof) beginning after that date.

Financial Information for Discontinued Operations

        Loss from discontinued operations, net of income taxes, for all periods presented includes the operating results of the TruGreen Business and previously sold businesses.

        The operating results of discontinued operations are as follows:

	Three months ended March 31,
(In millions)	2014	2013
Revenue	$6	$94
Loss before income taxes(1)	(155)	(50)
Benefit for income taxes(1)	(60)	(21)

Loss from discontinued operations, net of income taxes(1)	$(95)	$(29)

(1)
During the first quarter of 2014, a pre-tax non-cash trade name impairment charge of $139 million ($84 million, net of tax) was recorded to reduce the carrying value of the TruGreen trade name to its estimated fair value.

SERVICEMASTER GLOBAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 12. Discontinued Operations (Continued)

        Assets and liabilities of discontinued operations are summarized below:

(In millions)	As of March 31, 2014	As of December 31, 2013
Assets:
Receivables, net	$—	$28
Inventories and other current assets	—	48

Total Current Assets	—	76

Property and equipment, net	—	181
Intangible assets, net	—	355
Other long-term assets	—	6

Total Assets	$—	$618

Liabilities:
Current liabilities	$7	$139
Long-term debt and other long-term liabilities	—	162

Total Liabilities	$7	$301

        At March 31, 2014, the liabilities of discontinued operations relate primarily to accruals for legal and other reserves. At December 31, 2013, these balances also reflect the historical assets and liabilities of the TruGreen Business, which was spun off in the three months ended March 31, 2014.

Note 13. Income Taxes

        As of March 31, 2014 and December 31, 2013, the Company had $7 million and $8 million, respectively, of tax benefits primarily reflected in state tax returns that have not been recognized for financial reporting purposes ("unrecognized tax benefits"). The Company currently estimates that, as a result of pending tax settlements and expiration of statutes of limitations, the amount of unrecognized tax benefits could be reduced by approximately $1 million during the next 12 months.

        As required by Accounting Standard Codification ("ASC") 740 "Income Taxes," the Company computes interim period income taxes by applying an anticipated annual effective tax rate to our year-to-date income or loss from continuing operations before income taxes, except for significant unusual or infrequently occurring items. The Company's estimated tax rate is adjusted each quarter in accordance with ASC 740.

        The effective tax rate on (loss) income from continuing operations was a benefit of 33.2 percent for the three months ended March 31, 2014 compared to a provision of 48.3 percent for the three months ended March 31, 2013. The effective tax rate on loss from continuing operations for the three months ended March 31, 2014 was affected by various discrete events, including an adjustment to deferred state taxes resulting from a change in the Company's state apportionment factors primarily attributable to the TruGreen Spin-off. The effective tax rate on income from continuing operations for the three months ended March 31, 2013 was affected by the reclassification of the TruGreen Business to discontinued operations and the resulting impact on the allocation of the full year effective tax rate on income from continuing operations to interim periods.

SERVICEMASTER GLOBAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 14. Business Segment Reporting

        The business of the Company is conducted through three reportable segments: Terminix, American Home Shield and Franchise Services Group.

        In accordance with accounting standards for segments, the Company's reportable segments are strategic business units that offer different services. The Terminix segment provides termite and pest control services to residential and commercial customers and distributes pest control products. The American Home Shield segment provides home warranties for household systems and appliances. The Franchise Services Group segment provides residential and commercial disaster restoration, janitorial and cleaning services through franchises primarily under the ServiceMaster, ServiceMaster Restore and ServiceMaster Clean brand names, home cleaning services through franchises and Company-owned locations primarily under the Merry Maids brand name, on-site wood furniture repair and restoration services primarily under the Furniture Medic brand name and home inspection services primarily under the AmeriSpec brand name. Other Operations and Headquarters includes SMAC, our financing subsidiary exclusively dedicated to providing financing to our franchisees and retail customers of our operating units, and the Company's headquarters operations (substantially all of which costs are allocated to the Company's reportable segments), which provide various technology, marketing, finance, legal and other support services to the reportable segments. The composition of our reportable segments is consistent with that used by our CODM to evaluate performance and allocate resources.

        Information regarding the accounting policies used by the Company is described in Note 1. The Company derives substantially all of its revenue from customers and franchisees in the United States with less than two percent generated in foreign markets. Operating expenses of the business units consist of direct costs and indirect costs allocated from the Other Operations and Headquarters segment. In periods prior to the TruGreen Spin-off, expenses which were allocated to TruGreen but are not reflected in discontinued operations are included in the Other Operations and Headquarters segment. Such expenses amounted to $9 million in the three months ended March 31, 2013.

        The Company uses Adjusted EBITDA as its measure of segment profitability. Accordingly, the CODM evaluates performance and allocates resources based primarily on Adjusted EBITDA. Adjusted EBITDA is defined as net income (loss) before: income (loss) from discontinued operations, net of income taxes; provision (benefit) for income taxes; gain (loss) on extinguishment of debt; interest expense; depreciation and amortization expense; non-cash goodwill and trade name impairment; non-cash impairment of software and other related costs; non-cash impairment of property and equipment; non-cash stock-based compensation expense; restructuring charges; management and consulting fees; and non-cash effects attributable to the application of purchase accounting. The Company's definition of Adjusted EBITDA may not be calculated or comparable to similarly titled measures of other companies.

SERVICEMASTER GLOBAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 14. Business Segment Reporting (Continued)

        Information for continuing operations for each reportable segment and Other Operations and Headquarters is presented below:

	Three months ended March 31,
(In millions)	2014	2013
Revenue:
Terminix	$320	$313
American Home Shield	151	143
Franchise Services Group	60	56
Other Operations and Headquarters	2	2

Total Revenue	$533	$514

Adjusted EBITDA:(1)
Terminix	$78	$75
American Home Shield	23	21
Franchise Services Group	18	17
Other Operations and Headquarters	(4)	(10)

Total Adjusted EBITDA	$115	$103

(1)
Presented below is a reconciliation of Adjusted EBITDA to Net Loss:

	Three months ended March 31,
(In millions)	2014	2013
Adjusted EBITDA:
Terminix	$78	$75
American Home Shield	23	21
Franchise Services Group	18	17
Other Operations and Headquarters	(4)	(10)

Total Adjusted EBITDA	$115	$103

Depreciation and amortization expense	(25)	(25)
Non-cash impairment of software and other related costs	(48)	—
Non-cash stock-based compensation expense	(1)	(1)
Restructuring charges	(5)	(3)
Management and consulting fees	(2)	(2)
Loss from discontinued operations, net of income taxes	(95)	(29)
Benefit (provision) for income taxes	9	(6)
Interest expense	(61)	(60)

Net Loss	$(113)	$(23)

SERVICEMASTER GLOBAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 15. Related Party Transactions

Consulting Agreements

        The Company is a party to a consulting agreement with CD&R under which CD&R provides the Company with ongoing consulting and management advisory services. The annual consulting fee payable under the consulting agreement with CD&R is $6 million. Under this agreement, the Company recorded consulting fees of $2 million in each of the three month periods ended March 31, 2014 and 2013, which is included in Selling and administrative expenses in the condensed consolidated statements of operations and comprehensive loss. The consulting agreement also provides that CD&R may receive additional fees in connection with certain subsequent financing and acquisition or disposition transactions. There were no additional fees incurred in each of the three month periods ended March 31, 2014 and 2013. The consulting agreement will terminate on July 24, 2017, unless terminated earlier at CD&R's election.

        The Company is a party to consulting agreements with StepStone, JPMorgan and Ridgemont (and formerly with BAS). The consulting agreements terminate on June 30, 2016 or upon the earlier termination of the consulting agreement with CD&R (the Ridgemont consulting agreement also provides for termination upon an initial public offering). Effective January 1, 2012, the annual consulting fee formerly payable to BAS (and now payable to Ridgemont) was reduced to $0.25 million. Pursuant to the consulting agreements, the Company is required to pay aggregate annual consulting fees of $1 million to StepStone, JPMorgan and Ridgemont (formerly payable to BAS), respectively.

Note 16. Fair Value Measurements

        The period-end carrying amounts of receivables, accounts payable and accrued liabilities approximate fair value because of the short maturity of these instruments. The period-end carrying amounts of long-term notes receivable approximate fair value as the effective interest rates for these instruments are comparable to period-end market rates. The period-end carrying amounts of short- and long-term marketable securities also approximate fair value, with unrealized gains and losses reported net of tax as a component of accumulated other comprehensive income on the condensed consolidated statements of financial position, or, for certain unrealized losses, reported in interest and net investment income in the condensed consolidated statements of operations and comprehensive loss if the decline in value is other than temporary. The carrying amount of total debt was $3,904 million and $3,906 million and the estimated fair value was $4,039 million and $3,906 million as of March 31, 2014 and December 31, 2013, respectively. The fair value of the Company's debt is estimated based on available market prices for the same or similar instruments which are considered significant other observable inputs (Level 2) within the fair value hierarchy. The fair values presented reflect the amounts that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The fair value estimates presented in this report are based on information available to the Company as of March 31, 2014 and December 31, 2013.

        The Company has estimated the fair value of its financial instruments measured at fair value on a recurring basis using the market and income approaches. For investments in marketable securities, deferred compensation trust assets and derivative contracts, which are carried at their fair values, the Company's fair value estimates incorporate quoted market prices, other observable inputs (for example, forward interest rates) and unobservable inputs (for example, forward commodity prices) at the balance sheet date.

SERVICEMASTER GLOBAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 16. Fair Value Measurements (Continued)

        Interest rate swap contracts are valued using forward interest rate curves obtained from third-party market data providers. The fair value of each contract is the sum of the expected future settlements between the contract counterparties, discounted to present value. The expected future settlements are determined by comparing the contract interest rate to the expected forward interest rate as of each settlement date and applying the difference between the two rates to the notional amount of debt in the interest rate swap contracts.

        Fuel swap contracts are valued using forward fuel price curves obtained from third-party market data providers. The fair value of each contract is the sum of the expected future settlements between the contract counterparties, discounted to present value. The expected future settlements are determined by comparing the contract fuel price to the expected forward fuel price as of each settlement date and applying the difference between the contract and expected prices to the notional gallons in the fuel swap contracts. The Company regularly reviews the forward price curves obtained from third-party market data providers and related changes in fair value for reasonableness utilizing information available to the Company from other published sources.

        The Company has not changed its valuation techniques for measuring the fair value of any financial assets and liabilities during the year. Transfers between levels, if any, are recognized at the end of the reporting period. There were no significant transfers between levels during each of the three month periods ended March 31, 2014 and 2013.

        The carrying amount and estimated fair value of the Company's financial instruments that are recorded at fair value on a recurring basis for the periods presented are as follows:

		As of March 31, 2014
			Estimated Fair Value Measurements
(In millions)	Statement of Financial Position Location	Carrying Value	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets:
Deferred compensation trust assets	Long-term marketable securities	$10	$10	$—	$—
Investments in marketable securities	Marketable securities and Long-term marketable securities	103	55	48	—
Fuel swap contracts:
Current	Prepaid expenses and other assets	1	—	—	1

Total financial assets		$114	$65	$48	$1

SERVICEMASTER GLOBAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 16. Fair Value Measurements (Continued)

		As of December 31, 2013
			Estimated Fair Value Measurements
(In millions)	Statement of Financial Position Location	Carrying Value	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets:
Deferred compensation trust assets	Long-term marketable securities	$13	$13	$—	$—
Investments in marketable securities	Marketable securities and Long-term marketable securities	136	61	75	—
Fuel swap contracts:
Current	Prepaid expenses and other assets	1	—	—	1

Total financial assets		$150	$74	$75	$1

        A reconciliation of the beginning and ending fair values of financial instruments valued using significant unobservable inputs (Level 3) on a recurring basis is presented as follows:

(In millions)	Fuel Swap Contract Assets (Liabilities)
Balance as of December 31, 2013	$1
Total gains (realized and unrealized)
Included in accumulated other comprehensive income	—

Balance as of March 31, 2014	$1

(In millions)	Fuel Swap Contract Assets (Liabilities)
Balance as of December 31, 2012	$2
Total gains (realized and unrealized)
Included in accumulated other comprehensive income	1

Balance as of March 31, 2013	$3

        The following tables present information relating to the significant unobservable inputs of our Level 3 financial instruments as of March 31, 2014 and December 31, 2013:

Item	Fair Value as of March 31, 2014 (in millions)	Valuation Technique	Unobservable Input	Range	Weighted Average
Fuel swap contracts	$1	Discounted Cash Flows	Forward Unleaded Price per Gallon(1)	$3.23 - $3.86	$3.62

SERVICEMASTER GLOBAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 16. Fair Value Measurements (Continued)

Item	Fair Value as of December 31, 2013 (in millions)	Valuation Technique	Unobservable Input	Range	Weighted Average
Fuel swap contracts	$1	Discounted Cash Flows	Forward Unleaded Price per Gallon(1)	$3.20 - $3.87	$3.60

(1)
Forward prices per gallon were derived from third-party market data providers. A decrease in the forward price would result in a decrease in the fair value of the fuel swap contracts.

        The Company uses derivative financial instruments to manage risks associated with changes in fuel prices and has in the past used, and may in the future use, derivative financial instruments to manage risks associated with changes in interest rates. The Company does not hold or issue derivative financial instruments for trading or speculative purposes. In designating its derivative financial instruments as hedging instruments under accounting standards for derivative instruments, the Company formally documents the relationship between the hedging instrument and the hedged item, as well as the risk management objective and strategy for the use of the hedging instrument. This documentation includes linking the derivatives to forecasted transactions. The Company assesses at the time a derivative contract is entered into, and at least quarterly thereafter, whether the derivative item is effective in offsetting the projected changes in cash flows of the associated forecasted transactions. All of the Company's designated hedging instruments are classified as cash flow hedges.

        The Company has historically hedged a significant portion of its annual fuel consumption. The Company has also historically hedged the interest payments on a portion of its variable rate debt through the use of interest rate swap agreements, although the Company has no interest rate swap agreements outstanding as of March 31, 2014. All of the Company's fuel swap contracts and interest rate swap contracts are classified as cash flow hedges, and, as such, the hedging instruments are recorded on the condensed consolidated statements of financial position as either an asset or liability at fair value, with the effective portion of changes in the fair value attributable to the hedged risks recorded in accumulated other comprehensive income. Any change in the fair value of the hedging instrument resulting from ineffectiveness, as defined by accounting standards, is recognized in current period earnings. Cash flows related to fuel and interest rate derivatives are classified as operating activities in the condensed consolidated statements of cash flows.

        The effect of derivative instruments on the condensed consolidated statements of operations and comprehensive loss and accumulated other comprehensive income on the condensed consolidated statements of financial position is presented as follows:

	Effective Portion of Gain (Loss) Recognized in Accumulated Other Comprehensive Income	Effective Portion of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income into Earnings
(In millions)
Derivatives designated as Cash Flow Hedge Relationships			Location of Gain (Loss) included in Earnings
Three months ended March 31, 2014
Fuel swap contracts	$—	$—	Cost of services rendered and products sold

SERVICEMASTER GLOBAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 16. Fair Value Measurements (Continued)

	Effective Portion of Gain Recognized in Accumulated Other Comprehensive Income	Effective Portion of Loss Reclassified from Accumulated Other Comprehensive Income into Earnings
Derivatives designated as Cash Flow Hedge Relationships			Location of Gain (Loss) included in Earnings
	Three months ended March 31, 2013
Fuel swap contracts	$1	$—	Cost of services rendered and products sold
Interest rate swap contracts	$2	$(2)	Interest expense

        Ineffective portions of derivative instruments designated in accordance with accounting standards as cash flow hedge relationships were insignificant during the three months ended March 31, 2014. As of March 31, 2014, the Company had fuel swap contracts to pay fixed prices for fuel with an aggregate notional amount of $21 million, maturing through 2014. Under the terms of its fuel swap contracts, the Company is required to post collateral in the event that the fair value of the contracts exceeds a certain agreed upon liability level and in other circumstances required by the counterparty. As of March 31, 2014, the Company had posted $1 million in letters of credit as collateral under its fuel hedging program, none of which were posted under the Company's senior secured revolving credit facility (the "Revolving Credit Facility").

        The effective portion of the gain or loss on derivative instruments designated and qualifying as cash flow hedging instruments is recorded in accumulated other comprehensive income. These amounts are reclassified into earnings in the same period or periods during which the hedged forecasted debt interest settlement or the fuel settlement affects earnings. The amount expected to be reclassified into earnings during the next 12 months includes unrealized gains and losses related to open fuel hedges. Specifically, as the underlying forecasted transactions occur during the next 12 months, the hedging gains and losses in accumulated other comprehensive income expected to be recognized in earnings is a gain of less than $1 million, net of tax, as of March 31, 2014. The amounts that are ultimately reclassified into earnings will be based on actual fuel prices at the time the positions are settled and may differ materially from the amount noted above.

Note 17. Earnings Per Share

        Basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding. Diluted loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period, increased to include the number of shares of common stock that would have been outstanding had potential dilutive shares of common stock been issued. The dilutive effect of stock options and restricted stock units are reflected in diluted net loss per share by applying the treasury stock method.

SERVICEMASTER GLOBAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

Note 17. Earnings Per Share (Continued)

        A reconciliation of the amounts included in the computation of basic (loss) earnings per share from continuing operations and diluted (loss) earnings per share from continuing operations is as follows:

	Three Months Ended March 31,
(In millions, except per share data)	2014	2013
(Loss) Earnings from continuing operations	$(18)	$6

Weighted average common shares outstanding	138	138
Effect of dilutive securities(1):
RSUs	—	—
Stock options(2)	—	2

Weighted average common share outstanding—assuming dilution	138	140

Basic (loss) earnings per share from continuing operations	$(0.13)	$0.05

Diluted (loss) earnings per share from continuing operations	$(0.13)	$0.05

(1)
Securities are not included in the table in periods when antidilutive. For the first quarter of 2014, weighted average potentially dilutive shares from RSUs of less than one million and weighted average potentially dilutive shares from stock options of less than one million with a weighted average exercise price per share of $7.62 were excluded from the diluted earnings per share calculation due to the antidilutive effect such shares would have on net loss per common share.

(2)
Options to purchase 5 million and 1 million shares for the three months ended March 31, 2014 and 2013, respectively, were not included in the computation because either their exercise price or proceeds per share exceeded the average market price of the Company's common stock for each respective reporting date.

ERMINIX

FURNITURE MEDIC

ServiceMASTER Restore

Restore

merry maids

                    Shares

ServiceMaster Global Holdings, Inc.

Common Stock

J.P. Morgan	Credit Suisse	Goldman, Sachs & Co.	Morgan Stanley

BofA Merrill Lynch	Jefferies	Natixis	RBC Capital Markets

Baird	Piper Jaffray	Ramirez & Co., Inc.

                        , 2014

        Through and including                        , 2014 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated expenses payable by us in connection with the sale and distribution of the securities registered hereby, other than underwriting discounts or commissions. All amounts are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority filing fee.

SEC Registration Fee		$12,880
FINRA Filing Fee		$15,500
Stock Exchange Listing Fee			*
Printing Fees and Expenses			*
Accounting Fees and Expenses			*
Legal Fees and Expenses			*
Blue Sky Fees and Expenses			*
Transfer Agent Fees and Expenses			*
Miscellaneous			*

Total:	$		*

*
To be filed by amendment.

Item 14.    Indemnification of Directors and Officers.

ServiceMaster Global Holdings, Inc. is incorporated under the laws of the State of Delaware.

        Section 145(a) of the General Corporation Law of the State of Delaware, or the "DGCL," provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses, including attorneys' fees, incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

        Section 145(g) of the DGCL specifically allows a Delaware corporation to purchase liability insurance on behalf of its directors and officers and to insure against potential liability of such directors and officers regardless of whether the corporation would have the power to indemnify such directors and officers under Section 145 of the DGCL.

        Section 102(b)(7) of the DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision, however, may not eliminate or limit a director's liability (1) for breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit.

        Our Second Amended and Restated Certificate of Incorporation will contain provisions permitted under Delaware General Corporation Law relating to the liability of directors. These provisions will eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

  •
  any breach of the director's duty of loyalty;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

  •
  under Section 174 of the Delaware General Corporation Law (unlawful dividends); or

  •
  any transaction from which the director derives an improper personal benefit.

        Our Second Amended and Restated Certificate of Incorporation and our Second Amended and Restated By-laws will require us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the Delaware General Corporation Law and other applicable law, except in the case of a proceeding instituted by the director without the approval of our board of directors. Our Second Amended and Restated Certificate of Incorporation and our Second Amended and Restated By-laws will provide that we are required to indemnify our directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director's or officer's positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Indemnification Agreements

        We and SvM are parties to indemnification agreements with certain of the Equity Sponsors, pursuant to which we and SvM indemnify such entities and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain liabilities arising out of performance of the consulting agreements described above under "Certain Relationships and Related Party Transactions—Consulting Agreements" and certain other claims and liabilities, including liabilities arising out of financing arrangements and securities offerings.

        Prior to the completion of this offering, we will enter into indemnification agreements with our directors. The indemnification agreements will provide the directors with contractual rights to the indemnification and expense advancement rights provided under our amended and restated by-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.

Directors' and Officers' Liability Insurance

        Prior to the offering we will have obtained directors' and officers' liability insurance which insures against certain liabilities that our directors and officers and the directors and officers of our subsidiaries may, in such capacities, incur.

Item 15.    Recent Sales of Unregistered Securities.

        On February 22, 2011, we issued 172,727 shares of our common stock to one of our officers in exchange for approximately $1.9 million in cash.

        On April 8, 2011, we issued 22,816 shares of our common stock to three of our employees in exchange for approximately $0.3 million in cash.

        On April 29, 2011, we issued 50,000 shares of our common stock pursuant to the exercise of stock options to one of our employees in exchange for approximately $0.5 million in cash.

        On June 22, 2011, we issued 450,000 shares of our common stock pursuant to the exercise of stock options to one of our officers in exchange for approximately $4.5 million in cash.

        On December 16, 2011, we issued 199,996 shares of our common stock to six of our officers and employees in exchange for approximately $2.2 million in cash.

        On March 21, 2012, we issued 42,853 shares of our common stock to five of our officers and employees in exchange for approximately $0.6 million in cash.

        On March 30, 2012, we issued 20,000 shares of our common stock pursuant to the exercise of stock options to one of our employees in exchange for approximately $0.2 million in cash.

        On June 1, 2012, we issued 9,999 shares of our common stock to two of our employees in exchange for approximately $0.2 million in cash.

        On September 28, 2012, we issued 70,001 shares of our common stock to four of our officers and employees in exchange for approximately $1.1 million in cash. On September 28, 2012, we also issued

35,625 shares of our common stock pursuant to the exercise of stock options to two of our employees for approximately $0.4 million in cash.

        On October 5, 2012, we issued 95,000 shares of our common stock pursuant to the exercise of stock options to one of our employees in exchange for approximately $1.0 million in cash.

        On October 31, 2012, we issued 47,500 shares of our common stock pursuant to the exercise of stock options to one of our employees in exchange for approximately $0.5 million in cash.

        On November 2, 2012, we issued 40,000 shares of our common stock pursuant to the exercise of stock options to one of our employees in exchange for approximately $0.4 million in cash.

        On November 30, 2012, we issued 62,500 shares of our common stock pursuant to the exercise of stock options to one of our employees in exchange for approximately $0.6 million in cash.

        On December 27, 2012, we issued 20,000 shares of our common stock pursuant to the exercise of stock options to one of our employees in exchange for approximately $0.2 million in cash.

        On December 28, 2012, we issued 60,000 shares of our common stock pursuant to the exercise of stock options to one of our employees in exchange for approximately $0.6 million in cash.

        On September 13, 2013, we issued 367,750 shares of our common stock to 21 of our officers and employees in exchange for approximately $3.7 million in cash.

        On December 11, 2013, we issued 288,702 shares of our common stock to seven of our directors, officers and employees in exchange for approximately $3.0 million in cash.

        On December 26, 2013, we issued 80,000 shares of our common stock pursuant to the exercise of stock options to one of our employees in exchange for approximately $0.8 million in cash.

        On March 18, 2014, we issued 725,669 shares of our common stock to 66 of our officers and employees in exchange for approximately $5.8 million in cash in two separate transactions.

        On April 14, 2014, we issued 19,290 shares of our common stock pursuant to the exercise of stock options to one of our employees in exchange for approximately $0.1 million in cash.

        On May 16, 2014, we issued 45,284 shares of our common stock pursuant to the exercise of stock options to three of our employees in exchange for approximately $0.3 million in cash.

        The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D or Rule 701 promulgated thereunder, as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

Item 16.    Exhibits and Financial Statement Schedules.

        The Exhibits to this Registration Statement on Form S-1 are listed in the Exhibit Index which follows the signature pages to this Registration Statement and is herein incorporated by reference.

Financial Statement Schedules

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
ServiceMaster Global Holdings, Inc.
Memphis, Tennessee

        We have audited the consolidated financial statements of ServiceMaster Global Holdings, Inc., and subsidiaries (the "Company") as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, and have issued our report thereon dated March 24, 2014 (May 9, 2014 as to Note 3 and Note 7 to the consolidated financial statements); such consolidated financial statements and report are included elsewhere in this Registration Statement. Our audits also included the consolidated financial statement schedules of the Company listed in Item 16. These consolidated financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP
Memphis, Tennessee
March 24, 2014 (May 9, 2014 as to Note 3 and Note 7 to the consolidated financial statements)

SCHEDULE I
SERVICEMASTER GLOBAL HOLDINGS, INC. (PARENT)
CONDENSED FINANCIAL INFORMATION
CONDENSED STATEMENTS OF INCOME
(In millions)

	Year ended December 31,
	2013	2012	2011
Revenue	$—	$—	$—
Selling and administrative expenses	1	1	—
Interest and net investment (income) loss	—	—	(7)
Loss on extinguishment of debt	—	—	(1)

(Loss) Income from Continuing Operations before Income Taxes	(1)	(1)	8
Provision for income taxes	—	—	3

(Loss) Income from Continuing Operations	(1)	(1)	5
Equity in earnings of subsidiaries (net of tax)	(506)	(713)	41

Net (Loss) Income	$(507)	$(714)	$46

Total Comprehensive (Loss) Income	$(507)	$(701)	$57

 SERVICEMASTER GLOBAL HOLDINGS, INC. (PARENT)
CONDENSED FINANCIAL INFORMATION
CONDENSED BALANCE SHEETS
(In millions)

	As of December 31,
	2013	2012
Assets
Current Assets:
Cash and cash equivalents	$8	$6
Prepaid expenses and other assets	—	1

Total Current Assets	8	7
Other Assets:
Investments in and advances to subsidiaries	52	554

Total Assets	$60	$561

Liabilities and Shareholders' Equity Current Liabilities:
Accrued liabilities:
Other	$—	$3

Total Current Liabilities	—	3
Long-Term Debt	14	—
Other Long-Term Liabilities:
Deferred taxes	23	23

Total Other Long-Term Liabilities	23	23
Shareholders' Equity	23	535

Total Liabilities and Shareholders' Equity	$60	$561

SERVICEMASTER GLOBAL HOLDINGS, INC. (PARENT)
CONDENSED FINANCIAL INFORMATION
CONDENSED STATEMENTS OF CASH FLOWS
(In millions)

	As of December 31,
	2013	2012	2011
Cash and Cash Equivalents at Beginning of Period	$6	$10	$12

Net (Loss) Income Before Equity in Net Income of Subsidiary	(1)	(1)	5
Loss on extinguishment of debt	—	—	(1)
Deferred income tax (benefit) provision	—	—	6
Change in working capital, net of acquisitions:
Current income taxes	—	—	(3)
Receivables	(3)	3	—
Inventories and other current assets	1	(1)	—
Accrued liabilities	—	—	3

Net Cash (Used for) Provided from Operating Activities from Continuing Operations	(3)	1	10

Cash Flows from Financing Activities from Continuing Operations:
Borrowings of debt	14	—	—
Payments of debt	—	—	65
Repurchase of common stock and payments of restricted stock share withholdings	(16)	(11)	(87)
Net intercompany advances	7	6	10

Net Cash Provided From (Used for) Financing Activities from Continuing Operations	5	(5)	(12)

Cash Increase (Decrease) During the Period	2	(4)	(2)

Cash and Cash Equivalents at End of Period	$8	$6	$10

 Notes to ServiceMaster Global Holdings, Inc. (Parent) Condensed Financial Statements

1.     Basis of Presentation

        The condensed financial statements of ServiceMaster Global Holdings, Inc. ("Parent") are required as a result of the restricted net assets of Parent's consolidated subsidiaries exceeding 25% of Parent's consolidated net assets as of December 31, 2013. All consolidated subsidiaries of Parent are wholly owned. The primary source of income for Parent is equity in its subsidiaries' earnings.

        Pursuant to rules and regulations of the SEC, the unconsolidated condensed financial statements of Parent do not reflect all of the information and notes normally included with financial statements prepared in accordance with GAAP. Therefore, these condensed financial statements should be read in conjunction with the consolidated financial statements and related notes included in this Registration Statement on Form S-1.

        Parent has accounted for its subsidiaries under the equity method in the unconsolidated condensed financial statements.

2.     Related Party Transactions

        On April 19, 2013, Parent entered into a revolving promissory note with SvM with a maximum borrowing capacity of $25 million that is scheduled to mature on April 18, 2018. Amounts outstanding under this agreement shall bear interest at the rate of 5.0 percent per annum. As of December 31, 2013, Parent had borrowed $14 million under this note. The funds borrowed under this note are used by Parent to repurchase shares of its common stock from associates who have left SvM.

SCHEDULE II
SERVICEMASTER GLOBAL HOLDINGS, INC.
VALUATION AND QUALIFYING ACCOUNTS
(In millions)

	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Deductions(1)	Balance at End of Period
AS OF AND FOR THE YEAR ENDING DECEMBER 31, 2013
Continuing Operations—
Allowance for doubtful accounts
Accounts receivable	$20	$36	$34	$22
Notes receivable	3	1	—	4
Income tax valuation allowance	6	1	—	7
AS OF AND FOR THE YEAR ENDING DECEMBER 31, 2012
Continuing Operations—
Allowance for doubtful accounts
Accounts receivable	$16	$35	$31	$20
Notes receivable	2	1	—	3
Income tax valuation allowance	6	—	—	6
AS OF AND FOR THE YEAR ENDING DECEMBER 31, 2011
Continuing Operations—
Allowance for doubtful accounts
Accounts receivable	$14	$31	$29	$16
Notes receivable	2	—	—	2
Income tax valuation allowance	15	—	9	6

(1)
Deductions in the allowance for doubtful accounts for accounts and notes receivable reflect write-offs of uncollectible accounts. Deductions for the income tax valuation allowance in 2013 are primarily attributable to the reduction of net operating loss carryforwards related to their expiration. Deductions for the income tax valuation allowance in 2012 are primarily attributable to the reduction of net operating loss carryforwards related to the dissolution of certain subsidiaries. Deductions for the income tax valuation allowance in 2011 are primarily attributable to the reduction of net operating loss carryforwards and other tax attributes related to the dissolution of certain subsidiaries.

Item 17.    Undertakings.

        (a)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, ServiceMaster Global Holdings, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on June 6, 2014.

SERVICEMASTER GLOBAL HOLDINGS, INC.
By:	/s/ ROBERT J. GILLETTE
	Name:	Robert J. Gillette
	Title:	Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on June 6, 2014 by the following persons in the capacities indicated.

Signature	Title

* John Krenicki, Jr.	Director, Chairman of the Board
/s/ ROBERT J. GILLETTE Robert J. Gillette	Chief Executive Officer and Director (Principal Executive Officer)
/s/ ALAN J. M. HAUGHIE Alan J. M. Haughie	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ JOHN P. MULLEN John P. Mullen	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)
* Richard P. Fox	Director
* Darren M. Friedman	Director
* Sarah Kim	Director

S-1

Signature		Title

* Stephen J. Sedita		Director
* David H. Wasserman		Director
*By:	/s/ ROBERT J. GILLETTE Robert J. Gillette as Attorney-in-Fact

S-2

EXHIBIT INDEX

            Note Regarding Reliance on Statements in Our Contracts: In reviewing the agreements included as exhibits to this Registration Statement on Form S-1, please remember that they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about ServiceMaster Global Holdings, Inc., its subsidiaries or affiliates, or the other parties to the agreements. The agreements contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and (i) should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement; (iii) may apply standards of materiality in a way that is different from what may be viewed as material to investors; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments. Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about ServiceMaster Global Holdings, Inc., its subsidiaries and affiliates may be found elsewhere in this Registration Statement on Form S-1.

Exhibit Number		Description
1.1	**	Form of Underwriting Agreement.

2.1		Agreement and Plan of Merger, dated as of December 31, 2013, by and between The ServiceMaster Company and The ServiceMaster Company, LLC, is incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of The ServiceMaster Company, LLC, filed January 17, 2014.

2.2		Separation and Distribution Agreement, dated as of January 14, 2014, by and among ServiceMaster Global Holdings, Inc., The ServiceMaster Company, TruGreen Holding Corporation and TruGreen Limited Partnership, is incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K of The ServiceMaster Company, LLC, filed January 17, 2014.

2.3		Employee Matters Agreement, dated as of January 14, 2014, by and among ServiceMaster Global Holdings, Inc., The ServiceMaster Company, LLC, TruGreen Limited Partnership and TruGreen Holding Corporation, is incorporated by reference to Exhibit 2.3 to the Current Report on Form 8-K of The ServiceMaster Company, LLC, filed January 17, 2014.

2.4		Tax Matters Agreement, dated as of January 14, 2014, by and among ServiceMaster Global Holdings, Inc., The ServiceMaster Company, LLC, TruGreen Holding Corporation and TruGreen Limited Partnership, is incorporated by reference to Exhibit 2.4 to the Current Report on Form 8-K of The ServiceMaster Company, LLC, filed January 17, 2014.

2.5		Transition Services Agreement, dated as of January 14, 2014, by and between The ServiceMaster Company, LLC and TruGreen Limited Partnership, is incorporated by reference to Exhibit 2.5 to the Current Report on Form 8-K of The ServiceMaster Company, LLC, filed January 17, 2014.

3.1	**	Form of Second Amended and Restated Certificate of Incorporation of ServiceMaster Global Holdings, Inc.

3.2	**	Form of Second Amended and Restated By-Laws of ServiceMaster Global Holdings, Inc.

Exhibit Number	Description
4.1	Indenture, dated as of August 15, 1997, between The ServiceMaster Company (as successor to ServiceMaster Limited Partnership and The ServiceMaster Company Limited Partnership) and the Harris Trust and Savings Bank, as trustee, is incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-3 of The ServiceMaster Company, filed August 6, 1997.

4.2	First Supplemental Indenture dated as of August 15, 1997 between The ServiceMaster Company (as successor to ServiceMaster Limited Partnership and The ServiceMaster Company Limited Partnership) and the Harris Trust and Savings Bank, as trustee, is incorporated by reference to Exhibit 4.4 to the Annual Report on Form 10-K for the year ended December 31, 1997 of The ServiceMaster Company, filed March 27, 1998.

4.3	Second Supplemental Indenture dated as of January 1, 1998 between The ServiceMaster Company and the Harris Trust and Savings Bank, as trustee, is incorporated by reference to Exhibit 2 to the Current Report on Form 8-K of The ServiceMaster Company, filed February 26, 1998.

4.4	Third Supplemental Indenture dated as of March 2, 1998 between The ServiceMaster Company and the Harris Trust and Savings Bank, as trustee, is incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K of the ServiceMaster Company, filed February 27, 1998.

4.5	Fourth Supplemental Indenture dated as of August 10, 1999 between The ServiceMaster Company and the Harris Trust and Savings Bank, as trustee, is incorporated by reference to Exhibit 3 to the Current Report on Form 8-K filed of The ServiceMaster Company, filed August 16, 1999.

4.6	Fifth Supplemental Indenture, dated as of January 14, 2014, among The ServiceMaster Company, LLC and The Bank of New York Mellon Trust Company, N.A. (as successor to Harris Trust and Savings Bank), as Trustee is incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K of The ServiceMaster Company, LLC, filed January 17, 2014.

4.7	Form of 7.45% Note due August 14, 2027 is incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-3 of The ServiceMaster Company, filed August 6, 1997.

4.8	Form of 7.10% Note due March 1, 2018 is incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of the ServiceMaster Company, filed February 27, 1998.

4.9	Form of 7.25% Note due March 1, 2038 is incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of the ServiceMaster Company, filed February 27, 1998.

4.10	Indenture, dated as of February 13, 2012, among The ServiceMaster Company, the Subsidiary Guarantors named therein and Wilmington Trust, National Association, as Trustee, is incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of The ServiceMaster Company, filed February 14, 2012.

4.11	First Supplemental Indenture, dated as of February 13, 2012, among The ServiceMaster Company, the Subsidiary Guarantors named therein and Wilmington Trust, National Association, as Trustee, is incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of The ServiceMaster Company, filed February 14, 2012.

4.12	Second Supplemental Indenture, dated as of February 16, 2012, among The ServiceMaster Company, the Subsidiary Guarantors named therein and Wilmington Trust, National Association, as Trustee, is incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of The ServiceMaster Company, filed February 16, 2012.

Exhibit Number		Description
4.13		Third Supplemental Indenture, dated as of August 21, 2012, among The ServiceMaster Company, the Subsidiary Guarantors named therein and Wilmington Trust, National Association, as Trustee, is incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of The ServiceMaster Company, filed August 21, 2012.

4.14		Fourth Supplemental Indenture, dated as January 14, 2014, among The ServiceMaster Company, LLC, the Subsidiary Guarantors named therein and Wilmington Trust, National Association, as Trustee is incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of The ServiceMaster Company, LLC, filed January 17, 2014.

4.15		Fifth Supplemental Indenture, dated as January 14, 2014, among The ServiceMaster Company, LLC, the Subsidiary Guarantors named therein and Wilmington Trust, National Association, as Trustee is incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of The ServiceMaster Company, LLC, filed January 17, 2014.

4.16		Form of 8% Senior Note maturing in 2020 is incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of The ServiceMaster Company, filed February 14, 2012.

4.17		Form of 7% Senior Note maturing in 2020 is incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of The ServiceMaster Company, filed February 14, 2012.

4.18	**	Form of Common Stock Certificate.

5.1	**	Form of Opinion of Debevoise & Plimpton LLP.

10.1		Term Loan Credit Agreement, dated as of July 24, 2007, among CDRSVM Acquisition Co., Inc., certain other Loan Parties (as defined therein), the lenders party thereto, and Citibank, N.A., as administrative agent (in such capacity, the "Term Loan Administrative Agent") and collateral agent (in such capacity, the "Term Loan Collateral Agent") and letter of credit facility issuing bank and JPMorgan Chase Bank, N.A., as syndication agent is incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of The ServiceMaster Company, filed July 30, 2007.

10.2		Term Loan Assumption Agreement, dated as of July 24, 2007, between CDRSVM Acquisition Co., Inc. and The ServiceMaster Company is incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of The ServiceMaster Company, filed July 30, 2007.

10.3		Term Loan Amendment Letter, dated as of July 30, 2007, among The ServiceMaster Company, the Commitment Letter Lenders and Joint Lead Arrangers (each as defined therein) parties thereto, and the other parties thereto is incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K of The ServiceMaster Company, filed July 30, 2007.

10.4		Term Loan Supplemental Agreement, dated as of August 13, 2008, made by TruGreen Companies L.L.C. in favor of CitiBank, N.A. is incorporated by reference to Exhibit 10.34 to the Registration Statement on Form S-1 of The ServiceMaster Company, filed October 22, 2008.

10.5		Amendment No. 1 to the Credit Agreement, dated as of August 22, 2012, among the The ServiceMaster Company, certain other loan parties, the lenders thereto and Citibank, N.A., as administrative agent and collateral agent and JPMorgan Chase Bank, N.A. as syndication agent, is incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of The ServiceMaster Company, filed August 22, 2012.

Exhibit Number	Description
10.6	Amendment No. 2 to the Credit Agreement, dated as of February 22, 2013, among the The ServiceMaster Company, certain other loan parties, the lenders thereto and Citibank, N.A., as administrative agent and collateral agent is incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of The ServiceMaster Company, filed February 25, 2013.

10.7	Term Loan Credit Agreement Joinder Agreement, dated as of January 14, 2014, among The ServiceMaster Company, The ServiceMaster Company, LLC, Citibank, N.A., as administrative agent, and the other parties thereto is incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of The ServiceMaster Company, LLC, filed January 17, 2014.

10.8	Assumption Agreement, dated as of January 14, 2014, by SMCS Holdco, Inc. and SMCS Holdco II, Inc., in favor of Citibank, N.A., as administrative agent and collateral agent for the banks and other financial institutions from time to time parties to the Credit Agreement referred to therein and the other Secured Parties (as defined therein) is incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of The ServiceMaster Company, LLC, filed January 17, 2014.

10.9	Guarantee and Collateral Agreement, dated as of July 24, 2007, made by the Company and the other Granting Parties (as defined therein), in favor of the Term Loan Administrative Agent and the Term Loan Collateral Agent is incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of The ServiceMaster Company, filed July 30, 2007.

10.10	Security Agreement, dated as of July 24, 2007, made by The ServiceMaster Company and ServiceMaster Consumer Services Limited Partnership, in favor of the Term Loan Collateral Agent and Term Loan Administrative Agent is incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of The ServiceMaster Company, filed July 30, 2007.

10.11	Revolving Credit Agreement, dated as of July 24, 2007, among The ServiceMaster Company, certain other Loan Parties (as defined therein), the lenders party thereto, and Citibank, N.A., as administrative agent (in such capacity, the "Revolving Administrative Agent"), collateral agent (in such capacity, the "Revolving Collateral Agent") and issuing bank and JPMorgan Chase Bank, N.A., as syndication agent is incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K of The ServiceMaster Company, filed July 30, 2007.

10.12	Revolving Credit Supplemental Agreement, dated as of August 13, 2008, made by TruGreen Companies L.L.C. in favor of CitiBank, N.A. is incorporated by reference to Exhibit 10.37 to the Registration Statement on Form S-1 of The ServiceMaster Company, filed October 22, 2008.

10.13	Amendment No. 1 to Revolving Credit Agreement, dated as of February 2, 2011, among The ServiceMaster Company, certain other loan parties, the lenders thereto and Citibank, N.A., as administrative agent and collateral agent, is incorporated by reference to Exhibit 10.13 to the Annual Report on Form 10-K for the year ended December 31, 2010 of The ServiceMaster Company, filed March 28, 2011.

10.14	Extension Amendment No. 1 to Revolving Credit Agreement, dated as of January 30, 2012, among The ServiceMaster Company, certain other loan parties, the lenders thereto and Citibank, N.A., as administrative agent and collateral agent, is incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of The ServiceMaster Company, filed February 14, 2012.

Exhibit Number	Description
10.15	Increase Supplement, dated as of January 30, 2012, between JPMorgan Chase Bank, N.A., as increasing lender, and The ServiceMaster Company is incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of The ServiceMaster Company, filed February 14, 2012.

10.16	Amendment No. 3 to Revolving Credit Agreement, dated November 27, 2013 and effective as of January 14, 2014, among The ServiceMaster Company, certain other loan parties, the lenders thereto and Citibank, N.A., as administrative agent and collateral agent, is incorporated by reference to Exhibit 10.16 to the Annual Report on Form 10-K for the year ended December 31, 2013 of The ServiceMaster Company, LLC, filed March 5, 2014.

10.17	Revolving Credit Agreement Joinder Agreement, dated as of January 14, 2014, among The ServiceMaster Company, The ServiceMaster Company, LLC, Citibank, N.A., as administrative agent, and the other parties thereto is incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of The ServiceMaster Company, LLC, filed January 17, 2014.

10.18	Assumption Agreement, dated as of January 14, 2014, by SMCS Holdco, Inc. and SMCS Holdco II, Inc., in favor of Citibank, N.A., as administrative agent and collateral agent for the banks and other financial institutions from time to time parties to the Revolving Credit Agreement referred to therein and the other Secured Parties (as defined therein) is incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of The ServiceMaster Company, LLC, filed January 17, 2014.

10.19	Intercreditor Agreement, dated as of July 24, 2007, between the Revolving Administrative Agent and Revolving Collateral Agent and the Term Loan Administrative Agent and Term Loan Collateral Agent is incorporated by reference to Exhibit 10.15 to the Current Report on Form 8-K of The ServiceMaster Company, filed July 30, 2007.

10.20	Guarantee and Collateral Agreement, dated as of July 24, 2007, made by The ServiceMaster Company and the other Granting Parties (as defined therein), in favor of the Revolving Collateral Agent and the Revolving Administrative Agent is incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K of The ServiceMaster Company, filed July 30, 2007.

10.21	Security Agreement, dated as of July 24, 2007, made by The ServiceMaster Company and ServiceMaster Consumer Services Limited Partnership, in favor of the Revolving Collateral Agent and Revolving Administrative Agent is incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K of The ServiceMaster Company, filed July 30, 2007.

10.22	Amended and Restated Consulting Agreement, dated as of November 23, 2009, among The ServiceMaster Company; ServiceMaster Global Holdings, Inc.; and Clayton, Dubilier & Rice, LLC is incorporated by reference to Exhibit 10.10 to the Annual Report on Form 10-K for the year ended December 31, 2009 of The ServiceMaster Company, filed March 30, 2010.

10.23	Form of Consulting Agreement entered into among The ServiceMaster Company; ServiceMaster Global Holdings, Inc.; Citigroup Alternative Investments LLC (assigned to StepStone Group LLC in 2010); BAS Capital Funding Corporation; and JPMorgan Chase is incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 of The ServiceMaster Company, filed August 14, 2009.

Exhibit Number		Description
10.24		Amendment to Consulting Agreement, dated December 22, 2011, by and among The ServiceMaster Company, ServiceMaster Global Holdings, Inc. and BAS Capital Funding Corporation is incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of The ServiceMaster Company, filed December 23, 2011.

10.25		Amended and Restated Indemnification Agreement, dated as of November 23, 2009, among The ServiceMaster Company; ServiceMaster Global Holdings, Inc.; Clayton, Dubilier & Rice, Inc.; Clayton, Dubilier & Rice Fund VII, L.P.; Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P.; CDR SVM Co-Investor L.P.; CD&R Parallel Fund VII, L.P.; Clayton, Dubilier & Rice, LLC; and Clayton, Dubilier & Rice Holdings, L.P is incorporated by reference to Exhibit 10.11 to the Annual Report on Form 10-K for the year ended December 31, 2009 of The ServiceMaster Company, filed March 30, 2010.

10.26		Amended and Restated Indemnification Agreement, dated as of March 19, 2010, among The ServiceMaster Company and ServiceMaster Global Holdings, Inc. and Banc of America Capital Investors V, L.P., BAS Capital Funding Corporation, BACSVM, L.P., Banc of America Strategic Investments Corporation, Banc of America Capital Management V, L.P., BACM I GP, LLC and BA Equity Co-Invest GP LLC is incorporated by reference to Exhibit 10.12 to the Annual Report on Form 10-K for the year ended December 31, 2009 of The ServiceMaster Company, filed March 30, 2010.

10.27		Amended and Restated Indemnification Agreement, dated as of March 19, 2010, among The ServiceMaster Company and ServiceMaster Global Holdings, Inc. and Citigroup Capital Partners II 2007 Citigroup Investment, L.P., Citigroup Capital Partners II Employee Master Fund, L.P., Citigroup Capital Partners II Onshore, L.P., Citigroup Capital Partners II Cayman Holdings, L.P., CPE Co-Investment (ServiceMaster) LLC and Citigroup Private Equity LP is incorporated by reference to Exhibit 10.13 to the Annual Report on Form 10-K for the year ended December 31, 2009 of The ServiceMaster Company, filed March 30, 2010.

10.28		Amended and Restated Indemnification Agreement, dated as of March 19, 2010, among The ServiceMaster Company and ServiceMaster Global Holdings, Inc. and JP Morgan Chase Funding, Inc. is incorporated by reference to Exhibit 10.14 to the Annual Report on Form 10-K for the year ended December 31, 2009 of The ServiceMaster Company, filed March 30, 2010.

10.29	#	Employment Agreement, dated as of June 14, 2013, by and between Robert J. Gillette and ServiceMaster Global Holdings, Inc. is incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of The ServiceMaster Company, filed on June 18, 2013.

10.30	#	Amendment No. 1 to Employment Agreement, dated as of August 13, 2013, by and between Robert J. Gillette and ServiceMaster Global Holdings, Inc. is incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 of the ServiceMaster Company, filed August 14, 2013.

10.31	#	Amendment No. 2 to Employment Agreement, dated as of February 28, 2014, by and between Robert J. Gillette and ServiceMaster Global Holdings, Inc. is incorporated by reference to Exhibit 10.33 to the Annual Report on Form 10-K for the year ended December 31, 2013 of The ServiceMaster Company, LLC, filed March 5, 2014.

10.32	#	Employment Agreement dated as of February 16, 2011, by and between Harry J. Mullany III and ServiceMaster Global Holdings, Inc. is incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of The ServiceMaster Company, filed February 22, 2011.

Exhibit Number		Description
10.33	#	Resignation Agreement and General Release, dated as of April 12, 2013, between Harry J. Mullany III and ServiceMaster Global Holdings, Inc. is incorporated by reference to Exhibit 10.50 to the Registration Statement on Form S-4 of The ServiceMaster Company, as amended, filed on April 16, 2013.

10.34	#	Offer Letter, dated as of August 26, 2013, by and between Alan J. M. Haughie and The ServiceMaster Company is incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of The ServiceMaster Company, filed on August 29, 2013.

10.35	#	Offer Letter, dated October 14, 2013, by and between William J. Derwin and The ServiceMaster Company is incorporated by reference to Exhibit 10.37 to the Annual Report on Form 10-K for the year ended December 31, 2013 of The ServiceMaster Company, LLC, filed March 5, 2014.

10.36	#	Offer Letter effective November 14, 2013, between The ServiceMaster Company and David W. Martin related to his appointment as Senior Vice President and Chief Financial Officer of TruGreen is incorporated by reference to Exhibit 10.38 to the Annual Report on Form 10-K for the year ended December 31, 2013 of The ServiceMaster Company, LLC, filed March 5, 2014.

10.37	#	Offer Letter dated April 29, 2011, between The ServiceMaster Company and David W. Martin related to his appointment as The ServiceMaster Company's Interim Chief Financial Officer is incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 of The ServiceMaster Company, filed May 16, 2011.

10.38	#	Offer Letter dated November 19, 2012, between The ServiceMaster Company and David W. Martin related to his appointment as The ServiceMaster Company's Interim Chief Financial Officer is incorporated by reference to Exhibit 10.30 to the Annual Report on Form 10-K for the year ended December 31, 2012 of The ServiceMaster Company, filed March 4, 2013.

10.39	#	Offer Letter dated December 9, 2012, between The ServiceMaster Company and R. David Alexander is incorporated by reference to Exhibit 10.41 to the Annual Report on Form 10-K for the year ended December 31, 2013 of The ServiceMaster Company, LLC, filed March 5, 2014.

10.40	#	Executive Officer Retention Agreement awarded to David W. Martin on May 21, 2013 is incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 of The ServiceMaster Company, filed August 14, 2013.

10.41	#	Cash Retention Agreement awarded to David W. Martin on May 21, 2013 is incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed August 14, 2013.

10.42	#	Employment Offer Letter dated July 30, 2012, between The ServiceMaster Company and Mark J. Barry related to his appointment as the President and Chief Operating Officer of American Home Shield is incorporated by reference to Exhibit 10.33 to the Annual Report on Form 10-K for the year ended December 31, 2012 of The ServiceMaster Company, filed March 4, 2013.

10.43	#	Severance Agreement, dated as of August 26, 2013, by and between Alan J. M. Haughie and The ServiceMaster Company is incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of The ServiceMaster Company, filed on August 29, 2013.

Exhibit Number		Description
10.44	#	Severance Agreement dated as of November 11, 2013, between The ServiceMaster Company and William J. Derwin is incorporated by reference to Exhibit 10.46 to the Annual Report on Form 10-K for the year ended December 31, 2013 of The ServiceMaster Company, LLC, filed March 5, 2014.

10.45	#	Severance Agreement dated as of January 15, 2013, between The ServiceMaster Company and David Alexander is incorporated by reference to Exhibit 10.36 of the Annual Report on Form 10-K for the year ended December 31, 2012 of The ServiceMaster Company, filed March 4, 2013.

10.46	#	Amended and Restated ServiceMaster Global Holdings, Inc. Stock Incentive Plan, as amended as of October 25, 2012 (the "MSIP"), is incorporated by reference to Exhibit 10 to the Current Report on Form 8-K of The ServiceMaster Company, filed October 26, 2012.

10.47	#	Form of Employee Stock Subscription Agreement under the MSIP is incorporated by reference to Exhibit 10.31 to the Annual Report on Form 10-K for the year ended December 31, 2007 of The ServiceMaster Company, filed March 28, 2008.

10.48	#	Form of Employee Stock Option Agreement under the MSIP is incorporated by reference to Exhibit 10.32 to the Annual Report on Form 10-K for the year ended December 31, 2007 of The ServiceMaster Company, filed March 28, 2008.

10.49	#	Form of Employee Deferred Share Unit Agreement under the MSIP is incorporated by reference to Exhibit 10.33 to the Annual Report on Form 10-K for the year ended December 31, 2007 of The ServiceMaster Company, filed March 28, 2008.

10.50	#	Form of Participation Agreement under the MSIP is incorporated by reference to Exhibit 10.34 to the Annual Report on Form 10-K for the year ended December 31, 2007 of The ServiceMaster Company, filed March 28, 2008.

10.51	#	Form of Employee Stock Subscription Agreement under the MSIP related to stock option exercises is incorporated by reference to Exhibit 10 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 of The ServiceMaster Company, filed May 13, 2010.

10.52	#	Form of Employee Restricted Stock Unit Agreement under the MSIP is incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 of The ServiceMaster Company, filed November 15, 2010.

10.53	#	Form of Employee Performance Restricted Stock Unit Agreement under the MSIP is incorporated by reference to Exhibit 10.44 of the Annual Report on Form 10-K for the year ended December 31, 2012 of The ServiceMaster Company, filed March 4, 2013.

10.54	#	Form of Employee Stock Subscription Agreement for Robert J. Gillette is incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of The ServiceMaster Company, filed on June 18, 2013.

10.55	#	Form of Employee Restricted Stock Unit Agreement for Robert J. Gillette is incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of The ServiceMaster Company, filed on June 18, 2013.

10.56	#	Form of Employee Stock Option Agreement for Robert J. Gillette is incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of The ServiceMaster Company, filed on June 18, 2013.

Exhibit Number		Description
10.57	#	Director Stock Subscription Agreement for John Krenicki, Jr. dated December 11, 2013 is incorporated by reference to Exhibit 10.59 to the Annual Report on Form 10-K for the year ended December 31, 2013 of The ServiceMaster Company, LLC, filed March 5, 2014.

10.58	#	Form of Employee Stock Subscription Agreement for Harry J. Mullany III is incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of The ServiceMaster Company, filed February 22, 2011.

10.59	#	Form of Employee Restricted Stock Unit Agreement for Harry J. Mullany III is incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of The ServiceMaster Company, filed February 22, 2011.

10.60	#	Form of Employee (Superperformance) Stock Option Agreement for Harry J. Mullany III is incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of The ServiceMaster Company, filed February 22, 2011.

10.61	#	Form of Employee Stock Option Agreement for Harry J. Mullany III is incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K of The ServiceMaster Company, filed February 22, 2011.

10.62	#	Employee Restricted Stock Unit Agreement for David W. Martin dated as of May 21, 2013 is incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 of The ServiceMaster Company, filed August 14, 2013.

10.63	†	Registration Rights Agreement among ServiceMaster Global Holdings, Inc. and the Stockholders party thereto.

10.64	†	Amended and Restated Stockholders Agreement, dated as of January 14, 2014, among ServiceMaster Global Holdings, Inc. and the Stockholders party thereto.

10.65	**	Form of Second Amended and Restated Stockholders Agreement to be entered into among ServiceMaster Global Holdings, Inc. and the Stockholders party thereto.

10.66		Amendment No. 2 to Consulting Agreement, dated as of March 21, 2014, among The ServiceMaster Company, LLC, ServiceMaster Global Holdings, Inc., BAS Capital Funding Corporation and Ridgemont Partners Management, LLC is incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 of The ServiceMaster Company, LLC, filed May 2, 2014.

10.67		Termination of Indemnification Agreement, dated as of March 21, 2014, by Banc of America Capital Investors V, L.P., BAS Capital Funding Corporation, BACSVM, L.P., Banc of America Strategic Investments Corporation, Banc of America Capital Management V, L.P., BACM I GP, LLC and BA Equity Co-Invest GP LLC is incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 of The ServiceMaster Company, LLC, filed May 2, 2014.

10.68		Consulting Agreement, dated March 21, 2014, among The ServiceMaster Company, LLC, ServiceMaster Global Holdings, Inc. and Ridgemont Partners Management, LLC is incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 of The ServiceMaster Company, LLC, filed May 2, 2014.

Exhibit Number		Description
10.69		Indemnification Agreement, dated as of March 21, 2014, among The ServiceMaster Company, LLC, ServiceMaster Global Holdings, Inc. and Ridgemont Partners Management, LLC is incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 of The ServiceMaster Company, LLC, filed May 2, 2014.

10.70	#	Employee Stock Option Agreement for Mark J. Barry, dated as of March 18, 2014 is incorporated by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 of The ServiceMaster Company, LLC, filed May 2, 2014.

10.71	**	Form of Director Indemnification Agreement.

10.72	**	Form of Consulting Agreement Termination Agreement.

10.73	#**	Omnibus Stock Incentive Plan.

10.74	#**	Annual Bonus Plan.

10.75	#**	ServiceMaster Deferred Compensation Plan.

10.76	#†	Form of Director Restricted Stock Agreement.

10.77	**	Form of Amended and Restated Registration Rights Agreement to be entered into among ServiceMaster Global Holdings, Inc. and the Stockholders party thereto.

21.1	†	List of Subsidiaries as of March 15, 2014.

23.1	*	Consent of Deloitte & Touche LLP.

23.2	**	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1 hereto).

24.1	†	Powers of Attorney (contained on signature pages to the Registration Statement on Form S-1).

#
Denotes management contract or compensatory plan or arrangement.

*
Filed herewith.

**
To be filed by amendment.

†
Previously filed.